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Hermitage Insurance Company and Subsidiary Contents
HIG, Inc. Contents

As filed with the Securities and Exchange Commission on September 30, 2008

Registration No. [    •    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	13-3894120 (I.R.S. Employer Identification Number)

Tower Group, Inc.
120 Broadway (31st Floor)
New York, New York 10271
(212) 655-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Francis M. Colalucci
Chief Financial Officer
120 Broadway (31st Floor)
New York, New York 10271
(212) 655-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew M. Ricciardi, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000	Roger A. Brown, Esq. Secretary and General Counsel CastlePoint Holdings, Ltd. Victoria Hall 11 Victoria Street Hamilton HM 11 Bermuda (212) 847-9450	Michael W. Blair, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	John Evangelakos, Esq. Stephen M. Kotran, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the date hereof.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, par value $0.01 per share	19,201,720	N/A	$322,829,137	$12,687

(1)
Represents a bona fide estimate of the maximum number of shares of Tower common stock that may be issued in connection with the merger described herein, calculated as the product of (i) 35,750,735, which is the amount of common shares of CastlePoint Holdings, Ltd., which we refer to as "CastlePoint," that were outstanding on September 29, 2008 (other than the 2,555,000 common shares held by Tower Group, Inc., which we refer to as "Tower," and 2,135,348 common shares to be reserved for issuance upon exercise of outstanding CastlePoint share options which will be registered by Tower pursuant to a Registration Statement on Form S-8), and (ii) 0.5371, the largest fraction of a share of Tower common stock that will be exchanged for each CastlePoint common share. The number of shares of Tower common stock to be issued may be greater than 19,201,720 in the event that, pursuant to the Agreement and Plan of Merger, dated as of August 4, 2008, among Tower, CastlePoint and Ocean I Corporation, (x) CastlePoint delivers a notice of termination of the agreement because the volume weighted average price per share of Tower common stock on the NASDAQ Global Select Market during a 15 trading day window immediately preceding the fifth trading day prior to the closing date is less than $17.50, and (y) Tower exercises its right to add additional shares of Tower common stock to provide CastlePoint shareholders with a value per share of at least $11.23. In the event the number of shares of Tower common stock is so increased, Tower and CastlePoint will file an amendment to this registration statement to reflect the increase in the number of shares of Tower common stock to be issued.

(2)
Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c) and 457(f)(1) and (3) under the Securities Act, the proposed maximum aggregate offering price was calculated based upon the market value of the CastlePoint common shares (the securities to be cancelled, and converted into a right to receive the merger consideration, in the merger) as follows: (i) $10.86, the average of the high and low prices per CastlePoint common share on September 29, 2008, as quoted on the NASDAQ Global Select Market, multiplied by (ii) 35,750,735, which is the amount of CastlePoint common shares outstanding on September 29, 2008 (other than the 2,555,000 common shares held by Tower and the 2,135,348 common shares to be reserved for issuance upon exercise of outstanding CastlePoint share options), less (iii) the amount of cash that would be paid by Tower in exchange for such CastlePoint common shares, or approximately $65,423,845 (assuming cash consideration of $1.83 per share).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
This registration fee has been offset as permitted by Rule 457(b). The offsetting fee has been paid with the Schedule 13E-3 filed by Tower and CastlePoint on September 30, 2008.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities, and Tower is not soliciting an offer to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2008

120 Broadway 31st Floor New York, NY 10271	Victoria Hall 11 Victoria Street Hamilton HM 11 Bermuda

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the stockholders of Tower Group, Inc., which we refer to as "Tower," and the shareholders of CastlePoint Holdings, Ltd., which we refer to as "CastlePoint":

        On August 4, 2008, Tower, Ocean I Corporation, which we refer to as "Ocean I," an indirect wholly-owned subsidiary of Tower, and CastlePoint entered into an Agreement and Plan of Merger, which we refer to as the "merger agreement."

        Subject to stockholder/shareholder approval as described herein and satisfaction or waiver of the other conditions specified in the merger agreement, on the closing date of the transaction, which we refer to as the "closing date," CastlePoint will be merged, and amalgamated, with and into Ocean I upon the terms and subject to the conditions set forth in the merger agreement, which we refer to as the "merger," and Ocean I will continue as the surviving company and will succeed to and assume all the rights and obligations of CastlePoint.

        Under the terms of the merger agreement, CastlePoint shareholders (including CastlePoint shareholders that do not vote in favor of the merger, but excluding Tower or any wholly-owned subsidiary of Tower, holders of restricted shares and holders of any common shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower's common stock, par value $0.01 per share, which we refer to as "Tower common stock," equal to the exchange ratio, and cash consideration of $1.83 for each issued and outstanding common share, par value $0.01 per share, in the share capital of CastlePoint, which we refer to as a "CastlePoint common share." The exchange ratio is determined by reference to the volume weighted average price per share of Tower common stock on the NASDAQ Global Select Market during a 15 trading day window immediately preceding the fifth trading day prior to the closing date, which we refer to as the "average Tower stock price," and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83.

        Tower will hold a special meeting of stockholders, which we refer to as the "Tower special meeting," on [    •    ], 2008 at [    •    ], Eastern time, at the principal executive offices of Tower, located at 120 Broadway, 31st Floor, New York, New York 10271. At the Tower special meeting, stockholders of Tower will be asked (1) to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tower to increase the maximum number of authorized shares of Tower common stock from 40,000,000 shares to 100,000,000 shares, which we refer to as the "charter amendment," (2) to consider and vote upon a proposal to approve the issuance of shares of Tower common stock pursuant to the merger agreement, which we refer to as the "share issuance" and, together with the charter amendment, as the "Tower Proposal," (3) to approve the adjournment of the Tower special meeting for the solicitation of additional proxies, if necessary, and (4) to transact any other business as may properly come before the Tower special meeting or any adjournment of the Tower special meeting.

        The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock entitled to vote on the charter amendment is required to approve the charter amendment. The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock cast on the share issuance is required to approve the share issuance. The share issuance will become effective only if the charter amendment and the share issuance are approved by the Tower stockholders and all of the other conditions to the merger are satisfied or waived. The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy and entitled to vote at the Tower special meeting is required to approve each other matter to be acted on at the Tower special meeting, including any proposal to adjourn the Tower special meeting to solicit additional proxies in favor of the Tower Proposal.

        CastlePoint will hold a special general meeting of shareholders, which we refer to as the "CastlePoint special general meeting," on [    •    ], 2008 at [    •    ], [    •    ] time, at [    •    ]. At the CastlePoint special general meeting, shareholders of CastlePoint will be asked (1) to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting a shareholder of CastlePoint to irrevocably appoint a proxy, (2) to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast at a general meeting of the shareholders of CastlePoint (we refer to the matters described in clauses (1) and (2), collectively, as the "bye-law amendments"), (3) to consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger (we refer to this proposal and the proposals relating to the bye-law amendments, collectively, as the "CastlePoint Proposal") and (4) to approve the postponement or adjournment of the CastlePoint special general meeting for the solicitation of additional proxies, if necessary.

        The affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve and adopt each of the bye-law amendments. If the CastlePoint shareholders approve and adopt the proposed bye-law amendment permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote, then a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger. If such bye-law amendment is not approved and adopted, then a supermajority vote of three-fourths of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger. The affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve each other matter to be acted on at the CastlePoint special general meeting, including any proposal to adjourn or postpone the CastlePoint special general meeting to solicit additional proxies in favor of the CastlePoint Proposal.

        Before the merger can be completed, holders of Tower common stock must approve the Tower Proposal by the requisite stockholder vote at the Tower special meeting and holders of the outstanding CastlePoint common shares must approve and adopt the merger agreement and approve the merger by the requisite shareholder vote at the CastlePoint special general meeting.

        As of September 23, 2008, Tower beneficially owned approximately 6.7% of the outstanding common shares of CastlePoint and, pursuant to the merger agreement, has agreed to vote all of its CastlePoint common shares in favor of the CastlePoint Proposal, unless either the Tower special committee or Tower board of directors withdraws its recommendation in connection with the merger. In addition, as of September 23, 2008, Michael H. Lee, the chief executive officer and chairman of the board of directors of each of Tower and CastlePoint, beneficially owned approximately 12.6% of the outstanding shares of common stock of Tower and approximately 3.2% of the outstanding common shares of CastlePoint (assuming the exercise of all vested CastlePoint share options held by Mr. Lee) and, pursuant to voting agreements with CastlePoint and Tower, has agreed to vote all of his shares of Tower common stock and CastlePoint common shares, respectively, in favor of the Tower Proposal and the CastlePoint Proposal.

        Immediately following the merger, based upon Tower's present capitalization, and assuming an average Tower stock price between $20.00 and $26.00, CastlePoint shareholders will own approximately 42% of the issued and outstanding shares of Tower common stock on a fully-diluted basis. Based upon the closing price of a share of Tower common stock on the NASDAQ Global Select Market on [    •    ], 2008, the most recent practicable date before the printing of this joint proxy statement/prospectus, we estimate that Tower will issue approximately [    •    ] shares of Tower common stock, in the aggregate, in the merger. Tower intends to apply to list these shares of Tower common stock on the NASDAQ Global Select Market, subject to official notice of issuance of the shares of Tower common stock in the merger.

        Tower common stock is traded on the NASDAQ Global Select Market under the symbol "TWGP," and the closing price of a share of Tower common stock on September 23, 2008 was $22.53 per share. CastlePoint common shares, which are currently traded on the NASDAQ Global Market under the symbol

"CPHL," will be delisted upon completion of the merger. The closing price of a CastlePoint common share on September 23, 2008 was $10.78 per common share.

        The Tower special committee, comprised entirely of Tower's independent directors, and the Tower board of directors, acting in part upon the recommendation of the Tower special committee, have authorized and approved the charter amendment and the share issuance and have determined that the charter amendment and the share issuance are advisable and in the best interests of Tower and the Tower stockholders. The Tower special committee and the Tower board of directors recommend that Tower stockholders vote "FOR" the Tower Proposal.

        The CastlePoint board of directors has approved and adopted the bye-law amendments and has determined that the bye-law amendments are advisable and in the best interests of CastlePoint. The CastlePoint special committee, comprised entirely of CastlePoint's independent directors, and the CastlePoint board of directors, acting in part upon the recommendation of the CastlePoint special committee, have adopted the merger agreement and approved the merger and have determined that the merger agreement and the merger are advisable and in the best interests of CastlePoint. The CastlePoint board of directors recommends that CastlePoint shareholders vote "FOR" the proposals relating to the bye-law amendments, and the CastlePoint special committee and the CastlePoint board of directors recommend that CastlePoint shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

        This joint proxy statement/prospectus provides Tower stockholders and CastlePoint shareholders with detailed information about the special meetings and the proposed merger. You can also obtain information from publicly available documents filed by Tower and CastlePoint with the Securities and Exchange Commission, which we refer to as the "SEC." Tower and CastlePoint encourage you to read this entire document carefully, including the section entitled "Risk Factors" beginning on page [    •    ].

        Your vote is very important. Whether or not you plan to attend the Tower special meeting or the CastlePoint special general meeting, please take time to vote on the proposal by completing and mailing the enclosed proxy card.

Sincerely,

Francis M. Colalucci Senior Vice President and Chief Financial Officer Tower Group, Inc.	Joel S. Weiner Senior Vice President and Chief Financial Officer CastlePoint Holdings, Ltd.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger, approved or disapproved of the transaction, passed upon the merits or fairness of the transaction or determined if this joint proxy statement/prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    •    ]
and is first being mailed to stockholders of Tower and shareholders of CastlePoint on or about [    •    ]

SOURCES OF ADDITIONAL INFORMATION

        This joint proxy statement/prospectus includes information also set forth in documents filed by Tower and CastlePoint with the SEC, and those documents include information about each company that is not included in or delivered with this document. You can obtain any of the documents filed by Tower or CastlePoint, as the case may be, with the SEC from the SEC or, without charge, from the SEC's web site. The address of that web site is http://www.sec.gov. Stockholders of Tower or shareholders of CastlePoint also may obtain documents filed with the SEC or documents incorporated by reference in this document, when available, free of cost, by directing a written or oral request to the appropriate company at:

Tower Group, Inc. 120 Broadway 31st Floor New York, NY 10271 Attention: Francis M. Colalucci Telephone Number: (212) 665-2000	CastlePoint Holdings, Ltd. Victoria Hall 11 Victoria Street Hamilton HM 11 Bermuda Attention: Joel S. Weiner Telephone Number: (441) 294-6409

        If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the relevant special meeting. This means you must request this information no later than [    •    ], 2008. Tower or CastlePoint, as the case may be, will mail properly requested documents to requesting stockholders or shareholders, as the case may be, by first class mail, or another equally prompt means, within one business day after receipt of such request.

        See "Where You Can Find More Information" below.

TOWER GROUP, INC.

NOTICE OF SPECIAL
MEETING OF STOCKHOLDERS

To Be Held On [    •    ], 2008

To the stockholders of Tower Group, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tower Group, Inc., a Delaware corporation ("Tower"), will be held at [    •    ], Eastern time, on [    •    ], 2008, at the principal executive offices of Tower, located at 120 Broadway, 31st Floor, New York, New York 10271 for the following purposes:

          1.     To consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tower to increase the maximum number of authorized shares of common stock, par value $0.01 per share, from 40,000,000 shares to 100,000,000 shares (attached to the accompanying joint proxy statement/prospectus as Annex F) (the "charter amendment"). The relevant resolution will be substantially in the following form:

  RESOLVED that the charter amendment, having been authorized and approved by the Tower special committee and the Tower board of directors, be and hereby is approved to provide as follows:

    Article IV of the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4.1(a) of the Certificate of Incorporation shall now read:

              "(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

          2.     To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.01 per share, pursuant to the merger agreement described below (the "share issuance"). The relevant resolution will be substantially in the following form:

  RESOLVED that the issuance of shares of common stock, par value $0.01 per share, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated August 4, 2008, by and among Tower, CastlePoint Holdings, Ltd. and Ocean I Corporation, having been authorized, approved and declared advisable by the Tower special committee and the Tower board of directors, be and hereby is approved in all respects.

          3.     To approve the adjournment of the Tower special meeting for the solicitation of additional proxies, if necessary, in favor of the charter amendment and the share issuance.

          4.     To transact any other business as may properly come before the Tower special meeting or any adjournment of the Tower special meeting.

        Only Tower stockholders of record at the close of business on [    •    ], 2008, the record date for the Tower special meeting, are entitled to notice of, and to vote at, the Tower special meeting and any adjournment of the Tower special meeting. A complete list of Tower stockholders of record entitled to vote at the Tower special meeting will be available for examination by any Tower stockholder at Tower's principal executive offices, for any purpose germane to the Tower special meeting, during normal business hours, for a period of 10 days before the Tower special meeting. The list will also be available at the place of the meeting for the duration thereof.

        Your vote is very important. The Tower special committee, comprised entirely of Tower's independent directors, and the Tower board of directors, acting in part upon the recommendation of the Tower special committee, have authorized and approved the charter amendment and the share issuance and have determined that the charter amendment and the share issuance are advisable and in the best interests of Tower and the Tower stockholders. The Tower special committee and the Tower board of directors recommend that you vote "FOR" all of the proposals set forth above. Whether or not you plan to attend the Tower special meeting, please submit your proxy card with voting instructions. If you hold your stock in your name as a stockholder of record, please sign, date and return the enclosed proxy card as soon as possible. If you hold your stock in "street name" through a bank or a broker, please direct your bank or broker to vote your stock in the manner described in the instructions you have received from your bank or broker. Submitting a proxy now will not prevent you from being able to vote at the Tower special meeting by attending in person and voting at the meeting.

        Under the terms of the Agreement and Plan of Merger, dated August 4, 2008, by and among Tower, CastlePoint Holdings, Ltd. and Ocean I Corporation (the "merger agreement"), before the merger and amalgamation of CastlePoint Holdings, Ltd. with and into Ocean I Corporation, an indirect wholly-owned subsidiary of Tower, upon the terms and conditions of the merger agreement (the "merger") can be completed, holders of Tower common stock must approve the charter amendment and the share issuance by the requisite stockholder vote at the Tower special meeting. The share issuance will become effective only if the charter amendment and the share issuance are approved by the Tower stockholders and all of the other conditions to the merger are satisfied or waived.

        For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

By order of the Tower board of directors

[NAME],
[TITLE]

New York, New York

[    •    ], 2008

CASTLEPOINT HOLDINGS, LTD.

NOTICE OF SPECIAL GENERAL
MEETING OF SHAREHOLDERS

To Be Held On [    •    ], 2008

To the shareholders of CastlePoint Holdings, Ltd.:

        NOTICE IS HEREBY GIVEN that a special general meeting of members ("shareholders") of CastlePoint Holdings, Ltd., a Bermuda exempted company ("CastlePoint"), will be held at [    •    ], [    •    ] time, on [    •    ], 2008, at [    •    ] for the following purposes:

          1.     To consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting a shareholder of CastlePoint to irrevocably appoint a proxy. The relevant resolution will be substantially in the following form:

          RESOLVED that a new bye-law number 47A be added to the amended and restated bye-laws of CastlePoint to provide as follows:

          Any Member may irrevocably appoint a proxy and in such case: (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy holder and the Company shall give to the holder of such proxy notice of all meetings of shareholders of the Company; (iii) the holder of such proxy shall be the only person entitled to vote the relevant shares at any meeting at which such holder is present; and (iv) the Company shall be obliged to recognize the holder of such proxy until such time as such holder shall notify the Company in writing that such proxy is no longer in force.

          2.     To consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint. The relevant resolution will be substantially in the following form:

          RESOLVED that a new bye-law number 42(3) be added to the amended and restated bye-laws of CastlePoint to provide as follows:

          An amalgamation of the Company with a foreign company proposed for consideration of the Members shall be decided by the affirmative vote of a majority of the votes cast in accordance with the provisions of these bye-laws and in the case of equality of votes the resolution shall fail.

          3.     To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated August 4, 2008, by and among Tower Group, Inc. ("Tower"), Ocean I Corporation ("Ocean I"), an indirect wholly-owned subsidiary of Tower, and CastlePoint (the "merger agreement"), and to approve the merger and amalgamation of CastlePoint with and into Ocean I upon the terms and conditions of the merger agreement (the "merger"). The relevant resolution will be substantially in the following form:

          RESOLVED that the merger agreement be and is hereby approved and adopted in all respects and the merger be and is hereby approved.

          4.     To approve the postponement or adjournment of the CastlePoint special general meeting for the solicitation of additional proxies in favor of the CastlePoint Proposal, if necessary.

        Upon the effectiveness of the merger, the separate corporate existence of CastlePoint will cease and Ocean I will continue as the surviving company in the merger and will succeed to and assume all of the rights and obligations of CastlePoint.

        Under the terms of the merger agreement, CastlePoint shareholders (including CastlePoint shareholders that do not vote in favor of the merger, but excluding Tower or any wholly-owned subsidiary of Tower, holders of restricted shares and holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower's common stock, par value $0.01 per share (the "Tower common stock"), equal to the exchange ratio, and cash consideration of $1.83 for each outstanding common share, par value $0.01 per share, in the share capital of CastlePoint (each, a "CastlePoint common share"). The exchange ratio is determined by reference to the volume weighted average price per share of Tower common stock on the NASDAQ Global Select Market during a 15 trading day window immediately preceding the fifth trading day prior to the closing date (the "average Tower stock price"), and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83.

        Under Bermuda law, each CastlePoint shareholder is entitled to fair value for its CastlePoint common shares exchanged in the merger. The CastlePoint board of directors considers fair value for each CastlePoint common share to be that fraction of a share of Tower common stock (which fraction will be based on the average Tower stock price and may be different than the exchange ratio described above) plus $1.83 in cash, which fraction of a share and cash together provide CastlePoint shareholders with a value per CastlePoint common share of $[    •    ].

        Any CastlePoint shareholder who is not satisfied that he or she has been offered fair value for his or her CastlePoint common shares and whose shares are not voted in favor of the merger agreement and the merger may exercise appraisal rights under Bermuda law to have the fair value of his or her shares appraised by the Supreme Court of Bermuda (the "Court"). Any CastlePoint shareholder intending to exercise appraisal rights MUST file his or her application for appraisal of the fair value of his or her CastlePoint common shares with the Court within ONE MONTH after the date of this notice.

        Only CastlePoint shareholders of record at the close of business on [    •    ], 2008, the record date for the CastlePoint special general meeting, are entitled to notice of, and to vote at, the CastlePoint special general meeting and any adjournment or postponement of the CastlePoint special general meeting. The CastlePoint register of members will be open for inspection at CastlePoint's registered office on business days for at least two hours during normal business hours, subject to such reasonable restrictions as the CastlePoint board of directors may impose.

        Your vote is very important. The CastlePoint board of directors has approved and adopted the bye-law amendments which are set out in the resolutions contained in items 1 and 2 above (the "bye-law amendments") and has determined that the bye-law amendments are advisable and in the best interests of CastlePoint. The CastlePoint special committee, comprised entirely of CastlePoint's independent directors, and, acting in part upon the recommendation of the CastlePoint special committee, the CastlePoint board of directors have adopted the merger agreement and approved the merger and have determined that the merger agreement and the merger are advisable and in the best interests of CastlePoint. The CastlePoint board of directors recommends that CastlePoint shareholders vote "FOR" the proposals relating to the bye-law amendments, and the CastlePoint special committee and the CastlePoint board of directors recommend that CastlePoint shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger. Whether or not you plan to attend the CastlePoint special general meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed return envelope to CastlePoint or as otherwise set forth in the proxy card to ensure that your CastlePoint common shares are represented at the CastlePoint special general meeting. The proxy card has to be received by no later than [    •    ], 2008, in order to be valid. In the event you decide to attend the CastlePoint special general meeting in person, you may, if you desire, revoke your proxy and vote your shares in person. However, after the proposed bye-law amendment permitting a shareholder of CastlePoint to irrevocably appoint a proxy is approved and adopted by CastlePoint shareholders, any proxy which is stated to be irrevocable will be irrevocable in accordance with the terms of the instrument of appointment. Neither the failure to complete and return the proxy card nor the completion and return of the proxy card will prevent you from attending and voting in person at the CastlePoint special general meeting, or any adjournment or postponement thereof, if you so wish and are so entitled.

        Before the merger can be completed, holders of CastlePoint common shares must approve and adopt the merger agreement and approve the merger by the requisite shareholder vote at the CastlePoint special general meeting.

        For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

By order of the CastlePoint board of directors

[NAME],
[TITLE]

[Hamilton, Bermuda]

[    •    ], 2008

i

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	202
TOWER PROPOSAL 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TOWER	205
TOWER PROPOSAL 2: ISSUANCE OF TOWER COMMON STOCK	206
TOWER PROPOSAL 3: GRANT OF AUTHORITY REGARDING ADJOURNMENT OF THE TOWER SPECIAL MEETING	207
CASTLEPOINT PROPOSAL 1: AMENDMENT TO CASTLEPOINT BYE-LAWS TO PERMIT IRREVOCABLE PROXIES	208
CASTLEPOINT PROPOSAL 2: AMENDMENT TO CASTLEPOINT BYE-LAWS TO PERMIT APPROVAL OF AMALGAMATION WITH A FOREIGN COMPANY BY AFFIRMATIVE VOTE OF A MAJORITY OF VOTES CAST THEREON AT A GENERAL MEETING	208
CASTLEPOINT PROPOSAL 3: ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER	209
CASTLEPOINT PROPOSAL 4: GRANT OF AUTHORITY REGARDING POSTPONEMENT OR ADJOURNMENT OF THE CASTLEPOINT SPECIAL GENERAL MEETING	210
LEGAL MATTERS	210
EXPERTS	210
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	211
FUTURE STOCKHOLDER/SHAREHOLDER PROPOSALS	211
OTHER MATTERS	212
WHERE YOU CAN FIND MORE INFORMATION	212
WHAT INFORMATION YOU SHOULD RELY ON	214

List of Annexes

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
When and where are the special meetings?

A1:
The Tower special meeting of stockholders, which we refer to as the "Tower special meeting," will take place on [    •    ], 2008, at [    •    ], Eastern time, at the principal executive offices of Tower, located at 120 Broadway, 31st Floor, New York, New York 10271.

A2:
The CastlePoint special general meeting of shareholders, which we refer to as the "CastlePoint special general meeting," will take place on [    •    ], 2008, at [    •    ], [    •    ] time, at [    •    ].

Q:
What is happening at each special meeting?

A1:
At the Tower special meeting, stockholders of Tower will be asked (1) to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tower to increase the maximum number of shares of authorized shares of Tower common stock from 40,000,000 shares to 100,000,000 shares, which we refer to as the "charter amendment," (2) to consider and vote upon a proposal to approve the issuance of shares of Tower common stock pursuant to the merger agreement, which we refer to as the "share issuance," (3) to approve the adjournment of the Tower special meeting for the solicitation of additional proxies in favor of the charter amendment and the share issuance, if necessary, and (4) to transact any other business as may properly come before the Tower special meeting or any adjournment of the Tower special meeting.

A2:
At the CastlePoint special general meeting, shareholders of CastlePoint will be asked (1) to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting a shareholder of CastlePoint to irrevocably appoint a proxy, (2) to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint (the form of each bye-law amendment is attached to the joint proxy statement/prospectus as Annex G), (3) to consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger (we refer to this proposal and the proposals relating to the bye-law amendments, collectively, as the "CastlePoint Proposal") and (4) to approve the postponement or adjournment of the CastlePoint special general meeting for the solicitation of additional proxies in favor of the CastlePoint Proposal, if necessary.

Q:
What will happen in the merger?

A:
If stockholder/shareholder approval as described herein is obtained and all other conditions to the merger have been satisfied or waived, CastlePoint will merge and amalgamate with and into Ocean I, an indirect wholly-owned subsidiary of Tower, upon the terms and subject to the conditions set forth in the merger agreement. Upon the completion of the merger, the separate corporate existence of CastlePoint will cease and Ocean I will continue as the surviving corporation in the merger and will succeed to and assume all the rights and obligations of CastlePoint.

Q:
Why are the parties proposing to merge?

A:
The parties believe that the combined company will be financially compelling to Tower stockholders and to CastlePoint shareholders and will create a combined company with increased financial strength and capital flexibility to support growth by expanding and diversifying sources of revenue, streamlining corporate governance, reducing overall expenses and enhancing operating efficiency. See "Special Factors—Tower's Reasons for and Effects of the Merger" and "Special Factors—CastlePoint's Reasons for, and Effects and Fairness of, the Merger" below.

Q:
What will CastlePoint shareholders receive in the merger?

A:
Under the terms of the merger agreement, each outstanding CastlePoint common share (including any shares held by CastlePoint shareholders that do not vote in favor of the merger, but excluding any shares owned by Tower or any wholly-owned subsidiary of Tower, any restricted shares and any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock equal to the exchange ratio and cash consideration of $1.83, which we refer to as the "merger consideration." The exchange ratio is determined by reference to the "average Tower stock price," which is the volume-weighted average price per share of Tower common stock on the NASDAQ Global Select Market for the 15 trading day window immediately preceding the fifth trading day prior to the closing date, and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83. CastlePoint shareholders will not receive any fractional shares of Tower common stock in the merger. Instead, CastlePoint shareholders will be paid cash in lieu of the fractional share interest to which such shareholders would otherwise be entitled as described under "Description of the Merger Agreement—Merger Consideration" below.

Q:
Are stockholders/shareholders able to exercise appraisal rights?

A1:
The stockholders of Tower will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the Tower special meeting.

A2:
The shareholders of CastlePoint who do not vote in favor of the merger agreement and the merger and who are not satisfied that they have been offered fair value for their CastlePoint common shares may exercise, within one month after the date of the giving of notice convening the CastlePoint special general meeting, appraisal rights under Bermuda law to have the fair value of their CastlePoint common shares appraised by the Supreme Court of Bermuda, which we refer to as the "Court," subject to compliance with all of the required procedures, as described under "Special Factors—Dissenters' Rights of Appraisal for CastlePoint Shareholders" below. Tower may terminate the merger agreement if the total number of CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the CastlePoint common shares outstanding on the business day immediately following the last day on which the holders of CastlePoint common shares may require appraisal of their CastlePoint common shares pursuant to Bermuda law.

Q:
When do the parties expect to complete the merger?

A:
The parties expect to complete the merger in December 2008, although there can be no assurance that the parties will be able to do so.

Q:
How will the combined company be managed?

A:
Michael H. Lee, who is currently serving as the chairman of the board of directors and chief executive officer of both Tower and CastlePoint, will remain the chairman of the board of directors and chief executive officer of Tower and members of CastlePoint's senior management team will be combined with members of Tower's senior management team.

Q:
What will be the composition of the board of directors of Tower following the merger?

A:
CastlePoint's three independent directors will join Tower's board of directors, so that Tower's board of directors will consist of seven independent directors and two executive directors.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
The exchange of CastlePoint common shares for cash and shares of Tower common stock pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences" below) for U.S. federal income tax purposes. If you are a U.S. shareholder and you exchange your CastlePoint common shares in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the sum of (1) the fair market value of the shares of Tower common stock received by you in the merger and (2) the amount of cash received by you in the merger, and your adjusted tax basis in your CastlePoint common shares.

YOU SHOULD READ "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" BELOW FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, THE PARTIES URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:
What stockholder/shareholder vote is required to approve the items to be voted on at each special meeting, including the merger?

A1:
With respect to the Tower special meeting:
•
the affirmative vote of the holders of a majority of the outstanding shares of Tower common stock entitled to vote on the charter amendment is required to approve the charter amendment;

•
the affirmative vote of the holders of a majority of the outstanding shares of Tower common stock cast on the share issuance is required to approve the share issuance, however, the share issuance is conditioned upon approval of the charter amendment proposal; and

•
the affirmative vote of the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy and entitled to vote at the Tower special meeting is required to approve each other proposal to be voted on at the Tower special meeting, including any adjournment of the Tower special meeting to solicit additional proxies in favor of the charter amendment and the share issuance.

A2:
With respect to the CastlePoint special general meeting:
•
the affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve and adopt each of the bye-law amendments;

•
if the CastlePoint shareholders approve and adopt the proposed bye-law amendment permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote, then a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger; if such bye-law amendment is not approved and adopted, then a supermajority vote of three-fourths of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger; and

  •
  the affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve any postponement or adjournment of the CastlePoint special general meeting to solicit additional proxies in favor of the CastlePoint Proposal.

Q:
Do the boards of directors recommend approval of the proposals?

A1:
Yes. Acting in part on the recommendation of the Tower special committee, and taking into consideration the fairness opinion of the financial advisor to the Tower special committee, which is attached to this joint proxy statement/prospectus as Annex D, the Tower board of directors authorized and approved the charter amendment and the share issuance, and recommends that you vote "FOR" approval of the Tower Proposal.

A2:
Yes. The CastlePoint board of directors approved and adopted the bye-law amendments and, acting in part on the recommendation of the CastlePoint special committee, and taking into consideration the fairness opinion of the financial advisor to the CastlePoint special committee, which is attached to this joint proxy statement/prospectus as Annex E, adopted the merger agreement and approved the merger, and recommends that you vote "FOR" approval of the CastlePoint Proposal.

Q:
What is the record date for each special meeting?

A1:
The record date for the Tower special meeting is [    •    ], 2008, which we refer to as the "Tower record date." Only holders of Tower common stock at the close of business on the Tower record date are entitled to notice of, and to vote at, the Tower special meeting or any adjournment thereof.

A2:
The record date for the CastlePoint special general meeting is [    •    ], 2008, which we refer to as the "CastlePoint record date." Only CastlePoint shareholders at the close of business on the CastlePoint record date are entitled to notice of, and to vote at, the CastlePoint special general meeting or any adjournment or postponement thereof.

Q:
What do I need to do now?

A:
The parties urge you to read carefully this joint proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under "Where You Can Find More Information" below and consult with your accounting, legal and tax advisors.

Q:
How do I vote my shares?

A1:
Holders of shares of Tower common stock may indicate how they want to vote on their proxy card and then sign and mail their proxy card in the enclosed return envelope, as soon as possible so that their shares may be represented at the Tower special meeting. Holders of shares of Tower common stock may also attend the Tower special meeting in person instead of submitting a proxy.

Abstentions of shares of Tower common stock will be counted as shares that are present and entitled to vote for purposes of determining the number of shares of Tower common stock that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting a share of Tower common stock will have the same legal effect as a vote "AGAINST" the proposal. If a holder of shares of Tower common stock fails to return its proxy card, such shares will not be counted for purposes of such vote.

A2:
Holders of CastlePoint common shares may indicate how they want to vote on their proxy card and then sign, date and mail their proxy card in the enclosed return envelope or as otherwise set forth in the proxy card as soon as possible so that their CastlePoint common shares may be represented at the CastlePoint special general meeting. CastlePoint shareholders may also attend the CastlePoint special general meeting in person instead of submitting a proxy.

Except where CastlePoint common shares are held in a brokerage account, if a holder of CastlePoint common shares signs, dates and sends its proxy and does not indicate how it wants to vote, such proxy will be voted "FOR" the CastlePoint Proposal and all other proposals to be voted on at the CastlePoint special general meeting. Where CastlePoint common shares are held in a brokerage account, please see the answer to the next question. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum exists, but will not be counted as votes cast with respect to any particular proposal. If a CastlePoint shareholder fails to return its duly signed and dated proxy card in relation to any of its CastlePoint common shares, or does not attend the CastlePoint special general meeting in person without duly completing and returning its proxy card, such shares will not be counted for purposes of such vote.

Q:
If my Tower common stock or CastlePoint common shares are held in a brokerage account or in "street name," will my broker vote my shares for me?

A:
If you are a Tower stockholder or CastlePoint shareholder, and, in either case, if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Also, if your bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a "broker non-vote."

A "broker non-vote" with respect to the Tower special meeting will have the same legal effect as a vote "AGAINST" the proposal to approve the charter amendment and will have no effect on the proposal to approve the share issuance, the adjournment of the Tower special meeting or any other proposal that may properly come before the Tower special meeting, but will be counted for purposes of establishing a quorum.

A "broker non-vote" with respect to the CastlePoint special general meeting will not be considered as entitled to vote with respect to any matter presented at the CastlePoint special general meeting, but will be counted for purposes of establishing a quorum, provided that your broker, bank or nominee is in attendance in person or by proxy. A broker non-vote with respect to the CastlePoint Proposal or any other matter to be voted on at the CastlePoint special general meeting will have no effect on the outcome of such matter.

You should, therefore, provide your bank or broker with instructions on how to vote your shares or arrange to attend the Tower special meeting and/or the CastlePoint special general meeting, as the case may be, and vote your shares in person to avoid a broker non-vote. If your bank or broker holds your shares and you attend the special meeting in person, you should bring a letter from your bank or broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the meeting.

Q:
What do I do if I want to change my vote?

A:
Unless your proxy is irrevocable, you may change your vote at any time before the vote takes place at the Tower special meeting and/or the CastlePoint special general meeting, as the case may be. To do so, you may either complete and submit a new proxy card with a later date or send a written notice stating that you would like to revoke your proxy. In addition, you may elect to attend the Tower special meeting and/or the CastlePoint special general meeting, as the case may be, and vote in person, as described above. However, if a Tower stockholder or CastlePoint shareholder holds its shares through a bank, broker or other nominee, it may revoke its instructions only by informing the bank, broker or nominee in accordance with any procedures established by such nominee.

Q:
Should I send in my CastlePoint share certificates now?

A:
No. If the merger is completed, written instructions will be sent to shareholders of CastlePoint with respect to the exchange of their share certificates for the merger consideration described in the merger agreement.

Q:
Who can I contact with any additional questions?

A1:
Tower stockholders:

If you have additional questions about the merger, you should contact Francis M. Colalucci of Tower at:

Tower Group, Inc.
120 Broadway
31st Floor
New York, New York 10271
(212) 655-2000

If you would like additional copies of this joint proxy statement/prospectus, or if you need assistance voting your shares, you should contact:

Georgeson Inc.
199 Water Street
26th Floor
New York, New York 10038
1-888-350-3510

A2:
CastlePoint shareholders:

If you have additional questions about the merger, you should contact Joel S. Weiner of CastlePoint at:

CastlePoint Holdings, Ltd.
Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda
(441) 294-6409

If you would like additional copies of this joint proxy statement/prospectus, or if you need assistance voting your shares, you should contact:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
1-800-697-6975

Q:
Where can I find more information about the companies?

A:
You can find more information about Tower and CastlePoint in the documents described under "Where You Can Find More Information" below.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To fully understand the Tower Proposal, the CastlePoint Proposal and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes and documents incorporated by reference herein, and the other documents to which the parties have referred you. For information on how to obtain the documents that the parties have filed with the SEC, see "Where You Can Find More Information" below.

 Tower (page [    •    ])

        Tower, a Delaware corporation, through its subsidiaries, offers a broad range of specialized property and casualty insurance products and services to small to mid-sized businesses and to individuals primarily in New York, New Jersey and other Northeast states. Tower provides coverage for many different market segments, including nonstandard risks that do not fit the underwriting criteria of standard risk carriers due to factors such as type of business, location and premium per policy. Tower provides commercial lines products comprised of commercial package, general liability, workers' compensation and commercial auto policies to businesses such as retail and wholesale stores, grocery stores, restaurants, artisan contractors and residential and commercial buildings. Tower also provides personal lines products that insure modestly valued homes and dwellings as well as personal automobiles. These products are distributed through approximately 944 active retail agents that are serviced through seven branch offices. Tower also distributes products through approximately 103 wholesale and general agents.

        Tower common stock trades on the NASDAQ Global Select Market under the symbol "TWGP." Tower's principal executive offices are located at 120 Broadway, 31st Floor, New York, New York 10271 and its telephone number is (212) 655-2000.

        Ocean I, a Delaware corporation, is an indirect wholly-owned subsidiary of Tower that was formed solely for the purpose of effecting the merger. Ocean I has not conducted and will not conduct any business prior to the merger. Ocean I's principal executive offices are located at 120 Broadway, 31st Floor, New York, New York 10271 and its telephone number is (212) 655-2000.

CastlePoint (page [    •    ])

        CastlePoint is a Bermuda exempted company, incorporated in November 2005, commencing operations in April 2006, and organized to provide, through its subsidiaries, property and casualty insurance and reinsurance solutions, products and services primarily to small insurance companies and program underwriting managers in the United States. CastlePoint provides insurance and reinsurance business solutions to insurance companies and program underwriting managers to enable them to improve their ability to deliver and market their products and services. CastlePoint and/or its subsidiaries are parties to a master agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower and/or its subsidiaries. In addition, CastlePoint Reinsurance Company, Ltd., which we refer to as "CastlePoint Re," CastlePoint's Bermuda reinsurance subsidiary, participates as a reinsurer on certain of Tower's excess of loss reinsurance agreements. Tower is CastlePoint's largest customer, from whom it generated approximately 75% of its gross written premiums in the year ended December 31, 2007. Also, CastlePoint has entered into a business management agreement with Tower Risk Management Corp. that provides that a portion of Tower's brokerage business may be written directly in CastlePoint Insurance Company with Tower Risk Management Corp. as the manager of this business. CastlePoint engages in the insurance risk-sharing business, traditional program business and specialty program business in states other than New York and New Jersey through the issuance of policies written by Tower's insurance companies pursuant to CastlePoint management's program management agreements with Tower's insurance companies.

        On August 27, 2008, CastlePoint Re entered into a stock purchase agreement to purchase all of the issued and outstanding shares of common stock of HIG, Inc. (we refer to HIG, Inc. as "Hermitage," and to such transaction as the "Hermitage Acquisition") for a purchase price that is expected to be approximately $135,000,000, subject to any purchase price adjustment after the closing of the Hermitage Acquisition. Hermitage is a property and casualty insurance holding company with insurance company subsidiaries that offer both admitted and excess and surplus lines brokerage business products to small commercial customers throughout the eastern United States. The Hermitage Acquisition is expected to be completed in late December 2008, subject to the satisfaction of certain conditions. Historical financial statements and related notes of Hermitage for the period from January 1, 2005 to June 3, 2005, the period from June 3, 2005 to December 31, 2005, the years ended December 31, 2006 and 2007 and the six month periods ended June 30, 2007 and 2008 are attached to this joint proxy statement/prospectus as Annexes H and I. None of Hermitage, Brookfield US Corporation or any of their respective affiliates or subsidiaries assume any liability with respect to such historical financial statements and related notes of Hermitage. In addition, on August 26, 2008, CastlePoint Re entered into an asset purchase agreement with Tower Insurance Company of New York, which we refer to as "TICNY," Tower National Insurance Company, which we refer to as "TNIC," Preserver Insurance Company, Mountain Valley Insurance Company, North East Insurance Company, and Tower Risk Management Corp., which we refer to collectively as the "Hermitage Operating Assets Purchasers," each a subsidiary of Tower, to sell certain operating assets of Hermitage to one or more of the Hermitage Operating Assets Purchasers. Under the August 26, 2008 asset purchase agreement, which we refer to as the "Hermitage asset purchase agreement," the Hermitage Operating Assets Purchasers will pay $16,000,000 in cash for certain of the operating assets of Hermitage, which include Hermitage's rights to policy renewals and producer appointments, which we refer to as the "Hermitage Renewal Rights Transaction." The Hermitage Renewal Rights Transaction is also expected to be completed in late December 2008, subject to the satisfaction of certain conditions, including completion of the Hermitage Acquisition. However, Tower and CastlePoint do not expect to consummate the Hermitage Renewal Rights Transaction unless Tower's acquisition of CastlePoint is not consummated or is substantially delayed beyond the closing date of the Hermitage Acquisition. For more information on the Hermitage Acquisition and the Hermitage Renewal Rights Transaction, see "Waiver Agreement" below.

        CastlePoint common shares trade on the NASDAQ Global Market under the symbol "CPHL." CastlePoint's principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and its telephone number is (441) 294-6409.

The Tower Special Meeting (page [    •    ])

        The Tower special meeting will be held at [    •    ], Eastern time, on [    •    ], 2008, at the principal executive offices of Tower, located at 120 Broadway, 31st Floor, New York, New York 10271.

        At the Tower special meeting, holders of Tower common stock will be asked:

  •
  to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Tower to increase the maximum number of authorized shares of Tower common stock from 40,000,000 to 100,000,000 as attached hereto in Annex F;

  •
  to consider and vote upon a proposal to approve the issuance of shares of Tower common stock pursuant to the merger agreement;

  •
  to approve the adjournment of the Tower special meeting for the solicitation of additional proxies in favor of the charter amendment and the share issuance, if necessary; and

  •
  to transact any other business as may properly come before the Tower special meeting or any adjournment of the Tower special meeting.

        You can vote at the Tower special meeting only if you owned Tower common stock at the close of business on [    •    ], 2008, which is the record date for the Tower special meeting.

The CastlePoint Special General Meeting (page [    •    ])

        The CastlePoint special general meeting will be held at [    •    ], [    •    ] time, on [    •    ], 2008, at [    •    ].

        At the CastlePoint special general meeting, shareholders of CastlePoint will be asked:

  •
  to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint to insert a new bye-law permitting a shareholder of CastlePoint to irrevocably appoint a proxy;

  •
  to consider and vote upon a proposal to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint to insert a new bye-law permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint;

  •
  to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger; and

  •
  to approve the postponement or adjournment of the CastlePoint special general meeting for solicitation of additional proxies in favor of the CastlePoint Proposal, if necessary.

        You can vote at the CastlePoint special general meeting only if you owned CastlePoint common shares as of the close of business on [    •    ], 2008, which is the record date for the CastlePoint special general meeting.

The Merger Proposal (pages [    •    ] and [    •    ])

The Merger (page [    •    ])

        Pursuant to the merger agreement, CastlePoint will merge and amalgamate with and into Ocean I, an indirect wholly-owned subsidiary of Tower, with Ocean I continuing as the surviving company and succeeding to and assuming all of the rights and obligations of CastlePoint. Immediately following the merger, based on Tower's present capitalization and assuming an average Tower stock price between $20.00 and $26.00, CastlePoint shareholders will own approximately 42% of the issued and outstanding shares of Tower common stock. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the merger.

Merger Consideration (page [    •    ])

        Under the terms of the merger agreement, each CastlePoint common share (including any shares held by CastlePoint shareholders that do not vote in favor of the merger, but excluding any shares owned by Tower or any wholly-owned subsidiary of Tower, any restricted shares and any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock equal to the exchange ratio and cash consideration of $1.83. The exchange ratio is determined by reference to the average Tower stock price, and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price is less than $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add Tower shares or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange ratio may not be less than 0.5371 and the per share cash consideration may not be less than $1.83, as described in "Description of the Merger Agreement—Merger Consideration—CastlePoint Walk-Away Right; Tower Top-Up Right" below. Tower will not issue any fractional shares; rather CastlePoint shareholders will instead receive an amount in cash in lieu of the fractional share interest to which such shareholders would otherwise be entitled pursuant to the merger agreement.

Completion of the Merger (page [    •    ])

        It is currently expected that the merger will be completed after the approval of the charter amendment and the share issuance by the Tower stockholders and the approval and adoption of the merger agreement and approval of the merger by the CastlePoint shareholders, if all other conditions, including requisite regulatory approvals, have been satisfied (or are capable of being satisfied) or waived by that time. Tower and CastlePoint expect to complete the merger in December 2008, although there can be no assurance that the parties will be able to do so.

Recommendations of the Special Committees and
the Boards of Directors (pages [    •    ] and [    •    ])

Recommendations of the Tower Special Committee and the Tower Board of Directors

        On August 4, 2008, each of the Tower special committee and the Tower board of directors, acting in part upon the recommendation of the Tower special committee, unanimously approved and adopted the merger agreement and authorized and approved the charter amendment and the share issuance. Each of the Tower special committee and the Tower board of directors believes that the charter amendment and the share issuance are advisable to and in the best interests of Tower and the Tower stockholders and recommends that the stockholders of Tower vote "FOR" the proposals to approve the charter amendment and the share issuance.

Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors

        On August 4, 2008, the CastlePoint board of directors unanimously approved and adopted the bye-law amendments permitting shareholders of CastlePoint (a) to irrevocably appoint a proxy and (b) to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint. The CastlePoint board of directors believes that the bye-law amendments are advisable to and in the best interests of CastlePoint and recommends that the shareholders of CastlePoint vote "FOR" the proposals to amend the amended and restated bye-laws of CastlePoint in the manner described.

        On August 4, 2008, the CastlePoint special committee and, acting in part upon the recommendation of the CastlePoint special committee, the CastlePoint board of directors unanimously adopted the merger agreement, and authorized and approved the merger and the other transactions contemplated thereby. Each of the CastlePoint special committee and the CastlePoint board of directors believes that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable to and in the best interests of CastlePoint and recommends that the shareholders of CastlePoint vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

 Tower's and CastlePoint's Reasons for the Merger (pages [    •    ] and [    •    ])

Tower's Reasons for the Merger

        In the course of reaching its decision, and making its recommendations, in respect of the merger, the Tower special committee consulted its legal, financial and other advisors and considered a wide range of factors, including (1) the financial presentation of Lazard Frères & Co. LLC, which we refer to as "Lazard," that was prepared for the Tower special committee, as well as the opinion received by the Tower special committee from Lazard, delivered to the Tower special committee in writing on August 4, 2008, to the effect that as of the date thereof, the exchange ratio plus the $1.83 in cash consideration to be provided to CastlePoint shareholders was fair, from a financial point of view, to Tower, and (2) those additional factors described under "Special Factors—Tower's Reasons for and Effects of the Merger" below, which is not intended to be exhaustive. In the course of reaching its decision, and making its recommendation, in respect of the charter amendment and the share issuance, the Tower board of directors considered, among other things, the unanimous recommendation of the Tower special committee. Each of the Tower special committee and the Tower board of directors authorized and approved, and recommends, the charter amendment and the share issuance based on the totality of the information presented to it and considered by it.

Opinion of the Financial Advisor of the Tower Special Committee (Page [    •    ])

        In connection with the merger, Lazard delivered its written opinion, on August 4, 2008, to the Tower special committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to CastlePoint shareholders (other than Tower or any wholly-owned subsidiary of Tower, CastlePoint shareholders who are entitled to and properly demand an appraisal of their CastlePoint common shares under Bermuda law and holders of CastlePoint common shares granted pursuant to any share option or restricted share plan or program maintained by CastlePoint that are subject to vesting or other restrictions immediately prior to the effective time of the merger) by Tower in the merger was fair, from a financial point of view, to Tower.

        The full text of Lazard's written opinion, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read Lazard's opinion, and the section entitled "Opinion of the Financial Advisor of the Tower Special Committee" below, carefully and in their entirety. Lazard's opinion was directed to the Tower special committee for the information and assistance of the Tower special committee in connection with its evaluation of the merger and only addressed the fairness to Tower, from a financial point of view, of the merger consideration to be paid by Tower in the merger as of the date of the opinion. Lazard's opinion did not address any other aspect of the merger and was not intended to and does not constitute a recommendation to any holder of Tower common stock or CastlePoint common shares as to how such holder should vote or act with respect to the merger or any matter relating thereto. In connection with Lazard's services as financial advisor to the Tower special committee in connection with the merger, the Tower special committee agreed to pay Lazard an aggregate fee of $4,100,000, a portion of which is contingent on the consummation of the merger.

CastlePoint's Reasons for the Merger

        In the course of reaching its decision, and making its recommendations, in respect of the merger, the CastlePoint special committee consulted its legal and financial advisors and considered a wide range of factors, including those described under "Special Factors—CastlePoint's Reasons for, and Effects and Fairness of, the Merger" below, which is not intended to be exhaustive. In the course of reaching its decision, and making its recommendation, in respect of the merger, the CastlePoint board of directors considered (1) the financial presentation of Goldman Sachs & Co., which we refer to as "Goldman Sachs," that was prepared for the CastlePoint special committee and the CastlePoint board of directors, as well as the fact that both the CastlePoint special committee and the CastlePoint board of directors received from Goldman Sachs its opinion that, as of August 4, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders, and (2) the unanimous recommendation and analysis of the CastlePoint special committee. Each of the CastlePoint special committee and the CastlePoint board of directors adopted or approved, as the case may be, and recommends, the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of the Financial Advisor of the CastlePoint Special Committee (Page [    •    ])

        Goldman Sachs rendered its oral opinion to the CastlePoint special committee and the CastlePoint board of directors, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex E to this joint proxy statement/prospectus. Goldman Sachs provided its opinion to the CastlePoint special committee and the CastlePoint board of directors in connection with their consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any holder of CastlePoint common shares should vote with respect to the merger agreement, the merger or any other matter. Pursuant to an engagement letter dated July 23, 2008 between CastlePoint and Goldman Sachs, Goldman Sachs is entitled to receive a fee of $5,000,000, a portion of which is contingent upon the consummation of the merger.

Interests of Tower and CastlePoint Directors and Executive Officers in the Merger (page [    •    ])

Interests of Tower Directors and Executive Officers in the Merger

        In considering the recommendations of the Tower special committee and the Tower board of directors that Tower stockholders vote "FOR" the proposals to approve the charter amendment, the share issuance and an adjournment of the Tower special meeting to solicit additional proxies, if necessary, Tower stockholders should be aware that Michael H. Lee, chairman of the Tower board of directors and president and chief executive officer of Tower, Francis M. Colalucci, senior vice president, chief financial officer, treasurer and director of Tower and Gary Maier, senior vice president and chief underwriting officer of Tower, have interests in the merger that are different from, and/or in addition to, the interests of Tower stockholders generally. As described under "Special Factors—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below, Mr. Lee is also chairman of the CastlePoint board of directors and chief executive officer of CastlePoint and owns options and common shares of CastlePoint and Messrs. Colalucci and Maier own common shares of CastlePoint. The Tower special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with the CastlePoint special committee and in recommending that the Tower board of directors and Tower stockholders approve the proposals to be voted upon at the Tower special meeting.

        We describe under "Special Factors—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below, the rights of Tower's executive officers under their employment agreements, the rights of Tower's directors and officers to indemnification and the maintenance of directors' and officers' liability insurance, as well as the compensation of the members of the Tower special committee.

Interests of CastlePoint Directors and Executive Officers in the Merger

        In considering the recommendations of the CastlePoint special committee and the CastlePoint board of directors that CastlePoint's shareholders vote "FOR" the proposals to approve and adopt, as the case may be, the bye-law amendments, the merger agreement, the merger and a postponement or adjournment of the CastlePoint special general meeting to solicit additional proxies, if necessary, CastlePoint shareholders should be aware that Michael H. Lee, chairman of the CastlePoint board of directors and chief executive officer of CastlePoint and Joel S. Weiner, chief financial officer of CastlePoint, have interests in the merger that are different from, and/or in addition to, the interests of CastlePoint shareholders generally. As described under "Special Factors—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below, Mr. Lee is also chairman of the board of directors, president and chief executive officer of Tower and owns options, restricted stock and common stock of Tower, and Mr. Weiner owns common stock of Tower. After the merger is effective, Jan R. Van Gorder, William A. Robbie and Robert S. Smith will become members of the Tower board of directors and may become members of certain of its committees, as discussed in "Description of the Merger Agreement—Board of Directors of Tower following the Merger" below. The CastlePoint special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with the Tower special committee and in recommending that CastlePoint's board of directors and CastlePoint shareholders approve and adopt, as the case may be, the proposals to be voted upon at the CastlePoint special general meeting.

        We describe under "Special Factors—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below, the treatment of CastlePoint's outstanding share options and restricted shares, the rights of CastlePoint's executive officers under their employment agreements, the rights of CastlePoint's directors and officers to indemnification and the maintenance of directors' and officers' liability insurance, as well as the compensation of the members of the CastlePoint special committee. Generally speaking, because CastlePoint's 2006 Long-Term Equity Incentive Compensation Plan and its executive officers' employment agreements specifically exclude a transaction with Tower and its affiliates from the definition of a "change in control," CastlePoint's unvested equity-based awards will not become vested, and CastlePoint's executive officers will not be eligible to receive any enhanced severance rights under their employment agreements, as a result of the merger.

Anticipated Accounting Treatment (page [    •    ])

        The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," under which the total consideration paid in the merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Any excess of the total consideration paid in the merger over the fair values will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Tower determines that the value of goodwill or intangibles has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made.

Dividends and Distributions (page [    •    ])

        CastlePoint regularly pays a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, CastlePoint is permitted to declare and pay ordinary course quarterly dividends on CastlePoint common shares with record and payment dates consistent with past practice; provided that any such dividend is at a rate equal to the rate paid by CastlePoint during the fiscal quarter immediately preceding the date of the merger agreement (i.e., $0.05 per share).

        Tower regularly pays a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, Tower is permitted to declare and pay ordinary course quarterly dividends on Tower common stock with record and payment dates consistent with past practice; provided that any such dividend is at a rate equal to the rate paid by Tower during the fiscal quarter immediately preceding the date of the merger agreement (i.e., $0.05 per share).

        In addition, pursuant to the merger agreement, CastlePoint and Tower agreed to use commercially reasonable efforts to coordinate the declaration, setting of record dates and payment dates of dividends on CastlePoint common shares and Tower common stock so that the shareholders of CastlePoint do not receive dividends on both the CastlePoint common shares and the Tower common stock received in the merger in respect of any calendar quarter or fail to receive a dividend on either the CastlePoint common shares or the Tower common stock received in the merger in respect of any calendar quarter.

Merger Agreement (page [    •    ])

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the merger.

Conditions to the Merger (page [    •    ])

        The obligations of Tower and/or CastlePoint to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others:

  •
  receipt of Tower stockholder approval and CastlePoint shareholder approval;

  •
  approval for listing on the NASDAQ Global Select Market of the Tower common stock to be issued in the share issuance;

  •
  receipt of certain regulatory approvals and the making of certain regulatory filings, including approvals from or filings with the New York State Department of Insurance, the Florida Office of Insurance Regulation and the Bermuda Monetary Authority under the Bermuda Insurance Act of 1978;

  •
  except as mutually agreed by Tower and CastlePoint, no imposition by a governmental entity of any term, condition, obligation or restriction that would reasonably be expected to have a material adverse effect on Tower after the effective time of the merger; and

  •
  receipt by CastlePoint, as a result of distributions and/or dividends from certain of its Bermuda subsidiaries, of an amount in immediately available cash of not less than $80,000,000.

No Change of Recommendation (page [    •    ])

        The merger agreement contains provisions restricting the respective special committees and boards of directors of Tower and CastlePoint from changing their recommendations in connection with the merger in any manner adverse to the other party, unless, among other things, they determine, after consultation with their outside legal counsel and financial advisors, that such action is reasonably likely to be required in order for their directors to comply with their fiduciary duties under applicable law, as described in "Description of the Merger Agreement—No Change in Recommendation by the Special Committee or Board of Directors of Tower or CastlePoint" below.

No Solicitation of Other Offers (page [    •    ])

        The merger agreement contains provisions prohibiting each of Tower and CastlePoint and their respective subsidiaries from taking actions to solicit, respond to or negotiate for competing transaction proposals, with certain exceptions, including a bona fide written "superior proposal," as described in "Description of the Merger Agreement—No Solicitation by Tower and CastlePoint" below.

Termination of the Merger Agreement (page [    •    ])

        Tower and CastlePoint, acting through their respective special committees, may jointly agree to terminate the merger agreement at any time without completing the merger, even after approval by the Tower stockholders of the charter amendment and the share issuance and approval or approval and adoption, as the case may be, by the CastlePoint shareholders of the bye-law amendments, the merger agreement, and the merger. In addition, either Tower or CastlePoint, with the approval of its special committee, may terminate the merger agreement, if, among other things:

  •
  the merger has not been completed on or before March 31, 2009, as extended in accordance with the terms of the merger agreement;

  •
  a governmental authority takes an action permanently restraining or prohibiting the merger or a requisite regulatory approval is denied, and such action or denial becomes final and non-appealable;

  •
  the special committee or board of directors of the other party has changed its recommendation to its stockholders/shareholders or materially breached certain restrictions on approving, recommending or entering into competing transactions;

  •
  it has received a bona fide written "superior proposal," as described in "Description of the Merger Agreement—No Solicitation by Tower and CastlePoint" below, prior to the approval by its stockholders/shareholders, and has complied with the provisions of the merger agreement applicable to such superior proposal;

  •
  the other party has breached the merger agreement in certain respects; or

  •
  the stockholder/shareholder approval described herein is not obtained.

        In addition, CastlePoint may terminate the merger agreement within a limited period if the average Tower stock price is less than $17.50, unless Tower elects to increase the merger consideration pursuant to the terms of the merger agreement, as described in "Description of the Merger Agreement—Merger Consideration—CastlePoint Walk-Away Right; Tower Top-Up Right" below.

        In addition, Tower may terminate the merger agreement if shareholders of CastlePoint holding in excess of 15% of the total outstanding CastlePoint common shares properly apply to the Court to appraise the fair value of their CastlePoint common shares pursuant to Bermuda law.

Termination Fees (page [    •    ])

        Each of Tower and CastlePoint has agreed that, if the merger agreement is terminated in certain circumstances described in the merger agreement, one party will be obligated to pay the other party a termination fee of $15,000,000 plus the other party's reasonable out-of-pocket transaction expenses up to a cap of $10,000,000. In addition, if the merger agreement is terminated in certain circumstances described in the merger agreement, the terms of certain reinsurance agreements and service agreements between Tower and CastlePoint or their respective subsidiaries will automatically be extended for two additional years on the terms provided in the merger agreement, as described in "Description of the Merger Agreement—Termination of the Merger Agreement—Effect of Termination" below.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the respective special meetings of Tower and CastlePoint.

Risk Factors Relating to the Merger

The proposed merger may not be completed.

        The proposed merger is subject to a number of conditions, including:

  •
  approval by Tower stockholders of an amendment to its amended and restated certificate of incorporation to increase the maximum number of authorized shares of Tower common stock;

  •
  approval by Tower stockholders of the issuance of additional shares of Tower common stock pursuant to the merger agreement;

  •
  CastlePoint shareholders' approval and adoption of the merger agreement and approval of the merger;

  •
  approvals by regulatory authorities;

  •
  receipt by CastlePoint, as a result of distributions and/or dividends from certain of its Bermuda subsidiaries, of an amount in immediately available cash of not less than $80,000,000;

  •
  the absence of laws and regulatory actions by governmental authorities that impose terms, conditions, obligations or restrictions upon Tower, Ocean I or their respective subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a "material adverse effect" (as defined in the merger agreement) on Tower after the effective time of the merger; and

  •
  other customary closing conditions.

        If Tower stockholders do not approve the charter amendment and the share issuance, or if CastlePoint shareholders do not approve and adopt the merger agreement and approve the merger, or if any required regulatory approval is not obtained, or if any other condition to the closing cannot be satisfied, the parties may not be able to complete the merger, which may have an adverse effect on Tower's or CastlePoint's business, financial condition or results of operations and the market price of its common stock or common shares, as the case may be. Any delay associated with satisfying any closing condition could also substantially reduce the expected benefits of the merger, which could adversely affect the value of Tower common stock following the merger.

        Furthermore, Tower or CastlePoint may incur a termination fee of $15,000,000 and be required to reimburse certain of the other party's reasonable out-of-pocket expenses up to $10,000,000 if the merger agreement is terminated under specified circumstances, as described in "—Effect of Termination; Remedies." Additionally, as further described in "—Effect of Termination; Remedies," Tower and CastlePoint have agreed that, under certain circumstances, the terms of certain of the reinsurance agreements and service agreements between CastlePoint, Tower or their respective subsidiaries will be extended for two additional years on the same terms and conditions as currently in effect, subject to fair market pricing adjustments to the reinsurance agreements pursuant to certain procedures. The payment of a termination fee and expenses, and the extension of the reinsurance agreements and service agreements, may negatively affect Tower's or CastlePoint's business, financial condition, results of operations and the market price of its common stock or common shares, as the case may be.

Combining Tower and CastlePoint may be more difficult than expected.

        Tower and CastlePoint agreed to merge their businesses with the expectation that the merger would result in various benefits, including, among other things, increased financial strength and capital flexibility, the redeployment of excess capital to primary insurance, diversification of revenues and distribution channels, improved corporate governance and operational synergies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Tower and CastlePoint are integrated in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially impact the combined company's business, financial condition and operating results, as well as the market price of Tower common stock.

The anticipation of the merger and the integration of Tower and CastlePoint may cause disruptions in Tower's and CastlePoint's respective businesses, which could have an adverse effect on their financial condition and operating results, as well as the market price of Tower common stock or CastlePoint common shares, as the case may be.

        The merger may cause disruptions in Tower's and CastlePoint's respective businesses. Specifically:

  •
  current employees and producers of both Tower and CastlePoint may experience uncertainty about their future roles with the combined company, which might adversely affect the parties' ability to retain key executives, managers and other employees and producers; and

  •
  the attention of Tower's and CastlePoint's management may be directed toward the completion of the merger or the integration of operations and not the ongoing business of Tower or CastlePoint, as the case may be.

The parties must obtain governmental and other consents to complete the merger. If these consents are delayed, not granted or granted with unacceptable conditions, it may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

        The parties must obtain approvals and consents in a timely manner from federal, Bermuda and possibly some state authorities prior to the completion of the merger. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then the parties will not be obligated to complete the merger. The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way Tower or CastlePoint conducts business following the merger. These terms, conditions, obligations or restrictions could jeopardize or delay the completion of the merger. If Tower or CastlePoint agrees to any material term, condition, obligation or restriction in order to obtain any approval required to complete the merger, these terms, conditions, obligations or restrictions could adversely affect the ability to integrate CastlePoint's operations into Tower's operations or could reduce the anticipated benefits of the merger. This could result in a material adverse effect on the parties' respective businesses, financial condition and operating results following the merger, as well as the market price of Tower common stock or CastlePoint common shares, as the case may be. If any such term, condition, obligation or restriction would, individually or in the aggregate, reasonably be expected to have a "material adverse effect" (as defined in the merger agreement) on Tower after the effective time of the merger, either Tower or CastlePoint may refuse to complete the merger.

Because the market price of Tower common stock will fluctuate, CastlePoint shareholders cannot be sure of the precise value of the merger consideration.

        Under the terms of the merger agreement, each CastlePoint common share (including any shares held by CastlePoint shareholders that do not vote in favor of the merger, but excluding any shares owned by Tower or any wholly-owned subsidiary of Tower, any restricted shares and any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be converted into, subject to adjustment as set forth in the merger agreement, the right to receive a fraction of a share of Tower common stock equal to the exchange ratio and cash consideration of $1.83. The exchange ratio is determined by reference to the average Tower stock price. The average Tower stock price may differ from the closing price per share of Tower common stock on the date that the parties entered into the merger agreement, on the date that the parties announced the merger, on the date that this document was mailed, on the date of the Tower special meeting and the CastlePoint special general meeting, on the date that is the deadline for any CastlePoint shareholder to exercise its rights to seek an appraisal of the fair value of its CastlePoint common shares, at the effective time of the merger, and on the date that you receive the merger consideration.

        Accordingly, at the time of the CastlePoint special general meeting, CastlePoint shareholders will not be able to calculate the precise value of the merger consideration that they would receive upon completion of the merger. Changes in the average Tower stock price and stock prices of Tower and CastlePoint generally may result from a variety of factors, including general market, economic and political conditions, changes in the parties' respective businesses, operations and prospects, regulatory considerations, legal proceedings and developments, market assessments of the benefits of the merger and the likelihood that the merger will be consummated and the timing of such consummation, the prospects of post-merger operations and other factors. Many of these factors are beyond the parties' control. Tower and CastlePoint generally are not permitted to terminate the merger agreement solely because of changes in the market prices of either company's stock or shares, though CastlePoint will have the right, for a limited period, to terminate the merger agreement if the average Tower stock price is less than $17.50, unless Tower elects to increase the merger consideration pursuant to the terms of the merger agreement, as described in "Description of the Merger Agreement—Merger Consideration—CastlePoint Walk-Away Right; Tower Top-Up Right" below. You should obtain current market quotations for shares of Tower common stock and CastlePoint common shares.

The market price of Tower common stock and Tower's earnings per share may decline as a result of the merger.

        The market price of Tower common stock may decline as a result of, among other things, the merger if Tower does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Tower's financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the merger could reduce Tower's future earnings per share.

There may be unexpected delays in the consummation of the merger, which would delay CastlePoint shareholders' receipt of the merger consideration and could impact Tower's ability to timely achieve cost savings associated with the merger.

        The merger is expected to close in December 2008. However, certain events may delay the consummation of the merger, including, without limitation, the inability to obtain regulatory approvals of the merger on the proposed terms or the failure of Tower and/or CastlePoint to obtain the stockholder/shareholder approvals required to complete the merger. If these events were to occur, the receipt of cash and shares of Tower common stock by CastlePoint shareholders would be delayed. In addition, a delay in the consummation of the merger could impact Tower's ability to timely realize cost savings associated with the merger.

Certain of Tower's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Tower stockholders generally.

        In considering the recommendations of the Tower special committee and the Tower board of directors with respect to the merger, Tower stockholders should be aware that, as discussed below in "—Interests of Tower Directors and Executive Officers in the Merger," certain of Tower's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Tower stockholders generally.

Certain of CastlePoint's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of CastlePoint shareholders generally.

        In considering the recommendations of the CastlePoint special committee and the CastlePoint board of directors with respect to the merger, CastlePoint shareholders should be aware that, as discussed below in "—Interests of CastlePoint Directors and Executive Officers in the Merger," certain of CastlePoint's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of CastlePoint shareholders generally.

After the merger is completed, CastlePoint shareholders who receive Tower common stock in the merger will have different rights that may be less advantageous than their current rights.

        After the closing of the merger, CastlePoint shareholders who receive Tower common stock in the merger in exchange for their CastlePoint common shares will have different rights than they currently have. You may conclude that your rights as a Tower stockholder may be less advantageous than the rights you have as a CastlePoint shareholder. For a detailed discussion of your rights as a CastlePoint shareholder and the significant differences between your rights as a CastlePoint shareholder and your rights as a Tower stockholder, see "Comparison of Stockholder/Shareholder Rights" below.

Potential payments made to dissenting CastlePoint shareholders in respect of their shares could exceed the amount of consideration otherwise due to them under the terms of the merger agreement.

        CastlePoint is a Bermuda exempted company governed by the Bermuda Companies Act of 1981, which we refer to as the "Companies Act." Any CastlePoint shareholder who does not vote in favor of the merger agreement and the merger at the CastlePoint special general meeting is entitled to receive the fair value of its CastlePoint common shares and if it is not satisfied that it has been offered fair value, may apply to the Court, within one month after the date of the giving of notice convening the CastlePoint special general meeting, to appraise the fair value of its CastlePoint common shares, as described in "Special Factors—Dissenters' Rights of Appraisal for CastlePoint Shareholders" below. In either case, the fair value of the CastlePoint common shares could be higher than and/or may include a greater amount of cash than the merger consideration to which such CastlePoint shareholder would have been entitled under the merger agreement. As a result, Tower may be required to pay more and/or to pay a greater amount in cash to those dissenting shareholders than would have been the case if all CastlePoint common shares were purchased for the merger consideration. Any such additional payment may have a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock.

If the total number of CastlePoint common shares for which appraisal rights have been exercised exceeds 15% of the CastlePoint common shares, Tower will have the right to terminate the merger agreement.

        CastlePoint shareholders who do not vote in favor of the merger agreement and the merger at the CastlePoint special general meeting and who are not satisfied that they have been offered fair value for their CastlePoint common shares may exercise, within one month after the date of the giving of notice convening the CastlePoint special general meeting, appraisal rights under Bermuda law to have the fair value of their CastlePoint common shares appraised by the Court, subject to compliance with all of the required procedures, as described in "Special Factors—Dissenters' Rights of Appraisal for CastlePoint Shareholders" below. Tower may terminate the merger agreement if the total number of CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the CastlePoint common shares outstanding on the business day immediately following the last day on which CastlePoint shareholders may require appraisal of their CastlePoint common shares pursuant to Bermuda law, as described in "Description of the Merger Agreement—Termination of the Merger Agreement" below.

The respective financial advisors to the Tower special committee and the CastlePoint special committee reviewed and relied on, among other things, certain projected financial forecasts provided by the managements of Tower and CastlePoint and a failure of the combined company to achieve those results could have a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock, following the merger.

        In performing their financial analyses and rendering their opinions regarding the fairness from a financial point of view of the consideration in the merger, each of the respective financial advisors to the Tower special committee and the CastlePoint special committee independently reviewed and relied on, among other things, internal pro forma financial analyses and forecasts for Tower and CastlePoint on the date of their respective opinions as separately provided to each financial advisor by Tower or CastlePoint, as the case may be. These pro forma financial analyses and forecasts may not be achieved in full, at all or within projected time frames, and a failure of Tower to realize the results projected in these pro forma financial analyses and forecasts could have a material adverse effect on the business, financial condition and operating results of the combined company, as well as the market price of Tower common stock, following the merger.

Results predicted in financial forecasts and projections considered by Tower and CastlePoint may not be realized, which may adversely affect the market price of Tower common stock following the merger.

        None of the projections relating to future financial results of Tower or CastlePoint prepared by management and considered by the Tower special committee and the CastlePoint special committee were prepared with view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Tower and CastlePoint. Accordingly, there can be no assurance that Tower's or CastlePoint's financial condition or results of operations will not be significantly worse than those set forth in such projections. Significantly worse financial results could have a material adverse effect on the market price of the Tower common stock following the merger.

If the merger or the Hermitage Acquisition is completed after December 31, 2008, Tower and CastlePoint will be required to expense the full amount of their transaction expenses in 2009.

        Statement of Financial Accounting Standards No. 141(R), "Business Combinations," which we refer to as "SFAS No. 141(R)," provides, among other things, that fees and expenses incurred in connection with business combinations may not be capitalized, but instead must be expensed in the year in which the transaction is completed. SFAS No. 141(R) will become effective for Tower and CastlePoint as of January 1, 2009 and will apply to business combinations that are completed on or after that date. Accordingly, if the merger or the Hermitage Acquisition is completed on or after January 1, 2009, Tower and CastlePoint will have to expense the full amount of their respective transaction fees and expenses for the relevant transaction in 2009. Tower estimates that its fees and expenses in connection with the merger will be approximately $12,000,000, and CastlePoint estimates that its fees and expenses in connection with the Hermitage Acquisition will be approximately $1,000,000.

Risk Factors Related to the Hermitage Acquisition

The Hermitage Acquisition may not be completed.

        The Hermitage Acquisition is subject to a number of conditions, including:

  •
  consents, authorizations and approvals by regulatory authorities;

  •
  the absence of orders and regulatory actions by governmental authorities that impose any condition, restriction, undertaking or limitation which would, individually or in the aggregate, reasonably be expected to have a "material adverse effect" (as defined in the stock purchase agreement related to the Hermitage Acquisition) upon Hermitage and its subsidiaries taken as a whole, or a material adverse effect on CastlePoint Re and its affiliates taken as a whole; and

  •
  other customary closing conditions.

        If any required regulatory consent, authorization or approval is not obtained or if any other condition to the closing of the Hermitage Acquisition cannot be satisfied, the parties may not be able to complete the Hermitage Acquisition, which may have an adverse effect on Tower's or CastlePoint's business, financial condition or results of operations and the market price of its common stock or common shares, as the case may be. Any delay associated with satisfying any closing condition could also substantially reduce the expected benefits of the Hermitage Acquisition, which could adversely affect the value of shares of Tower common stock or CastlePoint common shares, as the case may be.

Integrating Hermitage may be costly and difficult and may cause disruption to its business or the businesses of Tower and CastlePoint.

        The Hermitage Acquisition is expected to be completed in late December 2008, subject to the satisfaction of certain conditions, which is shortly after the time that Tower and CastlePoint expect to complete the merger. CastlePoint Re agreed to acquire Hermitage with the expectation that the Hermitage Acquisition would result in various benefits, including, among other things, diversification of revenues and distribution channels and operational synergies. Achieving the anticipated benefits of the Hermitage Acquisition is subject to a number of uncertainties, including whether Hermitage is integrated in an efficient and effective manner. The successful integration of independent businesses is a complex, costly and time-consuming process. CastlePoint and Tower may not accomplish the integration of Hermitage smoothly or successfully. The diversion of the attention of CastlePoint's and Tower's management teams from current operations and the integration of CastlePoint and Tower following the closing of the merger could prevent CastlePoint or the combined company from realizing the full benefits of the Hermitage Acquisition, disrupt the integration of CastlePoint and Tower and adversely affect CastlePoint's and Tower's businesses. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially impact Tower's, CastlePoint's and the combined company's businesses, financial condition and operating results, as well as the market price of Tower common stock and CastlePoint common shares, as the case may be.

The anticipation of the Hermitage Acquisition and the integration of Hermitage with CastlePoint and Tower may cause disruptions in Hermitage's, Tower's and CastlePoint's respective businesses, which could have an adverse effect on their financial condition and operating results, as well as the market price of Tower's common stock and CastlePoint's common shares.

        The Hermitage Acquisition may cause disruptions in Hermitage's, CastlePoint's and Tower's respective businesses. Specifically:

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  current employees and producers of Hermitage, Tower and CastlePoint may experience uncertainty about their future roles with the combined company, which might adversely affect the parties' ability to retain key executives, managers and other employees and producers; and

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  the attention of Hermitage's, CastlePoint's and Tower's management may be directed toward the completion of the Hermitage Acquisition or the integration of operations and not the ongoing business of Hermitage, CastlePoint or Tower, as the case may be.

The parties must obtain governmental and other consents to complete the Hermitage Acquisition. If these consents are delayed, not granted or granted with unacceptable conditions, it may jeopardize or postpone the completion of the Hermitage Acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Hermitage Acquisition.

        CastlePoint, Tower and Hermitage must obtain approvals and consents in a timely manner from federal and state authorities prior to the completion of the Hermitage Acquisition. If these approvals are not obtained, or are not obtained on terms that satisfy the conditions set forth in the stock purchase agreement relating to the Hermitage Acquisition, then CastlePoint Re and Hermitage will not be obligated to complete the Hermitage Acquisition. The governmental agencies from which CastlePoint, Tower and Hermitage will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the Hermitage Acquisition, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way CastlePoint, Hermitage or Tower conducts business following the Hermitage Acquisition. These terms, conditions, obligations or restrictions could jeopardize or delay the completion of the Hermitage Acquisition. If CastlePoint, Tower or Hermitage agree to any condition, restriction, undertaking or limitation in order to obtain any approval required to complete the Hermitage Acquisition, these conditions, restrictions, undertakings or limitations could adversely affect the ability to integrate Hermitage's operations into those of CastlePoint, Tower or the combined company could reduce the anticipated benefits of the Hermitage Acquisition. This could result in a material adverse effect on the parties' respective businesses, financial condition and operating results following the Hermitage Acquisition as well as the market price of Tower common stock or CastlePoint common shares, as the case may be. If any such condition, restriction, undertaking or limitation would, individually or in the aggregate, reasonably be expected to have a "material adverse effect" (as defined in the stock purchase agreement related to the Hermitage Acquisition) upon Hermitage and its subsidiaries taken as a whole, or a material adverse effect on CastlePoint Re and its affiliates taken as a whole, CastlePoint Re may refuse to complete the Hermitage Acquisition.

If Hermitage's business does not perform well or CastlePoint and Tower do not integrate Hermitage's business successfully, CastlePoint or Tower may incur significant charges to write down the goodwill and other intangibles established in the Hermitage Acquisition.

        As a result of the Hermitage Acquisition, CastlePoint expects to increase its intangible assets by $16,400,000 and establish goodwill in the amount of approximately $17,700,000. CastlePoint will not know the exact amount of the goodwill that will be recorded until after the Hermitage Acquisition is completed and the purchase accounting adjustments to Hermitage's assets and liabilities have been finalized. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible

Assets," goodwill and other intangible assets must be tested annually for impairment. If it is determined that the goodwill and other intangible assets have been impaired, the goodwill and other intangible assets, as the case may be, must be written down by the amount of the impairment, with a corresponding charge to net income. If Hermitage's business does not perform well following the Hermitage Acquisition or if CastlePoint, Tower or the combined company are unable to integrate it successfully into their operations, CastlePoint or Tower may incur significant charges to net income to write down the goodwill and other intangible assets established in the Hermitage Acquisition, which could have a material adverse effect on its results of operations or financial condition, as well as the market price of its common stock or common shares, as the case may be.

Hermitage has been a private company and has not put in place the internal controls over financial reporting that is required of a publicly traded company.

        As a privately owned company, Hermitage has not had to put in place the internal controls over financial reporting that is required of publicly traded companies in the United States. Significant effort and expense may be required to put in place a system of internal controls over financial reporting that will satisfy the requirements of the Sarbanes-Oxley Act of 2002. Until such a system is put in place, there is a risk that errors and misstatements may occur that affect the reliability and accuracy of Hermitage's, and therefore, CastlePoint's and Tower's, financial statements. Hermitage's internal audit and reporting systems might not be effective in the future, which could increase the risk that it, CastlePoint or Tower would become subject to regulatory action or litigation or other developments that could adversely affect CastlePoint or Tower. Hermitage's ability to comply with applicable laws, rules and regulations is largely dependent on its establishment and maintenance of internal audit and reporting systems, as well as on its ability to attract and retain qualified management, and accounting and actuarial personnel to further develop its internal accounting function and control policies. If CastlePoint and Tower fail to effectively establish and maintain such reporting and accounting systems at Hermitage or fail to attract and retain personnel who are capable of designing and operating such systems, these failures will increase the likelihood that Hermitage, CastlePoint or Tower will become subject to legal and regulatory infractions, including civil litigation and investigations by regulatory agencies including the SEC.

Hermitage's business is subject to many of the same risks as Tower's and CastlePoint's businesses.

        Hermitage's business is subject to many of the same risks as Tower and CastlePoint's businesses, including:

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  Hermitage's actual losses and loss adjustment expenses may exceed its reserves;

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  much of Hermitage's business is conducted in concentrated geographic areas, which could expose it to catastrophes or other exposures affecting losses or business conditions in those areas;

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  Hermitage's reinsurers may not pay losses in a timely fashion, or at all;

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  a decline in the ratings assigned by A. M. Best or other rating agencies to Hermitage's insurance subsidiaries could affect its standing among brokers, agents and insureds and cause its sales and earnings to decrease;

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  loss limitation methods employed by Hermitage may not be as effective as planned;

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  Hermitage faces exposure to terrorism;

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  the effects of emerging claims and coverage issues on Hermitage's business are uncertain;

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  Hermitage may lose the business provided by one or more of its core of selected producers;

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  Hermitage is exposed to the credit risk of its producers;

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  Hermitage could be adversely affected by the loss of one or more principal employees or the inability to attract and retain staff;

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  Hermitage's investment portfolio could be adversely affected by interest rate changes, market volatility and other factors that affect the value of securities;

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  the regulatory system in which Hermitage operates, and changes thereto, could have a material adverse effect on its business;

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  Hermitage's competitive position may be adversely affected by new, proposed or potential legislative or industry developments or other developments that affect the markets it serves;

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  Hermitage's results of operations and financial condition would be adversely affected if assessments that Hermitage is required to pay increase dramatically;

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  CastlePoint's ability to receive dividends from Hermitage's insurance subsidiaries is limited by Hermitage's holding company structure and regulatory constraints;

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  Hermitage relies on information technology and telecommunications services to conducts its businesses, and is vulnerable to disruptions or failure of its equipment, software or telecommunications services;

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  the threat of terrorism and military and other actions may adversely affect Hermitage's investment portfolio and may result in decreases in its net income, revenue and assets under management; and

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  Hermitage's results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

These risks, as they relate to Tower and CastlePoint, are described in the "Risk Factors" sections of Tower's and CastlePoint's respective annual reports on Form 10-K for the year ended December 31, 2007.

Risk Factors Relating to Tower Following the Merger

        Tower's business, operations and financial condition are subject to various risks. Some of these risks are described below; however, this section does not describe all risks applicable to Tower, its industry or its business, and it is intended only as a summary of certain material factors. Additional risks are described in Tower's Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, and are incorporated herein by reference. If any of the following risks actually occur, Tower's business, financial condition and operating results, as well as the market price of its common stock, could be materially and adversely affected.

If CastlePoint's business does not perform well or Tower does not integrate CastlePoint's business successfully, Tower may incur significant charges to write down the goodwill and other intangible assets established in the merger.

        As a result of the merger, Tower expects to establish goodwill and other intangible assets in the amount of approximately $114,000,000. Tower will not know the exact amount of the goodwill that will be recorded until after the merger is completed and the purchase accounting adjustments to CastlePoint's assets and liabilities have been finalized. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and other intangible assets must be tested at least annually for impairment and, if it is determined that the goodwill and other intangible assets have been impaired, the goodwill and the other intangible assets, as the case may be, must be written down by the amount of the impairment, with a corresponding charge to net income. If

CastlePoint's business does not perform well following the merger or if Tower is unable to integrate it successfully into Tower's operations, Tower may incur significant charges to net income to write down the goodwill and other intangible assets established in the merger, which could have a material adverse effect on its results of operations or financial condition, as well as the market price of its common stock.

If the merger is completed, Tower will be exposed to greater risk of loss and thus may wish to utilize more third party reinsurers, but such reinsurers may not offer reinsurance on terms acceptable to Tower.

        Since 2006, CastlePoint has provided Tower with a stable source of reinsurance capacity and has reinsured a large volume of Tower's insurance risk. If the merger is completed, Tower will again be exposed to risk of loss on all of the business that it has ceded to CastlePoint, other than amounts that CastlePoint has retroceded to other reinsurers, and Tower's risk of suffering a large loss will be greater. Accordingly, Tower may wish to locate other sources of reinsurance. However, the availability and pricing of reinsurance varies over time, and there is no guarantee that Tower will be able to obtain sufficient amounts of reinsurance protection from creditworthy reinsurers at pricing levels and upon other terms that Tower finds acceptable. The inability to obtain reinsurance upon favorable terms may limit Tower's ability to write primary insurance business, increase its costs and/or expose it to greater risk of loss on the business that it writes.

The market price of Tower common stock after the merger may be affected by factors different from those affecting the CastlePoint common shares currently.

        The market price of Tower common stock may be affected by factors different from those currently affecting the results of operations and market prices of CastlePoint common shares. For a discussion of the businesses of Tower and CastlePoint and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information" below.

It may be difficult for a third party to acquire Tower, even if doing so may be beneficial to Tower stockholders.

        Certain provisions of Tower's amended and restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a change in control of Tower that a stockholder may consider favorable. These provisions include, among other things, the following:

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  authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of Tower's board of directors;

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  classifying its board of directors with staggered three-year terms, which may lengthen the time required to gain control of Tower's board of directors;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

  •
  limiting who may call special meetings of stockholders;

  •
  establishing advance notice requirements for nominations of candidates for election to its board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

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  the existence of authorized and unissued Tower common stock which would allow Tower's board of directors to issue shares to persons friendly to current management.

        Furthermore, Tower's ownership of U.S. insurance company subsidiaries can, under applicable state insurance company laws and regulations, delay or impede a change of control of Tower. Such regulations might limit the possibility of a change of control, leading to depressed market prices for

Tower common stock, and may deter a change in control that would be beneficial to Tower stockholders.

There can be no assurance that the merger will not result in a ratings downgrade of Tower or its insurance companies (including the newly-acquired CastlePoint insurance and reinsurance operating companies) by A.M. Best Company, which may result in a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock.

        Ratings by A.M. Best Company, which we refer to as "A.M. Best," will represent an important consideration in maintaining customer confidence in Tower and its ability to market insurance products and compete with other insurance companies. A.M. Best regularly analyzes the financial performance and condition of Tower, CastlePoint and their subsidiaries. Following the merger, any ratings downgrades, or the potential for ratings downgrades, of the combined company or its subsidiaries could adversely affect the combined company's ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price of Tower common stock or common shares, as the case may be.

        In connection with the announcement of the merger agreement, A.M. Best placed the financial strength ratings of Tower, CastlePoint and their insurance subsidiaries under review with negative implications, which could result in ratings downgrades of Tower, CastlePoint and their insurance subsidiaries, A.M. Best stated that it expects to affirm the ratings of Tower and its insurance companies if the merger closes, and it expects to affirm the ratings of Tower, CastlePoint and their insurance subsidiaries if the merger does not close and both companies continue with their original business plan. However, there is no assurance that A.M. Best will not downgrade Tower, CastlePoint and their insurance subsidiaries. A downgrade, if it occurs, could have a material adverse effect on the business, financial condition and operating results of the entity being downgraded, as well as on the market price of Tower's common stock or CastlePoint's common shares, as the case may be.

Risk Factors Relating to Taxation

Most or all of CastlePoint's earnings following the merger will be taxed by the United States.

        As a result of the merger, CastlePoint will become a "controlled foreign corporation" for U.S. tax purposes. Under the applicable controlled foreign corporation tax rules, most or all of CastlePoint's income following the merger will be included as taxable income by Tower and hence be subject to U.S. taxation.

Gain recognized by U.S. holders from the disposition of CastlePoint common shares may not be treated as capital gain.

        Under the "related person insurance income" and "passive foreign investment company" rules as discussed under "Material U.S. Federal Income Tax Consequences" below, some or all of the gain recognized by a U.S. holder upon the disposition of CastlePoint common shares in the merger may not be treated as capital gain and U.S. holders may be subject to adverse U.S. tax consequences.

SPECIAL FACTORS

General Description of the Merger

        On August 4, 2008, the special committees and boards of directors of Tower and CastlePoint approved or adopted, as the case may be, the merger agreement, which provides for the acquisition by Tower of CastlePoint through a merger and amalgamation of CastlePoint with and into Ocean I, an indirect wholly-owned subsidiary of Tower. After the merger, Ocean I will be the surviving company and will succeed to and assume all the rights and obligations of CastlePoint. Under the terms of the merger agreement, each CastlePoint common share (including any shares held by CastlePoint shareholders that do not vote in favor of the merger but excluding any shares owned by Tower or any wholly-owned subsidiary of Tower, and any restricted shares and any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock equal to the exchange ratio and $1.83 in cash.

        The exchange ratio is determined by reference to the average Tower stock price. If the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00, the exchange ratio will be 0.47. If the average Tower stock price is greater than $26.00, the exchange ratio will be equal to the quotient obtained by dividing $12.22 by the average Tower stock price. If the average Tower stock price is greater than or equal to $17.50 and less than $20.00, the exchange ratio will be equal to the quotient obtained by dividing $9.40 by the average Tower stock price. If the average Tower stock price is less than $17.50, the exchange ratio will be 0.5371, subject to adjustment as set forth in a top-up notice from Tower to CastlePoint, as described in "Description of the Merger Agreement—Merger Consideration" below.

        Further details relating to the structure of the merger, the exchange ratio and the merger consideration are described in "Description of the Merger Agreement—Structure of the Merger" and "Description of the Merger Agreement—Merger Consideration" below.

Background of the Merger

        CastlePoint was incorporated by Tower in November 2005. In April 2006, CastlePoint issued 27,025,000 common shares in a private placement exempt from registration under the Securities Act of 1933, as amended, which we refer to as the "Securities Act." In March 2007, CastlePoint completed its initial public offering. Subsequent to these transactions, Tower held, and currently holds, approximately 9.3% of the outstanding CastlePoint common shares on a fully-diluted basis, including 1,127,000 CastlePoint common shares issuable upon the exercise of warrants held by Tower at an exercise price of $10.00 per share representing 2.7% of the outstanding CastlePoint common shares on a fully-diluted basis. Michael H. Lee serves as the chief executive officer, president and chairman of the board of directors of Tower. Mr. Lee also serves as the chief executive officer and chairman of the board of directors of CastlePoint. As of September 23, 2008, Mr. Lee beneficially owns 2,992,117 shares of Tower common stock, or 12.6% of the outstanding Tower common stock, and 1,239,096 CastlePoint common shares, or 3.2% of the outstanding CastlePoint common shares (assuming the exercise of all vested CastlePoint share options held by Mr. Lee).

        Tower and CastlePoint have maintained a significant commercial relationship since April 2006. From April 2006 to the present, a substantial portion of CastlePoint's revenues has been derived from multi-year quota share reinsurance agreements between Tower's insurance company subsidiaries and CastlePoint's insurance company subsidiaries, especially CastlePoint Re. For the years ended December 31, 2007, and 2006, the business CastlePoint received from Tower represented approximately 75.0% and 94.1%, respectively, of CastlePoint's gross written premiums. In addition, in December 2006, CastlePoint Management Corp., a wholly-owned subsidiary of CastlePoint, acquired 40,000 shares of non-cumulative convertible perpetual preferred stock of Tower, issued to CastlePoint Management

Corp. for an aggregate consideration of $40,000,000. In January 2007, Tower redeemed all of its non-cumulative convertible perpetual preferred stock held by CastlePoint Management Corp. at an aggregate redemption price of $40,000,000 plus $298,289 in accrued dividends.

Formation of the Tower Special Committee

        At a regularly scheduled meeting of the Tower board of directors on July 26, 2007, Mr. Lee informed the Tower board of directors that the CastlePoint and Tower management teams were in the preliminary stages of evaluating a possible business combination of Tower and CastlePoint, including a potential acquisition of Tower by CastlePoint. In order to ensure a process that would be fair to Tower's unaffiliated stockholders, in light of potential conflicts of interest inherent in Mr. Lee's role as dual chairman and chief executive officer of Tower and CastlePoint, the Tower board of directors established the Tower special committee, consisting solely of Tower's independent directors: Austin Young III, Charles Bryan, William W. Fox, Jr. and Steven W. Schuster (who was appointed chairman of the Tower special committee on September 11, 2007). The Tower board of directors determined that there were no relationships between any of Messrs. Young, Bryan, Fox or Schuster, on the one hand, and CastlePoint, on the other hand, that would interfere with their independence in considering any proposed transaction between CastlePoint and Tower.

        The Tower board of directors delegated authority to the Tower special committee (1) to receive and respond to proposals received by Tower from CastlePoint or any other person with respect to a potential business combination involving Tower or its business or assets, including the sole authority and power on behalf of Tower to negotiate or determine the terms with respect to any such proposal and to seek other competing proposals, (2) to recommend to the Tower board of directors the approval and advisability of any such proposal and (3) to evaluate, consider and recommend such other matters related to a business combination involving Tower or its business or assets as the Tower special committee deemed necessary or appropriate. The Tower board of directors authorized the Tower special committee to engage its own legal, financial and other advisors, as it deemed appropriate, and to incur any expenses, to be paid for by Tower, and to take whatever actions it deemed necessary or incidental to fulfill its responsibilities and authority. The Tower board of directors also resolved that it would not recommend, authorize, approve or endorse any proposal received by Tower with respect to a business combination involving Tower or its business or assets, unless the Tower special committee had favorably recommended the terms of such proposal.

        On July 26, 2007, Stephen Kibblehouse, at the time senior vice president and general counsel of Tower, discussed with the members of the Tower special committee the legal framework of, and issues raised by, a possible proposal for a business combination from CastlePoint, given the relationship among Tower, CastlePoint and Mr. Lee. In addition, the Tower special committee discussed the retention of legal counsel to advise it of its legal and fiduciary duties.

        In mid-August 2007, the Tower special committee decided to engage Swainbrook Capital LLC, which we refer to as "Swainbrook," as a financial advisor to the Tower special committee. Swainbrook had advised the members of the Tower special committee previously in connection with the formation of CastlePoint and Tower's acquisition of Preserver Group Inc. and its subsidiaries.

        In early September 2007, after interviewing two law firms, the Tower special committee retained Debevoise & Plimpton LLP, which we refer to as "Debevoise," as its independent legal advisor. The Tower special committee selected Debevoise based on a variety of factors, including its extensive experience with insurance industry mergers and acquisitions, its experience with special committee representations, its representation of entities in transactions with Bermuda-based insurance companies and the absence of any relationships creating a potential conflict. At the September 7, 2007 meeting of the Tower special committee, representatives of Debevoise reviewed with the Tower special committee the legal function of the Tower special committee, the duties and responsibilities of its members and an overview of the process with respect to a possible business combination with CastlePoint.

        On September 11, 2007, the Tower special committee interviewed three investment banking firms, which the Tower special committee was considering engaging as its independent financial advisor. Each of the prospective financial advisors (1) summarized for the Tower special committee its experience with insurance industry merger and acquisition transactions, transactions involving Bermuda-based companies, special committee assignments and, in some cases, a very preliminary assessment of Tower and its industry, as well as the process and some of the issues that could be expected in connection with a possible acquisition proposal from CastlePoint and (2) responded to a variety of questions from the Tower special committee, including with respect to that firm's experience, independence and the absence of any relationship that could pose a conflict.

        On September 28, 2007, after extensive discussion regarding the qualifications and fee expectations of the three investment banking firms interviewed by the Tower special committee, the Tower special committee authorized Mr. Thomas Swain of Swainbrook to arrange for the engagement of Lazard as its independent financial advisor in connection with a potential business combination with CastlePoint. The Tower special committee determined to retain Lazard for a variety of reasons, including its reputation, experience and expertise in mergers and acquisitions in the financial services industry and experience in advising special committees. The Tower special committee also believed that Lazard had no relationships that would compromise its independence.

        Between early October and mid-December 2007, the Tower special committee negotiated with Lazard an engagement letter detailing the terms on which Lazard would act as the Tower special committee's independent financial advisor, including the compensation to be paid to Lazard and the scope of Lazard's engagement. In December 2007, after thorough consideration by the Tower special committee and detailed negotiations with Lazard, the Tower special committee and Lazard executed an engagement letter, effective as of October 23, 2007. The engagement letter with Lazard provided for fees to be paid to Lazard, as described in "—Opinion of the Financial Advisor of the Tower Special Committee—Miscellaneous" below.

Formation of the CastlePoint Special Committee

        At a regularly scheduled meeting of the CastlePoint board of directors on July 29, 2007, CastlePoint management raised with the CastlePoint board of directors the possibility of combining Tower and CastlePoint. Consequently, at that board meeting, the CastlePoint board of directors established the CastlePoint special committee, consisting solely of CastlePoint's independent directors: Jan R. Van Gorder (who was appointed chairman of the committee), William A. Robbie and Robert S. Smith. Each of the three directors reviewed and completed a questionnaire, which confirmed that he was independent of and had no financial or other relationship with CastlePoint or Tower (other than his relationship with CastlePoint due to his position on the CastlePoint board of directors and his ownership of certain common shares, options and restricted shares of CastlePoint). At a meeting of the CastlePoint board of directors on August 29, 2007, the CastlePoint board of directors clarified the mandate of the CastlePoint special committee as being to consider the desirability and feasibility of a possible transaction with Tower (including the acquisition of the outstanding stock or assets of Tower).

        After its initial formation at CastlePoint's July board meeting, the CastlePoint special committee began the process of identifying possible candidates for the position of its independent legal advisor and independent financial advisor, respectively. During a number of sessions conducted in New York in August 2007, and without CastlePoint management's participation, the CastlePoint special committee interviewed various potential candidates.

        On August 29, 2007, a meeting of the CastlePoint special committee was held in Toronto and attended by each of the members of the committee. At the meeting, the CastlePoint special committee discussed the interviews conducted with various law firms and then resolved to retain Sullivan & Cromwell LLP, which we refer to as "S&C," as its legal advisor. The CastlePoint special committee determined to retain S&C for a variety of reasons, including its reputation as one of the world's most prestigious law firms, its extensive experience with insurance mergers and acquisitions and special committee representations, and the absence of any relationships that would compromise its independence with respect to the representation. At the same meeting, the CastlePoint special committee deliberated on possible candidates for the position of financial advisor to the CastlePoint special committee, focusing on three firms that had emerged from the several interviewed as having the requisite experience and qualifications for the assignment.

        On October 19, 2007, a meeting of the CastlePoint special committee was held in Bermuda and attended by each of the members of the committee and representatives of S&C. In response to the special committee's request prior to the meeting, a representative of S&C briefed the CastlePoint special committee on, and the CastlePoint special committee discussed with S&C's representative, the independence of Goldman Sachs, one of the candidates for the position of investment banker, after which representatives of Goldman Sachs were invited to join the meeting to provide additional information. The CastlePoint special committee then resolved to retain Goldman Sachs as its financial advisor and authorized Mr. Van Gorder to negotiate an engagement letter with Goldman Sachs on behalf of CastlePoint, subject to continuing due diligence on Goldman Sachs' independence.

        On October 30, 2007, a meeting of the CastlePoint special committee was held in Bermuda and attended by each of the members of the committee and representatives of S&C and Goldman Sachs. The CastlePoint special committee followed up with Goldman Sachs regarding its independence and determined that Goldman Sachs was independent for purposes of the assignment. In addition, a representative of Conyers Dill & Pearman, Bermuda counsel to CastlePoint, joined the meeting to review with the CastlePoint special committee their fiduciary duties under Bermuda statutory and common law.

        From time to time, between the end of October 2007 and the end of July 2008, the CastlePoint special committee, together with S&C, discussed with Goldman Sachs an engagement letter setting forth the terms of Goldman Sachs' engagement. The engagement letter was ultimately entered into on July 23, 2008.

CastlePoint's Potential Acquisition of Tower

        After being invited to join a meeting of the Tower special committee on September 28, 2007, Tower management provided an update regarding Tower management's perspective on a possible business combination between Tower and CastlePoint. At the same meeting, the Tower special committee discussed in detail the potential tax implications of CastlePoint acquiring Tower and, in particular, whether the U.S. tax authorities were likely to treat CastlePoint, following the acquisition of Tower by CastlePoint, as a U.S. corporation for tax purposes. The Tower special committee instructed Debevoise to coordinate with the tax advisors of Tower and with S&C.

        On October 4 and October 8, 2007, the Tower special committee further discussed the tax implications of an acquisition of Tower by CastlePoint. In particular, the Tower special committee, in consultation with representatives of Debevoise and Ernst & Young LLP, which we refer to as "E&Y," special tax advisor to the Tower special committee, considered the implications of Section 7874 of the Internal Revenue Code, which we refer to as the "Inversion Rules." These rules provide, among other things, that, in certain circumstances involving a transaction in which a foreign corporation, like CastlePoint, acquires a U.S. corporation, like Tower, and after the acquisition a prescribed percentage of the stock of the foreign corporation is owned by the former shareholders of the U.S. corporation by virtue of their ownership of the U.S. corporation, the foreign corporation will be treated as a U.S. corporation for tax purposes. At the October 8, 2007 meeting of the Tower special committee, after being invited to join, Tower management informed the Tower special committee that, to eliminate the aforementioned tax risks, a proposal that might be made by CastlePoint would likely take the form of an all-cash offer.

        At the October 19, 2007 meeting of the CastlePoint special committee, at the invitation of the committee, CastlePoint management and its financial advisor, Friedman Billings Ramsey Group, Inc., which we refer to as "FBR," joined the meeting and presented to the CastlePoint special committee a proposal regarding the acquisition by CastlePoint of all of the outstanding stock of Tower in an all-cash transaction, to be financed in part by an equity investment in CastlePoint by a financial sponsor, bank financing and a roll over of Mr. Lee's equity in Tower. After CastlePoint management and FBR were excused from the meeting, the CastlePoint special committee discussed with representatives of S&C, CastlePoint's management's presentation and other points relating to the transaction that had been presented.

        On October 23, 2007, representatives of Lazard discussed with the Tower special committee Lazard's preliminary financial analysis of Tower, a potential acquisition of Tower by CastlePoint and potential alternatives to a business combination with CastlePoint that were available to Tower. Later, during the same meeting of the Tower special committee, Tower management was invited to join the meeting and summarized the rationale for a business combination between Tower and CastlePoint, including, (1) in Tower management's view, the public markets did not fully reflect the value of Tower due to an under-appreciation of its hybrid business model, (2) potential cost savings through the elimination of Tower's public company corporate governance structure and (3) the possible tax benefits of establishing a Bermuda domicile.

        On November 2 and November 9, 2007, during updating teleconferences for the members of the CastlePoint special committee, representatives of Goldman Sachs discussed with the committee Goldman Sachs' preliminary financial analysis of Tower, including projections for Tower prepared by Tower management.

        At a meeting of the Tower special committee held on November 2, 2007, after being invited to join, Tower management informed the committee that Tower had been contacted by representatives of an investment bank regarding a sale process being undertaken for a third-party publicly-traded property and casualty insurance company, which we refer to as "ABC Co." Tower management reported that Tower had been informed that ABC Co. would consider forgoing a full auction process if Tower would indicate promptly its interest in acquiring ABC Co. Tower management reminded the Tower special committee that, in March and April of 2007, Tower had considered but decided not to pursue a business combination with ABC Co. Tower management requested that the Tower special committee consider a series of transactions that would result in a three party business combination among Tower, CastlePoint and ABC Co., as an alternative to a potential acquisition of Tower by CastlePoint alone.

        At a meeting of the Tower special committee held on November 5, 2007, the committee discussed with Mr. Lee his request for clarification of his role in the process relating to a possible business combination between Tower and CastlePoint and the procedures through which Mr. Lee should interact with the Tower special committee and its advisors in considering such a transaction. In particular, the Tower special committee clarified that, while Mr. Lee and Tower's senior management would be a valuable source of information and expertise to the respective special committees of Tower and CastlePoint, the consideration of, and any decisions relating to, a business combination of Tower with CastlePoint must be undertaken by the respective special committees. On November 9, 2007, during an updating teleconference for the members of the CastlePoint special committee, the committee invited Mr. Lee to join the teleconference and had a similar discussion with Mr. Lee regarding the proper procedure to be followed in contacts between CastlePoint management, on the one hand, and the special committees, their respective advisors and potential financing sources, on the other.

        On November 14, 2007, Tower and CastlePoint entered into a confidentiality and standstill agreement in connection with the potential acquisition of Tower by CastlePoint, which we refer to as the "Tower confidentiality and standstill agreement." The Tower confidentiality and standstill agreement contained a standstill provision (which provision ceased to have effect on August 4, 2008 upon entry of the merger agreement), which restricted CastlePoint from taking certain actions with respect to a possible business combination with Tower except at the written invitation of the Tower special committee.

        Thereafter, CastlePoint management proceeded with due diligence on Tower at the direction of the CastlePoint special committee, which determined that CastlePoint management should bear primary responsibility for the due diligence in light of its familiarity with Tower and extensive experience in the insurance and reinsurance industry. At the request of the CastlePoint special committee, S&C and Goldman Sachs also conducted certain due diligence on Tower, and briefed the CastlePoint special committee from time to time on the results of such due diligence.

        During the month following execution of the Tower confidentiality and standstill agreement, and during various updating teleconferences for the members of the CastlePoint special committee, representatives of Goldman Sachs reviewed with the committee discussions that Goldman Sachs had had with a private equity firm, which we refer to as the "Private Equity Investor," regarding the potential terms of an equity investment in CastlePoint to finance in part a possible acquisition of Tower by CastlePoint in an all-cash transaction. In addition, representatives of Goldman Sachs conveyed to the CastlePoint special committee the outcome of various conversations that they had had with representatives of Lazard regarding their respective views on the valuation of Tower. The CastlePoint special committee also discussed with its advisors certain alternatives to a transaction with Tower, including the possible sale of CastlePoint to a third-party reinsurer and the acquisition of a U.S.-based insurer other than Tower, which the CastlePoint special committee and its advisors determined were not viable alternatives to a transaction with Tower because of, among other things, the difficulty of obtaining a favorable purchase price in a sale to a third party and the limits on CastlePoint's ability to grow through acquisitions, as further discussed under "CastlePoint's Reasons for, and Effects and Fairness of, the Merger" below.

        On November 30, 2007, representatives of Lazard updated the Tower special committee on its discussions with representatives of Goldman Sachs, including the concern that it would be difficult to structure an acquisition that would be accretive to the earnings per share of CastlePoint post-transaction and that would satisfy the Private Equity Investor. In addition, representatives of Lazard discussed with the Tower special committee Lazard's updated preliminary financial analysis of Tower.

        On December 12, 2007, at a meeting of the Tower special committee, after being invited to join, Tower management informed the committee that the due diligence of ABC Co. continued, in particular, with respect to the adequacy of its reserves, and, as a result, an acquisition of ABC Co. could not be managed within a timeframe that would be compatible with the timeframe then contemplated for a possible business combination with CastlePoint.

        On December 14, 2007, during an updating teleconference for the members of the CastlePoint special committee, representatives of Goldman Sachs discussed with the CastlePoint special committee Goldman Sachs' updated preliminary financial analysis of Tower and a potential acquisition of Tower by CastlePoint.

        At a meeting of the Tower special committee held on December 18, 2007, representatives of Lazard provided an update on their discussions with representatives of Goldman Sachs, including, among other things, with respect to the CastlePoint special committee's continued desire to structure an acquisition of Tower that would be accretive to CastlePoint's earnings per share. The Tower special committee and its advisors discussed in detail the restrictions that this objective imposed on the price per share that CastlePoint could offer to Tower stockholders. At the same meeting, after being invited to join, Tower management informed the Tower special committee that the Tower standalone projections that had been provided to Lazard by Tower management required revision to account for certain changes to the property and casualty market that had developed since the summer of 2007, when such projections were prepared.

        In mid-December 2007, Mr. Van Gorder, chairman of the CastlePoint special committee, called Mr. Schuster, chairman of the Tower special committee, and inquired into the possibility of arranging a meeting between the special committees of Tower and CastlePoint and their respective advisors on January 16, 2008 to discuss the potential acquisition of Tower by CastlePoint. Mr. Schuster responded that the Tower special committee could not meet until after Lazard completed its preliminary financial analysis of Tower. During this conversation, Mr. Van Gorder stressed the CastlePoint special committee's desire to pursue a transaction accretive to CastlePoint's earnings per share but noted that it might be willing to accept a transaction with a modest dilutive effect in the first part of 2009.

        In mid-December 2007, representatives of Goldman Sachs communicated to representatives of Lazard that they had performed a preliminary financial analysis of an acquisition of Tower by CastlePoint using a range of hypothetical purchase price figures in cash per share of Tower common stock. In that conversation, representatives of Goldman Sachs also noted that the Private Equity Investor had objected to the upper end of this price per share range.

        On December 21, 2007, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs conveyed to the committee that he had communicated to a representative of Lazard an indicative price per share range that Goldman Sachs had calculated that would result in CastlePoint's acquisition of Tower in an all-cash transaction being accretive on an earnings-per-share basis to CastlePoint. Such indicative range was necessarily premised on the participation of the Private Equity Investor in the transaction, which in and of itself was not certain, and limited by the purchase price that the Private Equity Investor was prepared to pay in connection with an equity investment in CastlePoint to finance an acquisition of Tower. In addition, such indicative range assumed that Mr. Lee's equity would be rolled over on similar terms, and that the bank financing described by CastlePoint management in its initial presentation would be available.

        At a meeting of the Tower special committee held on December 21, 2007, the Tower special committee and representatives of Lazard discussed the limitations imposed on CastlePoint's ability to pay more than the indicative range that had been indicated by Goldman Sachs and the possibility of conducting a market check, including, among other things, the level of interest that Tower could expect to generate from potential acquirers other than CastlePoint.

        At a meeting of the Tower special committee held on January 7, 2008, the committee discussed Lazard's updated preliminary financial analysis of Tower and a possible acquisition of Tower by CastlePoint. The Tower special committee and its advisors also discussed potential alternatives to a transaction with CastlePoint at the price per share range indicated by Goldman Sachs, including (1) a possible transition of Tower from a hybrid business model to a managing general agency business model, which the Tower special committee and Lazard believed would be subject to significant challenges, and (2) the pros and cons of possible business combinations of Tower with strategic and financial parties other than CastlePoint, including other Bermuda insurers. The Tower special committee and its advisors again discussed the constraints on CastlePoint's ability to pay a price per share higher than the range that had been indicated by Goldman Sachs and considered that these constraints were unique to CastlePoint and that another party might be willing to offer a higher price per share of Tower common stock. The Tower special committee concluded that the indication from Goldman Sachs did not contain sufficient detail regarding value within the range indicated, financing, timing and outstanding due diligence. Furthermore, the Tower special committee determined that the price per share range indicated by Goldman Sachs was not preemptive to considering a business combination with third parties. Following detailed discussions, the Tower special committee instructed Lazard to respond to Goldman Sachs that Tower would not invite CastlePoint to make a proposal to acquire Tower at the range indicated at such time (which invitation was required under the terms of the Tower confidentiality and standstill agreement) but was open to further discussions regarding a possible business combination involving purchase prices at the top end of the communicated range and above that range.

        On January 8, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs relayed to the CastlePoint special committee that, subsequent to Lazard's meeting with the Tower special committee on January 7, 2008, a representative of Lazard had reported to him that the indicative price per share range that Goldman Sachs was contemplating was not a basis on which the Tower special committee would invite a proposal to be acquired by CastlePoint.

        On January 23, 2008, Mr. Lee sent an email to the CastlePoint special committee outlining an alternative potential transaction among CastlePoint, Tower and an identified third-party U.S.-based insurer, which we refer to as "XYZ Co." and which transaction we sometimes refer to as the "XYZ Transaction." The XYZ Transaction contemplated that CastlePoint would make a strategic equity investment in Tower to finance Tower's acquisition of certain assets of such third-party insurer, which we refer to as the "XYZ Co. assets," following which Tower would acquire CastlePoint in a stock-for-stock transaction.

        On February 1, 2008, at the invitation of the CastlePoint special committee, Mr. Lee participated in an updating teleconference for the members of the CastlePoint special committee for purposes of reviewing with the committee and its advisors the potential opportunity posed by the XYZ Transaction.

        During subsequent updating teleconferences for the members of the CastlePoint special committee, the committee and its advisors considered various issues in relation to the XYZ Transaction, including structuring a potential investment in Tower as a convertible security, and the U.S. federal income tax consequences of an acquisition of CastlePoint by Tower. In addition, the CastlePoint special committee received several updates on the status of the XYZ Transaction from CastlePoint management.

        In early February, Tower management provided updated standalone projections for Tower to the Tower special committee. At a meeting held on February 5, 2008, after being invited to join, Tower management discussed with the Tower special committee the rationale for this update, including, among other things, to (1) reflect certain changes in Tower's business and current market conditions since the earlier projections were prepared during the summer of 2007, including the consequences of lower investment yields, higher loss ratios and lower organic growth levels, and (2) address risks to Tower's business in the event it did not combine with CastlePoint. These risks included the potential need to (1) increase Tower's reliance on reinsurers for capital beyond its 50% ceding target, together with the potential inability to rely on CastlePoint as a long-term reinsurance partner after the expiration of the reinsurance arrangements between CastlePoint and Tower on March 31, 2010 and (2) raise additional capital, in potentially difficult market conditions, which could be costly to obtain and/or dilutive to Tower's earnings per share. The Tower special committee instructed Lazard to discuss with Tower management the changes in the Tower standalone projections and the risks mentioned above for the purpose of incorporating those changes into Lazard's financial analysis.

        At the same February 5, 2008 meeting of the Tower special committee, Tower management updated the Tower special committee of the strategic opportunity that had recently come to Tower's attention, of which the Tower special committee had been informed on January 22, 2008, involving a possible acquisition of the XYZ Co. assets by Tower. Tower management proposed to the Tower special committee that Tower could pursue such an opportunity in conjunction with a stock-for-stock acquisition of CastlePoint by Tower (i.e., the XYZ Transaction). The Tower special committee authorized Tower management to proceed with due diligence regarding the XYZ Co. assets and instructed Lazard and Mr. Swain to analyze and advise the Tower special committee regarding the potential XYZ Transaction.

        At meetings of the Tower special committee held on February 12, February 21 and February 27, 2008, the committee and its advisors considered and discussed the transaction structure of the XYZ Transaction. After being invited to join certain of these Tower special committee meetings, Tower management provided their views on the benefits to Tower and its stockholders of the XYZ Transaction, including an increased capital surplus for Tower, the ability to limit the volume of Tower's business ceded to third parties and the benefits resulting from the introduction of the insurance companies associated with the XYZ Co. assets into Tower's business model. As part of these discussions, Tower management informed the Tower special committee that CastlePoint may not be interested in participating in the acquisition of the XYZ Co. assets unless CastlePoint was assured that Tower would subsequently consummate the acquisition of CastlePoint and that, because of Tower's limited access to capital, Tower could not consummate the acquisition of the XYZ Co. assets without an equity investment by CastlePoint.

        On February 19, 2008, during an updating teleconference for the members of the CastlePoint special committee, a tax partner at S&C reviewed with the CastlePoint special committee the tax implications of a stock-for-stock acquisition of CastlePoint by Tower and of a stock-for-stock acquisition of Tower by CastlePoint (including under the Inversion Rules).

        On February 29, 2008, Tower and CastlePoint entered into a confidentiality and standstill agreement relating to the potential acquisition of CastlePoint by Tower, which we refer to as the "CastlePoint confidentiality and standstill agreement." The CastlePoint confidentiality and standstill agreement was otherwise on substantially similar terms and conditions to the Tower confidentiality and standstill agreement, and included a standstill provision (which provision ceased to have effect on August 4, 2008 upon entry of the merger agreement) restricting Tower from taking certain actions with respect to a possible business combination with CastlePoint except at the written invitation of the CastlePoint special committee.

        During the period between February 27 and March 10, 2008, representatives of Lazard, Goldman Sachs, Debevoise and S&C met several times by teleconference to discuss and consider various potential transaction structures for the XYZ Transaction, including (1) the acquisition of Tower by CastlePoint for all stock or for all cash and (2) the acquisition of CastlePoint by Tower in a stock-for-stock transaction.

        At various points from March 2008 through July 2008, the advisors of the Tower special committee conducted extensive legal, business, tax, actuarial and investment due diligence of CastlePoint at the direction of the Tower special committee.

        On March 7, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs discussed with the CastlePoint special committee, in connection with the XYZ Transaction, Goldman Sachs' updated preliminary financial analysis of Tower and its preliminary financial analysis of XYZ Co., including the projections for XYZ Co. provided to Goldman Sachs by Tower management.

        On March 10, 2008, at the invitation of the CastlePoint special committee, Mr. Lee participated in an updating teleconference for the members of the CastlePoint special committee, during which he informed the CastlePoint special committee and its advisors that, in connection with the XYZ Transaction, Tower had received a term sheet from XYZ Co., which reflected significantly different terms to the ones previously under discussion and that Tower management was no longer interested in pursuing an acquisition of the XYZ Co. assets. During the same March 10, 2008 teleconference, Mr. Lee raised with the CastlePoint special committee once more the possibility of CastlePoint acquiring Tower in an all-cash transaction with financing from the Private Equity Investor, as well as the possibility of Tower acquiring CastlePoint for a combination of cash and stock.

        At a meeting of the Tower special committee held on March 10, 2008, after being invited to join, Tower management reported that Tower had decided to terminate its discussions with XYZ Co. regarding Tower's potential acquisition of the XYZ Co. assets. Tower management expressed the view that Tower needed to combine with CastlePoint for the reasons Tower management described at the February 5, 2008 meeting of the Tower special committee summarized above. In particular, Tower management explained that if Tower did not enter into a business combination with CastlePoint, CastlePoint may consider pursuing a sale or other transaction with a third party that, if consummated, could limit Tower's continued access to CastlePoint as a source of reinsurance capital. Tower management therefore suggested the Tower special committee consider a business combination with CastlePoint whereby either (1) CastlePoint would acquire Tower in an all-cash transaction or (2) Tower would acquire CastlePoint for a combination of cash and stock. Following that discussion, the Tower special committee instructed Lazard to discuss the potential business combination with Goldman Sachs.

        Following the developments on March 10, 2008, the CastlePoint special committee and its advisors began to reevaluate CastlePoint's acquisition of Tower for all cash, and to evaluate Tower's acquisition of CastlePoint for a combination of cash and stock, and Goldman Sachs resumed discussions with Lazard regarding their respective views on Tower's valuation.

        On March 14 and March 21, 2008, during updating teleconferences for the members of the CastlePoint special committee, representatives of Goldman Sachs discussed with the special committee Goldman Sachs' preliminary financial analysis of CastlePoint's acquisition of Tower for all cash, Tower's acquisition of CastlePoint for a combination of cash and stock and a third alternative, which contemplated the restructuring of CastlePoint's operations and CastlePoint's relationship with Tower, while CastlePoint concurrently repurchased a portion of its common shares. Over the next several days, the CastlePoint special committee had various updating teleconferences with its advisors to continue its review of the various alternatives under discussion.

        On March 14, 2008, at a meeting of the Tower special committee, Mr. Swain and representatives of Lazard discussed with the committee their respective financial analyses regarding the possible acquisition of CastlePoint by Tower and the possible acquisition of Tower by CastlePoint. Following discussion of the foregoing, the Tower special committee instructed Lazard to speak with Goldman Sachs regarding the CastlePoint special committee's interest in making an offer to acquire Tower, and an indicative price per share range that it would be willing to consider, and the CastlePoint special committee's willingness to consider a proposal for an acquisition of CastlePoint by Tower.

        At a meeting of the Tower special committee held on March 18, 2008, the committee and its advisors again discussed the possible acquisition of Tower by CastlePoint, the possible acquisition of CastlePoint by Tower, and the pros and cons of each alternative. At the same meeting, the Tower special committee determined that, if the CastlePoint special committee was interested in making a proposal to acquire Tower, the next step would be for it to make a confidential indication of interest to the Tower special committee, which should include a narrower price per share range than the one that Goldman Sachs previously had indicated in December 2007, detailed terms of the proposed debt and equity financing to be obtained by CastlePoint in connection with such a transaction, the anticipated timeline for such a transaction and a detailed list of any further due diligence that the CastlePoint special committee and its advisors would require.

        At meetings held on April 1 and April 23, 2008, the Tower special committee continued to consider and discuss with its advisors the possible acquisitions of Tower by CastlePoint and also of CastlePoint by Tower. In particular, at the meeting on April 23, 2008, after being invited to join, Tower management informed the Tower special committee of certain obstacles to CastlePoint's development of an indication of interest that would be attractive to the Tower special committee, including, among other things, the significant decline in CastlePoint's price per share since December 2007 and the status of discussions with the Private Equity Investor regarding its possible equity financing in connection with such a transaction.

        On April 25, 2008, at a meeting of the Tower special committee, representatives of Lazard discussed with the Tower special committee Lazard's updated preliminary financial analysis of Tower, including recent developments since Goldman Sachs' indication of a price per share range in December 2007, including (1) the general market downturn for companies comparable to Tower and the fact that Tower's stock price had decreased more than such comparables and (2) updated standalone projections for Tower, as provided by Tower management. Representatives of Lazard advised the Tower special committee that, as of that time, the special committee could justifiably consider economic terms suggested by Goldman Sachs contemplating a price per share on the high end of the price per share range that Goldman Sachs indicated to Lazard in December 2007; however, such suggested economic terms probably should not be considered preemptive to considering a business combination with third parties. The Tower special committee and its advisors discussed the advisability of various forms of market checks, including "go-shop" provisions. The Tower special committee authorized Lazard to inform Goldman Sachs that the Tower special committee would entertain an acquisition proposal from the CastlePoint special committee at the high end of the previously indicated range, but with the understanding that Tower expected to perform some form of a market check. In addition, the Tower special committee instructed Lazard to inform Goldman Sachs that the committee remained interested in evaluating a potential acquisition of CastlePoint by Tower, if the CastlePoint special committee was similarly interested.

        On April 29, 2008, a meeting of the CastlePoint special committee was held in Bermuda. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the meeting, a representative of Goldman Sachs relayed to the CastlePoint special committee a conversation with a representative of Lazard, during which Lazard's representative had conveyed to him that the Tower special committee was interested in a possible acquisition by CastlePoint in an all-cash transaction. In addition, the CastlePoint special committee discussed with its advisors and commented on a term sheet in relation to an equity investment in CastlePoint for distribution to the Private Equity Investor.

        On May 6, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs updated the CastlePoint special committee on his conversation with a representative of Lazard, who had communicated that the Tower special committee believed that Tower's intrinsic value per share was significantly higher than its then current stock price and no lower than values within the upper end of the range indicated by Goldman Sachs in December 2007, making it unlikely that the Tower special committee would invite a proposal based on the indicative range that Goldman Sachs was then contemplating. In addition, Goldman Sachs' representative conveyed the outcome of his conversation with a representative of the Private Equity Investor, who had communicated that the Private Equity Investor did not believe that CastlePoint's acquisition of Tower for a price per share at the high end of the range indicated by Goldman Sachs in December 2007 represented a desirable commercial opportunity for it.

        On May 15, 2008, Mr. Lee was invited to a meeting of the Tower special committee and he informed the committee that he believed CastlePoint would not be able to finance an acquisition of Tower at the high end of the range that had been indicated by Goldman Sachs in December 2007. Mr. Lee suggested that the Tower special committee consider an acquisition of CastlePoint by Tower and presented to the committee a summary of his views on such a transaction, including, among other things, (1) the resulting business structure, (2) the strategic, financial and other benefits that would result from such a transaction, (3) key due diligence observations with respect to CastlePoint and (4) key transaction metrics and other information, including with respect to financing, board composition, anticipated timing of signing and closing and required approvals for such a transaction.

        On May 19, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs informed the committee that the Private Equity Investor was not prepared to invest in CastlePoint at a price sufficient to finance an offer by CastlePoint for Tower at the high end of the range indicated by Goldman Sachs in December 2007. Further, the CastlePoint special committee, in consultation with Goldman Sachs, determined that, given the different views of the parties' respective financial advisors in relation to the appropriate valuation of Tower, the complexity of the transaction, the difficult current market environment and scope of work required to involve other potential private equity sponsors in the transaction, it was unlikely that it would be successful in getting another private equity firm to invest in CastlePoint at a price sufficient to execute an acquisition of Tower.

Tower's Acquisition of CastlePoint

        Beginning in May 2008, the parties reengaged on the possibility of Tower acquiring all of the outstanding common shares of CastlePoint for a combination of cash and stock.

        On May 27, 2008, the Tower special committee received and discussed presentations from representatives of Debevoise who summarized (1) Debevoise's due diligence findings concerning CastlePoint, (2) the regulatory filings that would be necessary in connection with the acquisition of CastlePoint, and (3) various tax aspects of the proposed acquisition of CastlePoint. These included, among other things, (1) the anticipated tax consequences of the proposed acquisition, including that CastlePoint would become a controlled foreign corporation and, therefore, most if not all of its income would become taxable on a current basis in the United States, and that Tower would incur a tax cost arising from the realization of a taxable gain on the CastlePoint common shares and warrants held by Tower and (2) a proposed tax structure in which, among other things, a Section 338(g) election under the Internal Revenue Code in respect of CastlePoint's Bermuda domiciled subsidiaries would help minimize tax expenses of Tower that would otherwise result from distributions of substantial assets from CastlePoint and such Bermuda subsidiaries to Tower following the consummation of the proposed acquisition. In addition, representatives of Lazard and E&Y summarized the status of their due diligence.

        At the same meeting, representatives of Lazard made a presentation to the Tower special committee, which set forth Lazard's preliminary financial analysis of a potential acquisition of CastlePoint by Tower and of potential capital raising alternatives to an acquisition of CastlePoint. Following this presentation and after consultation with its advisors, the Tower special committee determined to indicate to the CastlePoint special committee the Tower special committee's preliminary interest in a potential acquisition of CastlePoint, subject to confirmatory due diligence, at a purchase price per share representing approximately a 10-15% premium over CastlePoint's closing share price on May 22, 2008 (which would produce an offer price of $11.78 to $12.32 per CastlePoint common share), comprised of (1) a number of shares of Tower common stock (to be determined based on a fixed exchange ratio computed as of May 22, 2008 to produce that range of price per share less the cash amount described in clause (2) of this sentence), and (2) a pro rata share of an aggregate amount of $115,000,000 in cash. On the evening of May 27, 2008, representatives of Lazard communicated these suggested economic terms on behalf of the Tower special committee to representatives of Goldman Sachs.

        On May 29, 2008, at the invitation of the CastlePoint special committee, Mr. Lee participated in an updating teleconference for the members of the special committee, during which he discussed with the special committee the suggested economic terms of the Tower special committee which were communicated by Lazard to Goldman Sachs on May 27, 2008. After Mr. Lee was excused from the teleconference, a representative of Goldman Sachs reviewed with the CastlePoint special committee the details of the suggested economic terms communicated by Lazard. The cash component of the consideration was expected to be financed in part by bank financing and in part by cash available at CastlePoint and its subsidiaries. The CastlePoint special committee then discussed these terms, particularly the implied exchange ratio of 0.45, the tax implications of an acquisition of CastlePoint by Tower for a combination of cash and stock, and the corporate governance implications of a potential combination of CastlePoint and Tower.

        On June 3, 2008, a meeting of the CastlePoint special committee was held in Toronto to consider the suggested economic terms communicated by Lazard on May 27, 2008. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the meeting, a representative of Goldman Sachs reviewed with the CastlePoint special committee a presentation prepared by Goldman Sachs, which outlined the suggested economic terms communicated by Lazard to Goldman Sachs on May 27, 2008 (including the structure of the proposed transaction as taxable to CastlePoint shareholders) and set forth Goldman Sachs' preliminary financial analysis of CastlePoint and Tower and the pro-forma impact of the proposed transaction to Tower. In addition, a representative of Conyers Dill and Pearman, Bermuda counsel to CastlePoint, briefed the members of the CastlePoint special committee on their fiduciary duties as directors of a Bermuda company. The CastlePoint special committee agreed to defer reaching any conclusion regarding a response to the economic terms communicated by Lazard until it had obtained certain additional information.

        On June 4, 2008, a further meeting of the CastlePoint special committee was held in Toronto. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the invitation of the CastlePoint special committee, Mr. Lee and certain other members of CastlePoint management attended the meeting. At the meeting, Mr. Lee reviewed with the CastlePoint special committee a presentation setting forth CastlePoint management's strategic rationale for a business combination between CastlePoint and Tower. The presentation began by summarizing what CastlePoint management believed were the key changes in market conditions since CastlePoint was formed in 2006, including (1) a softening in the reinsurance marketplace resulting in reduced prices and margins, (2) increased acquisition opportunities as a result of the competitive market environment that has led to an increase in the number of small insurance companies that are willing to sell at a reasonable valuation, and (3) a less favorable capital markets environment for raising the capital that CastlePoint would need to continue to fund its growth. In addition, the presentation included what CastlePoint management believed were the potential benefits of a combination with Tower, including that the combined company would be able (1) to reallocate CastlePoint's capital from the softening reinsurance market to the more profitable primary insurance market by supporting Tower's primary insurance business and Tower's acquisition of other primary insurance companies, (2) to cede more business to other reinsurers for ceding commissions and fee income that would increase return on equity, (3) to better manage market cycles by diversifying sources of revenue and distribution channels, (4) to improve corporate governance by eliminating the conflict of interest inherent in CastlePoint and Tower having the same chairman and chief executive officer, thereby allowing management to focus instead on managing and growing the combined company, and (5) to achieve cost savings by consolidating activities necessary to support one, rather than two, public companies, and certain other common functions. At the same meeting, Joel Weiner, CastlePoint's chief financial officer, reviewed the findings of CastlePoint management's due diligence investigation of Tower, which included a summary of an independent reserves study completed by Towers Perrin for Tower and an independent review of Tower's investment portfolio conducted by Deutsche Insurance

Asset Management on behalf of CastlePoint management. The CastlePoint special committee also discussed with Mr. Lee how he and his management team could be involved in the proposed transaction going forward. The CastlePoint special committee explained that Mr. Lee should be involved as a resource to the committee and its advisors to assist, at their request, with, among other things, the development and review of projections and by explaining the strategic rationale and business plan for the combined company. After CastlePoint management was excused from the meeting, and after a detailed discussion, the CastlePoint special committee authorized Goldman Sachs to discuss with Lazard the suggested economic terms communicated by Lazard on May 27, 2008 to determine if such terms could be further developed and improved upon.

        On June 5, 2008, during an updating teleconference for the members of the CastlePoint special committee, the CastlePoint special committee discussed with representatives of Goldman Sachs the strategic benefits of the proposed transaction, potential alternative transactions available to each of CastlePoint and Tower and a possible extension of the reinsurance agreements between the parties and their respective subsidiaries. In addition, the CastlePoint special committee determined that CastlePoint management had not identified any material issues in its due diligence that required further review by an independent expert.

        At meetings held on June 4 and June 11, 2008, the Tower special committee and its advisors discussed the recent decline in the Tower stock price since May 22, 2008 and the resulting decline in the value of the terms proposed on May 27, 2008, noting that CastlePoint's share price remained relatively steady during that same period. At these meetings, the Tower special committee also discussed whether it would be advisable to delay further its consideration of an acquisition of CastlePoint until the Tower stock price became less volatile, but the Tower special committee determined that it first needed to receive and evaluate the CastlePoint special committee's response to the May 27, 2008 suggested economic terms.

        At its June 11, 2008 meeting, the Tower special committee and its advisors discussed, among other things, certain synergies that Lazard had discussed with Tower management and Goldman Sachs that could be expected to result from Tower's acquisition of CastlePoint, including (1) the ability to more easily move capital out of lower margin reinsurance business to focus on higher return primary insurance business, (2) the increased availability and attractive terms of third-party quota share arrangements, (3) the benefits of consolidating the management of Tower and CastlePoint into a single company and (4) the cost savings that would arise from CastlePoint ceasing to be a public reporting company subject to the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act."

        In addition, Mr. Lee was invited to join that meeting and he informed the Tower special committee that he expected that CastlePoint would find the economic terms suggested on May 27, 2008 to be unsatisfactory. He suggested that the Tower special committee consider increasing the cash component of the indication by using up to $175,000,000 in cash available at CastlePoint and its subsidiaries to partially finance an acquisition of CastlePoint.

        At meetings of the Tower special committee held on June 11 and July 2, 2008, the committee and its advisors discussed various analyses prepared by Lazard of potential capital raises by Tower as an alternative to the proposed acquisition of CastlePoint, which indicated that, on the terms indicated by the Tower special committee on May 27, 2008 and on certain assumptions by Tower management, the acquisition of CastlePoint could be more accretive (or less dilutive, as the case may be) to Tower's earnings per share than the capital raise alternatives considered. In addition, representatives of Lazard noted that conditions of the capital markets at such time made raising capital challenging and there could be no assurances when Tower would be able to obtain financing from capital markets on favorable terms.

        On June 18, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs updated the committee on Goldman Sachs' review of the pro forma and standalone financial models prepared and distributed by CastlePoint management.

        On June 22, 2008, a meeting of the CastlePoint special committee was held in Bermuda. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the meeting, representatives of Goldman Sachs reviewed with the CastlePoint special committee a presentation prepared by Goldman Sachs, which set forth Goldman Sachs' updated preliminary financial analysis of the proposed transaction. The CastlePoint special committee then discussed with Goldman Sachs the potential to negotiate for a higher price for CastlePoint's common shares by increasing the consideration to be provided in cash from the $115,000,000 under discussion. In addition, the CastlePoint special committee reviewed with its advisors various alternatives to the proposed transaction and the current market conditions, which review included an in-depth discussion of CastlePoint's future prospects if it were to continue doing business in the current market place and whether it would make sense for CastlePoint to proceed as a standalone company if it were to reduce its business with Tower. After such review, the CastlePoint special committee authorized Goldman Sachs to reject the suggested economic terms communicated by Lazard on May 27, 2008 and to negotiate with Lazard for a significantly higher price in conjunction with increasing the cash component of the merger consideration to up to 50% of the total consideration. The CastlePoint special committee also suggested that Goldman Sachs reference a price of $14.50 per share during its discussions with Lazard, given that the company had been taken public at that price in March 2007.

        Soon after the June 22 meeting of the CastlePoint special committee, representatives of Goldman Sachs communicated to representatives of Lazard the CastlePoint special committee's response to the economic terms suggested on May 27, 2008, informing Lazard that the CastlePoint special committee desired a significantly higher purchase price per CastlePoint common share (as much as $14.50 per share), with up to 50% of the aggregate consideration to be paid in cash.

        On June 25, 2008, representatives of Debevoise and S&C sent a joint letter to Mr. Lee clarifying his role and that of the Tower and CastlePoint management teams in any negotiations between the Tower and CastlePoint special committees with respect to the possible acquisition of CastlePoint by Tower, noting that the evaluation and negotiation of any such acquisition by each special committee must be independent of the Tower and CastlePoint management teams, except for providing information at the request of a special committee.

        At a meeting of the Tower special committee held on July 2, 2008, the committee and its advisors discussed the CastlePoint special committee's desire to obtain as much as $14.50 in aggregate consideration per CastlePoint common share, which would have been a 60% premium to CastlePoint's closing share price on June 30, 2008, and determined, after consultation with its advisors, that, at that time, it could not approve and recommend an acquisition of CastlePoint at such a purchase price.

        At the same July 2, 2008 meeting Tower special committee, Tower management was invited to join the meeting and informed the committee that Tower was considering a potential acquisition of Hermitage. Tower management stated that the acquisition of Hermitage by Tower could proceed on a simultaneous track with the proposed acquisition of CastlePoint, and according to Tower management could be funded with CastlePoint's available cash, assuming that Tower could obtain debt financing for the cash portion of the purchase price to be paid in the acquisition of CastlePoint. The Tower special committee and its advisors discussed the alternative of pursuing a bridge loan in the amount of $145,000,000 for purposes of financing a portion of the cash consideration of the acquisition of CastlePoint, and recognized, among other concerns, that at that time the proposed financing was uncommitted and that it was an expensive manner in which to obtain short-term capital.

        On July 3, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs confirmed to the CastlePoint special committee that he had communicated to a representative of Lazard the CastlePoint special committee's response to the suggested economic terms communicated by Lazard on May 27, 2008 and he had taken Lazard's representative through the committee's reasoning therefor.

        At meetings of the Tower special committee held throughout July 2008, the committee, in consultation with its advisors, considered the implications that Tower's potential acquisition of Hermitage would have for its potential acquisition of CastlePoint, including that, according to Tower management, CastlePoint would need to participate significantly in any acquisition of Hermitage whether or not Tower and CastlePoint combined. The Tower special committee also discussed the additional complications that this potential transaction introduced into its consideration of the proposed acquisition of CastlePoint, including Tower's ability to finance the cash portion of any consideration to be paid to CastlePoint shareholders.

        At meetings of the Tower special committee held in early July 2008, the committee considered updated due diligence information regarding CastlePoint from various of its advisors, including evaluation of CastlePoint's investment portfolio and loss reserves relating to CastlePoint's third-party business, which represented approximately 25% of CastlePoint's total gross written premiums in 2007.

        At a meeting of the Tower special committee held on July 9, 2008, representatives of Lazard made presentations to the Tower special committee, which set forth Lazard's updated preliminary financial analysis of the proposed acquisition of CastlePoint and the impact of various possible exchange ratios upon Tower's earnings per share. In particular, Lazard's representative noted that a 0.5611 exchange ratio, which was implied from the purchase price of $14.50 per CastlePoint common share that Goldman Sachs had referenced, would be dilutive to Tower's earnings per share in both 2009 and 2010. The Tower special committee reviewed an analysis of various potential options for Tower to finance the cash portion of the consideration payable to CastlePoint shareholders, including (1) obtaining a $145,000,000 bridge loan, (2) using cash available at CastlePoint and its subsidiaries by way of a pre-closing dividend or as merger consideration, (3) obtaining a bridge loan and an additional $75,000,000 term loan, and (4) obtaining a bridge loan in conjunction with an issuance of $75,000,000 of convertible preferred stock of Tower to CastlePoint shareholders.

        During this presentation by Lazard, the Tower special committee considered and discussed, among other things, the difficulty of negotiating the proposed acquisition of CastlePoint during a period of unusual short-term downward pressure on Tower common stock, especially in light of the Tower special committee's desire that the transaction be accretive to Tower's earnings per share in 2010, and the pros and cons of various approaches to alleviate this problem, including (1) increasing the cash component of the purchase price and (2) introducing into the exchange ratio negotiations with CastlePoint the concepts of a volume weighted average price (VWAP) over some trading period and/or floating exchange ratios with collars. The Tower special committee also determined, after discussions with its advisors, that the most attractive manner of financing the cash portion of the purchase price would be by using CastlePoint's excess cash in the form of a pre-closing dividend or in the form of merger consideration.

        Later at the July 9, 2008 meeting of the Tower special committee, following discussion with its advisors regarding the matters considered at that meeting, including the strategic advantages of completing, and the risks of not completing, an acquisition of CastlePoint, the committee instructed Lazard to respond to Goldman Sachs with a revised indication of interest for an acquisition of CastlePoint by Tower for a combination of cash and stock with an implied fixed exchange ratio in the range of 0.49 to 0.50 shares of Tower common stock for each CastlePoint common share, of which $120,000,000 to $125,000,000 would be paid in cash, which a representative of Lazard communicated to a representative of Goldman Sachs on July 9, 2008, following the meeting of the Tower special committee.

        On July 9, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs conveyed to the CastlePoint special committee the terms of the revised suggested economic terms communicated by Lazard to Goldman Sachs. The revised suggested economic terms contemplated that Tower would acquire CastlePoint for a combination of cash and stock, based on an implied exchange ratio of 0.49 to 0.50 shares of Tower common stock for each CastlePoint common share, of which up to 120,000,000 to $125,000,000 would be paid in cash (a 5.4% premium, based on an exchange ratio of 0.495 and the closing stock/share prices of Tower and CastlePoint on July 9, 2008).

        On July 10, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs reviewed with the CastlePoint special committee a presentation prepared by Goldman Sachs, which set forth Goldman Sachs' preliminary financial analysis of the revised economic terms communicated by Lazard. As part of the presentation, Goldman Sachs' representative noted, among other things, that the exchange ratio derived from the revised suggested economic terms with respect to the stock portion of the consideration was not substantially different from the corresponding exchange ratio derived from Tower's original suggested economic terms communicated by Lazard on May 27, 2008, given that the cash component of the consideration had remained in the range of $120,000,000 to $125,000,000 and Tower's stock price had declined in the interim (Tower's stock price had fallen from $27.23 on May 22, 2008 to $19.73 on July 9, 2008, while CastlePoint's share price had suffered a lesser decline from $10.65 to $9.28). Goldman Sachs then discussed with the CastlePoint special committee the revised suggested economic terms and the response Goldman Sachs intended to communicate to Lazard.

        On July 13, 2008, representatives of Goldman Sachs indicated to representatives of Lazard that the CastlePoint special committee might be willing to invite a proposal from the Tower special committee for an acquisition of CastlePoint by Tower providing for an exchange ratio of 0.5 shares of Tower common stock for each CastlePoint common share (which was consistent with the overall exchange ratio in Tower's revised suggested economic terms of July 9, 2008), plus $1.83 in cash per CastlePoint common share (which represented the excess cash then believed to be available at CastlePoint and its subsidiaries).

        On July 14, 2008, at a meeting of the Tower special committee, representatives of Lazard informed the Tower special committee of their discussion with representatives of Goldman Sachs. Lazard explained that such a transaction would be dilutive to Tower's earnings per share in 2010 if consummated on a standalone basis (i.e., before giving effect to any deployment of capital held by CastlePoint or its subsidiaries or any revenue synergies resulting from a business combination of Tower and CastlePoint). Following a detailed discussion and thorough consideration, the Tower special committee determined that it could not agree to the revised economic terms suggested by Goldman Sachs because of, among other reasons, the significant dilution to Tower's earnings per share in 2010. The Tower special committee decided to postpone further consideration of an acquisition of CastlePoint for various reasons, including (1) the significant gap between the parties' financial advisors' respective valuations of CastlePoint, (2) the depressed Tower stock price at such time and (3) the possibility that Tower might complete an acquisition of Hermitage in the interim, which could have a significant positive impact on Tower and its stock price.

        On that same day, at a subsequent meeting of the Tower board of directors, Mr. Schuster informed the Tower board of directors of the foregoing determination by the Tower special committee. Mr. Lee expressed concerns with the Tower special committee's decision to postpone any further discussions regarding the proposed acquisition of CastlePoint, including those expressed to the Tower special committee on February 5, 2008 as summarized above. In addition, Mr. Lee suggested the possibility that such a delay could have a negative impact on Tower's ability to finance acquisitions and support growth, that CastlePoint might refuse to proceed with an acquisition of Hermitage without Tower having first entered into a definitive agreement to acquire CastlePoint, and that continued uncertainty with respect to the potential business combination with CastlePoint could impact the ratings of Tower and its subsidiaries in the future. Finally, Mr. Lee informed the Tower board of directors that the standalone 2009 and 2010 earnings projections Tower management had previously distributed to the Tower special committee and its advisors in February 2008 required adjustment due to Tower management's updated view that, Tower's growth on a standalone basis should be lowered from 20% to 10% due to lack of capital to make acquisitions and management's reluctance to increase Tower's dependence on reinsurers in order to grow its business at 20%. At the conclusion of this meeting, the independent members of the Tower board of directors instructed Tower management to prepare revised projections and discuss the rationale underlying the proposed changes with Lazard so that Lazard could consider such changes in its analysis and advise the Tower special committee accordingly.

        On July 16, 2008, during an updating teleconference for the members of the CastlePoint special committee, the CastlePoint special committee discussed the possibility of Tower improving its suggested terms.

        On July 17, 2008, Tower management provided the Tower special committee with revised Tower standalone projections reflecting 10% premium growth for 2009 and 2010.

        At a meeting of the Tower special committee held on July 18, 2008, the committee discussed the revised Tower standalone projections for Tower prepared by Tower management. After being invited to join, Tower management emphasized that Tower's ability to make future acquisitions of third-party businesses and, thereby, Tower's future growth opportunities were dependent on Tower's ability to raise capital on favorable terms. Tower management reiterated the view that an acquisition of CastlePoint was the best way to obtain the necessary capital, in the short term. In light of this new information, Tower management encouraged the Tower special committee to proceed to negotiate the potential acquisition of CastlePoint. Subsequently, the Tower special committee instructed Lazard and Mr. Swain to review and analyze the revised Tower standalone projections that were distributed to it on July 17, 2008 in order that they could advise the Tower special committee in its consideration of whether to proceed with its deliberations and negotiations regarding the proposed acquisition of CastlePoint.

        At a meeting of the Tower special committee held on July 21, 2008, representatives of Lazard discussed the revised Tower standalone projections of July 17, 2008 and noted, among other things, that Tower management advised that those revised projections were its best view of Tower's future performance. Following detailed discussions with its advisors and thorough consideration, the Tower special committee concluded that Tower management's grounds for updating the Tower standalone projections on July 17, 2008 were reasonable given the current market conditions that had significantly limited Tower's ability to raise additional capital required to finance acquisitions and support growth and that future participation of CastlePoint in Tower acquisitions had become uncertain. In reaching this determination, the Tower special committee also considered that certain key assumptions underlying those revised projections, such as the loss ratio, expenses and investment portfolio yield, were not changed from the previous projections. In addition, representatives of Lazard reviewed with the Tower special committee a presentation, which set forth Lazard's updated preliminary financial analysis of a possible acquisition of CastlePoint by Tower. Following a detailed discussion of the foregoing, the Tower special committee instructed Lazard to suggest to Goldman Sachs an exchange ratio of 0.50 shares of Tower common stock plus $1.83 in cash per CastlePoint common share.

        Between mid-July and early-August 2008, the Tower special committee, in consultation with its advisors, considered and discussed various elements and forms of a collar that might be applied to the exchange ratio being negotiated with the CastlePoint special committee, including a cap and floor with walk-away and top-up rights, and the potential effects of such applications, including, among other things, (1) that a cap on the price per share at which a fixed exchange ratio would apply, above which the exchange ratio would float, would impose an absolute maximum purchase price that would be payable to CastlePoint shareholders in the event that the Tower stock price appreciated before consummation of the acquisition of CastlePoint, which the Tower special committee considered likely given Tower management's belief that the Tower common stock was undervalued, and (2) that a floor on a floating exchange ratio, below which the exchange ratio would be fixed, would limit the number of shares that would be issued in an acquisition of CastlePoint by Tower and thereby prevent excessive dilution to Tower's earnings per share in the event the Tower stock price depreciated before consummation of the acquisition of CastlePoint.

        On July 22, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs conveyed to the CastlePoint special committee the further revised economic terms communicated by Lazard to Goldman Sachs which contemplated an exchange ratio of 0.50 shares of Tower common stock for each CastlePoint common share, plus $1.83 per share in cash (a 26.5% premium, based on the then current stock/share prices of Tower and CastlePoint). During the teleconference, a representative of Goldman Sachs reviewed with the CastlePoint special committee a presentation prepared by Goldman Sachs containing an illustrative analysis of how a collar mechanism could be used to provide greater certainty as to the value received by CastlePoint shareholders at the closing of the transaction. The CastlePoint special committee then discussed with its advisors whether it should seek a fixed or floating exchange ratio and the mechanics of a symmetrical or asymmetrical collar.

        On July 22, 2008, representatives of Goldman Sachs suggested to representatives of Lazard that the exchange ratio in the proposed acquisition of CastlePoint be fixed within a collar range of $16.00 to $24.00 per share of Tower common stock but that, outside of such range, the exchange ratio would float to deliver a fixed amount of consideration for each CastlePoint common share.

        On July 23, 2008, at a meeting of the Tower special committee, representatives of Debevoise provided an overview of the draft merger agreement that, at the direction of the committee, Debevoise had prepared for the acquisition of CastlePoint by Tower. Representatives of Debevoise and the Tower special committee discussed the principal issues raised by the draft merger agreement. Following this discussion, the Tower special committee instructed Debevoise to send the draft merger agreement, reflecting changes requested by the Tower special committee, to S&C.

        On July 24, 2008, at a meeting of the Tower special committee, representatives of Lazard presented Lazard's preliminary financial analysis of the effects, including on earnings per share accretion/dilution, of various hypothetical collar mechanisms, including the collar range of $16.00 to $24.00 per share of Tower common stock that Goldman Sachs had indicated on July 22, 2008. Following its discussion of the foregoing with its advisors, the Tower special committee instructed Lazard to accept the collar indicated by Goldman Sachs on July 22, 2008, but with the addition of a second floor of $15.00 per share of Tower common stock below which the exchange ratio would be fixed and, thereby, limit the dilutive effects of issuances of Tower common stock.

        On July 24, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs relayed to the CastlePoint special committee that representatives of Goldman Sachs had discussed the possibility of a collar with representatives of Lazard, and that, according to Lazard, the Tower special committee would be willing to accept a cap on the collar of $24.00 and a floor of $16.00, with the right on the part of CastlePoint, for a limited time, to terminate the merger agreement or "walk away" if Tower's stock price as calculated at closing fell below $15.00, unless Tower topped up the merger consideration to $9.83. The CastlePoint special committee and its advisors then discussed the possible collar mechanics in detail.

        Late on the night of July 24, 2008, Debevoise sent a draft merger agreement to S&C, reflecting these economic terms.

        Also on July 24, 2008, representatives of Goldman Sachs proposed to representatives of Lazard that the cap on the collar be increased to $25.00.

        On July 25, 2008, representatives of Lazard, as instructed by the Tower special committee, after discussion and consideration, informed representatives of Goldman Sachs that such a cap on the exchange ratio would be acceptable to the Tower special committee but that, since the Tower stock price had recently increased, the Tower special committee wanted to reduce the aggregate consideration payable to CastlePoint shareholders by either reducing the $1.83 in cash consideration per CastlePoint common share or adjusting the exchange ratio between the floor and cap on the collar downward from the 0.5 shares of Tower common stock for each CastlePoint common share previously discussed.

        On July 25, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of Goldman Sachs relayed this information to the committee. In addition, a representative of S&C briefed the CastlePoint special committee on certain provisions in the draft merger agreement received from Debevoise. S&C's representative also reviewed with the CastlePoint special committee certain potential bye-law amendments intended to facilitate the transaction.

        Later that same day, representatives of Goldman Sachs (1) informed representatives of Lazard that the $1.83 in cash consideration per CastlePoint common share, as indicated by Lazard on July 21, 2008, was the minimum amount of cash that the CastlePoint special committee was willing to accept and (2) suggested that the exchange ratio (i) be adjusted downward to 0.495 and (ii) be fixed within a collar range of $19.00 to $24.50 per share of Tower common stock.

        On July 25, 2008, at a meeting of the Tower special committee, representatives of Lazard explained to the Tower special committee that, pursuant to Goldman Sachs' proposal on July 25, 2008, CastlePoint shareholders would be paid $11.23 per CastlePoint common share if the Tower stock price were at $19.00, the floor of that proposed collar; whereas, under the terms of the July 24, 2008 indication, CastlePoint shareholders would have been paid $9.83 if the Tower stock price were at $16.00, the floor of that proposed collar. The Tower special committee determined that it could not accept such an increase of the collar floor and instructed Lazard to negotiate a lower exchange ratio with Goldman Sachs.

        On July 26, 2008, S&C, on behalf of the CastlePoint special committee, requested that Mr. Lee enter into a voting agreement with CastlePoint pursuant to which Mr. Lee would agree to vote both his CastlePoint common shares (constituting approximately 3.2% of the outstanding common shares of CastlePoint (assuming the exercise of all vested CastlePoint share options held by Mr. Lee)) and his shares of Tower common stock (constituting approximately 12.6% of the outstanding common stock of Tower) in favor of certain matters related to the acquisition of CastlePoint by Tower, and also to grant to a member of the CastlePoint special committee a proxy to vote such shares, if so requested.

        On July 27, 2008, at a meeting of the Tower special committee, representatives of Lazard presented a comparative analysis of various exchange ratios and collar ranges that had been considered by the Tower special committee and/or discussed with Goldman Sachs, including an analysis of accretion/dilution on Tower's earnings per share in 2009 and 2010. Given that the Tower stock price at such time had increased and was trading above the midpoint of the various collar ranges under discussion, the Tower special committee, after consultation with its advisors, determined to seek to decrease the exchange ratio or cash consideration in order to reduce the purchase price per CastlePoint common share that would have been payable if the closing of the acquisition of CastlePoint occurred at such time.

        That same day, representatives of Lazard and representatives of Goldman Sachs further negotiated the exchange ratio and collar range for the consideration to be received by CastlePoint shareholders. Lazard, acting on instructions from the Tower special committee, suggested a fixed exchange ratio of 0.47 shares of Tower common stock for each CastlePoint common share within a collar range of $18.00 to $25.50 per share of Tower common stock and a second floor of $17.00 per share of Tower common stock under which CastlePoint would have the right to walk-away from the acquisition of CastlePoint unless Tower increased the exchange ratio or cash consideration, which we refer to as a "top-up right," such that the amount of the consideration payable to CastlePoint shareholders was equal to at least $10.29 per CastlePoint common share.

        On July 27, 2008, a meeting of the CastlePoint special committee was held in Toronto. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the meeting, a representative of Goldman Sachs relayed to the CastlePoint special committee the terms of the further revised economic terms communicated by Lazard to Goldman Sachs earlier that day. Goldman Sachs' representative then presented to the CastlePoint special committee its analysis of the further revised economic terms, based on which the CastlePoint special committee determined not to invite a formal proposal at that time, but instructed Goldman Sachs to seek clarification from Lazard on the willingness of the Tower special committee to further raise the floor and/or cap on the collar.

        In response to Lazard's July 27, 2008 proposal, representatives of Goldman Sachs suggested a fixed exchange ratio of 0.48 within a collar range of $18.50 to $26.00 per share of Tower common stock, and a second floor of $16.75 per share of Tower common stock under which CastlePoint would have a walk-away right unless Tower exercised its top-up right to increase the amount of the consideration payable to CastlePoint shareholders to at least $10.71 per CastlePoint common share. In response to this counterproposal from Goldman Sachs, Lazard suggested, on behalf of the Tower special committee, a fixed exchange ratio of 0.47 shares of Tower common stock for each CastlePoint common share within a collar range of $18.00 to $26.00 per share of Tower common stock and a second floor of $17.00 per share of Tower common stock under which CastlePoint would have a walk-away right unless Tower exercised its top-up right to increase the amount of the consideration payable to CastlePoint shareholders to at least $10.29 per CastlePoint common share.

        On July 28, 2008, a meeting of the CastlePoint special committee was held in Toronto. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. At the meeting, a representative of Goldman Sachs updated the CastlePoint special committee on his negotiations with a representative of Lazard, the outcome of which was an expectation that the Tower special committee would be willing, subject to finalizing some remaining due diligence, to agree to an exchange ratio of 0.485 shares of Tower common stock for each CastlePoint common share, plus $1.83 per share in cash, with a floor of $18.50 and a cap of $25.00 on the collar, and the right on the part of CastlePoint, for a limited time, to terminate the merger agreement if Tower's stock price as calculated at closing fell below $16.75, unless Tower topped up the merger consideration to $10.8025. After extensive discussion with Goldman Sachs, the CastlePoint special committee determined to invite the Tower special committee to make a formal proposal in respect of a possible business combination consistent with the recent discussions between Goldman Sachs and Lazard (which invitation was required under the terms of the CastlePoint confidentiality and standstill agreement) and subsequently made such invitation.

        At a meeting of the Tower special committee held on July 28, 2008, the committee, in consultation with its advisors, determined that it could approve those terms and invited Mr. Lee to join the meeting to determine if Tower management would endorse such terms. Following discussion, Mr. Lee informed the Tower special committee that Tower management could endorse the indicated terms.

        Throughout the week of July 28, 2008, representatives of Debevoise and S&C engaged in substantive discussions, including consultation with their respective special committees, regarding various issues with respect to the merger agreement, including, among other things, (1) Tower's and CastlePoint's respective representations and warranties and covenants, including the conduct of business covenants applicable to the period between signing of the merger agreement and closing of the transaction, (2) provisions related to deal protection, including with respect to "no-shop" provisions and the standard for a change in recommendation of the special committee or board of directors of Tower or CastlePoint, (3) conditions to consummation of the transaction, including, among other things, that CastlePoint have on hand a specified amount of immediately available cash for purposes of financing a portion of the cash consideration payable to CastlePoint shareholders in the transaction, (4) grounds for termination of the merger agreement, including a mutual right to terminate the merger agreement in order to accept a superior proposal and Tower's right to terminate if the holders of a specified percentage of CastlePoint common shares seek appraisal rights under Bermuda law, (5) consequences of termination of the merger agreement, including, in certain circumstances, payment of a termination fee and expenses up to a cap and/or a two year extension of reinsurance agreements and service agreements to which subsidiaries of Tower and CastlePoint are party and (6) the formula for converting CastlePoint share options and restricted shares into Tower options and restricted stock. Between July 28, 2008 and August 4, 2008, Debevoise and S&C exchanged revised drafts of the merger agreement.

        At meetings of the CastlePoint special committee held on July 27 and July 28, 2008, a representative of S&C reviewed with the committee certain issues raised by the draft merger agreement and discussed with the CastlePoint special committee the approach it wished to take in responding thereto. On July 29, 2008, each of S&C and Debevoise updated their respective special committees regarding its negotiations with each other in connection with the draft merger agreement.

        On July 30, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of S&C discussed with the CastlePoint special committee the circumstances in which the merger agreement could provide for an extension of the reinsurance agreements among CastlePoint, Tower and their respective subsidiaries and the sources of cash available to fund the cash component of the merger consideration. During a further updating teleconference that night, a representative of S&C updated the CastlePoint special committee on his conversation with a representative of Debevoise in relation to the open issues in the draft merger agreement. In addition, on August 1, 2008, during an updating teleconference for the members of the CastlePoint special committee, a representative of S&C discussed with the CastlePoint special committee the provisions in the merger agreement relating to an extension of the reinsurance agreements among the parties and their respective subsidiaries.

        On July 31, 2008, CastlePoint management provided revised CastlePoint standalone projections to Lazard, showing that CastlePoint would have lower than anticipated earnings in years 2008 through 2012. For 2008, these projections revised CastlePoint's operating EPS downward from $1.75 to $1.85 (as publicly announced by CastlePoint on May 6, 2008) to approximately $1.61.

        On August 1, 2008, representatives of Debevoise provided the Tower special committee with updates regarding its negotiations with representatives of S&C in connection with the draft merger agreement.

        On August 1, 2008, during an updating teleconference for the members of the CastlePoint special committee, at the invitation of the CastlePoint special committee, Mr. Lee and Mr. Weiner reviewed with the CastlePoint special committee CastlePoint management's standalone projections for CastlePoint and the sources of cash available to fund the cash consideration.

        On August 2, 2008, representatives of Debevoise sent a memorandum describing the material terms of the merger agreement to the members of the Tower special committee. Also on August 2, 2008, following discussions with their respective special committees, Debevoise and S&C asked Mr. Lee to enter a voting agreement with Tower with respect to the voting of his CastlePoint common shares and a voting agreement with CastlePoint with respect to the voting of his Tower common stock. On August 3, 2008, Mr. Lee informed representatives of Debevoise that the voting agreements were acceptable to him.

        At meetings held on August 2, 2008 and August 3, 2008, the Tower special committee and its advisors discussed the implications of the revised CastlePoint standalone projections provided on July 31, 2008, including Lazard's analysis with respect to various financial metrics that the Tower special committee had considered in its determinations regarding the acquisition of CastlePoint and whether the Tower special committee should seek a reduction to the consideration payable to CastlePoint shareholders as a result of such change.

        In the afternoon of August 3, 2008, a meeting of the CastlePoint special committee was held in Bermuda. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. A representative of S&C reviewed with the CastlePoint special committee the outstanding issues in relation to the draft merger agreement and received various comments from the committee members. A representative of Goldman Sachs updated the CastlePoint special committee on his conversations with a representative of Lazard to the effect that the Tower special committee was considering reducing the previously agreed exchange ratio based on further due diligence of the revised standalone projections for CastlePoint provided by CastlePoint management. The CastlePoint special committee conveyed to Goldman Sachs that if the Tower special committee seeks a reduction in the exchange ratio, Goldman Sachs should attempt to negotiate for an increase in the value received from the collar. The meeting was then adjourned to permit Goldman Sachs to continue its negotiations on the exchange ratio and collar with Lazard.

        At a meeting of the Tower special committee held on August 3, 2008, Lazard reported that, after further discussions with Tower and CastlePoint management and Goldman Sachs, CastlePoint's projected 2008 year-end book value was unchanged at $11.79 per share and, after giving effect to the revised projections, the proposed acquisition of CastlePoint was projected to result in zero or minimal (less than 1%) earnings dilution in 2010. Notwithstanding this report, the committee and its advisors discussed the possibility of exploring a lower purchase price per CastlePoint common share and instructed Lazard to suggest to Goldman Sachs a 0.47 exchange ratio with a collar range of $20.00 to $26.00 per share of Tower common stock, plus $1.83 per CastlePoint common share (a 41.9% premium, based on the then current stock/share prices of Tower and CastlePoint), and a walk-away right of CastlePoint (and corresponding top-up right of Tower) triggered at $18.25 per share of Tower common stock.

        During the evening of August 3, 2008, at a reconvened meeting of the CastlePoint special committee, at which each of the committee's members other than Mr. Van Gorder was present, a representative of Goldman Sachs updated the committee on his negotiations with Lazard.

        In response to the Tower special committee's most recent proposal communicated, through Lazard, to Goldman Sachs, representatives of Goldman Sachs communicated to representatives of Lazard that such terms may be acceptable to the CastlePoint special committee, if the Tower special committee would agree to (1) a second floor of $17.50 per share of Tower common stock under which CastlePoint would have a walk-away right unless Tower exercised its top-up right to increase the amount of the consideration payable to CastlePoint shareholders to at least $11.23 per CastlePoint common share and (2) a two-year term extension of the reinsurance agreements and service agreements between Tower and CastlePoint and their respective subsidiaries in the event that CastlePoint exercised its walk-away right because the Tower stock price was less than $17.50 and Tower did not exercise its top-up right. Following detailed discussions, later on August 3, 2008, representatives of Lazard informed representatives of Goldman Sachs that the Tower special committee accepted this final proposal, subject to the resolution of certain issues in the merger agreement. In the early morning of August 4, 2008, S&C sent a revised draft of the merger agreement to Debevoise reflecting these changes.

        On August 4, 2008, representatives of Lazard informed the Tower special committee that Lazard was prepared to render its fairness opinion with respect to the fairness, from a financial point of view, of the merger consideration to be paid by Tower in the acquisition of CastlePoint pursuant to the merger agreement. Before delivering Lazard's opinion, representatives of Lazard made an extensive financial presentation to the Tower special committee, including, among other things, (1) a summary of the pertinent terms of the proposed merger, (2) a collar sensitivity analysis and (3) a summary of the strategic rationale for the proposed merger. After further discussion regarding the foregoing presentation, at the request of the Tower special committee, Lazard delivered its oral opinion to the Tower special committee, confirmed in writing later that day, as described in "—Opinion of the Financial Advisor of the Tower Special Committee" below.

        After the delivery of and discussion regarding the Lazard fairness opinion, the Tower special committee approved, among other things, the merger agreement, by the unanimous vote of its members, and made certain recommendations to the Tower board of directors and Tower stockholders, as described in "—Recommendations of the Tower Special Committee and the Tower Board of Directors" below.

        Following the adjournment of the Tower special committee meeting, the Tower board of directors held a meeting to consider the proposed acquisition of CastlePoint by Tower. The Tower special committee reported to the Tower board of directors on its deliberations, approvals and recommendations. Following consideration and discussion, the Tower board of directors approved, among other things, the merger agreement, by the unanimous vote of its members, and made certain recommendations to the Tower stockholders, as described in "—Recommendations of the Tower Special Committee and the Tower Board of Directors" below.

        On August 4, 2008, a meeting of the CastlePoint special committee in Bermuda was reconvened. Each of the members of the CastlePoint special committee participated. Also in attendance were representatives of S&C and Goldman Sachs. A representative of Conyers Dill & Pearman, Bermuda counsel to CastlePoint, joined the meeting to review with the CastlePoint special committee the fiduciary duties of its members and confirmed that the current draft of the merger agreement complied with Bermuda law. A representative of S&C then reviewed with the CastlePoint special committee the provisions of the current draft of the merger agreement. Next, the CastlePoint special committee invited CastlePoint management into the meeting and reviewed with CastlePoint management the revised standalone projections that CastlePoint management had provided to the CastlePoint special committee and Goldman Sachs, after which the CastlePoint special committee approved the use of those projections in Goldman Sachs' financial analysis of the proposed transaction. Representatives of Goldman Sachs then reviewed with the CastlePoint special committee Goldman Sachs' financial analysis of the proposed transaction and delivered to the CastlePoint special committee Goldman Sachs' oral opinion, which was subsequently confirmed in writing, that as of August 4, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders. After further discussion and careful consideration, the CastlePoint special committee reached the decision and made the recommendations described under "Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors" below.

        Following the CastlePoint special committee meeting on August 4, 2008, the full CastlePoint board of directors met to consider the transaction. A representative of S&C reviewed with the full board the provisions of the current draft of the merger agreement. Representatives of Goldman Sachs then reviewed with the full board Goldman Sachs' financial analysis of the proposed transaction and delivered to the CastlePoint board of directors Goldman Sachs' oral fairness opinion described above. After further discussion and careful consideration, the CastlePoint board of directors reached the decision and made the recommendations described under "Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors" below.

        On August 4, 2008, Mr. Lee agreed to execute a limited waiver agreement providing that the acquisition of CastlePoint will not constitute "good reason" for purposes of his employment agreement with CastlePoint or a "change in control" under any stock option agreement, restricted stock agreement or other similar arrangement between him and Tower. In the absence of this waiver, Mr. Lee might have asserted that the acquisition of CastlePoint by Tower resulted in a change of control of Tower or diminution of his duties as chief executive officer of CastlePoint, either of which would have entitled him to certain enhanced rights, as a result of the transaction.

Recommendations of the Tower Special Committee and the Tower Board of Directors

Recommendation of the Tower Special Committee

        The Tower board of directors established a special committee consisting of Austin Young III, Charles Bryan, Steven W. Schuster and William W. Fox, Jr., each an independent director of Tower, to review, evaluate and consider a possible transaction between Tower and CastlePoint and to make recommendations to the Tower board of directors with respect to such a transaction. The Tower special committee retained Swainbrook as a financial advisor and Lazard as its independent financial advisor. The Tower special committee retained Debevoise as its independent legal counsel. Over a period of approximately twelve months, the Tower special committee oversaw the performance of financial and legal due diligence by its advisors, engaged in extensive discussions and deliberations with respect to a potential business combination with CastlePoint and strategic alternatives to a transaction with CastlePoint, and conducted negotiations with the CastlePoint special committee and its advisors with respect to the merger agreement and the other agreements related to the merger.

        The Tower special committee, after careful consideration and by unanimous vote at a meeting held on August 4, 2008, determined that the merger agreement, the charter amendment, and the share issuance are fair to, advisable and in the best interests of, Tower and that the charter amendment and the share issuance are advisable and in the best interests of the Tower stockholders. In reaching its determination, the Tower special committee consulted with and received the advice of Lazard, Swainbrook and Debevoise. The Tower special committee also unanimously:

  •
  approved and adopted the merger agreement and the voting agreement between Tower and Michael H. Lee;

  •
  authorized and approved the charter amendment and the share issuance;

  •
  recommended that the Tower board of directors (1) approve and adopt the merger agreement and the voting agreement between Tower and Michael H. Lee and authorize and approve the charter amendment, the share issuance and the other transactions contemplated by the merger agreement, and (2) submit the charter amendment and the share issuance to a stockholder vote and recommend that the Tower stockholders approve the charter amendment and the share issuance; and

  •
  recommended that the Tower stockholders approve the charter amendment and the share issuance.

Recommendation of the Tower Board of Directors

        Following the meeting of the Tower special committee, the Tower special committee reported to the Tower board of directors on the Tower special committee's deliberations, determination and recommendation. Based upon the recommendation of the Tower special committee and other factors considered by the Tower board of directors, the Tower board of directors unanimously determined that the merger agreement, the charter amendment and the share issuance are fair to, advisable and in the best interests of, Tower and that the charter amendment and the share issuance are advisable and in the best interests of the Tower stockholders. The Tower board of directors also unanimously:

  •
  approved and adopted the merger agreement and the voting agreement between Tower and Michael H. Lee;

  •
  authorized, approved and declared advisable the charter amendment, the share issuance and the other transactions contemplated by the merger agreement;

  •
  resolved that the charter amendment and the share issuance be submitted to a vote of the Tower stockholders; and

  •
  recommended that the Tower stockholders approve the charter amendment and the share issuance.

Position of Tower Schedule 13e-3 Filing Persons as to the Fairness of the Merger

        Under SEC rules, Tower and Ocean I, which we refer to, collectively, as the "Tower Schedule 13e-3 Filing Persons," are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger to the CastlePoint shareholders (other than Tower or any wholly-owned subsidiary of Tower). The Tower Schedule 13e-3 Filing Persons are making the statements included in this section solely for the purposes of complying with such requirements. The views of the Tower Schedule 13e-3 Filing Persons as to the fairness of the merger should not be construed as a recommendation to any CastlePoint shareholder as to how that shareholder should vote on the proposals to approve and/or adopt, as the case may be, the bye-law amendments, the merger agreement or the merger.

        The Tower Schedule 13e-3 Filing Persons did not participate in the deliberations of the CastlePoint special committee or CastlePoint board of directors regarding, and did not receive advice from the CastlePoint special committee's legal or financial advisors as to, the fairness of the merger. The Tower special committee engaged Lazard as its independent financial advisor to provide certain financial advisory services with respect to a business combination with CastlePoint. Lazard has not provided an opinion with respect to the fairness of the merger or the merger consideration to CastlePoint shareholders. The Tower Schedule 13e-3 Filing Persons believe that the merger consideration is substantively fair to the unaffiliated CastlePoint shareholders based on the following factors:

  •
  the merger consideration of $12.68 (based on Tower's closing price on August 4, 2008, which was the last trading day before the public announcement of the transaction) represents a premium of approximately 42.8% to the closing price of CastlePoint common shares on August 4, 2008; a premium of approximately 38.8% to the volume weighted average closing price of CastlePoint common shares for the one-month period prior to August 4, 2008; a premium of approximately 30.9% to the volume weighted average closing price of CastlePoint common shares for the three-month period prior to August 4, 2008; a premium of approximately 25.4% to the volume weighted average closing price of CastlePoint common shares for the six-month period prior to August 4, 2008; and a premium of approximately 16.7% to the volume weighted average closing price of CastlePoint common shares for the twelve-month period prior to August 4, 2008;

  •
  the consideration to be paid to the CastlePoint shareholders will be as much as $14.05, which is 4% higher than the highest trading price for CastlePoint common shares during the 52-week period ending on August 1, 2008 ($13.50) and is an 83% premium to the lowest closing price of the CastlePoint common shares during that 52-week period ($7.66);

  •
  Tower's knowledge of the business, financial condition, results of operations and prospects of CastlePoint and knowledge of the insurance business generally;

  •
  the reports received from Lazard and Swainbrook, the financial advisors to the Tower special committee, in connection with the proposed transaction with CastlePoint;

  •
  the merger consideration of $12.68 (based on the closing price of a share of Tower common stock on August 4, 2008, which was the last trading day before the announcement of the transaction), represents a price-to-book multiple of 1.15x (using CastlePoint's book value as of June 30, 2008), as compared to CastlePoint's price-to-book multiple of 0.80x based on the closing price of CastlePoint common shares on August 4, 2008; in addition, the collar mechanism ensures that, as long as the average Tower stock price is greater than $17.50, the value of the merger consideration to be received by CastlePoint's shareholders will equal an amount per share in excess of CastlePoint's book value per share as of June 30, 2008;

  •
  the continuity of CastlePoint's senior management team in the combined company, as well as all three of CastlePoint's independent directors on Tower's board of directors;

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  the fact that, because the majority of the merger consideration received by CastlePoint shareholders will be in the form of Tower common stock, CastlePoint shareholders will have a meaningful opportunity to participate in a stronger combined company after the merger and any appreciation in Tower's stock price;

  •
  the fact that, through their receipt of the stock portion of the consideration, CastlePoint's shareholders will share in the benefits that the combined company will enjoy, including (1) an enhanced capital position and associated increased financial strength, which better positions the combined company to grow its business going forward, (2) potential redeployment of CastlePoint's capital from reinsurance to higher margin business (i.e., primary insurance), organically and through acquisitions, and (3) cost savings generated by streamlining management, technology and other infrastructure;

  •
  the fact that there is no lock-up on the shares of Tower common stock that CastlePoint's shareholders will receive in the merger, enabling a CastlePoint shareholder to monetize its holdings in Tower if it wishes to do so;

  •
  the fact that, through their receipt of the cash portion of the merger consideration, CastlePoint shareholders that are U.S. persons will have cash on hand with which to pay all or a portion of their U.S. federal income taxes in connection with the sale of their CastlePoint common shares;

  •
  the fact that Tower will be required to pay CastlePoint a termination fee of $15,000,000 and/or CastlePoint's expenses up to $10,000,000, and/or CastlePoint will receive an automatic two-year extension of certain reinsurance agreements (on market terms) and service agreements (on current terms) among CastlePoint, Tower and their respective subsidiaries, in the event that the merger agreement is terminated in certain circumstances;

  •
  the fact that no external financing is required for the transaction, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the shareholders of CastlePoint;

  •
  the fact that, subject to compliance with certain obligations under the merger agreement, each of the CastlePoint special committee and the CastlePoint board of directors is permitted to explore and respond to an alternative transaction proposed by a third party that it concludes constitutes, or could reasonably be expected to constitute, a "superior proposal" (as defined in the merger agreement), to change its recommendation to the shareholders of CastlePoint (whether or not in response to a superior proposal), and to terminate the merger agreement in order to approve a superior proposal, upon the payment to Tower of a termination fee of $15,000,000 (plus Tower's expenses not to exceed $10,000,000).

        The Tower Schedule 13e-3 Filing Persons believe that, even though (1) the merger does not require approval by a majority of unaffiliated CastlePoint shareholders and (2) the CastlePoint board of directors did not retain an unaffiliated representative (other than the CastlePoint special committee) to act solely on behalf of the unaffiliated CastlePoint shareholders, the merger is procedurally fair to such unaffiliated shareholders based on the following factors:

  •
  the CastlePoint board of directors established a special committee of independent directors to negotiate with Tower, which consists of directors who are not officers, employees or controlling shareholders of CastlePoint or affiliated with Tower. The Tower Schedule 13e-3 Filing Persons believe the CastlePoint special committee was therefore able to represent the interests of the unaffiliated CastlePoint shareholders without the potential conflicts of interest that CastlePoint's relationship with Tower would otherwise have presented;

  •
  the CastlePoint special committee retained its own nationally recognized legal advisor, S&C, which the CastlePoint special committee determined had no relationship that would compromise its independence;

  •
  the CastlePoint special committee retained its own nationally recognized financial advisor, Goldman Sachs, which the CastlePoint special committee determined had no relationship that would compromise its independence;

  •
  the CastlePoint special committee and its advisors and, at the direction of the CastlePoint special committee, CastlePoint management conducted an extensive due diligence investigation of Tower, which the Tower Schedule 13e-3 Filing Persons believe provided the CastlePoint special committee and its advisors with the information necessary to effectively represent the interests of the unaffiliated CastlePoint shareholders;

  •
  the CastlePoint special committee had the authority to reject the transaction proposed by the Tower special committee (and in fact did not invite a proposal based on earlier indications of interest);

  •
  the Tower Schedule 13e-3 Filing Persons did not participate in or have any influence over the conclusions reached by the CastlePoint special committee or the negotiating positions of the CastlePoint special committee;

  •
  the merger was unanimously approved by the CastlePoint special committee;

  •
  the CastlePoint special committee received an opinion from Goldman Sachs to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs' opinion is attached to this joint proxy statement/prospectus as Annex E;

  •
  the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between the Tower and CastlePoint special committees and their respective financial and legal advisors;

  •
  the CastlePoint special committee was deliberate in its process, taking more than two months to analyze and evaluate Lazard's initial and various revised indications of interest, and to negotiate with the Tower special committee the terms of the proposed merger, ultimately resulting in a more than a 22% increase in the merger consideration to be paid to CastlePoint shareholders in connection with the merger over that initially proposed by the Tower special committee;

  •
  the fact that the CastlePoint special committee was negotiating with the Tower special committee rather than Mr. Lee, such that the financial and other terms and conditions of the merger agreement were the product of arm's-length negotiations between the CastlePoint special committee and its financial and legal advisors, on the one hand, and the Tower special committee and its financial and legal advisors, on the other hand;

  •
  the fact that the transaction will only occur if it is approved by a majority (or, if the amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation with a foreign company by a majority vote is not approved and adopted by the shareholders of CastlePoint, a supermajority vote of three-fourths) of the votes cast at the CastlePoint special general meeting and that Tower and Messrs. Lee, Colalucci and Maier beneficially own, respectively, only [    •    ]%, [    •    ]%, [    •    ]% and [    •    ]% of the outstanding shares of CastlePoint on the CastlePoint record date; and

  •
  the availability of appraisal rights to a CastlePoint shareholder who does not vote in favor of the merger agreement and the merger and who is not satisfied that it has been offered fair value for its CastlePoint common shares, subject to such shareholder applying to the Court to appraise the fair value of its CastlePoint common shares, within one month after the date of the giving of notice convening the CastlePoint special general meeting.

        In their evaluation of the fairness of the merger to unaffiliated CastlePoint shareholders, the Tower Schedule 13e-3 Filing Persons considered the historical trading valuation of CastlePoint, analyst estimates and recommendations, an analysis of comparable publicly traded property and casualty insurance companies, CastlePoint management's projections and a comparison of such projections to the Institutional Brokers' Estimate System consensus, and other valuation methodologies presented by Lazard to the Tower special committee in connection with the merger. Lazard was not requested to and did not consider the fairness of the merger to the unaffiliated CastlePoint shareholders. However, given the purpose for which the aforementioned valuation metrics were generated, the Tower Schedule 13e-3 Filing Persons deemed it appropriate to consider them in making their determination regarding the fairness of the merger to the unaffiliated CastlePoint shareholders.

        The Tower Schedule 13e-3 Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the unaffiliated CastlePoint shareholders. Rather, their fairness determination was made after consideration of all of the above factors as a whole.

Tower's Reasons for and Effects of the Merger

        In determining that the charter amendment and the share issuance are advisable and in the best interests of the Tower stockholders, and in recommending the approval of the merger agreement, the voting agreement, the charter amendment, the share issuance and the other transactions contemplated by the merger agreement, to the Tower board of directors on August 4, 2008, the Tower special committee considered a number of factors. The material factors included, but were not limited to, the following:

  •
  the merger provides Tower with access to a large pool of capital that will, among other things, (1) increase Tower's own capital to strengthen Tower's balance sheet and reduce its reliance on third-party reinsurance; (2) provide access to additional capital to make acquisitions; (3) provide additional underwriting capacity to support future organic growth and increase profitability by placing quota share reinsurance currently placed with CastlePoint Re with other reinsurers at terms and conditions that currently are more favorable than those provided by CastlePoint Re under Tower's existing agreement with CastlePoint Re; and (4) provide an opportunity to increase profitability by reallocating more of CastlePoint's capital from reinsurance business to Tower's brokerage business with a higher return and growth potential;

  •
  elimination of the risk that CastlePoint would rotate its capital out of Tower reinsurance and into third-party reinsurance or acquisitions of third-party insurers after the expiration of reinsurance agreements between the parties and their respective subsidiaries;

  •
  elimination of the possibility that CastlePoint would be acquired by a competitor of Tower;

  •
  the possible inability of Tower to access equity and debt capital markets on attractive terms;

  •
  the opportunity to reduce costs and improve efficiency by combining businesses, including costs associated with running two separate public companies;

  •
  the opportunity to share profit center resources and consolidate certain functions;

  •
  elimination of any uncertainty regarding the future strategic relationship between Tower and CastlePoint;

  •
  expansion and diversification of revenues and distribution channels by creating multi-channel distribution through managing general agents, brokers and wholesalers, and adding revenues from risk-sharing and reinsurance from small companies;

  •
  significant corporate governance improvements to be obtained by removing potential conflicts of interest, allowing Tower's chief executive officer to focus on managing a single, combined company and pooling the management talent of both Tower and CastlePoint;

  •
  increased market capitalization provides Tower with strategic flexibility in a consolidating environment;

  •
  the Tower special committee's belief that the exchange ratio and the $1.83 in cash consideration represented the lowest per share merger consideration that could be negotiated;

  •
  current financial market conditions and historical market prices and trading information with respect to Tower common stock and CastlePoint common shares;

  •
  increases in Tower's stock price from as low as $18.68 on July 19, 2008 to $23.09 on August 4, 2008, which, together with the revision of CastlePoint's projected earnings downward for years 2008 through 2012, permitted the Tower special committee to negotiate a lower exchange ratio and minimize the dilutive effect on earnings per share of issuing shares of Tower common stock as merger consideration;

  •
  the Tower special committee's familiarity, based on its members' respective years of service on the Tower board of directors and discussions with management, with the business, operations, assets, financial condition, business strategy and prospects of Tower, the insurance and reinsurance industry, and economic and market conditions in general, both on a historical and on a prospective basis, including the softening reinsurance market in 2007 and 2008 and anticipated continuing softening of the reinsurance market in 2009, management's forecasts for Tower as set forth under "Certain Financial Projections" below and management's view as to risks and uncertainties in achieving such forecasts;

  •
  the opinion received by the Tower special committee from its independent financial advisor, Lazard, delivered to the Tower special committee in writing on August 4, 2008, to the effect that, as of the date thereof, the exchange ratio plus the $1.83 in cash consideration to be provided to CastlePoint shareholders (other than Tower or any wholly-owned subsidiary of Tower, CastlePoint shareholders who are entitled to and properly demand an appraisal of their CastlePoint common shares under Bermuda law and holders of CastlePoint common shares granted pursuant to any share option or restricted share plan or program maintained by CastlePoint that are subject to vesting or other restrictions immediately prior to the effective time of the merger) was fair, from a financial point of view, to Tower, as described in "The Merger—Opinion of the Financial Advisor of the Tower Special Committee" below;

  •
  the fact that no external financing is required for the transaction, thus increasing the likelihood that the merger will be consummated;

  •
  the prospects of the merger receiving necessary regulatory approvals and the anticipated timing and conditions of those approvals;

  •
  the fact that Tower believes that there has not occurred a "material adverse effect" (as defined in the merger agreement) and that the other conditions to closing the merger as described in "Description of the Merger Agreement—Conditions to the Merger" below are capable of being satisfied;

  •
  the fact that the Tower special committee consulted with its independent legal counsel, Debevoise, and independent financial advisor, Lazard, in evaluating, negotiating, recommending and adopting the terms of the merger agreement; and

  •
  the terms of the merger agreement, principally:
  •
  the requirements (1) that the share issuance be approved by holders of a majority of the outstanding shares of Tower common stock cast on the share issuance, and (2) that the charter amendment be approved by the holders of a majority of outstanding shares of Tower common stock entitled to vote thereon, as described in "Description of the Merger Agreement—Conditions to the Merger" below;

  •
  that the merger agreement allows the Tower special committee and the Tower board of directors to change or withdraw its recommendation of the charter amendment and the share issuance, provided that following such a change CastlePoint may terminate the merger agreement, receive a termination fee plus expenses and receive a two-year extension of certain agreements with Tower or Tower's subsidiaries, as described in "Description of the Merger Agreement—Termination of the Merger Agreement—Effects of Termination" below, or to terminate the merger agreement upon payment of a termination fee plus expenses and extension of certain agreements with Tower or Tower's subsidiaries, if Tower receives an unsolicited, bona fide superior proposal from a third party in certain circumstances, as described in "Description of the Merger Agreement—No Solicitation by Tower and CastlePoint" below;

  •
  that the merger agreement allows Tower the option, to be exercised at its sole discretion, to increase the merger consideration with either Tower common stock or cash, or both, in the event that the average Tower stock price is less than $17.50 and CastlePoint delivers a "walk-away" termination notice, as described in "Description of the Merger Agreement—Merger Consideration—CastlePoint Walk-Away Right; Tower Top-Up Right" below;

  •
  that, if the average Tower stock price is greater than $26.00, Tower is required to deliver a fixed value of $14.05 in merger consideration rather than a fixed number of shares of Tower common stock, as described in "Description of the Merger Agreement—Merger Consideration—Exchange Ratio" below;

  •
  that Tower's obligations to complete the merger are conditioned on CastlePoint receiving, at least two business days prior to the closing of the merger, inter-company cash distributions and/or dividends in an amount of not less than $80,000,000, to be used to fund a portion of the cash component of the merger consideration, as described in "Description of the Merger Agreement—Conditions to the Merger" below;

    •
    that Tower may terminate the merger agreement if the total number of dissenting CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the outstanding CastlePoint common shares, as described in "Description of the Merger Agreement—Termination of the Merger Agreement—Termination" below; and

    •
    CastlePoint's agreement to cooperate with Tower in obtaining financing should Tower decide to obtain financing in connection with the merger.

        The Tower special committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

  •
  the fact that the transaction will result in CastlePoint being a controlled foreign corporation most or all of whose income will be included by Tower for U.S. tax purposes, thereby losing the tax advantage that CastlePoint has enjoyed as an independent Bermuda based insurer;

  •
  the fact that, in the future, conditions in the debt or equity capital markets might permit Tower to access capital on more favorable terms than at present;

  •
  the effect of public announcement of the merger on Tower's stock price if Tower stockholders or CastlePoint shareholders do not view the merger positively;

  •
  the possibility that the merger might not be completed due to difficulties in obtaining sufficient stockholder/shareholder approval, obtaining requisite regulatory approvals or the occurrence of a material adverse effect on either company's business, or that completion might be unduly delayed by regulatory authorities' withholding consent or seeking to block the merger;

  •
  the fact that CastlePoint has the right, for a limited period, to exercise its "walk-away" right and terminate the merger agreement if the average Tower stock price is less than $17.50, subject to Tower's "top-up" right; see "—CastlePoint Walk-Away Right; Tower Top-Up Right" below;

  •
  the potential disruption to Tower's business that could result from the announcement of the merger, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

  •
  the risks and costs to Tower if the merger does not close, and the potential effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price for Tower common stock, its operating results, its ability to attract and retain key personnel and producers and its ability to complete an alternative transaction;

  •
  the possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the transaction, and the possibility of not completing the transaction if these approvals are not obtained, including any approval by an insurance regulatory authority;

  •
  the fact that Tower may be required to pay CastlePoint the termination fee of $15,000,000 and/or CastlePoint's expenses up to $10,000,000, and/or Tower may be required in certain circumstances to enter into a two-year extension of certain agreements with CastlePoint or CastlePoint's subsidiaries, as described in "Description of the Merger Agreement—Termination of the Merger Agreement—Effects of Termination" below;

  •
  the fact that, subject to compliance with certain obligations under the merger agreement, each of the CastlePoint special committee and the CastlePoint board of directors is permitted to change its recommendation to the CastlePoint shareholders and the CastlePoint shareholders may fail to approve the merger; in addition, each of the CastlePoint special committee and the CastlePoint board of directors may explore and respond to an alternative transaction proposed by a third party that it concludes constitutes, or could reasonably be expected to constitute, a "superior proposal" (as defined in the merger agreement) and terminate the merger agreement in order to approve a superior proposal, subject to payment to Tower of a termination fee of $15,000,000, plus Tower's expenses not to exceed $10,000,000;

  •
  the fact that Messrs. Lee, Colalucci and Maier have interests in the transaction that are different from, or in addition to, those of Tower's stockholders generally; see "—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below;

  •
  the restrictions on the conduct of Tower's business prior to the consummation of the merger, requiring Tower to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Tower from undertaking business opportunities that may arise pending completion of the merger; and

  •
  the potential reduction in Tower's earnings per share in the 2009 and 2010 fiscal years as a result of the share issuance.

        The foregoing discussion of the information and factors considered by the Tower special committee is not intended to be exhaustive, but includes the material factors considered by the Tower special committee. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the voting agreement, the charter amendment, the share issuance and the other transactions contemplated by the merger agreement, the Tower special committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Tower special committee may have given differing weights to different factors. On balance, the Tower special committee believed that the positive factors discussed above outweighed the negative factors discussed above.

Opinion of the Financial Advisor of the Tower Special Committee

        Under an engagement letter dated October 23, 2007 (as amended), the Tower special committee retained Lazard to act as investment banker to the Tower special committee and to render an opinion to it as to the fairness to Tower, from a financial point of view, of the consideration to be paid by it in the merger. On August 4, 2008, Lazard delivered its written opinion to the Tower special committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to CastlePoint shareholders (other than Tower or any wholly-owned subsidiary of Tower, CastlePoint shareholders who are entitled to and properly demand an appraisal of their CastlePoint common shares under Bermuda law and holders of CastlePoint common shares granted pursuant to any share option or restricted share plan or program maintained by CastlePoint that are subject to vesting or other restrictions immediately prior to the effective time of the merger, which we refer to as "excluded holders") by Tower in the merger was fair, from a financial point of view, to Tower.

        The full text of Lazard's written opinion, dated August 4, 2008, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference. The description of Lazard's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex D. We encourage you to read Lazard's opinion and this section carefully and in their entirety.

        Lazard's opinion was directed to the Tower special committee for the information and assistance of the Tower special committee in connection with its evaluation of the merger and only addressed the fairness to Tower, from a financial point of view, of the merger consideration to be paid to CastlePoint shareholders (other than excluded holders) by Tower in the merger as of the date of the opinion. Lazard's opinion does not address the merits of the underlying decision by Tower to engage in the merger or the relative merits of the merger as compared to any other transaction or business strategy in which Tower might engage. Lazard's opinion was not intended to and does not constitute a recommendation to any stockholder or shareholder of Tower or CastlePoint as to how such stockholder or shareholder should vote or act with respect to the merger or any matter relating thereto.

        Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard's opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard's opinion did not express any opinion as to the prices at which shares of Tower common stock or CastlePoint common shares may trade at any time subsequent to the announcement of the merger.

        The following is a summary of Lazard's opinion. We encourage you to read Lazard's written opinion carefully in its entirety.

        In connection with its opinion, Lazard:

  •
  Reviewed the financial terms and conditions of the merger agreement;

  •
  Analyzed certain historical business and financial information relating to CastlePoint and Tower;

  •
  Reviewed various financial forecasts and other data provided to Lazard by CastlePoint relating to the business of CastlePoint and financial forecasts and other data provided to Lazard by Tower relating to the business of Tower;

  •
  Held discussions with members of the senior managements of CastlePoint and Tower with respect to the businesses and prospects of CastlePoint and Tower, respectively;

  •
  Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of CastlePoint and Tower, respectively;

  •
  Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of CastlePoint and Tower, respectively;

  •
  Reviewed historical stock prices and trading volumes of CastlePoint common shares and Tower common stock; and

  •
  Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CastlePoint or Tower or concerning the solvency or fair value of CastlePoint or Tower, including, without limitation, any actuarial analyses. With respect to the financial forecasts which it reviewed, Lazard assumed, with the consent of the Tower special committee, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CastlePoint and Tower as to the future financial performance of CastlePoint and Tower, respectively. In addition, Lazard assumed, with the consent of the Tower special committee, that such financial forecasts will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

        In rendering its opinion, Lazard assumed, with the consent of the Tower special committee, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions by CastlePoint or Tower, including, without limitation, that the cash consideration to be paid in the merger will be funded by CastlePoint. Lazard also assumed, with the consent of the Tower special committee, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on Tower, CastlePoint or the merger. Lazard further assumed that the representations and warranties of Tower and CastlePoint contained in the merger agreement were true and complete. Lazard's opinion did not address any legal, tax, regulatory, actuarial or accounting matters, as to which Lazard understood that Tower obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in Lazard's opinion), including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or otherwise contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

        The following is a brief summary of the material financial and comparative analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard's analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard's opinion.

        In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews. For purposes of Lazard's analyses and reviews, Lazard utilized, among other things, certain forecasts of the future financial performance of CastlePoint and Tower as described above, as prepared by the managements of CastlePoint and Tower, respectively.

        For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CastlePoint and Tower. No company, business or transaction used in Lazard's analyses and reviews as a comparison is identical to CastlePoint, Tower or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard's analyses and reviews. The estimates contained in Lazard's analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those implied by Lazard's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard's analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard's analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard's analyses and reviews.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 1, 2008 and is not necessarily indicative of current market conditions.

Financial Analyses

Comparable Public Company Trading Analysis

        Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to Tower. Consistent with its standard practices, in the course of its public companies analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable public companies in the property & casualty insurance industry, which we refer to as the "P&C industry," and compared such information to the corresponding information for Tower. Lazard completed separate comparable public company analyses using the Institutional Brokers' Estimate System, which we refer to as "IBES," median consensus estimates, as well as management estimates. In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters. No company in the P&C industry is identical to Tower, but those companies which Lazard selected were, in Lazard's opinion, reasonably similar to Tower based on the criteria described above, and as such provided a reasonable, adequate and sufficient basis for the analysis.

        The companies included in the analysis were:

  •
  AmTrust Financial Services, Inc.

  •
  Markel Corporation

  •
  The Navigators Group, Inc.

  •
  RLI Corp.

  •
  W.R. Berkley Corporation

        Lazard calculated and compared various financial multiples and ratios based on publicly available financial data as of August 1, 2008, information it obtained from company filings with the SEC, information it obtained from FactSet, IBES median consensus and Tower management's estimates. With respect to the selected companies, Lazard presented, among other things:

  •
  price as a percentage of the selected company's 52-week high and low;

  •
  multiple of price to 2008 and 2009 IBES median consensus estimates of earnings per share;

  •
  multiple of price to book value for the most recent quarter (both reported and adjusted);

  •
  IBES median consensus estimate of long-term growth rate;

The results of this analysis are set forth below:

	Selected Comparable Public Companies Mean		Selected Comparable Public Companies Median		Tower
Current price as % of 52-week high	77%		74%		65%
Current price as % of 52-week low	115%		117%		124%
Price/2008 EPS multiple*	9.9	x	8.6	x	7.9	x
Price/2009 EPS multiple*	9.9	x	8.7	x	6.8	x
Price/book value:
—Reported	1.47	x	1.41	x	1.72	x
—Adjusted#	1.49	x	1.59	x	1.63	x
Long-term growth rate*	12.1%		12.0%		22.5%

    (*)
    Based on IBES median consensus estimates.

    (#)
    Excludes accumulated other comprehensive income.

        This analysis produced an implied range of values for Tower common stock of $22.00 to $28.50 per share based on IBES median consensus estimates, and $21.00 to $28.50 per share based on management estimates.

        Lazard also undertook a similar analysis in respect of CastlePoint, using selected comparable Bermuda public companies in the P&C industry, namely:

  •
  Aspen Insurance Holdings Limited

  •
  Endurance Specialty Holdings Limited

  •
  Everest Re Group, Limited

  •
  PartnerRe Limited

  •
  Platinum Underwriters Holdings, Limited

        The results of this analysis are set forth below:

	Selected Comparable Public Companies Mean		Selected Comparable Public Companies Median		CastlePoint
Current price as % of 52-week high	82%		84%		68%
Current price as % of 52-week low	113%		113%		103%
Price/2008 EPS multiple*	6.2	x	6.4	x	5.1	x
Price/2009 EPS multiple*	6.4	x	6.8	x	4.1	x
Price/book value:
—Reported	0.90	x	0.91	x	0.82	x
—Adjusted#	0.92	x	0.91	x	0.80	x
Long-term growth rate*	9.9%		10.0%		13.5%

    (*)
    Based on IBES median consensus estimates.

    (#)
    Excludes accumulated other comprehensive income.

        This analysis produced an implied range of values for CastlePoint common shares of $10.00 to $12.00 per share based on IBES median consensus estimates, and $10.50 to $12.50 per share based on management estimates.

Dividend Discount Analysis

        Lazard performed a dividend discount analysis of Tower to determine a range of values using financial projections provided by Tower's management through December 31, 2012. The range was determined by adding the present value of estimated future dividends for Tower over a five-year period from 2008 through 2012, and the present value of an estimated terminal value of Tower common stock at the end of 2012. In performing its analysis, Lazard made the following assumptions, among others:

  •
  full achievement of the management plan;

  •
  levered cash flows;

  •
  discount rate range from 10% to 12%;

  •
  P/E multiple at exit range from 9.5x to 11.5x calculated on an LTM basis;

  •
  gross premiums written/surplus ratio of 2.15x; and

  •
  ongoing reinsurance arrangements with CastlePoint.

        Using this analysis, Lazard calculated an equity value of $24.82 to $31.64 per share of Tower common stock.

        Lazard also performed a dividend discount analysis of CastlePoint using a similar methodology as that for the Tower analysis. In performing its analysis, Lazard made the following assumptions, among others:

  •
  full achievement of the management plan;

  •
  levered cash flows;

  •
  discount rate range from 9% to 11%;

  •
  P/E multiple at exit range from 8.5x to 10.5x calculated on an LTM basis;

  •
  net premiums written/surplus ratios of 1.05x and 1.15x for CastlePoint Re and CastlePoint Insurance Company, respectively; and

  •
  ongoing reinsurance arrangements with Tower.

        Using this analysis, Lazard calculated an equity value of $11.23 to $15.17 per CastlePoint common share (adjusted for an assumed 35% tax rate).

Implied Exchange Ratios

        In order to determine the range of implied exchange ratios based on the implied values per share determined on the basis of the comparable public company trading analyses and the dividend discount analyses described above, Lazard compared the applicable data on both a market valuation and relative valuation basis. To determine the range of implied exchange ratios on a market valuation basis, Lazard divided the high and low ends of the range of implied values per share of CastlePoint common shares, determined on the basis of each of the comparable public company trading analyses and the dividend discount analyses described above, by the market price per share of Tower common stock. To determine the range of implied exchange ratios on a relative valuation basis, Lazard divided the low ends of the ranges of implied values per share of CastlePoint common shares by the high ends of the ranges of implied values per share of Tower common stock, and divided the high ends of the ranges of implied values per share of CastlePoint common shares by the low ends of the ranges of implied values per share of Tower common stock, in each case as determined on the basis of each of the comparable public company trading analyses and the dividend discount analyses described above. The following table summarizes the results of this analysis:

		High		Low
Market	Comparable Public Companies (IBES)	0.5177	x	0.4314	x
Valuation	Comparable Public Companies (Mgmt.)	0.5393	x	0.4530	x
	Dividend Discount Analysis (5-year)	0.6545	x	0.4847	x
Relative	Comparable Public Companies (IBES)	0.5455	x	0.3509	x
Valuation	Comparable Public Companies (Mgmt.)	0.5952	x	0.3684	x
	Dividend Discount Analysis (5-year)	0.6113	x	0.3551	x

        The implied exchange ratio of the proposed merger is 0.5516x, which includes stock consideration of $10.89 per share, cash consideration of $1.83 per share and a warrant value of $0.06 per share.

Public Market Trading Analysis

        Lazard compared the historical trading prices for CastlePoint common shares and Tower common stock during the period from August 1, 2007 to August 1, 2008 in order to calculate the historical illustrative implied exchange ratios based on such trading prices. The implied exchange ratio provides a measure of the relative trading value of shares of Tower common stock to CastlePoint common shares. The historical implied exchange ratios based on the trading prices of CastlePoint common shares and Tower common stock are calculated by dividing the trading price for one CastlePoint common share by the trading price for one share of Tower common stock for the dates or for the periods indicated. The following table summarizes the results of this analysis:

Illustrative Implied Exchange Ratio
August 1, 2008	0.3870
30 trading day volume weighted average	0.4432
45 trading day volume weighted average	0.4221
60 trading day volume weighted average	0.4182
90 trading day volume weighted average	0.4106
Average since August 1, 2007	0.4121
High since August 1, 2007	0.4836
Low since August 1, 2007	0.3332

Other Analyses and Reviews

Precedent Transactions Analysis

        Consistent with its standard practices, Lazard reviewed a selection of precedent transactions involving acquisitions of companies in the P&C industry. However, due to the scarcity of relevant precedent transactions, Lazard did not rely upon this methodology in analyzing the value of CastlePoint.

Premium Paid Analysis

        Lazard also performed a premiums paid analysis based on the premiums paid in recent precedent transactions involving acquisitions of public companies in the P&C industry, financial services industry and other industries. Again, however, Lazard did not rely upon this analysis in analyzing the value of CastlePoint.

Pro Forma Financial Analysis

        Lazard analyzed the potential pro forma effect of the merger on Tower's estimated earnings per share (before incremental revenue synergies) for calendar years 2009 and 2010 using Tower and CastlePoint management estimates, information it obtained from company filings with the SEC and information it obtained from FactSet. For purposes of this analysis, Lazard assumed, among other things, a price per share of Tower common stock of $23.18 and an exchange ratio of 0.47. Such analysis implied, on the basis of the assumptions used in such analysis and information available at the date of such analysis, that the merger could be expected to be dilutive to Tower's earnings per share by approximately $0.10 in calendar year 2009 and accretive to Tower's earnings per share by approximately $0.05 in calendar year 2010.

Warrant Valuation

        In connection with the merger, warrants held by Tower to purchase 1,127,000 CastlePoint common shares at an exercise price of $10.00 per share will be canceled. For purposes of its analysis, Lazard ascribed, on the basis of the application of option valuation methodologies to the warrant terms, an illustrative implied value of $2.11 per warrant, or approximately $0.06 per CastlePoint common share in the merger.

Miscellaneous

        In connection with Lazard's services as financial advisor to the Tower special committee in connection with the merger, the Tower special committee agreed to pay Lazard an aggregate fee of $4,100,000, $1,500,000 of which is contingent upon the consummation of the merger and none of which was dependent on the issuance of a fairness opinion. The Tower special committee also agreed to reimburse Lazard for certain customary expenses incurred in connection with Lazard's engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard's engagement, including certain liabilities under U.S. federal securities laws. Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Other than in connection with the merger, Lazard has not received any investment banking fees from Tower or CastlePoint or their respective affiliates during the past two years. In the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of CastlePoint and/or securities of Tower and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard's opinion was approved by an authorized committee of Lazard.

        Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Tower special committee for a variety of reasons, including its reputation, experience and expertise in mergers and acquisitions in the financial services industry and experience in advising special committees.

        CastlePoint and Tower determined the merger consideration to be paid to the CastlePoint shareholders in the merger through arm's-length negotiations, and the Tower special committee approved the merger consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Tower special committee as to the fairness to Tower, from a financial point of view, of the merger consideration to be paid by Tower in the merger. Lazard did not recommend any specific consideration to the Tower special committee or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger.

        Lazard's opinion was one of many factors considered by the Tower special committee. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Tower special committee with respect to the merger consideration or of whether the Tower special committee would have been willing to recommend a different transaction or determine that a different merger consideration was fair. Additionally, Lazard's opinion is not intended to confer any rights or remedies upon any employee or creditor of Tower or CastlePoint.

Other Written Presentations by Lazard

        In addition to the presentation made to the Tower special committee described above, Lazard also delivered written and oral presentations to the Tower special committee regarding the merger on March 14, 2008, May 27, 2008, June 3, 2008, June 11, 2008, July 2, 2008, July 9, 2008, July 21, 2008, July 24, 2008, July 27, 2008, July 28, 2008 and August 2, 2008. Each of these written presentations to the Tower special committee has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. See "Where You Can Find More Information" below.

        None of these other written and oral presentations by Lazard, alone or together, constitute an opinion of Lazard with respect to the consideration to be paid in the merger. The March 14, 2008 materials contained an analysis of several potential alternative transaction structures, while the analyses in the remaining presentations were focused on the proposed acquisition of CastlePoint by Tower. In connection with the preparation of these other written and oral presentations, Lazard generally reviewed, among other things:

  •
  comparable public company trading analyses;

  •
  precedent transaction analyses;

  •
  pro forma financial analyses;

  •
  contribution analyses;

  •
  exchange ratio analyses;

  •
  collar analyses;

  •
  tax analyses;

  •
  regression analyses;

  •
  accretion/dilution analyses;

  •
  market reviews; and

  •
  potential capital raising alternatives.

        The financial analyses contained in these other written and oral presentations in respect of the merger were substantially similar to the financial analyses in Lazard's written presentation to the Tower special committee on August 4, 2008, as described above; however, those financial analyses were based on economic, monetary, market and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the other written and oral presentations contained all of the financial analyses listed above. Finally, Lazard continued to refine various aspects of its financial analyses in connection with the merger over time.

Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors

Recommendation of the CastlePoint Special Committee

        The CastlePoint special committee, comprised entirely of independent directors and acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger agreement with Tower. At a meeting held on August 4, 2008, the CastlePoint special committee unanimously:

  •
  determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable to and in the best interests of CastlePoint;

  •
  adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby;

  •
  recommended that the CastlePoint board of directors adopt the merger agreement and authorize and approve the merger and the other transactions contemplated thereby and submit the merger agreement for consideration by the shareholders of CastlePoint at the CastlePoint special general meeting; and

  •
  recommended that the shareholders of CastlePoint vote in favor of the adoption of the merger agreement and approval of the merger.

Recommendation of the CastlePoint Board of Directors

        Following the meeting of the CastlePoint special committee on August 4, 2008, the CastlePoint board of directors unanimously:

  •
  determined that the bye-law amendments permitting shareholders of CastlePoint to (1) irrevocably appoint a proxy and (2) approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint are advisable to and in the best interests of CastlePoint;

  •
  approved and adopted such bye-law amendments; and

  •
  recommended that the shareholders of CastlePoint vote in favor of the proposals to amend the amended and restated bye-laws of CastlePoint in the manner described.

        Further, acting in part upon the recommendation of the CastlePoint special committee, the CastlePoint board of directors unanimously:

  •
  determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable to and in the best interests of CastlePoint;

  •
  adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby;

  •
  determined to submit the merger agreement for consideration by the shareholders of CastlePoint at the CastlePoint special general meeting; and

  •
  recommended that the shareholders of CastlePoint vote in favor of the adoption of the merger agreement and approval of the merger.

CastlePoint's Reasons for, and Effects and Fairness of, the Merger

CastlePoint Special Committee

        The CastlePoint special committee, acting with the advice and assistance of its legal and financial advisors, evaluated and negotiated the merger agreement with Tower and made the determinations and recommendations of the CastlePoint special committee described under "Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors" above. In addition, the CastlePoint special committee, consisting entirely of independent directors and a majority of the CastlePoint board of directors, has determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to CastlePoint's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act.

        In the course of making the above determinations and recommendations, the CastlePoint special committee considered a number of factors and potential benefits of the merger, each of which the CastlePoint special committee believes supported its decision, including the following:

Challenges to CastlePoint's standalone business model

  •
  the fact that CastlePoint may not be able to execute as successfully as originally anticipated its strategy of providing a stable source of traditional quota share reinsurance and insurance risk sharing capability to Tower, small insurance companies and program underwriting managers, given that the current conditions in the reinsurance market are providing less favorable returns and that current conditions in the capital markets (combined with CastlePoint's relatively low market valuation) make it significantly more difficult to raise the capital required to continue to support and grow its business;

  •
  the fact that CastlePoint's strategic alternatives and its ability to grow through acquisitions are limited by virtue of the fact that (1) CastlePoint's ability to benefit from the acquisition of an insurance company that writes brokerage business is limited under the terms of the agreements between Tower and CastlePoint and their respective subsidiaries (which expire on March 31, 2010), which provide that CastlePoint has the exclusive right to manage traditional and specialty program and insurance risk sharing business written by the parties' respective insurance companies, whereas Tower has the exclusive right to manage the brokerage business written by those subsidiaries; (2) even if it were not so restricted, CastlePoint currently lacks the personnel and infrastructure, and lacks sufficient capital to acquire a large primary insurance company that would provide the personnel and infrastructure, required to conduct this type of primary business; and (3) the opportunities to acquire insurance companies that write only program business are limited;

  •
  the fact that CastlePoint is heavily dependent on Tower for reinsurance business and its ability to generate a higher percentage of such business from clients other than Tower is limited by the relative competitive position of CastlePoint's reinsurance business as compared to other Bermuda-based reinsurers with larger staffs and capital resources and the fact that CastlePoint's existing rating was based, in part, on CastlePoint's current business plan, which included significant business from Tower, and that a significant change in that business plan could result in a review of that rating;

  •
  the fact that CastlePoint's third-party business is currently relatively less profitable than the business ceded to CastlePoint Re by Tower's insurance subsidiaries;

  •
  the possibility that Tower's insurance subsidiaries would reduce the volume of brokerage business reinsured with CastlePoint Re to 25% of its premiums and losses (the minimum permitted under the brokerage business quota share reinsurance agreement between the parties and their respective subsidiaries), given that those Tower subsidiaries are currently able to obtain in the reinsurance market terms and conditions for that business, more favorable to them than the terms and conditions in those reinsurance agreements;

  •
  the fact that the reinsurance agreements between the parties and their respective subsidiaries are scheduled to expire on March 31, 2010, at which time the terms and conditions of those reinsurance agreements may be renegotiated to require CastlePoint Re to pay a higher commission on the business ceded to it by Tower's insurance companies, thereby reducing the margins earned on such business; and that there is no assurance that Tower will renew or cause its subsidiaries to renew the reinsurance agreements once they expire;

  •
  the fact that, as of August 4, 2008 CastlePoint management's projected earnings for 2008 were lower than those previously announced due to a variety of factors; and that CastlePoint management advised the CastlePoint special committee that CastlePoint's projected earnings going forward could be challenged for a number of reasons including, among others, the possibility that Tower would reduce the percentage of reinsurance ceded to CastlePoint to the minimum permitted under the reinsurance agreements between the parties and their respective subsidiaries due to more favorable reinsurance terms available from another reinsurer, softening market conditions for reinsurance from clients other than Tower, and CastlePoint's limited ability to reallocate more of its capital from reinsurance to primary insurance business;

  •
  the fact that, as a standalone public company, CastlePoint had traded at a low price-to-earnings ratio and a low price-to-book multiple, which the Special Committee believed was the result of the market valuing CastlePoint as a Bermuda reinsurance company and further discounting that valuation because of CastlePoint's dependence on Tower for business and the fact that the agreements between the parties and their respective subsidiaries are scheduled to expire on March 31, 2010, subject to renegotiation, which may negatively impact CastlePoint's profitability;

  •
  the costs associated with continuing to operate CastlePoint as a standalone public company;

The merger consideration

  •
  the merger consideration of $12.68 (based on Tower's closing price on August 4, 2008, which was the last trading day before the public announcement of the transaction) represents a premium of approximately 42.8% to the closing price of CastlePoint common shares on August 4, 2008; a premium of approximately 38.8% to the volume weighted average closing price of CastlePoint common shares for the one-month period prior to August 4, 2008; a premium of approximately 30.9% to the volume weighted average closing price of CastlePoint common shares for the three-month period prior to August 4, 2008; a premium of approximately 25.4% to the volume weighted average closing price of CastlePoint common shares for the six-month period prior to

    August 4, 2008; and a premium of approximately 16.7% to the volume weighted average closing price of CastlePoint common shares for the twelve-month period prior to August 4, 2008;

  •
  the floor on the collar around the exchange ratio, which ensures that the value of the merger consideration is $11.23 per share (including $1.83 of cash per share) even if the average Tower stock price is less than $20.00 but equal to or greater than $17.50, and the right on the part of CastlePoint, for a limited time, to terminate the merger agreement if such average Tower stock price falls below $17.50, unless Tower elects to top up the merger consideration with cash or shares to a per share value of $11.23;

  •
  the merger consideration to be paid pursuant to the merger agreement can be as much as $14.05, which is 4% higher than the highest trading price for CastlePoint common shares during the 52-week period ending on August 4, 2008 ($13.50) and is an 83% premium to the lowest closing price of the CastlePoint common shares during that 52-week period ($7.66), if the average Tower stock price is equal to or greater than $26.00;

  •
  the merger consideration of $12.68 (based on the closing price of a share of Tower common stock on August 4, 2008, which was the last trading day before the announcement of the transaction), represents a price-to-book multiple of 1.15x (using CastlePoint's book value as of June 30, 2008), as compared to CastlePoint's price-to-book multiple of 0.80x based on the closing price of CastlePoint common shares on August 4, 2008 closing price; in addition, the collar mechanism negotiated by the CastlePoint special committee ensures that, as long as the average Tower stock price is greater than $17.50, the value of the merger consideration to be received by CastlePoint's shareholders will equal an amount per share in excess of CastlePoint's book value per share as of June 30, 2008;

  •
  the fact that the exchange ratio for the stock consideration to be received pursuant to the merger agreement is 0.47 (subject to adjustment as set forth in the merger agreement) and, when the cash consideration is taken into account, the implied exchange ratio is approximately 0.55 (based on Tower's closing price on August 4, 2008, which was the last trading day before the public announcement of the transaction), as compared to the historical exchange ratio (determined by dividing the closing price of CastlePoint common shares by the closing price of Tower common stock), which was 0.387 on August 1, 2008, 0.433 over the period from CastlePoint's IPO on March 22, 2007 through August 1, 2008, 0.415 over the six-month period prior to August 1, 2008, and 0.418 over the three-month period prior to August 1, 2008;

  •
  the fact that Goldman Sachs' financial analysis as of August 4, 2008 showed that the transaction was expected to be accretive to Tower's year-end 2008 projected book value per share and tangible book value per share;

  •
  the fact that, at the then current Tower stock price, the pro forma combined price-to-earnings and price-to-book multiples were below that of Tower's peer companies and Tower's historical price-to-earnings and price-to-book multiples;

  •
  the fact that there is no lock-up on the shares of Tower common stock that CastlePoint's shareholders will receive in the merger, enabling a CastlePoint shareholder to monetize its holdings in Tower if it wishes to do so;

  •
  the fact that, through their receipt of the cash portion of the merger consideration, CastlePoint's shareholders that are U.S. persons will have cash on hand with which to pay all or a portion of their U.S. federal income taxes in connection with the sale of their CastlePoint common shares;

Potential benefits of the combined company

  •
  the reputation of Tower, and the analysis of the CastlePoint special committee and, at the direction of the CastlePoint special committee, the review and analysis by Goldman Sachs and CastlePoint management, of the business, operations, assets, financial condition, business strategy and prospects of Tower, as well as the potential for the merger to be accretive to Tower's earnings in the first year following completion of the merger (excluding one-time costs), which will inure to a significant degree to the benefit of CastlePoint's shareholders who receive Tower common stock in the merger;

  •
  the fact that, through their receipt of the stock portion of the merger consideration, CastlePoint shareholders will share in the benefits that the combined company would be expected to enjoy, including (1) an enhanced capital position and associated increased financial strength, which is expected to better position the combined company to grow its business, (2) potential redeployment of CastlePoint's capital from reinsurance to higher margin business (i.e., primary insurance), organically and through acquisitions, (3) diversification of sources of revenue and distribution channels, and (4) certain cost savings and operational efficiencies projected by the managements of Tower and CastlePoint to result from the merger;

  •
  the fact that, because the majority of the merger consideration received by CastlePoint shareholders will be in the form of Tower common stock, CastlePoint shareholders will have a meaningful opportunity to participate in a stronger combined company after the merger and any appreciation in Tower's stock price;

Lack of attractive alternative opportunities

  •
  the belief, after a thorough, independent review of its strategic alternatives, that the merger and the merger agreement would provide greater value to the shareholders of CastlePoint within a shorter timeframe than other potential strategic alternatives available to CastlePoint, including the possible sale of CastlePoint to a third-party reinsurer, the acquisition of a U.S.-based primary insurer other than Tower, the continued operation of CastlePoint as a standalone company and the placing of CastlePoint's operations into runoff and eventually commencing an orderly winding up and liquidation of CastlePoint's operations over some period of time;

  •
  the fact that no firm offers to acquire CastlePoint have been made by an unaffiliated person during the last two years;

Corporate governance considerations

  •
  the improvement in corporate governance and elimination of conflicts of interest through the consolidation of leadership of the combined company under Mr. Michael H. Lee, who is currently serving as the chairman of the board of directors and chief executive officer of both CastlePoint and Tower;

  •
  the continuity of CastlePoint's senior management team in the combined company, as well as all three of CastlePoint's independent directors on Tower's board of directors;

Certain merger agreement provisions

  •
  the fact that, subject to compliance with certain obligations under the merger agreement, each of the CastlePoint special committee and the CastlePoint board of directors is permitted to explore and respond to an alternative transaction proposed by a third party that it concludes constitutes, or could reasonably be expected to constitute, a "superior proposal" (as defined in the merger agreement); and the fact that, subject to compliance with certain obligations under the merger agreement, each of the CastlePoint special committee and the CastlePoint board of directors is permitted to change its recommendation to the shareholders of CastlePoint (whether or not in response to a superior proposal), or to terminate the merger agreement in order to approve a superior proposal, in each case upon the payment to Tower of a termination fee of $15,000,000 (plus Tower's expenses not to exceed $10,000,000), and its belief that such termination fee was reasonable in the context of break-up fees that were payable in other transactions and would not preclude another party from making a competing proposal;

  •
  the fact that Tower will be required to pay CastlePoint a termination fee of $15,000,000 and/or CastlePoint's expenses up to $10,000,000, and/or CastlePoint will receive an automatic two-year extension of certain reinsurance agreements (on market terms) and service agreements (on current terms) among CastlePoint, Tower and their respective subsidiaries, in the event that the merger agreement is terminated in certain circumstances;

Likelihood of consummation of the merger

  •
  the likelihood that the merger would receive necessary regulatory approvals within a reasonable period of time and without any material conditions or limitations;

  •
  the fact that CastlePoint believes that there has not occurred, and would not occur prior to the closing of the merger, a "material adverse effect" (as defined in the merger agreement) and that the other conditions to closing the merger as described in "Description of the Merger Agreement—Conditions to the Merger" below are capable of being satisfied;

  •
  the fact that Tower, which beneficially owned approximately [    •    ]% of the outstanding common shares of CastlePoint on the CastlePoint record date, is required to vote its CastlePoint common shares in favor of the transaction, unless the Tower special committee or the Tower board of directors withdraws its recommendation in favor of the transaction; in addition, Mr. Lee has agreed to vote all his CastlePoint common shares and shares of Tower common stock in favor of the transaction;

  •
  the fact that no external financing is required for the transaction, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the shareholders of CastlePoint;

Certain shareholder safeguards

  •
  the fact that both the CastlePoint board of directors and the Tower board of directors established special committees of independent directors consisting solely of directors who are not officers or employees of CastlePoint and Tower, respectively to evaluate a possible transaction with, and negotiate with, the other party;

  •
  the CastlePoint special committee's familiarity, based on its members' respective period of service on the CastlePoint board of directors and discussions with management, with the business, operations, assets, financial condition, business strategy and prospects of CastlePoint, the insurance and reinsurance industry, and economic and market conditions in general, both on a historical and on a prospective basis, including the softening reinsurance market in 2007 and 2008 and anticipated continuing softening of the reinsurance market in 2009, the competitive nature of the reinsurance industry, management's forecasts for CastlePoint as set forth under "Certain Financial Projections" below and management's view as to risks and uncertainties in achieving such forecasts;

  •
  the fact that, other than their receipt of special committee fees and their rights under their indemnification agreements, members of the CastlePoint special committee do not have an interest in the merger different from that of CastlePoint's unaffiliated security holders;

  •
  the fact that the CastlePoint special committee had ultimate authority to decide whether or not to proceed with a transaction with Tower and made all material decisions relating to a transaction with Tower from and after July 29, 2007, including the decision to enter into the merger agreement;

  •
  the active and direct role of the members of the CastlePoint special committee and its advisors in the negotiation of a merger agreement and related agreements that are favorable to CastlePoint and its unaffiliated security holders, and the financial and other terms and conditions of the merger agreement and related agreements;

  •
  the fact that the CastlePoint special committee was negotiating with the Tower special committee rather than Mr. Lee, such that the financial and other terms and conditions of the merger agreement were the product of arm's-length negotiations between the CastlePoint special committee and its financial and legal advisors, on the one hand, and the Tower special committee and its financial and legal advisors, on the other hand;

  •
  the fact that the CastlePoint special committee consulted with its legal counsel, S&C, and financial advisor, Goldman Sachs (each of which the CastlePoint special committee determined to be independent), in evaluating, negotiating, recommending and adopting the terms of the merger agreement;

  •
  the financial presentations of Goldman Sachs and its oral opinion, which was subsequently confirmed in writing, that as of August 4, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders; see "Special Factors—Opinion of the Financial Advisor of the CastlePoint Special Committee" below;

  •
  the fact that the transaction will only occur if it is approved by a majority (or, if the amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation with a foreign company by a majority vote is not approved and adopted by the shareholders of CastlePoint, a supermajority vote of three-fourths) of the votes cast on the relevant proposal at the CastlePoint special general meeting, and Tower and the directors and executive officers of CastlePoint beneficially owned in the aggregate approximately [    •    ]% of the outstanding common shares of CastlePoint on the CastlePoint record date; and

  •
  the availability of appraisal rights to a CastlePoint shareholder who does not vote in favor of the merger agreement and the merger and who is not satisfied that it has been offered fair value for its CastlePoint common shares, subject to such shareholder applying to the Court to appraise the fair value of its CastlePoint common shares, within one month after the date of the giving of notice convening the CastlePoint special general meeting.

        The CastlePoint special committee also considered a variety of risks and other potentially negative factors concerning the merger and the merger agreement, including the following:

  •
  the fact that the transaction will result in CastlePoint being a controlled foreign corporation most or all of whose income will be included by Tower for U.S. tax purposes, thereby losing the tax advantage that CastlePoint has enjoyed as an independent Bermuda-based reinsurer;

  •
  the possibility that the loss of earnings associated with subjecting CastlePoint's income to U.S. taxation could impact the value of the Tower common stock that is to be received by the CastlePoint shareholders;

  •
  the fact that the transaction will be taxable to the shareholders of CastlePoint that are U.S. persons for U.S. federal income tax purposes; see "Material U.S. Federal Income Tax Consequences" below;

  •
  the possibility that the reinsurance market will harden in the near-future, thereby increasing the pricing position of reinsurers like CastlePoint and correspondingly decreasing the pricing position of primary insurers like Tower;

  •
  the ceiling on the collar around the exchange ratio, which limits the merger consideration to a value of $14.05 per CastlePoint common share (including $1.83 of cash per share) even if the weighted average Tower stock price is greater than $26.00;

  •
  the risks that synergies, cost savings and other benefits expected by management to be obtained in the transaction will not be fully realized;

  •
  the potential disruption to CastlePoint's business that could result from the announcement of the merger, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships, as well as the possibility that the merger may not be completed or that combining CastlePoint and Tower may be more difficult that expected;

  •
  the risks and costs to CastlePoint if the merger does not close, and the potential effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price for CastlePoint's common shares, its operating results, its ability to attract and retain key personnel and its ability to complete an alternative transaction;

  •
  the possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the transaction, and the possibility of not completing the transaction if these approvals are not obtained, including any approval by an insurance regulatory authority;

  •
  the fact that CastlePoint may be required to pay Tower the termination fee of $15,000,000 and/or Tower's expenses up to $10,000,000 if the merger agreement is terminated in certain circumstances;

  •
  the fact that, subject to compliance with certain obligations under the merger agreement, each of the Tower special committee and the Tower board of directors is permitted to change its recommendation to the Tower stockholders and the Tower stockholders may fail to approve the charter amendment and/or the share issuance; in addition, each of the Tower special committee and the Tower board of directors may explore and respond to an alternative transaction proposed by a third party that it concludes constitutes, or could reasonably be expected to constitute, a "superior proposal" (as defined in the merger agreement) and terminate the merger agreement in order to approve a superior proposal, subject to payment to CastlePoint of a termination fee of $15,000,000, plus CastlePoint's expenses not to exceed $10,000,000, and the extension of the terms of certain reinsurance agreements (on market terms) and service agreements (on current terms) among CastlePoint, Tower and their respective subsidiaries;

  •
  the fact that Messrs. Lee and Weiner have interests in the transaction that are different from, or in addition to, those of CastlePoint's unaffiliated security holders; see "—Interests of Tower and CastlePoint Directors and Executive Officers in the Merger" below; and

  •
  the restrictions on the conduct of CastlePoint's business prior to the consummation of the merger, requiring CastlePoint to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent CastlePoint from undertaking business opportunities that may arise pending completion of the merger.

        The CastlePoint special committee relied on the analysis and the opinion of Goldman Sachs, among other factors, in reaching its determination as to the fairness to CastlePoint and its unaffiliated security holders of the transactions contemplated by the merger agreement. In reaching such determination, the CastlePoint special committee was able to rely on the opinion of Goldman Sachs that, as of August 4, 2008, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders because: (1) the CastlePoint shareholders that are affiliated with CastlePoint (assuming that officers and directors of CastlePoint are affiliates of CastlePoint) constitute a smaller subset of the larger group of shareholders of CastlePoint; (2) the opinion of Goldman Sachs described above encompasses all of the shareholders of CastlePoint that are unaffiliated with CastlePoint; and (3) the shareholders of CastlePoint that are affiliates of CastlePoint are receiving the same merger consideration as the shareholders that are not affiliates of CastlePoint.

        The CastlePoint special committee did not (1) structure the transaction to require approval of at least a majority of unaffiliated security holders or (2) retain an unaffiliated representative (other than the CastlePoint special committee) to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the merger agreement. Nevertheless, the CastlePoint special committee believed that, taking into account the factors listed above, as well as the fact that the merger agreement resulted from arm's-length negotiations between the CastlePoint special committee and its advisors and the Tower special committee and its advisors, the absence of these two safeguards did not diminish the fairness of the process undertaken by the CastlePoint special committee.

        The CastlePoint special committee did not establish, and did not consider, a pre-merger going concern value for the equity of CastlePoint and does not believe there is a single method of determining going concern value, although the CastlePoint special committee believes the analyses of Goldman Sachs in their totality may be reflective of going concern value.

        The above discussion of the factors considered by the CastlePoint special committee is not intended to be exhaustive, but does set forth the material factors considered by the CastlePoint special committee. In view of the wide variety of factors considered by the CastlePoint special committee, and the complexity of these matters, the CastlePoint special committee did not find it practicable to quantify or otherwise assign relative weights to the factors set out above. In addition, individual members of the CastlePoint special committee may have assigned different weights to various factors. The CastlePoint special committee adopted and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

CastlePoint Board of Directors

        Acting in part upon the recommendation of the CastlePoint special committee, the CastlePoint board of directors made the determinations and recommendations of the CastlePoint board of directors described under "Recommendations of the CastlePoint Special Committee and the CastlePoint Board of Directors" above. In addition, the CastlePoint board of directors has determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to CastlePoint's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act.

        In the course of making the above determinations and recommendations, the CastlePoint board of directors considered (1) the financial presentation of Goldman Sachs that was prepared for the CastlePoint special committee and the CastlePoint board of directors, as well as the fact that both the

CastlePoint special committee and the CastlePoint board of directors received an opinion delivered by Goldman Sachs that, as of August 4, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders, and (2) the unanimous recommendation and analysis of the CastlePoint special committee, as described under "—CastlePoint's Reasons for, and Effect and Fairness of, the Merger—CastlePoint Special Committee" above.

        The above discussion of the factors considered by the CastlePoint board of directors is not intended to be exhaustive, but does set forth the material factors considered by the CastlePoint board of directors. In view of the wide variety of factors considered by the CastlePoint board of directors, and the complexity of these matters, the CastlePoint board of directors did not find it practicable to quantify or otherwise assign relative weights to the factors set out above. In addition, individual shareholders of the CastlePoint board of directors may have assigned different weights to various factors. The CastlePoint board of directors adopted and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of the Financial Advisor of the CastlePoint Special Committee

        Goldman Sachs rendered its oral opinion to the CastlePoint special committee and board of directors, which was subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated August 4, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex E to this joint proxy statement/prospectus. Goldman Sachs provided its opinion to the CastlePoint special committee and the CastlePoint board of directors in connection with its consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any holder of CastlePoint common shares should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual report to shareholders and Annual Report on Form 10-K of CastlePoint for the year ended December 31, 2007;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Tower for the four fiscal years ended December 31, 2007;

  •
  certain interim reports to shareholders or stockholders, as applicable, and Quarterly Reports on Form 10-Q of CastlePoint and Tower;

  •
  statutory statements filed by certain insurance subsidiaries of CastlePoint with the insurance departments of the states under the laws of which they are organized for the year ended December 31, 2007 and the quarterly period ended March 31, 2008;

  •
  statutory statements filed by certain insurance subsidiaries of Tower with the insurance departments of the states under the laws of which they are organized for the five fiscal years ended December 31, 2007;

  •
  certain other communications from CastlePoint and Tower to their shareholders or stockholders, as applicable;

  •
  certain publicly available research analyst reports for CastlePoint and Tower; and

  •
  certain internal financial analyses and forecasts for CastlePoint prepared by its management and certain internal financial analyses and forecasts for Tower prepared by its management, as reviewed by the management of CastlePoint, in each case as approved for Goldman Sachs' use by CastlePoint's management and the CastlePoint special committee, including certain cost savings and operating synergies projected by the managements of CastlePoint and Tower to result from the merger.

        Goldman Sachs also held discussions with members of the senior managements of CastlePoint and Tower regarding their assessment of the strategic rationale for, and the potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of CastlePoint and Tower. In addition, Goldman Sachs reviewed the reported price and trading activity for the CastlePoint common shares and the shares of Tower common stock, compared certain financial and stock market information for CastlePoint and Tower with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

        Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed, with the consent of CastlePoint and the CastlePoint special committee, that the internal financial analyses and forecasts for CastlePoint and Tower prepared by their respective managements, including the projections of cost savings and operating synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CastlePoint, and that the projected cost savings and operating synergies will be realized. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of CastlePoint or Tower or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' opinion does not address any legal, regulatory, tax or accounting matters. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CastlePoint or Tower or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by it or any attempt to evaluate actuarial assumptions and Goldman Sachs relied on CastlePoint's actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of CastlePoint and Tower.

        Goldman Sachs' opinion does not address the underlying business decision of CastlePoint to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to CastlePoint. In addition, Goldman Sachs did not express any opinion as to the prices at which CastlePoint common shares will trade at any time. Goldman Sachs' opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs on August 4, 2008 to the CastlePoint special committee and board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market or other data, is based on data as it existed on or before August 1, 2008, and is not necessarily indicative of current conditions.

Implied Transaction Multiples Analysis

        Based on the 0.470 share of Tower common stock and $1.83 in cash to be received in respect of each CastlePoint common share, Goldman Sachs calculated that each CastlePoint common share would be converted into a fraction of a share of Tower common stock and cash with an implied transaction value of $12.72, based upon the $23.18 closing market price of the Tower common stock on August 1, 2008, the last trading day before Goldman Sachs delivered its financial analyses to the CastlePoint special committee and board of directors, or $11.62, based upon the $20.84 volume weighted average price ("VWAP") of the Tower common stock for the one-month period ended August 1, 2008.

        Goldman Sachs calculated the following multiples and premiums resulting from the implied value of the merger consideration and compared those multiples and premiums with those derived based upon the $8.97 closing price of the CastlePoint common shares on August 1, 2008:

  •
  the premium (discount) to the closing price of the CastlePoint common shares on August 1, 2008 of $8.97, as well as the volume weighted average price of the CastlePoint common shares for the one-month period ended August 1, 2008 of $9.22, the 52-week high closing price of the CastlePoint common shares of $13.94 and the price for the initial public offering of the CastlePoint common shares of $14.50;

  •
  price as a multiple of CastlePoint's per share book value of $11.05 as of June 30, 2008 and estimated per share book value of $11.66 as of December 31, 2008 based on CastlePoint's management estimates as reviewed and approved for Goldman Sachs' use by the CastlePoint special committee;

  •
  price as a multiple of CastlePoint's per share book value (excluding accumulated other comprehensive income, or AOCI) of $11.51 as of June 30, 2008 and estimated per share book value (excluding AOCI) of $12.12 as of December 31, 2008 based on CastlePoint's management estimates as reviewed and approved for Goldman Sachs' use by the CastlePoint special committee; and

  •
  price as a multiple of CastlePoint's estimated operating earnings per share of $1.51 for 2008 and $2.34 for 2009 based on CastlePoint's management estimates as reviewed and approved for Goldman Sachs' use by the CastlePoint special committee.

        The results of these analyses are summarized as follows:

	CastlePoint 8/1/2008 Close		Proposed Merger Based on Tower 8/1/2008 Close		Proposed Merger Based on Tower 1-Month VWAP
	$8.97		$12.72		$11.62
Premium to
8/1/2008 Close	0.0%		41.9%		29.6%
1-Month VWAP	(2.7)%		38.0%		26.1%
52-Week High	(35.7)%		(8.7)%		(16.6)%
IPO Price	(38.1)%		(12.2)%		(19.8)%
Price/Book Value
6/30/2008	0.81	x	1.15	x	1.05	x
12/31/2008E	0.77	x	1.09	x	1.00	x
Price/Book Value (excluding AOCI)
6/30/2008	0.78	x	1.11	x	1.01	x
12/31/2008E	0.74	x	1.05	x	0.96	x
Price/Earnings per Share
2008E	5.9	x	8.4	x	7.7	x
2009E	3.8	x	5.4	x	5.0	x

Historical Exchange Ratio Analysis

        Goldman Sachs reviewed the implied historical exchange ratios determined by dividing the closing prices of CastlePoint common shares by the closing prices of Tower common stock over the period from CastlePoint's initial public offering in March, 2007 through August 1, 2008. In addition, Goldman Sachs calculated the average of these historical daily exchange ratios for the period since CastlePoint's initial public offering through August 1, 2008 and the 6-month and 3-month periods ended August 1, 2008. The following table presents the results of these calculations.

	Average Historical Exchange Ratio
August 1, 2008	0.387	x
Since IPO	0.433	x
6-Month	0.415	x
3-Month	0.418	x

        Goldman Sachs noted that the exchange ratio for the stock consideration to be received pursuant to the merger agreement is 0.470x (subject to adjustments), and additionally including the value of the cash consideration, the implied exchange ratio is approximately 0.55x. This implied exchange ratio exceeds the highest exchange ratio of CastlePoint common shares against shares of Tower common stock ever reached since CastlePoint's initial public offering and is significantly higher than the averages shown in the table above.

Historical Market Performance Analysis—CastlePoint

        Goldman Sachs reviewed and compared the historical daily trading prices of the CastlePoint common shares and the common shares of the following selected Bermuda property and casualty insurance companies ("Bermuda Peers") for the period from CastlePoint's initial public offering in March 2007 through August 1, 2008:

  •
  Allied World Assurance Company Holdings, Ltd

  •
  Arch Capital Group Ltd.

  •
  Aspen Insurance Holdings Limited

  •
  Axis Capital Holdings Limited

  •
  Endurance Specialty Holdings Ltd.

  •
  Platinum Underwriters Holdings, Ltd.

        These companies were selected as comparables because (1) they are headquartered in Bermuda, (2) they are multi-line reinsurers with less of a focus on the property catastrophe business than certain other Bermuda reinsurance companies and (3) several of them have onshore E&S and specialty operations similar to those of CastlePoint.

        Goldman Sachs noted that the trading price of the CastlePoint common shares fell by 44.5% and the Bermuda Peers fell by 0.1% over the studied period.

        Goldman Sachs also reviewed and compared the following average daily multiples for the CastlePoint common shares and the Bermuda Peers described above for the period from CastlePoint's initial public offering in March 2007 through August 1, 2008 and the 6-month and 3-month periods ended August 1, 2008:

  •
  price as a multiple of the estimated earnings per share for the next twelve month ("NTM Earnings") based on first available IBES estimates as of May 17, 2007; and

  •
  price as a multiple of per share book value (excluding AOCI).

        The results of these analyses are summarized as follows:

	Price/NTM Earnings						Price/Book Value (excluding AOCI)
	Since IPO		6-Month		3-Month		Since IPO		6-Month		3-Month
CastlePoint	7.4	x	5.7	x	5.0	x	1.1	x	0.9	x	0.9	x
Bermuda Peers	6.7	x	6.2	x	6.1	x	1.1	x	0.9	x	0.9	x

        Goldman noted that while CastlePoint traded at a premium to these Bermuda Peers at its initial public offering, it has been trading in line with the peers for almost one year reflecting investors' view of CastlePoint as a Bermuda reinsurer rather than as a more highly valued specialty insurer.

Selected Companies Analysis—CastlePoint

        Goldman Sachs reviewed and compared certain financial information for CastlePoint to corresponding financial information, ratios and public market multiples for the selected Bermuda Peers described above under "Historical Market Performance Analysis—CastlePoint." Although none of the selected companies is directly comparable to CastlePoint, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of CastlePoint.

        The multiples and ratios of the selected companies were based on the closing prices of the selected companies' common shares on August 1, 2008 and financial data obtained from SEC filings, FactSet and IBES as of June 30, 2008. The multiples and ratios of CastlePoint were calculated using the closing price of CastlePoint common shares on August 1, 2008, financial data obtained from SEC filings, FactSet and IBES as of June 30, 2008 and CastlePoint's management estimates as reviewed and approved for Goldman Sachs' use by the CastlePoint special committee.

        With respect to each of the selected companies and CastlePoint, Goldman Sachs calculated, among other things:

  •
  price as a multiple of estimated earnings per share ("P/E Multiples") for 2008 and 2009;

  •
  price as a multiple of per share book value (including AOCI); and

  •
  price as a multiple of per share book value (excluding AOCI).

        The results of these analyses are summarized as follows:

	CastlePoint				Selected Bermuda Peers
	IBES		Management		Median		High		Low
2008 P/E Multiples	5.1	x	5.9	x	6.1	x	6.6	x	5.3	x
2009 P/E Multiples	4.1	x	3.8	x	6.0	x	6.8	x	5.2	x
Price/Book Value (including AOCI)	0.81	x	—		0.93	x	1.26	x	0.80	x
Price/Book Value (excluding AOCI)	0.78	x	—		0.93	x	1.26	x	0.80	x

Selected Transactions Analysis

        Goldman Sachs reviewed and compared the premium of the merger with the premiums paid in the following selected transactions in the property and casualty insurance industry since December 2006:

  •
  Allied World Assurance Company Holdings, Ltd / Darwin Professional Underwriters, Inc.

  •
  Catalina Holdings (Bermuda) Ltd. / Quanta Capital Holdings Ltd.

  •
  Fortress Investment Group / Alea Group Holdings (Bermuda) Ltd

  •
  Argonaut Group, Inc. / PXRE Group Ltd.

  •
  Meadowbrook Insurance Group, Inc. / ProCentury Corporation

  •
  Employers Holdings,  Inc. / AmCOMP Incorporated

  •
  QBE Insurance Group Ltd. / North Pointe Holdings Corporation

  •
  D. E. Shaw Group / James River Group, Inc.

  •
  Zurich Financial Services Group / Bristol West Holdings,  Inc.

  •
  Elara Holdings, Inc. / Direct General Corporation

        Based on the $23.18 closing price of the Tower common stock on August 1, 2008, Goldman Sachs calculated the premiums of the implied value of the merger consideration to the closing market prices of CastlePoint common shares as of August 1, July 1, and May 1, 2008. Based on information obtained from SEC filings, CapIQ and Datastream, with respect to each selected transaction, Goldman Sachs calculated the premiums of the purchase prices to the closing market prices of the target's common stock as of the announcement of the transaction, and the dates that were 1 month and 3 months prior to the announcement of the transaction, respectively. The results of these calculations are summarized below, except that the Fortress/Alea transaction was not included in the calculation of the premiums to 1-month or 3-month prior prices and the Catalina/Quanta transaction was excluded from the calculation of the premiums to 3-month prior prices.

		Selected P&C Insurance Transactions
	Tower/ CastlePoint
		Median	High	Low
Premium to
Current	41.9%	30.4%	50.2%	(1.9)%
1 Month Prior	37.0%	34.2%	61.8%	2.5%
3 Months Prior	17.9%	32.6%	48.8%	7.6%

Dividend Discount Model Analysis

        Goldman Sachs performed an illustrative analysis using a dividend discount model to determine a range of implied present values per share of CastlePoint common shares. The analysis was performed using both base case projections as well as downside case projections, both of which were prepared by CastlePoint's management and reviewed and approved for Goldman Sachs' use by CastlePoint and the CastlePoint special committee. The downside case projections assumed that (1) Tower-related premiums ceded to CastlePoint would be reduced by a greater amount than in the base case projections, consistent with Tower's ability to do so under the existing reinsurance arrangements between Tower and CastlePoint, and (2) the combined ratio on third party business would be higher than in the base case projections by approximately 1.5% over the period from 2009 to 2012. Using these projections, Goldman Sachs calculated the dividends available to be paid by the CastlePoint insurance companies to its holding company and, in turn, to the CastlePoint shareholders. The amount of available dividends were modeled using insurance company capital constraints and regulatory capital constraints, as appropriate. Goldman Sachs calculated a range of illustrative terminal values using multiples of share price to per share book value, or P/B Multiples, derived from a regression of P/B vs. ROACE. Goldman Sachs discounted the dividends and the terminal value at a 15.0% discount rate derived from the capital asset pricing model ("CAPM"). Goldman Sachs also performed a sensitivity analysis to illustrate the effect of (1) the deviations of the terminal values from the regression line, ranging from a 15% discount to 5% premium to the regression line, and (2) a 2.5% increase or decrease in discount rate from the 15.0% rate derived from CAPM. This analysis resulted in a range of implied present value of $7.40 to $12.50 per share of CastlePoint common shares based on the base case projections, and $6.88 to $11.46 based on the downside case projections.

Pro Forma Transaction Analysis

        Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger on Tower using projections prepared by CastlePoint's management and projections and pro forma adjustments prepared by Tower's management and reviewed by CastlePoint's management, in each case as reviewed and approved for Goldman Sachs' use by the CastlePoint special committee. This analysis indicated that the merger would be dilutive by 2.6% to Tower in 2009 and accretive by 10.3% to Tower in 2010 on an earnings per share basis assuming a premium growth rate of 20%, or dilutive to Tower by 6.5% in 2009 and 2.4% in 2010 on an earnings per share basis assuming a premium growth rate of 10%.

        Using the same sets of projections and assuming a premium growth rate of 20% and 10%, respectively, Goldman Sachs calculated the pro forma Tower stock price for 2009 and 2010 by applying Tower's then current standalone estimated P/E Multiples to its pro forma earnings per share for 2009 and 2010, respectively. By applying the exchange ratio, as subject to the collar, set forth in the merger agreement to the pro forma Tower stock price for 2009 and 2010 and adding the value of the cash consideration, Goldman Sachs derived the total value of the merger consideration to CastlePoint as of 2009 and 2010. Goldman Sachs also calculated the premiums of these total values to the closing price of the CastlePoint common shares on August 1, 2008 of $8.97, as well as the volume weighted average price of the CastlePoint common shares for the one-month period ended August 1, 2008 of $9.22. The results of these analyses are summarized as follows:

	20% Premium Growth		10% Premium Growth
	2009E	2010E	2009E	2010E
Total Value to CastlePoint	$12.44	$13.84	$12.02	$12.46
Premium to 8/1/2008 Close	38.7%	54.3%	34.0%	39.0%
Premium to 1-Month VWAP	35.0%	50.2%	30.3%	35.2%

        Using the same sets of projections and assuming a premium growth rate of 20% and 10%, respectively, Goldman Sachs calculated a range of future intrinsic values of Tower common stock as of December 31, 2008 using a dividend discount model with discount rates ranging from 11% to 15% and forward price to earning terminal multiples ranging from 6.0x to 10.0x. By applying the exchange ratio, as subject to the collar, set forth in the merger agreement to this range of intrinsic values of Tower common stock and adding the value of the cash consideration, Goldman Sachs derived a range of total values of the merger consideration to CastlePoint as of December 31, 2008. Goldman Sachs then calculated the range of total values of the merger consideration to CastlePoint as of August 1, 2008 by applying a discount rate of 15% to the total values as of December 31, 2008 and compared the total values as of August 1, 2008 to the intrinsic values of CastlePoint on a standalone basis, which intrinsic values were derived from a dividend discount model using CastlePoint's management projections, a discount rate of 15% and discounts ranging from 0% to 10% to the implied terminal P/B Multiple derived from the P/B vs. ROACE regression analysis. The results of these analyses are summarized as follows:

	20% Premium Growth			10% Premium Growth
	Low	Medium	High	Low	Medium	High
Total Value as of 8/1/2008	$10.60	$13.26	$13.26	$7.61	$10.60	$12.89
Intrinsic Value of Standalone CastlePoint	$9.12	$9.80	$10.48	$9.12	$9.80	$10.48
Premium/Discount of Total Value to Intrinsic Value	16.2%	35.3%	26.4%	(16.5)%	8.1%	23.0%

Recent Bermuda Transactions Analysis

        Among the selected transactions described in "Selected Transactions Analysis" above, Goldman Sachs identified the following three transactions with values within the range of $150,000,000 to $500,000,000 that involved a target headquartered in Bermuda: Argonaut/PXRE, Catalina/Quanta and Fortress/Alea. Goldman Sachs noted, however, that these transactions are not directly comparable to the merger and therefore were of limited to no relevance because the target in each transaction was a distressed company.

        With respect to each of these recent Bermuda transactions, Goldman Sachs calculated the following premiums and multiples based on information obtained from SEC filings:

  •
  the premium to the undisturbed stock price of target as of the announcement of the transaction;

  •
  the premium to the volume weighted average price of target's common shares for the 30-day period prior to the announcement of the transaction;

  •
  price as a multiple of target's per share book value.

        The following table presents the results of these calculations. For comparable premiums and multiples with respect to the merger, see "Implied Transaction Multiples Analysis" above.

	Argonaut/PXRE		Catalina/Quanta		Fortress/Alea
Premium to Undisturbed Stock Price	15.9%		48.9%		2.7%
Premium to 30-Day VWAP	13.6%		55.0%		12.5%
Price/Book Value	0.85	x	0.79	x	0.85	x

Historical Market Performance Analysis—Tower

        Goldman Sachs reviewed and compared the historical daily trading prices of the Tower common stock and the following selected specialty insurance companies ("Selected Specialty Peers") for the 3-year period ended August 1, 2008:

  •
  Markel Corporation

  •
  HCC Insurance Holdings, Inc.

  •
  RLI Corp.

  •
  Argo Group International Holdings, Ltd.

  •
  AmTrust Financial Services, Inc.

  •
  United America Indemnity, Ltd.

  •
  National Interstate Corporation

  •
  Hallmark Financial Services, Inc.

        Goldman Sachs also reviewed and compared the historical aggregate returns of the Tower common stock and the Selected Specialty Peers for the 2-year and 1-year periods ended August 1, 2008. The results of these analyses are summarized as follows:

		Historical Aggregate Returns
	3-Year % Change in Market Price
		2-Year	1-Year
Tower	38.1%	(20.9)%	(12.5)%
Selected Specialty Peers	(1.4)%	(1.3)%	(19.8)%

        In addition, based upon the IBES estimates and information obtained from FactSet, Goldman Sachs reviewed and compared the following average daily multiples for the Tower common stock and the Selected Specialty Peers described above for the 3-year, 6-month and 3-month periods ended August 1, 2008:

  •
  price as a multiple of the NTM Earnings; and

  •
  price as a multiple of per share book value (excluding AOCI).

        The results of these analyses are summarized as follows:

	Price/NTM Earnings						Price/Book Value (excluding AOCI)
	3-Year		6-Month		3-Month		3-Year		6-Month		3-Month
Tower	12.4	x	8.3	x	7.7	x	2.7	x	1.8	x	1.7	x
Selected Specialty Peers	12.1	x	8.9	x	8.3	x	1.7	x	1.4	x	1.7	x

Selected Companies Analysis—Tower

        Goldman Sachs reviewed and compared certain financial information for Tower to corresponding financial information, ratios and public market multiples for the selected Specialty Insurers described above under "Historical Market Performance Analysis—Tower." Although none of the selected companies is directly comparable to Tower, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Tower.

        The multiples and ratios of the selected companies were based on the closing prices of the selected companies' common stock on August 1, 2008 and the latest available financial data obtained from SEC filings, FactSet and IBES. The multiples and ratios of Tower were calculated using the closing price of Tower common stock on August 1, 2008, financial data obtained from SEC filings, FactSet and IBES as of June 30, 2008 and Tower's management estimates, which were reviewed by CastlePoint's management and approved for Goldman Sachs' use by the CastlePoint special committee.

        With respect to each of the selected companies and Tower, Goldman Sachs calculated, among other things:

  •
  P/E Multiples for 2008 and 2009; and

  •
  price as a multiple of per share book value (excluding AOCI).

        The results of these analyses are summarized as follows:

	Tower				Selected Specialty Insurers
	IBES		Management		Median		High		Low
2008 P/E Multiples	7.9	x	8.0	x	8.3	x	16.7	x	7.2	x
2009 P/E Multiples	6.8	x	7.1	x	7.1	x	14.2	x	6.9	x
Price/Book Value (excluding AOCI)	1.61	x	—		1.28	x	1.85	x	0.56	x

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to CastlePoint, Tower or the contemplated merger.

        Goldman Sachs prepared these analyses for the purposes of Goldman Sachs providing its opinion to the CastlePoint special committee and board of directors as to the fairness from a financial point of view of the stock consideration and cash consideration, taken in the aggregate, to be received by the holders of CastlePoint common shares (other than Tower or any wholly-owned subsidiary of Tower) pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CastlePoint, Tower, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to the CastlePoint special committee and board of directors was one of many factors taken into consideration by the CastlePoint special committee and board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Annex E to this joint proxy statement/prospectus.

        The merger consideration was determined through arms-length negotiations between the CastlePoint special committee and the Tower special committee and was approved by the CastlePoint special committee. Goldman Sachs provided advice to the CastlePoint special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to CastlePoint or the CastlePoint special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        Subsequent to the delivery of its fairness opinion on August 4, 2008, Goldman Sachs discovered that the projected 2008 CastlePoint EPS, the projected 2008 CastlePoint operating EPS and the projected per share book value of CastlePoint as of December 31, 2008 that Goldman Sachs had used in certain calculations presented to the CastlePoint special committee and board of directors on August 4 did not represent CastlePoint management's current projections as of August 4, 2008. Goldman Sachs informed the special committee of the incorrect projections used and that certain related calculations, which included the calculation of the projected Return on Average Common Equity ("ROACE") of CastlePoint for 2008 and the multiples of projected 2008 EPS and book value per share for CastlePoint as of December 31, 2008, performed by Goldman Sachs in connection with the delivery of its fairness opinion on August 4, 2008 were accordingly incorrect. The relevant CastlePoint management projections for CastlePoint and the related Goldman Sachs calculations, both as presented to the special committee and board on August 4 and as corrected and revised, are set forth in the following chart.

	As Presented		As Revised
2008E EPS	$1.40		$1.50
2008E Operating EPS	$1.51		$1.61
Book Value per Share—12/31/2008E	$11.66		$11.79
Book Value per Share (excluding AOCI)—12/31/2008E	$12.12		$12.39
2008E ROACE based on IBES estimates	14.5%		14.9%
2008E ROACE based on CastlePoint management estimates	12.8%		13.7%
Multiples Analysis
Based on CastlePoint 8/1/2008 Closing Share Price ($8.97)
Price/Book Value—12/31/2008E	0.77	x	0.76	x
Price/Book Value (excluding AOCI)—12/31/2008E	0.74	x	0.72	x
Price 2008E Operating EPS	5.9	x	5.6	x
Proposed Merger Consideration of $12.72 using Tower 8/1/2008 Closing Stock Price
Price/Book Value—12/31/2008E	1.09	x	1.08	x
Price/Book Value (excluding AOCI)—12/31/2008E	1.05	x	1.03	x
Price 2008E Operating EPS	8.4	x	7.9	x
Proposed Merger Consideration of $11.62 using Tower 1-Month VWAP
Price/Book Value—12/31/2008E	1.00	x	0.99	x
Price/Book Value (excluding AOCI)—12/31/2008E	0.96	x	0.94	x
Price 2008E Operating EPS	7.7	x	7.2	x

        Subsequent to the delivery of its fairness opinion on August 4, 2008, Goldman Sachs confirmed to the CastlePoint special committee that, on August 4, 2008, Goldman Sachs would have reached the same conclusion with regard to the fairness of the transaction that was set forth in the opinion delivered by Goldman Sachs to the special committee and the board of directors of CastlePoint on August 4, 2008, if Goldman Sachs had utilized on August 4 the revised CastlePoint management projections as of that date and the revised related Goldman Sachs, in each case, as calculations set forth above.

        Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services,

Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of CastlePoint, Tower and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers.

        Goldman Sachs has acted as financial advisor to the CastlePoint special committee in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs also may provide investment banking and other financial services to CastlePoint, Tower and their respective affiliates in the future. In connection with any such future services Goldman Sachs may receive compensation.

        The CastlePoint special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated July 23, 2008, the CastlePoint special committee engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of CastlePoint. Pursuant to this letter agreement, Goldman Sachs is entitled to receive a fee of $5,000,000, half of which is contingent upon consummation of the merger. CastlePoint has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Other Written Presentations by Goldman Sachs

        In addition to the presentation made to the CastlePoint special committee and board of directors described above, Goldman Sachs also delivered written and oral presentations with respect to the proposed merger to the CastlePoint special committee on July 22, 2008, July 10, 2008, June 22, 2008, June 3, 2008, March 21, 2008 and March 14, 2008. Each of these presentations to the CastlePoint special committee has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. See "Where You Can Find More Information."

        None of these other written and oral presentations by Goldman Sachs, alone or together, constitute an opinion of Goldman Sachs with respect to the consideration to be paid in the merger. Information contained in these other written and oral presentations is substantially similar to the information provided in Goldman Sachs' written presentation to the CastlePoint special committee and board of directors on August 4, 2008, as described above. The March 14 and March 21, 2008 materials contained a situation overview and a discussion of certain strategic alternatives, while the remaining representations were focused on the proposed acquisition of CastlePoint by Tower. These other written and oral presentations made by Goldman Sachs contained, among other things, the following types of financial analyses:

  •
  historical market performance analysis;

  •
  implied transaction multiples analysis;

  •
  pro forma transaction analysis;

  •
  selected companies analysis; and

  •
  dividend discount model analysis.

        Not all of the other written and oral presentations contained all of the financial analyses listed above. The financial analyses in these other written and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies' stock prices changed, and implied transaction multiples and dividend discount model analyses changed as CastlePoint's and Tower's financial results (as well as projections made by CastlePoint's management) changed. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to CastlePoint, Tower and the proposed transaction over time.

Alternatives to the Merger Considered by the Tower Special Committee and the CastlePoint Special Committee

Alternatives to the Merger Considered by the Tower Special Committee

        The Tower special committee considered alternative structures during its consideration of a business combination with CastlePoint, but determined that the structure described herein best secured the interests of Tower and its stockholders.

        The Tower special committee and the Tower board of directors considered the following alternative structures for Tower (certain of which are discussed in greater detail in "Special Factors—Background of the Merger"):

  •
  continuing on a standalone basis without acquiring CastlePoint, which was rejected, among other reasons, because such an approach entailed uncertainty due to Tower's need to obtain a source of capital to permit earnings growth via acquisitions and organically and the risk that CastlePoint might be acquired by a competitor of Tower and/or rotate its capital to reinsure third parties rather than Tower;

  •
  entering into an alternative capital raise in 2008 and 2009, which was rejected, among other reasons, because of the unfavorable conditions of the debt and equity capital markets, which rendered such alternative capital raises less accretive (or more dilutive, as the case may be) to Tower's earnings per share than an acquisition of CastlePoint;

  •
  reducing the quota share ceded to CastlePoint under the existing reinsurance agreements between Tower and CastlePoint or their respective subsidiaries and obtaining third-party reinsurance without acquiring CastlePoint, which was rejected, among other reasons, because any advantages to be garnered from favorable pricing via new reinsurance would be outweighed by Tower's need to obtain a stable source of capital and the risk that CastlePoint might be acquired by a competitor of Tower and/or rotate its capital to reinsure third parties rather than Tower;

  •
  acquiring ABC Co., which was rejected, among other reasons, because Tower management's due diligence efforts had uncovered certain previously unknown risks regarding the acquisition of ABC Co.;

  •
  entering into transaction pursuant to which CastlePoint would acquire Hermitage and subsequently sell to Tower certain assets of Hermitage and the right to renew contracts of insurance written by Hermitage without agreeing to acquire CastlePoint, which was rejected, among other reasons, because Tower had no assurances that CastlePoint would prove a reliable partner in such a transaction if Tower and CastlePoint did not enter into the merger agreement and the risk that CastlePoint might be acquired by a competitor of Tower or rotate its capital to reinsure third parties rather than Tower;

  •
  entering into a transaction pursuant to which CastlePoint would acquire Tower for all cash, which was rejected, among other reasons, because of uncertainty regarding CastlePoint's financing sources and the inability for CastlePoint and Tower to agree on a purchase price that would be acceptable to Tower; and

  •
  entering into a transaction pursuant to which CastlePoint would acquire Tower for all stock, which was rejected, among other reasons, because of certain possible negative tax consequences.

Purpose of, and Alternatives to the Merger Considered by the CastlePoint Special Committee

        The purpose of the merger for CastlePoint is to enable its unaffiliated shareholders (and the other shareholders to the extent they receive the merger consideration) to achieve partial liquidation of their investment, while continuing to participate in the future growth and prospects of the company resulting from a CastlePoint-Tower merger.

        In its evaluation of a possible transaction with Tower, the CastlePoint special committee considered a number of alternative transactions involving the parties.

        As discussed in more detail under "Background of the Merger" above, the CastlePoint special committee initially evaluated an acquisition by CastlePoint of all of the outstanding stock of Tower in an all-cash transaction. The CastlePoint special committee ultimately determined not to pursue this alternative because of differences in the appropriate valuation of Tower and it became clear that it would be very difficult to finance such a transaction, as further described under "Background of the Merger" above.

        As referred to in "Background of the Merger" above, in connection with its evaluation of an acquisition of Tower, the CastlePoint special committee also considered a potential acquisition by CastlePoint of all of the outstanding stock of Tower in a stock-for-stock transaction. However, the CastlePoint special committee did not pursue this alternative because CastlePoint management, after consulting with its tax advisors, was not comfortable with the risk that certain adverse tax consequences would result from such a transaction. In particular, CastlePoint management was concerned that the transaction would result, depending on the percentage (by vote or by value) of CastlePoint common shares received by Tower stockholders in the transaction, either in Tower having to recognize certain taxable income for a period of ten years after the consummation of the transaction, or in CastlePoint becoming subject to U.S. federal income tax on its worldwide income on a going-forward basis.

        As discussed in more detail under "Background of the Merger" above, CastlePoint also considered a potential transaction among CastlePoint, Tower and XYZ Co., a U.S.-based third-party insurer, pursuant to which CastlePoint would make an equity investment in Tower to finance Tower's acquisition of certain assets of XYZ Co., subsequent to which Tower would acquire CastlePoint in a stock-for-stock transaction. The CastlePoint special committee ultimately abandoned this alternative when it became clear that Tower and XYZ Co. could not come to terms on Tower's acquisition of the XYZ Co. assets, as further described in "Background of the Merger" above.

        In connection with the CastlePoint special committee's evaluation of a possible transaction with Tower, the CastlePoint special committee from time to time considered various alternative transactions, including the following:

  •
  a prior acquisition of, or merger of Tower with ABC Co., a third-party Bermuda reinsurer, and the subsequent merger of ABC Co. with CastlePoint in a series of stock-for-stock transactions;

  •
  the purchase of substantially all of Tower's insurance business by CastlePoint, while Tower retained its brokerage business;

  •
  the formation by CastlePoint of a management company, to be sold to Tower, which management company would manage CastlePoint and generate fee-income for Tower in a REIT-like structure;

  •
  a strategic investment by CastlePoint in Tower, a tender offer by CastlePoint for a portion of Tower's outstanding stock, and a sale of certain of CastlePoint's business units to Tower in combination with an extension of the reinsurance agreements among CastlePoint, Tower and their respective subsidiaries; and

  •
  the restructuring of CastlePoint's operations and its relationship with Tower while CastlePoint concurrently repurchased a portion of its common shares.

        In connection with these alternatives, the CastlePoint special committee considered the complexity of the proposed structures and the execution risk associated therewith and informed CastlePoint management that each such alternative would need to be fully developed before it could be evaluated by the CastlePoint special committee. After examining the feasibility and attractiveness of these alternatives compared to the primary structures under consideration, CastlePoint management found such alternatives lacking and did not pursue any of these alternatives further.

        In addition to a transaction with Tower, the CastlePoint special committee also considered the possibility of a sale of CastlePoint to a third-party reinsurer and the acquisition of a U.S.-based insurer other than Tower. However, after extensive discussion among the members of the CastlePoint special committee and its advisors, the CastlePoint special committee determined that these opportunities did not present a viable alternative to a transaction with Tower for various reasons, one of which is that the CastlePoint special committee believed that a significant amount of CastlePoint's value is attributable to the reinsurance and service agreements between CastlePoint and Tower and their respective subsidiaries, and the belief that Tower would not extend or renew such agreements when they expire in March, 2010, if CastlePoint entered into a business combination with a third party. Without an extension or a renewal of the reinsurance and service agreements, obtaining a more favorable premium to book value in a sale of CastlePoint to a third party as compared to that obtained under the merger agreement would be more difficult, as CastlePoint would be regarded by the market as a source of capital, in an industry where there is an excess supply of capital. Additional reasons why these opportunities did not present a viable alternative to a transaction with Tower were: (1) that CastlePoint's ability to benefit from an acquisition of an insurance company that writes brokerage business is limited under the terms of the reinsurance and service agreements, which provide that Tower has the exclusive right to manage the brokerage business written by Tower and CastlePoint's subsidiaries; (2) that CastlePoint lacks sufficient capital to acquire a large primary insurance company that would provide it with the personnel and infrastructure needed to conduct primary business, even if such business was not restricted by the reinsurance and service agreements; and (3) that the opportunities to acquire insurance companies that write only program business are limited.

        The CastlePoint special committee also evaluated the continued operation of CastlePoint as a standalone company. However, the CastlePoint special committee determined that there were significant risks and uncertainties associated with continuing to operate in the current soft reinsurance market, given CastlePoint's dependence on Tower for continued reinsurance business, the possibility that Tower may begin to scale back its reinsurance business with CastlePoint as it is permitted to do under the reinsurance agreements between the parties and their respective subsidiaries, and the fact that such reinsurance agreements currently expire on March 31, 2010 (without giving effect to any possible extension of such agreements under the terms of the merger agreement, as described in "Termination of the Merger Agreement—Effect of Termination; Remedies" below) and there can be no assurance that Tower will renew such agreements. In addition, the CastlePoint special committee considered the challenges facing companies in the insurance and reinsurance industries seeking to raise additional capital at this time and the relatively less profitable nature of third-party reinsurance business. The CastlePoint special committee also considered the alternative of placing CastlePoint into run-off or liquidation. However, the CastlePoint special committee ultimately did not pursue the alternatives of continuing to operate as a standalone company (with or without a continued business relationship with Tower) and the possibility of placing the company into run-off or liquidation because it believed that the merger provides greater value to the shareholders of CastlePoint within a shorter time frame.

Completion of the Merger

        If the stockholder/shareholder approval described herein is obtained and all other conditions to the merger have been satisfied or waived, CastlePoint will merge and amalgamate with and into Ocean I, an indirect wholly-owned subsidiary of Tower, upon the terms and subject to the conditions set forth in the merger agreement, with Ocean I continuing as the surviving company and succeeding to and assuming all the rights and obligations of CastlePoint.

        After the merger, the CastlePoint common shares will be delisted and deregistered and CastlePoint's reporting obligations under the Exchange Act will cease. During 2007, CastlePoint incurred approximately $100,000 in compliance costs associated with its reporting obligations (excluding fees paid to CastlePoint's independent auditors) and approximately $37,500 in NASDAQ listing fees. Not paying these costs and fees will represent cost-savings for the surviving company following the completion of the merger.

        The shares of Tower common stock issued in connection with the merger will be registered under the Exchange Act and it is anticipated that they will be listed on the NASDAQ Global Select Market and trade under Tower's existing ticker symbol "TWGP," as described in "Description of the Merger Agreement—Conditions to the Merger" below.

        The initial directors of the surviving company following the merger will be Michael H. Lee, Francis M. Colalucci, Gregory T. Doyle, Patrick J. Haveron, Gary S. Maier and Joel S. Weiner. The initial officers of the surviving company following the merger are contemplated to be Gregory T. Doyle, Michael H. Lee and Joel S. Weiner, who are currently officers of CastlePoint.

        If the merger is completed, except as described in this joint proxy statement/prospectus, including with respect to the Hermitage Acquisition and the Hermitage Renewal Rights Transaction, none of Tower, Ocean II Corporation, the sole stockholder of Ocean I, or Ocean I has any plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving CastlePoint or any of its subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of CastlePoint or any of its subsidiaries;

  •
  the acquisition or disposition by any person of additional securities of CastlePoint; or

  •
  any other material change in CastlePoint's structure and business.

Approval of the Charter Amendment and the Share Issuance

         Charter Amendment.    The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock entitled to vote on the charter amendment is required to approve the charter amendment, as described in "The Tower Special Meeting" below.

         Share Issuance.    The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock cast on the share issuance is required to approve the share issuance, as described in "The Tower Special Meeting" below.

Approval and Adoption of the Bye-Law Amendments and the Merger Agreement and Approval of the Merger

         Bye-Law Amendments.    The affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve and adopt each of the bye-law amendments, as described in "The CastlePoint Special General Meeting" below.

         The Merger Agreement and the Merger.    If the CastlePoint shareholders approve and adopt the proposed bye-law amendment permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote, then the affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger. If such bye-law amendment is not approved and adopted, then a supermajority vote of three-fourths of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger, as described in "The CastlePoint Special General Meeting" below.

Interests of Tower and CastlePoint Directors and Executive Officers in the Merger

Interests of Tower Directors and Executive Officers in the Merger

         Executive Officers and Directors.    In considering the recommendations of the Tower special committee and the Tower board of directors that Tower stockholders vote "FOR" the proposals to approve the charter amendment, the share issuance and an adjournment of the Tower special meeting to solicit additional proxies, if necessary, as described in "The Tower Special Meeting" below, Tower stockholders should be aware that Michael H. Lee, Francis Colalucci and Gary Maier have interests in the merger that are different from, and/or in addition to, the interests of Tower stockholders generally. The Tower special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with CastlePoint and in recommending that the Tower board of directors and Tower stockholders approve the proposals to be voted upon at the Tower special meeting.

        Mr. Lee, chairman of the Tower board of directors and president and chief executive officer of Tower, is also the chairman of the CastlePoint board of directors and chief executive officer of CastlePoint and owns CastlePoint common shares and therefore has actual or potential conflicts of interest in evaluating the merger. Mr. Lee has an employment agreement with CastlePoint and beneficially owned approximately [    •    ]% of the outstanding CastlePoint common shares, including share options, on the CastlePoint record date.

        Mr. Colalucci beneficially owned approximately [    •    ] CastlePoint common shares on the CastlePoint record date.

        Mr. Maier beneficially owned approximately [    •    ] CastlePoint common shares on the CastlePoint record date.

  Treatment of Outstanding Equity Awards

        Tower directors and officers hold unvested Tower stock options and Tower restricted stock. Given the percentage change in ownership of Tower stock as a result of the merger, the compensation committee of Tower's board of directors reviewed whether the merger would implicate the change in control provisions of the Tower Group, Inc. 2004 Long Term Equity Compensation Plan. The compensation committee concluded that the merger is not a change in control under the plan.

  Employment Agreements

        Each of Michael H. Lee (Chief Executive Officer), Francis Colalucci (Senior Vice President, Chief Financial Officer, Treasurer and Director), Patrick Haveron (Senior Vice President and Chief Operating Officer), Gary Maier (Senior Vice President and Chief Underwriting Officer), Christian Pechmann (Senior Vice President, Marketing and Distributing) and Salvatore Abano (Senior Vice President and Chief Information Officer) has an employment agreement with Tower which provides that the executive will be entitled to the following severance benefits if his employment is terminated by Tower without "cause" or by the executive for "good reason" (as such terms are defined in the applicable employment agreement):

  •
  accrued base salary,

  •
  a pro-rated target bonus for the year of termination,

  •
  for Mr. Lee, a lump sum cash severance payment equal to 300% of the sum of the annual base salary and the highest annual bonus paid within the preceding three years,

  •
  for Messrs. Colalucci, Haveron, Maier, Pechmann and Abano, a lump sum cash severance payment equal to 100% of the executive's annual base salary and annual target bonus (except in the case of Mr. Abano, if he is employed less than two years with Tower, in which case the percentage is 50%),

  •
  continuation of life, accident and health insurance coverage for a specified period (three years for Mr. Lee, one year for Messrs. Colalucci, Haveron, Maier, Pechmann and Abano), reduced to the extent comparable benefits are received by, or made available to, the executive by a subsequent employer without cost,

  •
  for Mr. Maier, the executive's outstanding unvested equity vests, and

  •
  three months to exercise any vested stock options (but in no event beyond the stated option term).

        The merger itself will not give rise to an executive's right to voluntarily terminate employment for "good reason."

        If the employment of Messrs. Lee, Colalucci, Haveron, Maier, Pechmann and Abano is terminated by Tower without "cause" or by the executive for "good reason," in anticipation of, or within the 24-month period following, a "change in control" (as defined in the applicable employment agreement), in addition to the severance payments and benefits described above, all of the executive's outstanding equity-based awards will become fully vested. The definition of "change in control" in Mr. Lee's employment agreement specifically excludes any transaction with CastlePoint and its affiliates. The other executives will not be eligible to receive the enhanced change in control severance as a result of the merger since the compensation committee of Tower's board of directors has determined that the merger is not a change in control of Tower. Tower also intends to have Messrs. Colalucci, Haveron, Maier, Pechman and Abano acknowledge that the merger will not be a change in control under their employment agreements.

        The employment agreements also provide that, if any payments or benefits to an executive under the employment agreement or otherwise would result in the imposition of the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," the executive will receive an additional amount to make the executive whole for such tax (including payment of the taxes on the additional amount itself).

  Indemnification and Insurance

        Section 145 of the Delaware General Corporation Law, which we refer to as the "DGCL," provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Tower. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Tower's amended and restated certificate of incorporation provides for indemnification by Tower of its directors, officers and employees to the fullest extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transactions from which the director derived an improper personal benefit. Tower's amended and restated certificate of incorporation provides for such limitations of liability.

        Tower maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Tower with respect to payments which may be made by Tower to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

  Compensation of the Tower Special Committee.

        On November 22, 2007, the Tower board of directors, on the recommendation of its compensation committee, approved a fee of $1,500 per meeting of the Tower special committee attended by each member and a $10,000 retainer payment to the chairman of the Tower special committee. On July 23, 2008, the Tower board of directors, on the recommendation of its compensation committee, approved an additional retainer payment of $50,000 to the chairman of the Tower special committee and a $25,000 retainer payment to each member of the Tower special committee (other than its chairman). The compensation of the members of the Tower special committee was structured without regard to whether the Tower special committee would recommend approval of a transaction with CastlePoint or whether a transaction with CastlePoint would be consummated. In addition, the members of the Tower special committee are entitled to reimbursement for their reasonable expenses incurred in attending meetings of the Tower special committee.

Interests of CastlePoint Directors and Executive Officers in the Merger

         Executive Officers and Directors.    In considering the recommendations of the CastlePoint special committee and the CastlePoint board of directors that CastlePoint's shareholders vote "FOR" the proposals to approve and adopt, as the case may be, the bye-law amendments, the merger agreement, the merger and an adjournment or postponement of the CastlePoint special general meeting to solicit additional proxies, if necessary, as described in "The CastlePoint Special General Meeting" below, CastlePoint's shareholders should be aware that Michael H. Lee and Joel S. Weiner have interests in the merger that are different from, and/or in addition to, the interests of CastlePoint's shareholders generally. The CastlePoint special committee was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the merger agreement with Tower and in recommending that the CastlePoint board of directors and CastlePoint shareholders approve or adopt, as the case may be, the proposals to be voted upon at the CastlePoint special general meeting.

        Mr. Lee, chairman of the CastlePoint board of directors and chief executive officer of CastlePoint, is also the chairman of the Tower board of directors and president and chief executive officer of Tower and owns Tower common stock and therefore has actual or potential conflicts of interest in evaluating the merger. Mr. Lee has an employment agreement with Tower and beneficially owned approximately [    •    ]% of the outstanding common stock of Tower, including restricted shares and share options, on the Tower record date.

        Mr. Weiner beneficially owned approximately [    •    ]% of the outstanding common stock of Tower on the Tower record date.

  Treatment of Outstanding Equity Awards

        CastlePoint periodically has granted share options and restricted shares to employees and non-employee directors pursuant to CastlePoint's 2006 Long-Term Equity Compensation Plan. All outstanding equity awards automatically vest upon a "change in control" but, because the definition of "change in control" in the equity compensation plan specifically excludes any transaction with Tower and its affiliates, unvested equity awards will not become vested as a result of the merger. As of the record date for the CastlePoint special general meeting, there were approximately [    •    ] CastlePoint common shares subject to outstanding share options and [    •    ] CastlePoint restricted shares granted under the equity compensation plan to the current executive officers and directors of CastlePoint.

        At the effective time of the merger, each outstanding CastlePoint share option that remains unexercised as of the completion of the merger, whether or not the option is vested or unvested, will be assumed by Tower and will automatically be converted into an equivalent option to acquire a number of shares of Tower common stock at the option exchange ratio, and each CastlePoint restricted share will be assumed by Tower and will automatically be converted into an equitable number of shares of restricted Tower common stock at the option exchange ratio. CastlePoint share options and CastlePoint restricted shares will be converted into the right to receive merger consideration at a different ratio than the outstanding CastlePoint common shares, as described in "Description of the Merger Agreement—Treatment of CastlePoint Share Options and Restricted Shares." The terms and conditions of any converted share option and restricted share generally will continue to be governed by the CastlePoint 2006 Long-Term Equity Compensation Plan and will be the same as the terms and conditions of the original award, including with respect to vesting, duration and the effect of termination of service.

        For a more detailed discussion of the terms of the merger agreement with respect to the treatment of outstanding CastlePoint equity awards in connection with the merger, please see the section captioned "Description of the Merger Agreement—Treatment of CastlePoint Share Options and Restricted Shares" below.

  Employment Agreements

        Each of Michael Lee (Chief Executive Officer), Gregory Doyle (President), Joel Weiner (Chief Financial Officer and Senior Vice President), Joseph Beitz (President of CastlePoint Re), and Richard Barrow (Senior Vice President and Chief Accounting Officer) has an employment agreement with CastlePoint which provides that the executive will be entitled to the following severance benefits if his employment is terminated by CastlePoint without "cause" or by the executive for "good reason" (as such terms are defined in the applicable employment agreement):

  •
  accrued base salary,

  •
  for Messrs. Lee, Weiner and Beitz, a pro-rated target bonus for the year of termination,

  •
  for Mr. Lee, a lump sum cash severance payment equal to 300% of the sum of the annual base salary and the average annual bonus paid within the preceding three years or, if none, the most recent target annual bonus opportunity,

  •
  for Messrs. Doyle, Weiner, Beitz and Barrow, a lump sum cash severance payment equal to a specified percentage of the executive's annual base salary and annual target bonus (150% for Mr. Doyle, 100% for Messrs. Weiner and Beitz and 50% for Mr. Barrow),

  •
  for Messrs. Lee, Doyle, Weiner and Beitz, continuation of life, accident and health insurance coverage for a specified period (three years for Mr. Lee, 18 months for Mr. Doyle and one year for Messrs. Weiner and Beitz), reduced to the extent comparable benefits are received by, or made available to, the executive by a subsequent employer without cost, and

  •
  for Messrs. Lee, Doyle, Weiner and Beitz, three months to exercise any vested share options (but in no event beyond the stated option term).

        The merger itself will not give rise to an executive's right to voluntarily terminate employment for "good reason." On the date of the merger agreement, Mr. Lee expressly waived his right to terminate employment with CastlePoint for "good reason" on account of the assignment of duties materially inconsistent with his position or a substantial diminution in his authority and duties as a result of the merger. The definition of "good reason" in the employment agreements with the other CastlePoint executives does not include a similar trigger and no other executives executed a waiver of any rights under the employment agreements. Certain actions taken by Tower following the consummation of the merger could result in an executive's ability to voluntarily terminate employment for "good reason" and receive the severance benefits described above.

        If the employment of Messrs. Lee, Doyle, Weiner and Beitz is terminated by CastlePoint without "cause" or by the executive for "good reason," in anticipation of, or within the 24-month period following, a "change in control" (as defined in the applicable employment agreement), in addition to the severance payments and benefits described above, all of the executive's outstanding equity-based awards will become fully vested. Because the definition of "change in control" in the employment agreements specifically excludes any transaction with Tower and its affiliates, the executives will not be eligible to receive the enhanced severance rights as a result of the merger under the employment agreements.

        The employment agreements with Messrs. Lee, Doyle, Weiner and Beitz also provide that, if any payments or benefits to an executive under the employment agreement or otherwise would result in the imposition of the "golden parachute" excise tax under Section 4999 of the Code, the executive will receive an additional amount to make the executive whole for such tax (including payment of the taxes on the additional amount itself).

  Indemnification and Insurance

        CastlePoint has entered into indemnification agreements with each of the members of the CastlePoint special committee. The indemnification agreements require CastlePoint to indemnify the members of the CastlePoint special committee against liabilities that may arise by reason of their status as directors, officers, employees or agents of CastlePoint, including their status as members of any committee of the CastlePoint board of directors, and to advance their expenses as a result of any proceeding against them as to which they could be indemnified, in each case to the fullest extent permitted by applicable law. The indemnification agreements do not require CastlePoint to indemnify any member of the CastlePoint special committee if that person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CastlePoint and, with respect to any criminal proceeding, if such person had reasonable cause to believe, and did believe, that his conduct was unlawful.

        Following the merger, Tower will and will cause Ocean I, as the surviving corporation in the merger to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of CastlePoint or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based on or arising out of such persons' status as such and pertaining to matters existing or occurring at or prior to the consummation of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to CastlePoint's memorandum of association, amended and restated bye-laws and indemnification agreements and resolutions, if any, in existence on the date of the merger agreement with any directors or officers of CastlePoint and its subsidiaries.

        In addition, for six years following the consummation of the merger, Tower will cause to be maintained in effect the directors' and officers' liability insurance maintained by CastlePoint with respect to claims arising from facts or events which occurred at or before the consummation of the merger.

  Compensation of the CastlePoint Special Committee

        In consideration of the expected time and other commitments that would be required of CastlePoint special committee members, the CastlePoint board of directors determined that each member of the CastlePoint special committee would receive a $75,000 retainer and a fee of $2,500 for each CastlePoint special committee meeting attended in connection with a possible transaction with Tower. The compensation of the members of the CastlePoint special committee has been structured without regard to whether the CastlePoint special committee would recommend approval of a transaction with Tower or whether a transaction with Tower would be consummated. In addition, the members of the CastlePoint special committee will be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the CastlePoint special committee.

Listing of the Tower Common Stock

        It is a condition to the consummation of the merger that the shares of Tower common stock issuable to CastlePoint shareholders in the merger and the shares of Tower common stock to be reserved for issuance upon the exercise of CastlePoint share options or the vesting of CastlePoint restricted shares shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Exchange Agent

        Prior to the time when the merger becomes effective, Tower will designate a bank or trust company reasonably acceptable to CastlePoint for the purpose of exchanging CastlePoint common shares held by the shareholders of CastlePoint for the merger consideration.

Dividends and Distributions

        CastlePoint regularly pays a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, CastlePoint is permitted to declare and pay ordinary course quarterly dividends on CastlePoint common shares with record and payment dates consistent with past practice; provided that any such dividend is at a rate equal to the rate paid by CastlePoint during the fiscal quarter immediately preceding the date of the merger agreement (i.e., $0.05 per share).

        Tower regularly pays a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, Tower is permitted to declare and pay ordinary course quarterly dividends on Tower common stock with record and payment dates consistent with past practice; provided that any such dividend is at a rate equal to the rate paid by Tower during the fiscal quarter immediately preceding the date of the merger agreement (i.e., $0.05 per share).

        In addition, pursuant to the merger agreement, CastlePoint and Tower agreed to use commercially reasonable efforts to coordinate the declaration, setting of record dates and payment dates of dividends on CastlePoint common shares and Tower common stock so that the shareholders of CastlePoint do not receive dividends on both the CastlePoint common shares and the Tower common stock received in the merger in respect of any calendar quarter or fail to receive a dividend on either the CastlePoint common shares or the Tower common stock received in the merger in respect of any calendar quarter.

Material U.S. Federal Income Tax Consequences

        The exchange of CastlePoint common shares for cash and shares of Tower common stock pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences" below) for U.S. federal income tax purposes. If you are a U.S. shareholder and you exchange your CastlePoint common shares in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the sum of (1) the fair market value of the shares of Tower common stock received by you in the merger and (2) the amount of cash received by you in the merger, and your adjusted tax basis in your CastlePoint common shares. You should read "Material U.S. Federal Income Tax Consequences" below for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Anticipated Accounting Treatment

        The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," under which the total consideration paid in the merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Any excess of the total consideration paid in the merger over the fair values will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the merger will not be amortized but instead be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Tower determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. Also, Statement of Financials Accounting Standards No. 141R requires other accounting treatment if the closing is delayed beyond December 31, 2008 including, among other things, that expenses related to the merger would be expensed during the period in which the merger is closed.

Dissenters' Rights of Appraisal for CastlePoint Shareholders

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The CastlePoint board of directors considers that fair value for each CastlePoint common share to be that fraction of a share of Tower common stock (which fraction will be based on the average Tower stock price and may be different than the exchange ratio described under "Description of the Merger Agreement—Merger Consideration" below), plus $1.83 in cash, which fraction of a share and cash together provide CastlePoint shareholders with a value per CastlePoint common share of $[    •    ], which we refer to as the "Companies Act Fair Value."

        Any CastlePoint shareholder who is not satisfied that it has been offered fair value for its CastlePoint common shares and whose shares are not voted in favor of the merger agreement and the merger may exercise its appraisal rights under the Companies Act to have the fair value of its CastlePoint common shares appraised by the Court. Any CastlePoint shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its CastlePoint common shares with the Court within ONE MONTH after the date of the giving of notice convening the CastlePoint special general meeting. There are no statutory rules or authorities prescribing the operation of the provisions of the Companies Act governing appraisal rights which are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

        If a CastlePoint shareholder votes in favor of the merger agreement and the merger at the CastlePoint special general meeting, such shareholder has no right to apply to the Court to appraise the fair value of its CastlePoint common shares, and instead, pursuant to the terms of the merger agreement, and as discussed in "—Merger Consideration" below, each CastlePoint common share held by such shareholder will be converted into the right to receive the merger consideration. Any shareholder that wishes to exercise appraisal rights must not vote in favor of the merger and must apply to the Court within one month of the giving of notice convening the CastlePoint special general meeting. Voting against the merger will not in itself satisfy the requirements for notice and exercise of a CastlePoint shareholder's right to apply for appraisal of the fair value of its CastlePoint common shares.

        If the merger has proceeded prior to the Court's appraisal, then, pursuant to Bermuda law, each CastlePoint shareholder who has exercised its appraisal rights in accordance with Bermuda law at the effective time of the merger will receive the Companies Act Fair Value and within one month of the Court's appraisal such CastlePoint shareholder will receive the excess, if any, of the Court's appraised value over the value actually received by the CastlePoint shareholder in the merger (i.e. the Companies Act Fair Value).

        If the merger has not proceeded prior to the Court's appraisal of any CastlePoint common shares, then, pursuant to Bermuda law, within one month of the Court appraising the fair value of such CastlePoint common shares, CastlePoint shall pay to such dissenting CastlePoint shareholders an amount equal to the value of their CastlePoint common shares as appraised by the Court, unless the merger is terminated pursuant to the terms of the merger agreement.

        The payment to a CastlePoint shareholder of the fair value of its CastlePoint common shares as appraised by the Court could be less than, equal to or more than the value of the merger consideration that the CastlePoint shareholder would have received in the merger if such CastlePoint shareholder had not exercised its appraisal rights in relation to its CastlePoint common shares but would not likely be less than the Companies Act Fair Value.

        A CastlePoint shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The costs of any application to the Court under Section 106 of the Companies Act will be in the Court's discretion.

        Tower may terminate the merger agreement if the total number of CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the CastlePoint common shares outstanding on the business day immediately following the last day on which the holders of CastlePoint common shares may require appraisal of their CastlePoint common shares pursuant to Bermuda law.

        The relevant portion of Section 106 of the Companies Act is as follows:

  (6)       Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

  (6A)    Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

    (a)    to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

    (b)    to terminate the amalgamation in accordance with subsection (7).

  (6B)    Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

  (6C)    No appeal shall lie from an appraisal by the Court under this section.

  (6D)    The costs of any application to the Court under this section shall be in the discretion of the Court.

  (7)       An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

Sources of Funds; Fees and Expenses

        The cash portion of the aggregate merger consideration, which is approximately $65,000,000, is expected to be funded with cash held by CastlePoint at the effective time of the merger. Under the merger agreement, a condition to Tower's obligations to complete the merger is that CastlePoint must hold at least $80,000,000 in immediately available cash no later than two business days prior to the effective time of the merger and as of the effective time as a result of distributions and/or dividends from its Bermuda subsidiaries, as described in "Description of the Merger Agreement—Conditions to the Merger" below. The parties intend for this amount to finance the cash portion of the merger consideration and a portion of the expenses in connection with the merger. In addition, pursuant to the merger agreement, CastlePoint has agreed to cooperate with Tower to obtain financing in the event that Tower desires to borrow money to finance a portion of the aggregate merger consideration. The non-cash portion of the aggregate merger consideration will consist of a number of shares of Tower common stock determined in accordance with the exchange ratio, as described in "Description of the Merger Agreement—Merger Consideration—Exchange Ratio" below, and it is anticipated that the shares of Tower common stock will be registered under the Exchange Act and will trade on the NASDAQ Global Select Market under Tower's existing ticker symbol "TWGP," as described in "Description of the Merger Agreement—Conditions to the Merger" below.

        It is anticipated that Tower and CastlePoint will incur an aggregate of approximately $20,000,000 in expenses in connection with the merger. These expenses will be comprised of:

  •
  approximately $18,000,000 in financial, legal, accounting and tax advisory fees;

  •
  approximately $17,000 in SEC filing fees (inclusive of Schedule 13E-3 filing fees);

  •
  approximately $175,000 in printing, solicitation and mailing expenses associated with this joint proxy statement/prospectus; and

  •
  approximately $1,808,000 in miscellaneous expenses.

        As discussed in "Background of the Merger" above, the Tower special committee engaged Swainbrook as a special financial advisor. In addition, CastlePoint management engaged FBR as its financial advisor. In connection with Swainbrook's services as special financial advisor to the Tower special committee in connection with the merger, the Tower special committee agreed to pay Swainbrook an aggregate fee of $600,000, $125,000 of which is contingent upon the consummation of the merger. In connection with its services as financial advisor to CastlePoint management in connection with the merger, CastlePoint agreed to pay FBR an aggregate fee of $500,000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TOWER

        Set forth below is certain selected historical consolidated financial data relating to Tower. The financial data has been derived from the unaudited financial statements filed as part of Tower's Quarterly Report on Form 10-Q for the six months ended June 30, 2008 and the audited financial statements filed as part of Tower's Annual Reports on Form 10-K. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-Q and the Annual Report on Form 10-K for the year ended December 31, 2007, each of which is incorporated by reference into this joint proxy statement/prospectus. More comprehensive financial information, including management's discussion and analysis of financial condition and results of operations, is contained in other documents filed by Tower with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See "Where You Can Find Additional Information" below.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	($ in thousands, except per share amounts)
Income Statement Data
Gross premiums written	$301,075	$259,716	$524,015	$432,663	$300,107	$177,766	$134,482
Ceded premiums written	150,095	142,000	264,832	187,593	88,325	79,691	105,532

Net premiums written	150,980	117,716	259,183	245,070	211,782	98,075	28,950

Net premiums earned	138,544	134,418	286,106	223,988	164,436	45,564	22,941
Ceding commission revenue	42,145	31,266	71,010	43,130	25,218	39,983	35,605
Insurance services revenue	23,902	3,099	33,300	7,973	14,103	16,381	12,830
Policy billing fees	1,133	845	2,038	1,134	892	679	545
Net investment income	18,162	17,401	36,699	23,026	14,983	5,070	2,268
Net realized gains (loss) on investments	(6,596)	72	(17,511)	12	122	13	493

Total revenues	217,290	187,101	411,642	299,263	219,754	107,690	74,682
Losses and loss adjustment expenses	74,219	74,521	157,906	135,125	96,614	27,060	15,071
Operating expenses:
Direct and ceding commission expenses	56,634	40,443	101,030	60,558	43,839	32,825	26,158
Other operating expenses	43,858	34,521	77,319	53,675	42,632	29,954	22,337
Interest expense	4,484	4,530	9,290	6,870	4,853	3,128	1,462

Total expenses	179,195	154,015	345,545	256,228	187,938	92,967	65,028
Equity in unconsolidated affiliate	1,522	1,423	2,438	914	—	—	—
Gain from issuance of common stock by unconsolidated affiliate	—	2,705	2,705	7,883	—	—	—
Warrant received from unconsolidated affiliate			—	4,605	—	—	—

Income before income taxes	39,617	37,214	71,240	56,437	31,816	14,723	9,654
Income tax expense	14,595	13,207	26,158	19,673	11,062	5,694	3,374

Net income	$25,022	$24,007	$45,082	$36,764	$20,754	$9,029	$6,280

Per Share Data
Basic	$1.09	$1.04	$1.95	$1.85	$1.06	$1.23	$1.37
Diluted	$1.08	$1.03	$1.93	$1.82	$1.03	$1.06	$1.09
Weighted average outstanding
Basic	23,018,275	22,442,345	22,714,663	19,750,309	19,571,081	7,335,286	4,453,717
Diluted	23,239,227	22,729,005	22,968,097	20,147,318	20,147,073	8,565,815	5,708,016
Selected Insurance Ratios:
Net loss ratio	53.6%	55.4%	55.2%	60.3%	58.8%	59.4%	65.7%
Net underwriting ratio	29.7%	30.1%	28.5%	27.3%	29.3%	16.2%	4.4%

Net combined ratio	83.3%	85.5%	83.7%	87.6%	88.1%	75.6%	70.1%

		As of December 31,
	As of June 30, 2008
		2007	2006	2005	2004	2003
	($ in thousands, except per share amounts)
Balance Sheet Data
Cash, cash equivalents and investments at fair market value	$685,199	$696,747	$564,618	$395,933	$283,635	$87,688
Reinsurance recoverable	231,304	207,828	118,003	104,811	101,173	84,760
Intangible assets	21,067	21,670	5,423	5,835	4,978	—
Goodwill	18,962	13,281	—	—	—	—
Deferred acquisition costs, net	47,502	39,271	35,811	29,192	18,740	573
Total assets	1,407,031	1,354,611	954,082	657,457	494,147	286,592
Reserve for losses and loss adjustment expenses	519,578	501,183	302,541	198,724	128,722	99,475
Unearned premium	299,778	272,774	227,017	157,779	95,505	70,248
Long-term debt and redeemable preferred stock	101,036	101,036	68,045	47,426	47,426	29,208
Total stockholders' equity	322,165	309,387	223,920	144,822	129,447	13,061
Per Share Data:
Book value per share(1)	$13.82	$13.34	$9.23	$7.29	$6.56	$2.96
Dividends declared per share
Common Stock	$0.100	$0.150	$0.100	$0.100	$0.025	$—
Class A Stock	$—	$—	$—	$—	$0.114	$0.147
Class B Stock	$—	$—	$—	$—	$0.114	$0.577

(1)
Book value per share of common stock is calculated based on total common stockholders' equity divided by the number of shares of common stock outstanding at year end.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CASTLEPOINT

        Set forth below is certain selected historical consolidated financial data relating to CastlePoint. The financial data has been derived from the unaudited financial statements filed as part of CastlePoint's Quarterly Report on Form 10-Q for the six months ended June 30, 2008 and the audited financial statements filed as part of CastlePoint's Annual Report on Form 10-K for the year ended December 31, 2007. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-Q and Form 10-K, each of which is incorporated by reference into this joint proxy statement/prospectus. More comprehensive financial information, including management's discussion and analysis of financial condition and results of operations, is contained in other documents filed by CastlePoint with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See "Where You Can Find Additional Information" below.

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006	2005
	($ in thousands, except per share amounts)
Income Statement Data
Gross premiums written	$267,319	$152,407	$395,800	$165,151	$—
Ceded premiums written	21,157	—	19,575	—	—

Net premiums written	246,162	152,407	376,225	165,151	—

Net premiums earned	211,219	101,536	248,364	78,970	—
Insurance services revenue	16,349	2,235	7,453	2,334	—
Net investment income	13,384	13,879	29,506	11,184	—
Net realized gains (loss) on investments	(1,436)	(19)	(8,236)	35	—

Total revenues	239,516	117,631	277,087	92,523	—
Losses and loss adjustment expenses	115,195	53,308	131,335	40,958	—
Operating expenses:
Direct and ceding commission expenses	87,009	35,962	91,602	29,405	—
Other operating expenses	12,633	7,715	17,851	12,153	36
Interest expense	5,669	4,354	9,416	557	—

Total expenses	220,506	101,339	250,204	83,073	36

Income before income taxes	19,010	16,292	26,883	9,450	(36)
Income tax expense (benefit)	(869)	(1,297)	(5,857)	(1,093)	—

Net income	$19,879	$17,589	$32,740	$10,543	$(36)

Per Share Data
Basic	$0.52	$0.51	$0.90	$0.47	NM	(1)
Diluted	$0.52	$0.51	$0.89	$0.47	NM	(1)
Weighted average outstanding
Basic	38,280,012	34,349,404	36,313,276	22,336,002	—
Diluted	38,410,038	34,718,272	36,635,163	22,336,002	—
Selected Insurance Ratios
Net loss ratio	54.5%	52.5%	52.9%	51.9%	—
Net underwriting expense ratio	36.5%	35.2%	36.0%	36.2%	—

Net combined ratio	91.0%	87.7%	88.9%	88.1%	—

(1)
Not meaningful.

		As of December 31,
	As of June 30, 2008
		2007	2006	2005
	($ in thousands, except per share amounts)
Balance Sheet Data
Cash, cash equivalents and investments at fair market value	$783,720	$693,531	$425,147	$—
Reinsurance and program receivable	186,525	134,680	46,225	—
Deferred acquisition costs, net	85,439	73,073	30,363	—
Total assets	1,101,361	926,743	511,342	648
Reserve for losses and loss adjustment expenses	211,959	121,426	34,191	—
Unearned premium	258,987	214,043	86,181	—
Long-term debt	134,022	134,022	103,094	—
Total stockholders' equity	423,287	421,806	279,713	(36)
Per Share Data:
Book value per share(1)	$11.05	$11.02	$9.46	$—
Dividends declared per share
Common Stock	$0.075	$0.100	$0.075	$—

(1)
Book value per common share is calculated based on total shareholders' equity divided by the number of common shares outstanding at the end of the period.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF TOWER

        The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Tower, CastlePoint and Hermitage after giving effect to the merger and the Hermitage Acquisition.

        The unaudited pro forma condensed consolidated financial information gives effect to the merger and the Hermitage Acquisition as if they had occurred (i) on June 30, 2008 for the purposes of the unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 and (ii) on January 1, 2007 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and the six months ended June 30, 2008. The unaudited pro forma condensed consolidated financial information has been prepared by and is the responsibility of Tower's management. Certain amounts from CastlePoint's and Hermitage's historical consolidated financial statements have been reclassified to conform to the Tower presentation.

        The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity as of or for the periods presented. The unaudited pro forma condensed consolidated financial information should be read together with the historical financial statements and related notes of Tower and CastlePoint that each have filed with the SEC and the historical financial statements and related notes of Hermitage that are attached to this joint proxy statement/prospectus as Annexes H and I. None of Hermitage, Brookfield US Corporation or any of their respective affiliates or subsidiaries assume any liability with respect to such historical financial statements and related notes of Hermitage.

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Balance Sheet

Excluding Hermitage

June 30, 2008

	Historical
			Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
($ in millions, except par value)	CastlePoint	Tower			Notes
Assets
Investments & cash	$779.7	$685.2	$—	$(65.4)	2
			8.6		3(f)
			(2.0)		3(f)	$1,406.1
Investment income receivable	4.2	7.0				11.2
Premiums receivable	186.5	122.8	(69.8)		3(d), 3(f)
			(50.2)		3(f)
			(8.6)		3(f)	180.8
Reinsurance recoverable	5.8	231.3			3(d)
			(123.0)		3(f)
			(9.0)		3(f)	105.2
Prepaid reinsurance premiums	10.0	142.3	(119.3)		3(d), 3(f)	33.0
Deferred acquisition costs, net of ceding commission revenue	85.4	47.5		(9.2)	3(d), 3(k)	123.7
Deferred income taxes	9.2	21.5
				(5.8)	3(c)
				(1.2)	3(g)
				3.2	3(k)	26.9
Intangible assets	0.4	21.1		16.4	3(b)	37.8
Goodwill		19.0		63.5	2, 3(g)	82.5
Fixed assets, net	1.6	36.3				37.9
Investment in unconsolidated affiliate		32.8		(32.8)	3(e)	—
Other assets	18.5	40.2		(7.4)	3(a)	51.3

Total assets	$1,101.4	$1,407.0	$(373.2)	$(38.8)		$2,096.4

Liabilities
Loss and loss adjustment expenses	$191.3	$519.6	$(123.0)	$—	3(d), 3(f)	$587.9
Unearned premium	259.0	299.8	(119.3)		3(d), 3(f)	439.5
Losses payable	20.7		(11.0)		3(f)	9.7
Reinsurance balances payable	19.3	80.4	(69.8)		3(f)	29.9
Payable to issuing carrieers	27.9	27.1	(50.2)		3(f)	4.8
Funds held under reinsurance agreements	0.4	30.4				30.7
Accounts payable, accrued liabilities and other liabilities	25.7	26.6		12.6	3(a)	64.8
Subordinated debentures	134.0	101.0				235.1

Total liabilities	678.1	1,084.9	(373.2)	12.6		1,402.3

Stockholders' equity
Common stock ($0.01 par value)	0.4	0.2		0.2	2
				(0.4)	3(e)	0.4
Treasury stock	—	(1.0)				(1.0)
Paid-in capital	386.2	206.8		382.8	2
				(5.1)	2
				(386.2)	3(e)	584.5
Accumulated other comprehensive loss	(17.7)	(19.1)		17.7	3(e)	(19.1)
Retained earnings	54.4	135.3		(54.4)	3(e)
				(6.0)	3(k)	129.3

Total stockholders' equity	423.3	322.2	—	(51.4)		694.0

Total liabilities and stockholder's equity	$1,101.4	$1,407.0	$(373.2)	$(38.8)		$2,096.4

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Excluding Hermitage

Six Months Ended June 30, 2008

	Historical
			Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
($ in millions, except share and per share amounts)	CastlePoint	Tower			Notes
Revenues
Net premiums earned	$211.2	$138.5	$—	$—		$349.7
Ceding commission revenue	—	42.1	(40.1)		3(h)	2.0
Insurance services revenue	16.3	23.9	(37.7)		3(i)	2.6
Net investment income	13.4	18.2		(1.6)	3(j)
				0.2	3(m)	30.1
Net realized gains (losses) on investments	(1.4)	(6.6)				(8.0)
Policy billing fees		1.1				1.1

Total revenues	239.5	217.3	(77.8)	(1.5)		377.5
Expenses
Loss and loss adjustment expenses	115.2	74.2				189.4
Underwriting expenses	99.6	100.5		0.8	3(b)
			(40.1)		3(h)
			(37.7)		3(i)
				1.8	3(k)
						125.0
Interest expense	5.7	4.5				10.2

Total expenses	220.5	179.2	(77.8)	2.7		324.6
Other Income
Equity income in unconsolidated affiliate	—	1.5		(1.5)	3(l)	—

Income before income taxes	19.0	39.6	—	(5.7)		53.0
Income tax expense	(0.9)	14.6		(0.3)	3(b)
				8.3	3(g)
				(0.6)	3(j)
				(0.6)	3(k)
				(0.5)	3(l)
				0.1	3(m)
				(0.8)	3(n)	19.3

Net income	$19.9	$25.0	$—	$(11.2)		$33.7

Basic and diluted earnings per share
Basic	$0.52	$1.09				$0.85
Diluted	$0.52	$1.08				$0.84

Weighted average common shares outstanding
Basic	38,280,012	23,018,275				39,821,120
Diluted	38,410,038	23,239,227				40,136,602

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Excluding Hermitage

Year ended December 31, 2007

	Historical
			Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
($ in millions, except share and per share amounts)	CastlePoint	Tower			Notes
Revenues
Net premiums earned	$248.4	$286.1	$—	$—		$534.5
Ceding commission revenue	—	71.0	(65.7)		3(h)	5.3
Insurance services revenue	7.5	33.3	(34.9)		3(i)	5.8
Net investment income	29.5	36.7		(3.3)	3(j)
				0.3	3(m)	63.2
Net realized gains (losses) on investments	(8.2)	(17.5)				(25.7)
Policy billing fees		2.0				2.0

Total revenues	277.1	411.6	(100.6)	(3.0)		585.1
Expenses
Loss and loss adjustment expenses	131.3	157.9				289.2
Underwriting expenses	109.5	101.0		1.7	3(b)
		77.3	(65.7)		3(h)
			(34.9)		3(i)
				7.4	3(k)
						196.3
Interest expense	9.4	9.3				18.7

Total expenses	250.2	345.5	(100.6)	9.0		504.2
Other Income
Equity income in unconsolidated affiliate	—	2.4		(2.4)	3(l)
Gain from issuance of common stock by unconsolidated affiliate		2.7		(2.7)	3(l)	—

Income before income taxes	26.9	71.2	—	(17.1)		81.0
Income tax expense	(5.9)	26.2		(0.6)	3(b)
				(1.1)	3(j)
				(2.6)	3(k)
				(1.8)	3(l)
				14.2	3(k)
				0.1	3(m)
				1.1	3(n)	29.6

Net income	$32.7	$45.1	$—	$(26.4)		$51.4

Basic and diluted earnings per share
Basic	$0.90	$1.95				$1.28
Diluted	$0.89	$1.93				$1.27

Weighted average common shares outstanding
Basic	36,313,276	22,714,663				39,517,508
Diluted	36,635,163	22,968,097				39,871,110

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Balance Sheet

Including Hermitage

June 30, 2008

	Historical
			Pro Forma Adjustments		Pro Forma Combined	Historical Tower	Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
($ in millions, except par value)	CastlePoint	Hermitage		Notes					Notes
Assets
Investments & cash	$779.7	$173.5	$(125.6)	2	$827.6	$685.2	$—	$(65.4)	2
							8.6		3(f)
							(2.0)		3(f)	$1,454.0
Investment income receivable	4.2	1.5		4(d)	5.7	7.0				12.7
Premiums receivable	186.5	23.3				122.8	(69.8)		3(d), 3(f)
							(50.2)		3(f)
					209.9		(8.6)		3(f)	204.1
Reinsurance recoverable	5.8	18.1		4(d)	23.9	231.3			3(d)
							(123.0)		3(f)
							(9.0)		3(f)	123.3
Prepaid reinsurance premiums	10.0	5.4		4(d)	15.4	142.3	(119.3)		3(d), 3(f)	38.4
Deferred acquisition costs, net of ceding commission revenue	85.4	12.9		4(d)	98.4	47.5		(9.2)	3(d), 3(k)	136.7
Deferred income taxes	9.2	1.8	(6.1)	4(c)	4.6	21.5		(5.8)	3(c)
								(1.2)	3(g)
								3.2	3(k)	22.6
Intangible assets	0.4	1.0	16.4	4(b)	17.8	21.1		16.4	3(b)	55.2
Goodwill			17.7	2	17.7	19.0		63.5	2, 3(g)	100.2
Fixed assets, net	1.6	1.8			3.4	36.3				39.7
Investment in unconsolidated affiliate						32.8		(32.8)	3(e)	—
Other assets	18.5	0.1			18.6	40.2		(7.4)	3(a)	51.4

Total assets	$1,101.4	$239.4	$(97.6)		$1,243.2	$1,407.0	$(373.2)	$(38.8)		$2,238.2

Liabilities
Loss and loss adjustment expenses	$191.3	$80.9	$—	4(d)	$272.1	$519.6	$(123.0)		3(d), 3(f)	$668.8
Unearned premium	259.0	44.5		4(d)	303.5	299.8	(119.3)		3(d), 3(f)	484.0
Losses payable	20.7				20.7		(11.0)		3(f)	9.7
Reinsurance balances payable	19.3	10.0			29.3	80.4	(69.8)		3(f)	39.9
Payable to issuing carrieers	27.9	0.0			27.9	27.1	(50.2)		3(f)	4.8
Funds held under reinsurance agreements	0.4				0.4	30.4				30.7
Accounts payable, accrued liabilities and other liabilities	25.7	5.4	1.0	2, 4(a)	32.1	26.6		12.6	3(a)	71.3
Subordinated debentures	134.0	—			134.0	101.0				235.1

Total liabilities	678.1	140.8	1.0		819.9	1,084.9	(373.2)	12.6		1,544.2

Stockholders' equity
Common stock ($0.01 par value)	0.4	0.0	(0.0)	4(e)	0.4	0.2		0.2	2
								(0.4)	3(e)	0.4
Treasury stock	—				0	(1.0)				(1.0)
Paid-in capital	386.2	76.3	(76.3)	4(e)		206.8		382.8	2
								(5.1)	2
					386.2			(386.2)	3(e)	584.5
Accumulated other comprehensive loss	(17.7)	(0.3)	0.3	4(e)	(17.7)	(19.1)		17.7	3(e)	(19.1)
Retained earnings	54.4	22.5	(22.5)	4(e)		135.3		(54.4)	3(e)
								(6.0)	3(k)
					54.4					129.3

Total stockholders' equity	423.3	98.6	(98.6)		423.3	322.2	—	(51.4)		694.0

Total liabilities and stockholder's equity	$1,101.4	$239.4	$(97.6)		$1,243.2	$1,407.0	$(373.2)	$(38.8)		$2,238.2

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Including Hermitage

Six Months Ended June 30, 2008

	Historical
($ in millions, except share and per share amounts)			Pro Forma Adjustments		Pro Forma Combined	Historical Tower	Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
	CastlePoint	Hermitage		Notes					Notes
Revenues
Net premiums earned	$211.2	$43.2	$—		$254.4	$138.5	$—	$—		$392.9
Ceding commission revenue	—				—	42.1	(40.1)		3(h)	2.0
Insurance services revenue	16.3				16.3	23.9	(37.7)		3(i)	2.6
Net investment income	13.4	3.8	(3.2)	4(f)	14.0	18.2		(1.6)	3(j)
								0.2	3(m)	30.7
Net realized gains (losses) on investments	(1.4)	0.1			(1.3)	(6.6)				(7.9)
Policy billing fees		0.0			0.0	1.1				1.2

Total revenues	239.5	47.1	(3.2)		283.5	217.3	(77.8)	(1.5)		421.5
Expenses
Loss and loss adjustment expenses	115.2	22.6			137.8	74.2				212.0
Underwriting expenses	99.6	14.6	0.5	4(b)	114.7	100.5		0.8	3(b)
							(40.1)		3(h)
							(37.7)		3(i)
								1.8	3(k)
										140.0
Interest expense	5.7				5.7	4.5				10.2

Total expenses	220.5	37.2	0.5		258.1	179.2	(77.8)	2.7		362.2
Other Income
Equity income in unconsolidated affiliate	—				—	1.5		(1.5)	3(l)	—

Income before income taxes	19.0	10.0	(3.7)		25.3	39.6	—	(5.7)		59.3
Income tax expense	(0.9)	2.9	0.6	4(g)		14.6		(0.3)	3(b)
			(0.2)	4(b)				8.3	3(g)
			(1.1)	4(f)				(0.6)	3(j)
								(0.6)	3(k)
								(0.5)	3(l)
								0.1	3(m)
					1.4			(0.8)	3(n)	21.5

Net income	$19.9	$7.1	$(3.0)		$24.0	$25.0	$—	$(11.2)		$37.8

Basic and diluted earnings per share
Basic	$0.52					$1.09				$0.95
Diluted	$0.52					$1.08				$0.94

Weighted average common shares outstanding
Basic	38,280,012	1,095				23,018,275				39,821,120
Diluted	38,410,038	1,095				23,239,227				40,136,602

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Including Hermitage

Year ended December 31, 2007

	Historical
($ in millions, except share and per share amounts)			Pro Forma Adjustments		Pro Forma Combined	Historical Tower	Eliminations TG / CP Intercompany	Pro Forma Adjustments		Pro Forma Combined
	CastlePoint	Hermitage		Notes					Notes
Revenues
Net premiums earned	$248.4	$53.2	$—		$301.5	$286.1	$—	$—		$587.6
Ceding commission revenue	—				—	71.0	(65.7)		3(h)	5.3
Insurance services revenue	7.5				7.5	33.3	(34.9)		3(i)	5.8
Net investment income	29.5	7.4	(6.3)	4(f)	30.7	36.7		(3.3)	3(j)
								0.3	3(m)	64.3
Net realized gains (losses) on investments	(8.2)	(0.9)			(9.1)	(17.5)				(26.6)
Policy billing fees					—	2.0				2.0

Total revenues	277.1	59.7	(6.3)		330.5	411.6	(100.6)	(3.0)		638.5
Expenses
Loss and loss adjustment expenses	131.3	3.2			134.5	157.9				292.4
Underwriting expenses	109.5	22.0	0.9	4(b)	132.4	101.0		1.7	3(b)
						77.3	(65.7)		3(h)
							(34.9)		3(i)
								7.4	3(k)
					—					219.1
Interest expense	9.4				9.4	9.3				18.7

Total expenses	250.2	25.2	0.9		276.3	345.5	(100.6)	9.0		530.3
Other Income
Equity income in unconsolidated affiliate	—				—	2.4		(2.4)	3(l)
Gain from issuance of common stock by unconsolidated affiliate						2.7		(2.7)	3(l)	—

Income before income taxes	26.9	34.5	(7.2)		54.2	71.2	—	(17.1)		108.3
Income tax expense	(5.9)	12.1	(0.3)	4(b)		26.2		(0.7)	3(b)
			(2.2)	4(f)				14.2	3(g)
								(1.1)	3(j)
								(2.6)	3(k)
								(1.8)	3(l)
								0.1	3(m)
					3.7			1.1	3(n)	39.2

Net income	$32.7	$22.4	$(4.7)		$50.5	$45.1	$—	$(26.4)		$69.1

Basic and diluted earnings per share
Basic	$0.90					$1.95				$1.73
Diluted	$0.89					$1.93				$1.72

Weighted average common shares outstanding
Basic	36,313,276	1,095				22,714,663				39,517,508
Diluted	36,635,163	1,095				22,968,097				39,871,110

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

        The unaudited pro forma condensed consolidated financial information gives effect to the proposed acquisition of CastlePoint as if it had occurred at June 30, 2008 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2007 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and the six months ended June 30, 2008. The unaudited pro forma condensed consolidated financial information has been prepared by Tower's management. The Hermitage Acquisition is not subject to a vote of CastlePoint shareholders or Tower stockholders and its consummation is independent of the matters to be voted on at the CastlePoint special general meeting and the Tower special meeting. Unless the stock purchase agreement relating to the Hermitage Acquisition is terminated or one of the conditions to the closing of the Hermitage Acquisition is not satisfied and not waived, the Hermitage Acquisition is expected to be completed shortly after the time the merger is completed. Assuming that the Hermitage Acquisition is consummated as anticipated, (1) if the merger is consummated, then Tower will in effect acquire both CastlePoint and Hermitage and (2) if the merger is not consummated for any reason, then (subject to the Hermitage Renewal Rights Transaction) CastlePoint will acquire Hermitage but Tower will acquire neither CastlePoint nor Hermitage. The unaudited pro forma condensed consolidated financial information excluding Hermitage is presented to give pro forma effect to the merger in the event that the Hermitage Acquisition is not completed. Certain amounts from CastlePoint's historical consolidated financial statements have been reclassified to conform to the Tower presentation.

        Also presented is the unaudited pro forma condensed consolidated financial information giving effect to the proposed acquisition of CastlePoint and its proposed acquisition of Hermitage as if they both had occurred at June 30, 2008 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2007 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and the six months ended June 30, 2008. The unaudited pro forma condensed consolidated financial information has been prepared by Tower's management. Certain amounts from CastlePoint's and Hermitage's historical consolidated financial statements have been reclassified to conform to the Tower presentation.

  General

        This unaudited pro forma condensed consolidated financial information has been prepared in conformity with GAAP. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and the six months ended June 30, 2008 have been prepared using the following information:

  (a)
  Unaudited historical consolidated financial statements of Tower as of June 30, 2008 and for the six months ended June 30, 2008;

  (b)
  Unaudited historical consolidated financial statements of CastlePoint as of June 30, 2008 and for the six months ended June 30, 2008;

  (c)
  Unaudited historical consolidated financial statements of Hermitage as of June 30, 2008 and for the six months ended June 30, 2008;

  (d)
  Audited historical consolidated financial statements of Tower for the year ended December 31, 2007;

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. BASIS OF PRESENTATION (Continued)

  (e)
  Audited historical consolidated financial statements of CastlePoint for the year ended December 31, 2007;

  (f)
  Audited historical consolidated financial statements of Hermitage for the year ended December 31, 2007; and

  (g)
  Such other supplementary information as considered necessary to reflect the acquisitions of CastlePoint and Hermitage in the unaudited pro forma condensed consolidated financial information.

        The pro forma adjustments reflecting the acquisitions of CastlePoint and Hermitage under the purchase method of accounting are based on certain estimates and assumptions. The unaudited pro forma condensed consolidated adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisitions and the allocation of the final purchase price of CastlePoint and Hermitage will depend on a number of factors, including additional financial information available at such time, changes in values and changes in CastlePoint's and Hermitage's operating results between the date of preparation of this unaudited pro forma condensed consolidated financial information and the effective date of the respective acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments and it is possible that the differences may be material. Tower's management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial information does not include financial benefits or expenses from operating expense efficiencies or revenue enhancements arising from the acquisitions nor does the unaudited pro forma condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by Tower and CastlePoint, except for certain fair value adjustments.

        The unaudited pro forma condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisitions been effected on the dates indicated and if the companies had been managed as one entity. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of Tower included in Tower's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the six months ended June 30, 2008, historical consolidated financial statements of CastlePoint included in CastlePoint's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the six months ended June 30, 2008, as well as the historical consolidated financial statements of Hermitage for the year ended December 31, 2007 and for the six months ended June 30, 2008 which are included in Annexes H and I to this joint proxy statement/prospectus. None of Hermitage, Brookfield US Corporation or any of their respective affiliates or subsidiaries assume any liability with respect thereto.

2. PURCHASE PRICE AND FINANCING CONSIDERATIONS

CastlePoint

        On August 4, 2008, Tower, Ocean I and CastlePoint entered into the merger agreement. Subject to stockholder/shareholder approval and satisfaction or waiver of the other conditions specified in the

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. PURCHASE PRICE AND FINANCING CONSIDERATIONS (Continued)

merger agreement, on the closing date, CastlePoint will be merged, and amalgamated, with and into Ocean I upon the terms and subject to the conditions set forth in the merger agreement, and Ocean I will continue as the surviving corporation and will succeed to and assume all the rights and obligations of CastlePoint. Under the terms of the merger agreement, CastlePoint shareholders (including CastlePoint shareholders that do not vote in favor of the merger, but excluding Tower or any wholly-owned subsidiary of Tower, holders of restricted shares and holders of any CastlePoint common shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock, equal to the exchange ratio, and cash consideration of $1.83 for each outstanding CastlePoint common share. The exchange ratio is determined by reference to the average Tower stock price, and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83.

        For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the CastlePoint acquisition and allocation of purchase price is assumed to be as follows, for all shareholders, except Tower:

($ in thousands)
Purchase Price(a)
Purchase price paid	$444,261
Estimated fair value of outstanding CastlePoint stock options(b)	4,148
Current investment in CastlePoint	32,838
Other transaction costs	12,000

Total purchase consideration	493,247

Allocation of Purchase Price(c)
Net assets at June 30, 2008	1,101,361
Net liabilities	(678,074)
Less: accrual for CastlePoint transaction costs	(8,000)
Unrecognized compensation on unvested stock options and restricted stock(b)	5,149
Estimated fair value adjustments, net of tax of $5,845	9,280

Estimated fair value of net assets acquired	429,716

Goodwill	$63,531

(a)
Based on the exchange rate of 0.47 shares Tower common stock for each CastlePoint common share (except any CastlePoint common shares owned by Tower or any wholly-owned subsidiary of Tower), using a price of $22.55 per share of Tower common stock, the average closing price per

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. PURCHASE PRICE AND FINANCING CONSIDERATIONS (Continued)

  share for the two days prior to, including and two days subsequent to the public announcement of the merger. The purchase price consideration will consist of 16,802,845 shares of Tower common stock with an aggregate value of approximately $378.9 million, plus $65.4 million of cash. As described, the exchange ratio and thus the number of shares of Tower common stock to be issued are subject to adjustment. If the average Tower stock price is greater than $26.00 or less than $20.00, then a different market price per share would be used in the purchase price determination following criteria specified by GAAP.

(b)
The purchase price includes the estimated fair value of Tower stock options to be issued as of the closing date of the merger in exchange for share options of CastlePoint. CastlePoint share options will be converted to Tower stock options at the option exchange ratio and the exercise price will be the exercise price of the CastlePoint share options divided by the option exchange ratio. Vested stock options issued by Tower in respect of options held by employees of CastlePoint are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of Tower stock options of $4.1 million.

The fair value of Tower stock options that will be issued in respect of CastlePoint share options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of Tower options include volatility of 33%, an expected life of 6 years based on the age of the original award, a dividend yield of 1%, and a risk-free interest rate of 3.4%.

The fair value of the Tower unvested stock options to be issued to holders of CastlePoint share options as of June 30, 2008 is $5.1 million. Annual compensation expense related to these awards is expected to approximate the historic compensation expense.

(c)
The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the CastlePoint historical consolidated balance sheet in connection with that acquisition are described below in Note 3.

Hermitage

        On August 27, 2008, CastlePoint Re entered into a stock purchase agreement, to purchase all of the issued and outstanding shares of the common stock of Hermitage from Brookfield US Corporation. CastlePoint Re will pay $27 million in cash plus the closing adjusted book value of Hermitage to the seller, a subsidiary of Brookfield Asset Management Inc. The total cash consideration used in the pro forma adjustments is approximately $125.6 million. Hyperion Brookfield Asset Management, Inc., a subsidiary of Brookfield Asset Management, Inc., is an asset management firm that manages Tower's and Hermitage's investments.

        In addition, on August 26, 2008, CastlePoint Re entered into the Hermitage asset purchase agreement with Tower's insurance subsidiaries and Tower's managing general agency, Tower Risk Management Corp. which we refer to as the "Hermitage Operating Assets Purchasers", to sell certain operating assets of Hermitage to one or more of the Hermitage Operating Assets Purchasers. Under the Hermitage asset purchase agreement, the Hermitage Operating Assets Purchasers will pay

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. PURCHASE PRICE AND FINANCING CONSIDERATIONS (Continued)

$16 million in cash for certain of the operating assets of Hermitage, which include Hermitage's rights to policy renewals and producer appointments. If the Hermitage Renewal Rights Transaction were to close, Tower and CastlePoint have also agreed to extend all of the reinsurance and service agreements as well as certain other agreements, as described in the Hermitage asset purchase agreement between the two companies or their respective subsidiaries for one additional year upon their expiration, which is scheduled for March 31, 2010 (without giving effect to any possible extension of such agreements under the terms of the merger agreement as described in "Description of the Merger Agreement—Termination of the Merger Agreement—Effect of Termination; Remedies" below), at commission and management fee terms which have been set to current terms with some adjustment as described in the Hermitage asset purchase agreement, provided that, if the two year extension of these agreements pursuant to the merger agreement becomes effective, as described in "Description of the Merger Agreement—Effect of Termination; Remedies," the Hermitage extension will be for six months. The effects of the Hermitage asset purchase agreement have not been reflected in the pro forma adjustments.

        For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the Hermitage acquisition and the allocation of purchase price is assumed to be as follows:

($ in thousands)
Purchase Price
Purchase price paid	$125,553
Other transaction costs	1,000

Total purchase consideration	126,553

Allocation of Purchase Price(a)
Net assets at June 30, 2008	239,377
Net liabilties	(140,825)
Estimated fair value adjustments, net of tax of $6,090	10,329

Estimated fair value of net assets acquired	108,881

Goodwill	$17,672

(a)
The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Hermitage historical consolidated balance sheet in connection with that acquisition are described below in Note 4.

3. PRO FORMA ADJUSTMENTS RELATED TO TOWER AND CASTLEPOINT

        As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of CastlePoint between June 30, 2008 and the effective date of the merger. Tower expects to make such adjustments at the effective date of the merger. These adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed consolidated financial information and such differences may be material.

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

3. PRO FORMA ADJUSTMENTS RELATED TO TOWER AND CASTLEPOINT (Continued)

Balance Sheet

  (a)
  Transaction costs of $20.0 million consist primarily of advisory, accounting, actuarial and legal fees. These costs have been included in the purchase price of which $7.4 million has been deducted from prepaid expenses and $12.6 million has been included in accrued liabilities. Actual costs may vary from such estimates.

  (b)
  Identifiable intangible assets increased by $16.4 million and are comprised of $16.2 million relating to CastlePoint's distribution network, and $0.2 million relating to insurance licenses. The intangible asset related to the distribution network acquired will be amortized over approximately 12 years. The intangible asset related to the insurance licenses is indefinite. All intangible assets and goodwill are tested for recoverability whenever events or change in circumstances indicate that a carrying amount may not be recoverable. Indefinite lived intangible assets and goodwill will be subject to annual impairment testing. The pro forma statements of income reflect amortization expense for intangibles of $0.8 million for the six months ended June 30, 2008 and $1.7 million for the year ended December 31, 2007.

  (c)
  Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments. The net effect of such adjustments is a decrease of $5.8 million in deferred tax assets, which relates to the fair value of intangible assets acquired.

  (d)
  The fair value of CastlePoint's reserve for losses and loss adjustment expenses and reinsurance recoverables were estimated based on the present value of the underlying cash flows of the loss reserves and reinsurance recoverables. In determining the fair value estimate, Tower management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium was considered equal to the discount rate Tower management would use to determine the present value of the underlying cash flows. Tower management analyzes and uses historical loss development patterns to estimate loss reserves. Risks that are not captured in the analysis include new or emerging torts, increases in the rate of inflation, new classes of claimants, payout pattern faster than expected, occurrence policies that do not have a deadline to file a claim, and pricing risk in the most recent accident year where a significant portion of the reserves reside. These risks could materially impact the recorded reserves.

  The fair value of CastlePoint's unearned premium, net of prepaid reinsurance premiums ("net UPR"), was estimated to be substantially equal to the carried amount of CastlePoint's deferred acquisition costs. In determining fair value, Tower management estimated the combined ratio and discount for premiums receivable related to the net UPR.

  (e)
  Elimination of CastlePoint's historical equity balances.

  (f)
  Elimination of the effects of intercompany transactions and balances, including the following:
  •
  Intercompany reinsurance agreements between Tower and CastlePoint.

  •
  Underwriting and claims services performed by both Tower Risk Management Corp. and CastlePoint Management Corp. on behalf of CastlePoint's and Tower's respective insurance subsidiaries.

  •
  Adjustment for timing differences relating to settlement of reinsurance balances.

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

3. PRO FORMA ADJUSTMENTS RELATED TO TOWER AND CASTLEPOINT (Continued)

  (g)
  Pro forma income tax adjustments in connection with the merger relate to:
  •
  CastlePoint's Bermuda operation will be treated as a controlled foreign corporation for U.S. tax purposes. A net deferred tax liability of $1.2 million is recorded to reflect temporary differences between the carrying amounts of the assets and liabilities for financial reporting and income tax purposes, tax effected at a 35% rate.

  •
  For pro forma purposes, the marginal tax rate was increased to 35%.

Income Statement

  (h)
  Ceding commission revenue recognized by Tower on business ceded to CastlePoint has been eliminated with a corresponding elimination of CastlePoint underwriting expenses.

  (i)
  Insurance service revenues earned (primarily direct commission revenue) as a result of placing business through Tower Risk Management Corp. or CastlePoint Management Corp. on behalf of CastlePoint's or Tower's respective insurance subsidiaries has been eliminated with a corresponding elimination of underwriting expenses.

  (j)
  Represents the loss of investment income on $65.4 million of cash consideration expected to be paid to CastlePoint shareholders under the merger agreement, at an assumed investment rate of 5.0%, net of tax.

  (k)
  Deferred acquisition expenses, including related tax effect, were reduced for pro forma purposes as the proposed merger would eliminate certain costs charged by Tower Risk Management Corp. to CastlePoint Insurance Company, which had previously been deferred by CastlePoint Insurance Company.

  (l)
  Represents the elimination of Tower's equity income from unconsolidated affiliate (CastlePoint) for the six months ended June 30, 2008 and the year ended December 31, 2007, the elimination of the gain from issuance of common stock by unconsolidated affiliate (CastlePoint) for the year ended December 31, 2007, and the related income tax effect.

  (m)
  Net investment income has been increased, net of income tax effect, representing the accretion of the additional discount realized on certain fixed maturity investments. The discount will be amortized over their estimated years to maturity. As of June 30, 2008, CastlePoint's fair value of its fixed-maturity invested assets was $14.3 million less than its amortized cost. The reflected amortization presumes the Company will continue to hold the identified fixed maturity securities and there is no anticipated loss of principal.

  (n)
  For pro forma statement purposes, CastlePoint's income tax rate was increased to Tower's statutory income tax rate of 35%. See Note 3 (c).

4. PRO FORMA ADJUSTMENTS RELATED TO CASTLEPOINT AND HERMITAGE

        As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Hermitage between June 30, 2008 and the effective date of the acquisition. CastlePoint expects to make such adjustments at the effective date of a Hermitage acquisition. These adjustments will be different from the adjustments made to prepare the

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

4. PRO FORMA ADJUSTMENTS RELATED TO CASTLEPOINT AND HERMITAGE (Continued)

unaudited pro forma condensed consolidated financial information and such differences may be material.

Balance Sheet

  (a)
  Transaction costs of $1.0 million consist primarily of advisory, accounting, actuarial and legal fees. These costs have been included in the purchase price and accrued liabilities. Actual costs may vary from such estimates.

  (b)
  Identifiable intangible assets increased by $16.4 million and are comprised of $15.5 million relating to Hermitage's distribution network and $1.3 million relating to insurance licenses, less the writeoff of trade names of $0.4 million. The intangible asset related to the distribution network will be amortized over approximately 18 years. The intangible asset related to the insurance licenses is indefinite. All intangible assets and goodwill are tested for recoverability whenever events or change in circumstances indicate that a carrying amount may not be recoverable. Indefinite lived intangible assets and goodwill will be subject to annual impairment testing. The pro forma statements of income reflect amortization expense for intangibles of $0.5 million for the six months ended June 30, 2008 and $0.9 million for the year ended December 31, 2007.

  (c)
  Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments. The net effect of such adjustments is a decrease of $6.1 million in deferred tax assets, which relates to the fair value of intangible assets acquired.

  (d)
  The fair value of Hermitage's reserves for losses and loss adjustment expenses and related reinsurance recoverables was estimated based on the present value of the underlying cash flows of the loss reserves and reinsurance recoverables. In determining the fair value estimate, Tower management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium was considered equal to the discount rate Tower management would use to determine the present value of the underlying cash flows. Tower management analyzes and uses historical loss development patterns to estimate loss reserves. Risks that are not captured in the analysis include new or emerging torts, increases in the rate of inflation, new classes of claimants, payout pattern faster than expected, occurrence policies that do not have a deadline to file a claim, and pricing risk in the most recent accident year where a significant portion of the reserves reside. These risks could materially impact the recorded reserves.

  The fair value of Hermitage's unearned premium, net of prepaid reinsurance premiums ("net UPR"), was estimated to be substantially equal to the carried amount of Hermitage's deferred acquisition costs. In determining fair value, Tower management estimated the combined ratio and discount for premiums receivable related to the net UPR.

  (e)
  Elimination of Hermitage's historical equity balances.

Income Statement

  (f)
  Represents the loss of investment income on $125.6 million of funds used to purchase Hermitage, at an assumed investment rate of 5.0%, net of tax.

Tower Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

4. PRO FORMA ADJUSTMENTS RELATED TO CASTLEPOINT AND HERMITAGE (Continued)

  (g)
  For pro forma statement purposes, Hermitage's tax rate was increased to Tower's statutory income tax rate of 35%. See Note 4 (c).

5. EARNINGS PER COMMON SHARE

  (a)
  Pro forma earnings per common share for the six months ended June 30, 2008 and the year ended December 31, 2007 has been calculated based on the estimated weighted average number of shares of Tower common stock outstanding on a pro forma basis, as described below. The historical weighted average number of shares of Tower common stock outstanding was 23,018,275 and 23,239,227, basic and diluted, respectively, for the six months ended June 30, 2008 and 22,714,663 and 22,968,097, basic and diluted, respectively, for the year ended December 31, 2007.

  (b)
  The pro forma weighted average number of shares of Tower common stock outstanding for the six months ended June 30, 2008, after giving effect to 16,802,845 shares of Tower common stock issued to CastlePoint shareholders and 94,530 shares of Tower common stock for the dilutive effect of as converted share options and restricted shares of CastlePoint employees, is 39,821,120 and 40,136,602, basic and diluted, respectively. The pro forma weighted average number of shares of Tower common stock outstanding for the year ended December 31, 2007, after giving effect to 16,802,845 shares of common stock issued to CastlePoint shareholders and 100,168 shares of Tower common stock for the dilutive effect of as converted share options and restricted shares of CastlePoint employees, is 39,517,508 and 39,871,110, basic and diluted, respectively.

CERTAIN FINANCIAL PROJECTIONS

        In connection with Tower's review of CastlePoint and in the course of the negotiations between the Tower special committee and the CastlePoint special committee described in "Special Factors—Background of the Merger," both Tower and CastlePoint management teams provided to each special committee certain nonpublic business and financial information. The nonpublic information included projections of Tower's and CastlePoint's future earnings. Such projections also were provided to Lazard and Goldman Sachs in their capacity as financial advisors to the Tower special committee and the CastlePoint special committee, respectively. The information set forth below has been summarized from the materials provided to the special committees of Tower and CastlePoint in order to provide Tower and CastlePoint stockholders certain nonpublic information that was provided to the Tower and CastlePoint special committees for the purpose of considering and evaluating the merger.

        Tower has not publicly provided guidance for future earnings beyond 2009. Except as set forth in this joint proxy statement/prospectus, CastlePoint has not publicly provided guidance for future earnings for 2009 or beyond. However, in connection with the respective special committee's evaluation of the potential transaction, Tower's management team prepared the Tower projections included in this joint proxy statement/prospectus, CastlePoint's management team prepared the CastlePoint projections included in this joint proxy statement/prospectus and the "Projected Combined Adjusted Pro Forma" projections included in this joint proxy statement/prospectus were jointly prepared by Tower's and CastlePoint's management teams. The projections included in this joint proxy statement/prospectus are the responsibility of the respective management teams. Tower's management team provided financial forecasts to the Tower special committee and its financial advisor and CastlePoint's management team provided financial forecasts to the CastlePoint special committee and its respective financial advisors. The projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available in connection with the parties' mutual due diligence investigation and the proposed transaction. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

        Johnson Lambert & Co., LLP, Tower's independent registered public accounting firm, PricewaterhouseCoopers (Bermuda), CastlePoint's independent registered public accounting firm, and Amper, Politziner & Mattia, LLP, Hermitage's independent auditing firm have neither examined nor compiled the projections and, accordingly, none of Johnson Lambert & Co. LLP, PricewaterhouseCoopers (Bermuda), and Amper, Politziner & Mattia, LLP expresses an opinion or any other form of assurance with respect to the projections. The audit reports included or incorporated by reference into this joint proxy statement/prospectus related to Tower, CastlePoint and Hermitage historical financial information do not extend to the projections and should not be read to do so.

        In compiling the projections, Tower and CastlePoint management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with Tower and CastlePoint managements' view on the historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Tower's and CastlePoint's management that Tower's and CastlePoint's management believed were reasonable at the time the projections were prepared. No assurances can be given that these assumptions and estimates will reflect future conditions. Failure to realize any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions and other factors described under "Forward-Looking Statements" below, all of which are difficult to predict and are beyond the control of Tower's and CastlePoint's management, may cause the projections or the underlying assumptions to be materially inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be different than those contained in the projections. You should read Tower's and CastlePoint's most recent filings on Form 10-K and Form 10-Q, each of which is incorporated by reference into this joint proxy statement/prospectus, for a description of risk factors with respect to their respective businesses. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. None of Tower, CastlePoint, or any of their respective affiliates, advisors or representatives have made or make any representation to any Tower stockholder or CastlePoint shareholder regarding the ultimate performance of Tower or CastlePoint compared to the information contained in these projections. See "Forward-Looking Statements," below.

        Neither Tower's nor CastlePoint's management intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

	Year Ended December 31,
($ in millions, except per share amounts)	2009E	2010E
The following projections were provided to the Tower and CastlePoint special committees(1):
Net Income:
Tower(2)	$76.0	$81.0
CastlePoint Standalone—Base Case(2)(3)	89.6	101.7

Subtotal	165.6	182.8
Adjustments:
Operating Adjustments(4)	(9.1)	(7.9)
Estimated Tax for CastlePoint Re(5)	(29.5)	(33.3)

Subtotal	(38.6)	(41.2)
Projected Combined Adjusted Pro Forma Net Income(6)	$127.0	$141.6
Earnings per Share:
Tower Standalone(2)	$3.26	$3.47
CastlePoint Standalone—Base Case(2)(3)	2.32	2.64
Projected Combined Adjusted Pro Forma EPS(6)	3.16	3.52
The following additional projections were provided to the CastlePoint special committee only(1):
Net Income:
CastlePoint Standalone—Stress Case(2)(3)(7)	$79.2	$89.3
Earnings per Share:
CastlePoint Standalone—Stress Case(2)(3)(7)	$2.07	$2.33

(1)
Tower projections were developed by Tower management. CastlePoint Standalone—Base Case and CastlePoint Standalone—Stress Case were developed by CastlePoint management. The information set forth above does not include projections of Tower's and CastlePoint's future earnings for 2008. See "Special Factors—Opinion of the Financial Advisor of the Tower Special Committee" and "Special Factors—Opinion of the Financial Advisor of the CastlePoint Special Committee" for projections used in the financial analyses of Lazard and Goldman Sachs.

(2)
The projections do not assume the realization of any investment gains or losses.

(3)
The CastlePoint special committee reviewed CastlePoint Base Case projections for net income of $89.6 million and $101.7 million for 2009 and 2010 respectively. They reviewed projected earnings per share of $2.34 and $2.66 for 2009 and 2010 respectively. This version of the projections is substantially the same as the version reviewed by Tower's special committee but includes a small difference in assumptions for share count.

(4)
Operating adjustments include the net effect of projected cost savings, amortization of identifiable intangibles, loss of equity income from Tower's accounting for its investment in CastlePoint, loss of interest income due to cash used in the merger, increase in margins resulting from the shift in business mix to primary business, change in accounting for Tower's insurance services segment due to consolidation and the impact of external reinsurance ceded. None of these items individually exceeds $4 million in 2009 and $5.5 million in 2010.

(5)
CastlePoint Re's income is expected to become subject to U.S. federal income tax after the merger.

(6)
In the Projected Combined Adjusted Pro Forma projections, no assumptions have been utilized for repurchases of common stock with excess capital, debt financings and other factors which are related to a combined operating plan. In addition, limited assumptions for the increase in third party reinsurance, potential acquisitions and redeployment of capital were assumed. The effect of utilizing these assumptions would have potentially increased earnings per share. Tower expects the Hermitage acquisition will be accretive to Tower stockholders in 2009 after Tower completes the acquisition of CastlePoint and CastlePoint completes the acquisition of Hermitage. Both transactions are expected to close in December 2008. Tower is maintaining its diluted earnings per share guidance for 2009 in the range of $3.20 to $3.40 that was provided on August 5, 2008, but Tower expects the Hermitage acquisition to increase its earnings towards the upper end of that range. The Projected Combined Adjusted Pro Forma projections were jointly developed by Tower management and CastlePoint management.

(7)
The CastlePoint Stress Case assumes that Tower would reduce CastlePoint's participation to the minimum level (25%) of quota share reinsurance required by the brokerage business quota share reinsurance agreement and also assumes that CastlePoint's loss ratio would be approximately 1% higher, primarily due to a shift in the business mix to include a greater proportion of business from sources other than Tower. Tower has received alternative reinsurance pricing from other reinsurers at more favorable ceding commissions than it receives from CastlePoint.

COMPARATIVE PER SHARE DATA

        The historical per share earnings, dividends, and book value of Tower and CastlePoint shown in the table below are derived from their audited consolidated financial statements as of and for the year ended December 31, 2007 and their unaudited financial statements for the six months ended June 30, 2008. The pro forma comparative basic and diluted earnings per share and dividends per share data give effect to the merger using the purchase method of accounting as if the merger had been completed on January 1, 2007. The pro forma book value per share information was computed as if the merger had been completed on June 30, 2008. You should read this information in conjunction with the historical financial information of Tower and of CastlePoint included or incorporated elsewhere in this joint proxy statement/prospectus, including Tower's and CastlePoint's financial statements and related notes. The per share pro forma information assumes that 35,750,735 CastlePoint common shares are converted into shares of Tower common stock at the exchange ratio. The pro forma data is not necessarily indicative of actual results had the merger occurred during the periods indicated. The pro forma data is not necessarily indicative of future operations of the combined entity.

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
Basic earnings per share
Tower historical	$1.09	$1.95
CastlePoint historical	0.52	0.90
Pro forma combined, excluding Hermitage	0.83	1.28
Pro forma combined, including Hermitage	0.95	1.73
Equivalent pro forma for one CastlePoint common share(1)	0.44	0.81
Diluted earnings per share
Tower historical	$1.08	$1.93
CastlePoint historical	0.52	0.89
Pro forma combined, excluding Hermitage	0.84	1.27
Pro forma combined, including Hermitage	0.94	1.72
Equivalent pro forma for one CastlePoint common share(1)	0.44	0.81
Cash dividends declared per share
Tower historical	$0.100	$0.150
CastlePoint historical	0.075	0.100
Pro forma combined(2)	0.100	0.150
Equivalent pro forma for one CastlePoint common share(2)	0.047	0.071
Book value per share (at period end)
Tower historical	$13.82	$13.34
CastlePoint historical	11.05	11.02
Pro forma combined	17.33	N/A
Equivalent pro forma for one CastlePoint common share(1)	8.14	N/A

(1)
The pro forma equivalent was calculated by multiplying the pro forma combined data (including Hermitage, where applicable) by the exchange ratio of 0.47 shares of Tower common stock for each CastlePoint common share.

(2)
Assumes no change in Tower's cash dividends per share of common stock.

MARKET PRICE AND DIVIDEND INFORMATION

        Tower common stock is listed on the NASDAQ Global Select Market and CastlePoint common shares are listed on the NASDAQ Global Market. The following table sets forth for the periods indicated the high and low sale prices per share of Tower common stock and CastlePoint common shares, and the cash dividends declared during each period.

	Tower			CastlePoint
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2006
First Quarter	$24.46	$16.80	$0.025	$—	$—	$—
Second Quarter	32.00	22.50	0.025	—	—	—
Third Quarter	34.47	25.87	0.025	—	—	—
Fourth Quarter	36.49	29.18	0.025	—	—	—
Year Ended December 31, 2007
First Quarter(1)	37.47	27.56	0.025	16.73	15.52	—
Second Quarter	33.95	28.76	0.025	16.56	14.29	0.025
Third Quarter	32.77	23.60	0.050	15.00	10.33	0.025
Fourth Quarter	36.08	26.10	0.050	13.50	10.84	0.025
Year Ending December 31, 2008
First quarter	33.73	23.17	0.050	13.34	7.66	0.025
Second quarter	28.26	21.03	0.050	11.21	8.84	0.050
Third Quarter (through September 15, 2008)	23.40	17.83	0.050	11.84	8.33	0.050

(1)
CastlePoint's common shares first traded on the NASDAQ Global Market on March 23, 2007.

        The following table presents trading information for Tower common stock and CastlePoint common shares for August 4, 2008 and September 23, 2008. August 4, 2008 was the last full trading day prior to the public announcement of the proposed merger. September 23, 2008 was the last practicable trading day for which information was available prior to the date of the first mailing of this joint proxy statement/prospectus.

	Tower Common Stock Close	CastlePoint Common Shares Close
August 4, 2008	$23.09	$8.88
September 23, 2008	$22.53	$10.78

        CastlePoint shareholders are encouraged to obtain current market quotations for Tower common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for Tower common stock before or after the date on which the merger is consummated. The market price for Tower common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is consummated and thereafter. The average Tower stock price, on which the exchange ratio is based, may differ from the closing price per share of Tower common stock on the date that the parties entered into the merger agreement, on the date that the parties announced the merger, on the date that this document was mailed, on the date of the Tower special meeting and CastlePoint special general meeting, on the date that is the deadline for any CastlePoint shareholder to apply to the Court to appraise the fair value of its CastlePoint common shares, at the effective time of the merger, and on the date that CastlePoint shareholders receive the merger consideration.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains "forward-looking statements" as that term is defined by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus, and they also may be incorporated by reference into this joint proxy statement/prospectus. These statements may include statements regarding the period following the completion of the merger and the transactions contemplated by the merger agreement.

        All statements regarding expected operational efficiencies, costs savings and other benefits arising from the merger, the ability to execute the merger in the estimated timeframe, if at all, the anticipated value of the Tower common stock, expected future financial position, results of operations or cash flows, continued performance improvements as a merged company, expected governance of Tower upon completion of the merger, the anticipated tax effects of the merger, the possibility that the merger agreement's termination fee may discourage competing third party proposals to acquire CastlePoint and similar statements including, without limitation, those containing words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "should" and other similar expressions are forward-looking statements.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The actual results of the merger and the other transactions contemplated by the merger agreement, and future results and stock values of Tower and CastlePoint, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of Tower or CastlePoint. In addition, neither Tower nor CastlePoint intends to update these forward-looking statements after this joint proxy statement/prospectus is distributed except as required by applicable SEC laws and regulations.

        Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, those disclosed in the section entitled "Risk Factors" above and in other reports filed by Tower and CastlePoint with the SEC, and incorporated by reference in this joint proxy statement/prospectus (including such sections of such reports with the captions "Risk Factors," "Note on Forward-Looking Statement," "Forward Looking Statements" and similar captions), including, without limitation, the following risks relating to the merger and/or the Hermitage Acquisition, as the case may be:

  •
  The proposed merger may not be completed;

  •
  Combining Tower and CastlePoint may be more difficult than expected;

  •
  The anticipation of the merger and the integration of Tower and CastlePoint may cause disruptions in Tower's and CastlePoint's respective businesses, which could have an adverse effect on their financial condition and operating results, as well as the market price of each of Tower's and CastlePoint's common stock/shares;

  •
  If CastlePoint's business does not perform well or Tower does not integrate CastlePoint's business successfully, Tower may incur significant charges to write down the goodwill established in the merger;

  •
  If the merger is completed, Tower will be exposed to greater risk of loss and thus may wish to utilize more third party reinsurers, but such reinsurers may not offer reinsurance on terms acceptable to Tower;

  •
  The parties must obtain many governmental and other consents to complete the merger. If these consents are delayed, not granted or granted with unacceptable conditions, it may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger;

  •
  The market price of Tower common stock and Tower's earnings per share may decline as a result of the merger;

  •
  Because the market price of Tower common stock will fluctuate, CastlePoint shareholders cannot be sure of the precise value of the merger consideration;

  •
  There may be unexpected delays in the consummation of the merger, which would delay CastlePoint shareholders' receipt of the merger consideration and could impact Tower's ability to achieve timely cost savings associated with the merger;

  •
  Certain of Tower's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Tower stockholders generally;

  •
  Certain of CastlePoint's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of CastlePoint shareholders generally;

  •
  After the merger is completed, CastlePoint shareholders who receive Tower common stock in the merger will have different rights that may be less advantageous than their current rights;

  •
  The market price of Tower common stock after the merger may be affected by factors different from those affecting the common shares of CastlePoint currently;

  •
  Potential payments made to dissenting CastlePoint shareholders in respect of their shares could exceed the amount of consideration otherwise due to them under the terms of the merger agreement;

  •
  If the total number of CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the CastlePoint common shares, Tower will have the right to terminate the merger agreement;

  •
  The respective financial advisors to the Tower special committee and the CastlePoint special committee reviewed and relied on, among other things, certain projected financial forecasts provided by the managements of Tower and CastlePoint and a failure of the combined company to achieve those results could have a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock, following the merger;

  •
  Results predicted in financial forecasts and projections considered by Tower and CastlePoint may not be realized, which may adversely affect the market price of Tower common stock following the merger;

  •
  It may be difficult for a third party to acquire Tower, even if doing so may be beneficial to Tower stockholders;

  •
  There can be no assurance that the merger will not result in a ratings downgrade of Tower or its insurance companies (including the newly-acquired CastlePoint insurance and reinsurance operating companies) by A.M. Best, which may result in a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock;

  •
  If the merger or the Hermitage Acquisition is completed after December 31, 2008, Tower and CastlePoint will be required to expense their transaction expenses in 2009;

  •
  The Hermitage Acquisition may not be completed;

  •
  Integrating Hermitage may be costly and difficult and may cause disruption to its business or the businesses of Tower and CastlePoint;

  •
  The anticipation of the Hermitage Acquisition and the integration of Hermitage with CastlePoint and Tower may cause disruptions in Hermitage's, Tower's and CastlePoint's respective businesses, which could have an adverse effect on their financial condition and operating results, as well as the market price of Tower's common stock and CastlePoint's common shares;

  •
  The parties must obtain governmental and other consents to complete the Hermitage Acquisition. If these consents are delayed, not granted or granted with unacceptable conditions, it may jeopardize or postpone the completion of the Hermitage Acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Hermitage Acquisition;

  •
  If Hermitage's business does not perform well or CastlePoint and Tower do not integrate Hermitage's business successfully, CastlePoint or Tower may incur significant charges to write down the intangibles and goodwill established in the Hermitage Acquisition;

  •
  Hermitage has been a private company and has not put in place the internal control over financial reporting that is required of a publicly traded company;

  •
  Hermitage's business is subject to many of the same risks as Tower's and CastlePoint's businesses;

  •
  Most or all of CastlePoint's earnings following the merger will be taxed by the United States; and

  •
  Gain recognized by U.S. holders from the disposition of CastlePoint common shares may not be treated as capital gain.

        The foregoing review of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this joint proxy statement/prospectus or incorporated herein by reference. Tower and CastlePoint undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future development or otherwise.

THE TOWER SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the Tower stockholders in connection with the solicitation of proxies by the Tower board of directors to be voted at the Tower special meeting and at any adjournment thereof.

Date, Time and Place

        The Tower special meeting will be held at [    •    ], Eastern time, on [    •    ], 2008, at the principal executive offices of Tower, located at 120 Broadway, 31st Floor, New York, New York 10271.

Purpose of the Tower Special Meeting

        At the Tower special meeting, Tower stockholders will be asked to consider and vote on the following proposals:

  •
  Item 1 on the Proxy Card:  to amend Tower's amended and restated certificate of incorporation to increase the maximum number of authorized shares of Tower common stock, from 40,000,000 to 100,000,000 as attached hereto as Annex F, which amendment is necessary to provide Tower with sufficient shares of common stock to pay the merger consideration to the CastlePoint shareholders;

  •
  Item 2 on the Proxy Card:  to approve the issuance of shares of Tower common stock, pursuant to the merger agreement;

  •
  Item 3 on the Proxy Card:  to approve any motion to adjourn the Tower special meeting to another time or place to solicit additional proxies, if necessary; and

  •
  to conduct other business that properly comes before the Tower special meeting or any adjournment thereof.

        The Tower special committee and the Tower board of directors have each approved the charter amendment and the share issuance and recommend a vote "FOR" each of the charter amendment (Item 1), the share issuance (Item 2) and any adjournment of the Tower special meeting to solicit additional proxies (Item 3).

        The first two proposals described above (Item 1 and Item 2) are required for completion of the merger. The share issuance shall become effective only if both proposals are approved by the Tower stockholders and all of the other conditions to the merger are satisfied or waived, as described in "Description of the Merger Agreement—Completion of the Merger."

Tower Record Date

        Only holders of record of Tower common stock at the close of business on the Tower record date are entitled to notice of, and to vote at, the Tower special meeting and any adjournments thereof. As of the Tower record date, approximately [    •    ] shares of Tower common stock were outstanding and entitled to vote.

        Each share of Tower common stock is entitled to one vote on each matter presented to the Tower stockholders.

        A complete list of Tower stockholders of record entitled to vote at the Tower special meeting will be available for examination by any Tower stockholder at Tower's principal executive offices, for any purpose germane to the Tower special meeting, during normal business hours for a period of 10 days before the Tower special meeting. The list will also be available at the place of meeting for the duration thereof.

Quorum

        In order to carry on the business of the meeting, Tower must have a quorum. A quorum of Tower stockholders requires the presence, in person or represented by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the Tower special meeting for purposes of determining whether a quorum is present for the transaction of all business at the Tower special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Votes

  Required Vote to Approve the Charter Amendment (Item 1 on the Proxy Card)

        The affirmative vote of a majority of the outstanding shares of Tower common stock entitled to vote on the charter amendment is required to approve the charter amendment.

  Required Vote to Approve the Share Issuance (Item 2 on the Proxy Card)

        The affirmative vote of a majority of the outstanding shares of Tower common stock cast on the share issuance at the Tower special meeting is required to approve the share issuance. However, the share issuance proposal is conditioned upon approval of the charter amendment proposal.

        Required Vote to Approve the Adjournment of the Tower Special Meeting for the Solicitation of Additional Proxies, if necessary (Item 3 on the Proxy Card)

        The affirmative vote of the holders of a majority of Tower common stock present in person or represented by proxy and entitled to vote at the Tower special meeting is required for each other matter to be acted on at the Tower special meeting, including any adjournment of the Tower special meeting to solicit additional proxies, if necessary.

  Treatment of Abstentions and Broker Non-Votes

        Abstentions of Tower shares shall be counted as shares that are present and entitled to vote for purposes of determining the number of Tower shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Accordingly, if a Tower stockholder responds to any proposal at the Tower special meeting with an "abstain" vote, it will have the same legal effect as a vote "AGAINST" that proposal.

        Broker non-votes shall be counted as Tower shares that are present and not entitled to vote with respect to any proposal. Accordingly, broker non-votes will be counted for the purpose of establishing a quorum, and will have the effect of a vote "AGAINST" the proposal to approve the charter amendment, but will have no effect on the proposal to approve the share issuance, the adjournment of the Tower special meeting or any other proposal that may properly come before the Tower special meeting.

How to Vote; Voting of Proxies

        A Tower stockholder may vote by proxy or in person at the meeting. Giving a proxy means that a Tower stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Tower special meeting in the manner it directs. To vote by proxy, a Tower stockholder must complete and return the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States, if it is a registered holder (that is, it holds its stock in its own name).

        Every Tower stockholder's vote is important. Accordingly, each Tower stockholder should sign, date and return the enclosed proxy card whether or not it plans to attend the Tower special meeting in person.

        Tower requests that Tower stockholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to Tower as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy is returned properly executed, the shares of Tower common stock represented by it will be voted at the Tower special meeting in accordance with the instructions contained on the proxy card.

        If a Tower stockholder's shares are held in "street name" by a bank, broker or other nominee, the stockholder should follow the instructions provided on such voting form.

        It is not expected that any matter not referred to herein will be presented for action at the Tower special meeting. If any other matters are properly brought before the Tower special meeting, the persons named in the proxies submitted to Tower will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxies to vote in accordance with their best judgment on matters incident to the Tower special meeting, including adjournment of the Tower special meeting for the purpose of soliciting votes. However, any shares of Tower common stock represented by proxies that have been voted "AGAINST" the charter amendment and/or the share issuance will not be used to vote "FOR" an adjournment of the Tower special meeting to allow additional time to solicit additional proxies.

Revocability of Proxies

        A Tower stockholder has the power to change its vote at any time before its shares are voted at the Tower special meeting by submitting a duly executed proxy to Tower with a later date, or by appearing at the Tower special meeting and voting in person. Attendance at the Tower special meeting without voting will not itself revoke a proxy.

        However, if a Tower stockholder holds its shares through a bank, broker or other nominee, it may revoke its instructions only by informing the nominee in accordance with any procedures established by such nominee.

Solicitation of Proxies

        Tower and CastlePoint will share equally the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, Tower and its agents also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from Tower stockholders by Tower's directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, Tower will request brokers, custodians, nominees and other record holders of Tower common stock to forward copies of this joint proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of Tower common stock and to request authority for the exercise of proxies. In these cases, Tower and CastlePoint will, upon the request of the record holders, reimburse these holders for their reasonable expenses. Tower has engaged Georgeson Inc., a proxy solicitation firm, to assist it in connection with the solicitation of proxies and will pay Georgeson Inc. a base fee of $8,500 plus reimbursement of out-of-pocket expenses. In addition, Georgeson Inc. will charge a per call fee of $5.00 plus related telecommunications charges to respond to incoming inquiries.

        Do not send any stock certificates with your proxy cards.

Householding

        Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Tower stockholders reside if they appear to be members of the same family. Each Tower stockholder continues to receive a separate proxy card. This procedure, referred to as "householding," reduces the volume of duplicate information Tower stockholders receive and reduces mailing and printing expenses for Tower. Brokers with accountholders who are Tower stockholders may be householding Tower's proxy materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Tower stockholders who receive multiple copies of this joint proxy statement /prospectus at their address and would like to request householding of their communications should contact their broker.

Directors and Executive Officers; Voting Agreement with Michael H. Lee

        As of the Tower record date, directors and executive officers of Tower beneficially owned or had the right to vote [    •    ] shares of Tower common stock, or approximately [    •    ]% of the shares of Tower common stock outstanding on that date.

        Pursuant to a voting agreement with CastlePoint, Michael H. Lee, the chairman and chief executive officer of both Tower and CastlePoint, has agreed to vote his shares of Tower common stock in favor of approval of the charter amendment and the share issuance. As of the Tower record date, Mr. Lee beneficially owned [    •    ] shares of Tower common stock, or [    •    ]% of the shares of Tower common stock outstanding on that date. For more information regarding Mr. Lee's voting agreement with CastlePoint in connection with the merger, see "The Voting Agreements" below.

Who to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Georgeson Inc. at 1-888-350-3510.

THE CASTLEPOINT SPECIAL GENERAL MEETING

        This joint proxy statement/prospectus is being provided to the shareholders of CastlePoint in connection with the solicitation of proxies by the CastlePoint board of directors for use at the CastlePoint special general meeting and at any adjournment or postponement thereof. This joint proxy statement/prospectus provides the shareholders of CastlePoint with the information they need to know to be able to vote or instruct their vote to be cast at the CastlePoint special general meeting.

Date, Place and Time

        The CastlePoint special general meeting will be held at [    •    ], [    •    ] time, on [    •    ], 2008, at [    •    ].

Purpose of the CastlePoint Special General Meeting

        At the CastlePoint special general meeting, shareholders of CastlePoint will be asked to consider and vote on the following proposals:

  •
  Item 1 on the Proxy Card:  to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint to insert a new bye-law permitting a CastlePoint shareholder to irrevocably appoint a proxy (the form of which is attached to the joint proxy statement/prospectus as Annex G);

  •
  Item 2 on the Proxy Card:  to approve and adopt an amendment to the amended and restated bye-laws of CastlePoint to insert a new bye-law permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint (the form of which is attached to the joint proxy statement/prospectus as Annex G);

  •
  Item 3 on the Proxy Card:  to approve and adopt the merger agreement and to approve the merger; and

  •
  Item 4 on the Proxy Card:  to approve any motion to adjourn or postpone the CastlePoint special general meeting to another time or place to solicit additional proxies, if necessary.

        The CastlePoint board of directors recommends a vote "FOR" the proposals relating to the bye-law amendments (Items 1 and 2) and any adjournment or postponement of the CastlePoint special general meeting to solicit additional proxies (Item 4), and the CastlePoint special committee and the CastlePoint board of directors recommend a vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger (Item 3).

CastlePoint Record Date

        Only holders of record of CastlePoint common shares as of the close of business on [    •    ], 2008, which we refer to as the "CastlePoint record date," are entitled to notice of, and to vote at, the CastlePoint special general meeting or any adjournment or postponement thereof. As of the CastlePoint record date, approximately [    •    ] of CastlePoint common shares were outstanding and entitled to vote.

        Each CastlePoint common share is entitled to one vote on each matter presented to the shareholders of CastlePoint; provided that if a person beneficially owns (directly, indirectly, or, in the case of any U.S. person (as defined in the Code), constructively or by attribution) more than 9.5% of the total voting power of all shares entitled to vote on such matter, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.5%, as specified in the amended and restated bye-laws of CastlePoint.

        The CastlePoint register of members will be open for inspection at CastlePoint's registered office on business days for at least two hours during normal business hours, subject to such reasonable restrictions as the CastlePoint board of directors may impose.

Quorum

        A quorum of shareholders is necessary to hold a valid special general meeting of CastlePoint. Two or more persons holding or representing by proxy more than one half of the total outstanding CastlePoint common shares will constitute a quorum for the transaction of business at the CastlePoint special general meeting. However, if the proposed bye-law amendment permitting shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote is not approved and adopted by the shareholders of CastlePoint, two or more persons holding or representing by proxy more than one-third of the total outstanding CastlePoint common shares will constitute a quorum for purposes of approving and adopting the merger agreement and approving the merger. If a CastlePoint shareholder attends in person and indicates its presence, or mails in a properly signed and dated proxy card, that shareholder will be part of the quorum.

Required Votes

  Required Vote to Approve and Adopt the Bye-Law Amendments (Items 1 and 2 on the Proxy Card).

        The affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve and adopt each of the bye-law amendments.

        Required Vote to Approve and Adopt the Merger Agreement and Approve the Merger (Item 3 on the Proxy Card).

        If the CastlePoint shareholders approve and adopt the proposed bye-law amendment permitting shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote, then the affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger. If the CastlePoint shareholders do not approve and adopt such bye-law amendment, a supermajority vote of three-fourths of the votes cast on the relevant proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger.

        Required Vote to Approve the Postponement or Adjournment of the CastlePoint Special General Meeting for the Solicitation of Additional Proxies in Favor of the CastlePoint Proposal, if necessary (Item 4 on the Proxy Card).

        The affirmative vote of a majority of the votes cast on the relevant proposal at the CastlePoint special general meeting is required to approve any postponement or adjournment of the CastlePoint special general meeting to solicit additional proxies in favor of the CastlePoint Proposal.

How to Vote; Voting of Proxies

        CastlePoint shareholders may vote (1) in person at the meeting, or (2) by mail, by completing and returning the proxy card.

        If a CastlePoint shareholder signs, dates and mails in a proxy, that shareholder's shares will be voted as indicated on its proxy card. If a CastlePoint shareholder signs, dates and mails in a proxy card without indicating how its shares should be voted on the matters to be voted upon by the shareholders at the CastlePoint special general meeting, such shareholder's CastlePoint common shares will be voted "FOR" in relation to all proposals in relation to which it has not indicated a voting preference, at the CastlePoint special general meeting or any adjournment of the CastlePoint special general meeting, as the proxy thinks fit. If a CastlePoint shareholder signs, dates and mails a proxy card and withholds voting for any matter (as explained on the proxy card), that shareholder's vote will be recorded as being withheld. A proxy card marked "abstain" regarding approval of any item to be voted upon included in this joint proxy statement/prospectus will not be voted on that item, but will be included as present and entitled to vote in determining whether a quorum is present. Broker non-votes with respect to the CastlePoint special general meeting will not be considered as entitled to vote with respect to any matter presented at the CastlePoint special general meeting, but will be counted for purposes of establishing a quorum, provided that the broker, bank or nominee is in attendance in person or by proxy. A broker non-vote occurs when a broker does not vote on some or all matters on the proxy card because the broker does not have authority to do so.

        If a CastlePoint shareholder's shares are held in "street name" by a bank, broker or other nominee, the shareholder should follow the voting instructions provided on the voting form of that firm.

        A CastlePoint shareholder may receive more than one joint proxy statement/prospectus or proxy card. This duplication will occur if such shareholder's common shares are registered in different names or its common shares are in more than one type of account maintained by the Bank of New York Mellon, CastlePoint's transfer agent. In order to have all its common shares voted, a CastlePoint shareholder should sign and return all the proxy cards it receives. In order to have its accounts registered in the same name(s) and address, a CastlePoint shareholder should call the Bank of New York Mellon at 1-800-524-4458.

Revocability of Proxies

        If a CastlePoint shareholder later decides to revoke or change its proxy, that shareholder may do so at any time before the vote takes place at the CastlePoint special general meeting by: (1) sending a written statement to that effect to the Assistant Secretary of CastlePoint at Victoria Hall, 11 Victoria Street, Hamilton, HM 11, Bermuda; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the CastlePoint special general meeting. However, after the proposed bye-law amendment permitting a shareholder of CastlePoint to irrevocably appoint a proxy is approved and adopted by CastlePoint shareholders, any proxy which is stated to be irrevocable will be irrevocable in accordance with the terms of the instrument of appointment. Attendance at the CastlePoint special general meeting without voting will not itself revoke a proxy.

        However, if a CastlePoint shareholder holds its shares through a bank, broker or other nominee, it may revoke its proxy only by informing the nominee in accordance with the procedures established by such nominee.

Solicitation of Proxies

        Tower and CastlePoint will share equally the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, CastlePoint and its officers, directors and employees also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from CastlePoint shareholders by CastlePoint's directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, CastlePoint will request brokers, custodians, nominees and other record holders of CastlePoint common shares to forward copies of this joint proxy statement/prospectus and other soliciting materials to persons for whom they hold CastlePoint common shares and to request authority for the exercise of proxies. In these cases, Tower and CastlePoint will, upon the request of the record holders, reimburse these holders for their reasonable expenses. CastlePoint has engaged D.F. King & Co., Inc., a proxy solicitation firm, to assist CastlePoint in connection with the solicitation of proxies and will pay D.F. King & Co. a base fee of $6,000 plus reimbursement of out-of-pocket expenses. In addition, D.F. King & Co. will charge a per call fee of $5.00 plus related telecommunications charges to respond to incoming inquiries.

        Do not send any share certificates with your proxy cards. If the merger is approved and adopted by CastlePoint shareholders at the CastlePoint special general meeting, and the charter amendment and the share issuance is approved by Tower stockholders at the Tower special meeting, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for CastlePoint common shares as soon as practicable after completion of the merger.

Householding

        Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more CastlePoint shareholders reside if they appear to be members of the same family. Each CastlePoint shareholder continues to receive a separate proxy card. This procedure, referred to as "householding," reduces the volume of duplicate information CastlePoint shareholders receive and reduces mailing and printing expenses for CastlePoint. Brokers with accountholders who are CastlePoint shareholders may be householding CastlePoint's proxy materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. CastlePoint shareholders who currently receive multiple copies of this joint proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Directors and Executive Officers; Voting Agreement with Michael H. Lee; Tower Voting Covenants

        As of the CastlePoint record date, directors and executive officers of CastlePoint beneficially owned or had the right to vote [    •    ] CastlePoint common shares, representing approximately [    •    ]% of the CastlePoint common shares outstanding on that date.

        Pursuant to a voting agreement with Tower, Michael H. Lee, the chairman and chief executive officer of both CastlePoint and Tower, has agreed to vote his CastlePoint common shares in favor of the proposals in relation to the CastlePoint bye-law amendments described herein and approval and adoption of the merger agreement and approval of the merger. As of the CastlePoint record date, Mr. Lee beneficially owned [    •    ] CastlePoint common shares, representing approximately [    •    ] of the CastlePoint common shares outstanding on that date. For more information regarding Mr. Lee's voting agreement with Tower in connection with the merger, see "The Voting Agreements" below.

        Pursuant to the merger agreement, unless the Tower special committee or the Tower board of directors has changed its recommendation in accordance with the merger agreement, Tower has agreed to vote its CastlePoint common shares in favor of the proposals in relation to the bye-law amendments described herein and the approval and adoption of the merger agreement and approval of the merger. As of the CastlePoint record date, Tower beneficially owned [    •    ] CastlePoint common shares, representing approximately [    •    ] of the CastlePoint common shares outstanding on that date. Under the merger agreement, Tower has agreed not to exercise, dispose of or encumber the warrants it holds to purchase an additional 1,127,000 additional CastlePoint common shares. For more information regarding Tower's voting covenants in connection with the merger, see "No Change in Recommendation by the Special Committee or Board of Directors of Tower or CastlePoint" below.

Who to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact D. F. King & Co., Inc. at 1-800-697-6975.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/ prospectus as Annex A. The provisions of the merger agreement are extensive and not easily summarized. You should read the merger agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the merger.

        The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of a specific date and may be subject to more recent developments, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Tower, CastlePoint or Ocean I or any of their respective subsidiaries or affiliates.

Structure of the Merger

        Pursuant to the merger agreement, CastlePoint will merge and amalgamate with and into Ocean I, an indirect wholly-owned subsidiary of Tower, with Ocean I continuing as the surviving company and succeeding to and assuming all of the rights and obligations of CastlePoint, if all the conditions provided in the merger agreement, as described in "—Conditions to the Merger" below, are satisfied or waived. The certificate of incorporation and by-laws of Ocean I will be the certificate of incorporation and by-laws of the surviving company. For the purposes of Bermuda law, the merger will be effected so as to constitute an amalgamation and the surviving company will be deemed an amalgamated company and amalgamated corporation.

        The initial directors of the surviving company following the merger will be Michael H. Lee, Francis M. Colalucci, Gregory T. Doyle, Patrick J. Haveron, Gary S. Maier and Joel S. Weiner. The initial officers of the surviving company following the merger are contemplated to be Gregory T. Doyle, Michael H. Lee and Joel S. Weiner, who are currently officers of CastlePoint.

Closing; Completion of the Merger

        The closing is expected to occur at 10:00 a.m. on the sixth trading day after the satisfaction or waiver of all closing conditions, but not before December 2, 2008, unless otherwise agreed in writing by the parties, except that the closing may be postponed until the third business day immediately following the last day on which CastlePoint shareholders may require appraisal of their CastlePoint common shares pursuant to Bermuda law.

        The merger will become effective on the date on which the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the certificate of merger. The certificate of merger will be filed by the surviving company with the Registrar of Companies in Bermuda within 30 days after the date of issue of the certificate of merger in accordance with S.104C of the Companies Act.

Merger Consideration

        The merger agreement provides that each CastlePoint common share outstanding immediately prior to the effective time of the merger (other than shares owned by Tower or any wholly-owned subsidiary of Tower, restricted shares and any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be converted into the right to receive, subject to adjustment as described below, for each CastlePoint common share:

  •
  a fraction of a share of Tower common stock equal to the exchange ratio; and

  •
  cash consideration of $1.83.

        All CastlePoint common shares that are owned by Tower or any of its wholly-owned subsidiaries immediately prior to the effective time of the merger will be automatically cancelled without any payment.

         Exchange Ratio.    The exchange ratio will be determined by reference to the average Tower stock price. If the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00, the exchange rate will be fixed at 0.47 shares of Tower common stock to each CastlePoint common share. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per CastlePoint common share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or greater than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share).

         CastlePoint Walk-Away Right; Tower Top-Up Right.    If the average Tower stock price is less than $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, which we refer to as the "walk-away right." In such event, CastlePoint must give Tower written notice of its election to terminate the merger agreement prior to 5:00 p.m. on the second trading day after the average Tower stock price is determined, which election will be irrevocable (unless Tower otherwise consents in writing) and effective at 5:00 p.m. on the second trading day following Tower's receipt of that termination notice, unless during such two trading day period Tower elects by written notice to CastlePoint to increase the merger consideration to be received by CastlePoint shareholders (which we refer to as the "top-up right") so that the sum of the adjusted exchange ratio multiplied by the average Tower stock price and the adjusted per share cash consideration equals or exceeds $11.23 (except that the exchange ratio may not be less than 0.5371 and the per share cash consideration may not be less than $1.83).

        It is not possible to know until shortly prior to the closing whether the average Tower stock price will be less than $17.50. Neither CastlePoint nor Tower can predict whether or not CastlePoint would exercise its walk-away right, or whether the Tower special committee would exercise its top-up right, if the average Tower stock price were less than $17.50 at that time. In determining whether or not to exercise its walk-away right, CastlePoint would consult with its financial and legal advisors and carefully consider the interests of CastlePoint and its shareholders, the factors discussed in "Special Factors—CastlePoint's Reasons for, and Effects and Fairness of, the Merger" above, and such other information as it is legally permitted to consider. Similarly, in determining whether or not to exercise its top-up right, Tower would consult with its financial and legal advisors and carefully consider the interests of Tower and its stockholders, the factors discussed in "Special Factors—Tower's Reasons for and Effects of the Merger" above, and such other information as it is legally permitted to consider. To the extent that the average Tower stock price were below $17.50 and CastlePoint elected not to exercise its walk-away right, the implied value of the merger consideration for a CastlePoint common share (based on the average Tower stock price) will be less than $11.23.

        The merger agreement does not require, and neither Tower nor CastlePoint would expect to seek, further approval from its shareholders in the event that the average Tower stock price is less than $17.50 and CastlePoint nonetheless determines to complete the transaction. Therefore, approval of the charter amendment and the share issuance by Tower stockholders and approval and adoption of the merger agreement and approval of the merger by CastlePoint shareholders will give Tower and CastlePoint the ability to complete the transaction even if the average Tower stock price is less than

$17.50 without any further action by, or further solicitation of, the Tower stockholders or the CastlePoint shareholders, and neither Lazard nor Goldman Sachs will be obligated to update its August 4, 2008 opinion.

         Fractional Shares.    Tower will not issue any fractional shares of Tower common stock in connection with the merger. Instead, any CastlePoint shareholder who would otherwise have been entitled to a fraction of a share of Tower common stock in connection with the merger will be paid an amount in cash determined by multiplying such fraction by the average Tower stock price.

         Example of Merger Consideration.    For example, if the average Tower stock price were $22.53, which was the closing price of Tower common stock on September 23, 2008, the exchange ratio would be 0.47 and a CastlePoint shareholder owning 100 CastlePoint common shares would receive total consideration with an implied value at September 23, 2008 of 47 shares of Tower common stock, $183.00 in cash, and $0 in cash instead of fractional shares.

Exchange of CastlePoint Common Shares

         Exchange Agent.    Prior to the effective time of the merger, Tower will designate an exchange agent reasonably acceptable to CastlePoint, for the purpose of exchanging CastlePoint common shares for the merger consideration. Tower will deposit with the exchange agent, within two business days after the completion of the merger, (1) certificates or, at Tower's option, shares in book entry form representing the shares of Tower common stock to be exchanged in the merger and (2) cash to pay the aggregate cash consideration, including any cash in lieu of fractional shares.

         Exchange Process.    As promptly as practicable after the effective time of the merger, the exchange agent will mail to each CastlePoint shareholder a letter of transmittal and, as applicable, instructions describing the procedures for surrendering CastlePoint share certificates in exchange for the merger consideration. After receiving the transmittal letters and following the instructions, as applicable, each holder of CastlePoint common shares will be able to obtain the number of whole shares of Tower common stock to which such holder is entitled and the cash consideration (including any cash in lieu of fractional shares) that such holder is entitled to receive pursuant to the merger agreement.

        Any portion of the exchange fund held by the exchange agent that has not been distributed to the CastlePoint shareholders six months following the effective time of the merger will be delivered to Tower, upon demand, and after such transfer, any CastlePoint shareholder may look only to Tower for payment of the merger consideration.

Treatment of Warrants

        At the effective time of the merger, all outstanding warrants to purchase CastlePoint common shares, all of which are held by Tower or its subsidiaries, will automatically be cancelled and retired without any conversion and no payment will be made in respect thereof.

Treatment of CastlePoint Share Options and Restricted Shares

        At the effective time of the merger, each outstanding option to purchase CastlePoint common shares, whether vested or unvested, will be assumed by Tower and will automatically be converted into an option to acquire such number of shares of Tower common stock equal to the product (rounded down to the nearest number of whole shares) of the number of CastlePoint common shares that were subject to the original CastlePoint share option immediately prior to the effective time multiplied by the option exchange ratio. The "option exchange ratio" is equal to the per share cash value of the merger consideration (valuing Tower common stock for such purposes based on the volume weighted average price per share of Tower common stock on the NASDAQ Global Select Market for the five consecutive trading days prior to the closing date) divided by the volume weighted average price per share of Tower common stock on the NASDAQ Global Select Market for the five consecutive trading days prior to the closing date. The per share exercise price for each converted option to acquire shares of Tower common stock will be equal to the exercise price per share of the CastlePoint share option immediately prior to the effective time divided by the option exchange ratio (rounded up to the nearest whole cent). The converted options will otherwise have the same terms and conditions (including vesting dates, expiration date and exercise periods) as were in effect before the merger was effective.

        At the effective time of the merger, restricted and unvested shares of CastlePoint will be assumed by Tower and will automatically be converted into shares of Tower common stock at the option exchange ratio (rounded down to the nearest number of whole shares). The shares of Tower common stock received for such CastlePoint common shares will remain subject to the same restrictions that applied before the merger was effective and will otherwise have the same terms and conditions (including vesting dates) as were in effect before the merger was effective.

Board of Directors of Tower following the Merger

        After the merger is effective, the board of directors of Tower will be comprised of (1) all members of the board of directors of Tower as constituted on the date of the merger agreement and (2) all members of the board of directors of CastlePoint as constituted on the date of the merger agreement who are qualified as independent directors pursuant to the NASDAQ Marketplace Rules at the effective time of the merger agreement. The Tower board of directors will be comprised of nine members after the merger is effective.

Representations and Warranties of the Parties in the Merger Agreement

        The merger agreement contains various customary representations and warranties of CastlePoint, Tower and Ocean I relating to, among other things:

  •
  organization, valid existence and good standing;

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  capital structure;

  •
  authorization to enter into, and enforceability of, the merger agreement;

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  absence of certain violations, absence of breach or event of default under any contract and absence of any required governmental approval not specified in the merger agreement, in each case arising out of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

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  the filing, accuracy and completeness of SEC reports, the preparation and presentation of financial statements, and the absence of undisclosed liabilities;

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  compliance with applicable laws and reporting requirements;

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  absence of material pending or threatened legal proceedings;

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  tax matters;

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  absence of certain changes or events in the business or condition of each party;

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  the decision and recommendations of the special committee and board of directors in connection with the merger;

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  the required vote of stockholders/shareholders;

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  agreements with regulatory agencies or governmental authorities;

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  statements and reports filed with applicable insurance regulatory authorities;

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  absence of brokers and finders;

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  the opinions of financial advisors;

  •
  lack of applicability of takeover statutes to the merger; and

  •
  affiliate transactions.

        The merger agreement also contains additional representations and warranties of CastlePoint relating to:

  •
  CastlePoint's interests in its subsidiaries; and

  •
  CastlePoint's benefit plans.

        The merger agreement also contains an additional customary representation and warranty of Tower and Ocean I relating to:

  •
  sufficiency of funds to perform their obligations under the merger agreement.

        Some of the representations and warranties of Tower, Ocean I and CastlePoint in the merger agreement are qualified by materiality thresholds or a "material adverse effect" clause. For purposes of the merger agreement, the "material adverse effect" clause and related definition contemplate any change, state of facts, circumstance, event or effect that is materially adverse to: (1) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of a party and its subsidiaries, taken as whole, and/or (2) a party's ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis, except that, with respect to clause (1), any such effect to the extent resulting from any of the following is excluded from the definition of material adverse effect:

  •
  the execution, delivery and announcement of the merger agreement and the transactions contemplated thereby (except with respect to the representations of no conflict resulting from the merger agreement and consents required in connection with the merger agreement);

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  changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which such party operates or in the U.S. or global financial markets;

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  changes, circumstances or events generally affecting the insurance and reinsurance industries in which such party operates;

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  changes in law, ordinance or regulation (or any interpretation thereof);

  •
  changes in generally accepted account principles or in statutory accounting principles;

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  a change in the trading prices or volume of such party's capital stock, but not excluding the underlying cause of such a change;

  •
  the failure to meet any revenue, earnings or other projections or forecasts for any period ending after the date of the merger agreement, but not excluding the underlying cause of such failure;

  •
  the commencement, occurrence or continuation of any war or armed hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; or

  •
  any act or omission to act required to be taken by a party pursuant to the terms of the merger agreement, subject to certain exceptions provided in the merger agreement, or taken by a party with the written consent of at the written request of the other party, except to the extent the changes or events set forth above (excluding the changes set forth in the first, sixth, seventh and last bullets) have a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other Bermuda property and casualty reinsurance companies, in the case of CastlePoint, and other property and casualty insurance companies operating primarily in the Northeastern United States, in the case of Tower.

        In most instances, the representations and warranties of Tower, Ocean I and CastlePoint in the merger agreement that are qualified by "material adverse effect" are qualified only to the extent the failure of such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a "material adverse effect" on Tower, Ocean I or CastlePoint, as the case may be.

Conduct of Business Pending the Consummation of the Merger

        Each of Tower and CastlePoint has agreed that, subject to certain exceptions or as consented to in writing by the other party, during the period from the signing of the merger agreement to the effective time of the merger, it and its subsidiaries, among other things, (1) will conduct its respective businesses in the ordinary course and use all commercially reasonable efforts to preserve intact its business organization, maintain permits and licenses material to its businesses and preserve relationships with its employees, customers, and others having business dealings with it and (2) will not:

  •
  declare or pay any dividend, with some exceptions, including ordinary course quarterly dividends on its common shares with record and payment dates consistent with past practice and at a rate equal to the rate it paid in the fiscal quarter immediately preceding the date of the merger agreement;

  •
  repurchase or redeem any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

  •
  issue or sell any shares of any class of its capital stock, any voting debt, any share appreciation rights or any securities convertible into, or exercisable for, any rights, warrants or options to acquire such shares or voting debt, other than as required by its existing equity benefit plans and issuances by any of its wholly-owned subsidiaries to it or to another of its wholly-owned subsidiaries;

  •
  amend its organizational documents, except as provided in the merger agreement;

  •
  acquire any equity interests in or a substantial portion of the assets of any other entity, other than in connection with investment portfolio transactions, or sell any of its assets, rights or properties, other than in the ordinary course of business (other than, in the case of CastlePoint, the formation of CastlePoint Florida Insurance Company);

  •
  take any action with actual knowledge that it would result in any of its representations and warranties in the merger agreement becoming untrue or preclude the satisfaction of certain conditions under the merger agreement, or that it would materially adversely affect the ability of the parties to obtain any requisite regulatory approvals;

  •
  change its methods for accounting, except as required by changes in generally accepted accounting or statutory accounting principles;

  •
  adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

  •
  settle or compromise any claims, suits, actions or other legal proceedings where the amount paid is in excess of $500,000 (excluding any amounts previously reserved for such matters in its latest audited balance sheet filed with the SEC and any insurance coverage applicable thereto), except as arising from ordinary course litigation under contracts of insurance or reinsurance issued by any of its subsidiaries;

  •
  enter into, adopt, amend or terminate any of its benefit plans, subject to limited exceptions;

  •
  except as required by its existing benefit plans, increase compensation or fringe benefits of any director, officer, employee, independent contractor or consultant, or pay any benefit not required by any benefit plan, subject to certain limited exceptions;

  •
  enter into or renew any contract providing for payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent upon the occurrence of the merger; or

  •
  take or authorize, or agree to take or authorize, any of the actions described above or that would have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect (as described in "—Representations and Warranties of the Parties in the Merger Agreement" above) on it.

        In addition, CastlePoint has agreed that, during such period, it and its subsidiaries will not (x) incur or guarantee any indebtedness (including by way of an intercompany loan to CastlePoint), (y) make, change or revoke any material tax election or change its method of tax accounting, except as required by changes in applicable law, if such action would increase a tax liability of CastlePoint in a material amount or (z) enter into any agreement that expressly restricts the ability of Tower, the surviving company or any of their subsidiaries from conducting, after the effective time, any of their businesses in any geographical area, except as required by a governmental entity or terminable in full on not more than 45 days' notice without the incurrence of any material liability.

        In addition, Tower has agreed that, during such period, it will cause the shares of Tower common stock issuable to CastlePoint shareholders in the merger, and the shares of Tower common stock to be reserved for issuance upon exercise of CastlePoint share options and vesting of CastlePoint restricted shares, to have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Cooperation

        CastlePoint and Tower have agreed to provide to the officers, employees and representatives of the other party access, during normal business hours, to all its properties, books, contracts, records and officers and all other information concerning its business, properties and personnel as such other party may reasonably request, subject to certain restrictions. CastlePoint and Tower also have agreed to make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of federal, state or foreign securities laws, or the HSR Act, state or foreign insurance laws or the rules and regulations of self-regulatory organizations, subject to certain restrictions.

Agreements to Use Commercially Reasonable Efforts

        Subject to the terms and conditions of the merger agreement, CastlePoint and Tower have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under the merger agreement and applicable laws, rules and regulations to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, including:

  •
  preparing and filing all documentation to effect all necessary applications, notices, filings and other documents and to obtain all required regulatory approvals and all other consents, waivers and approvals necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement;

  •
  filing a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement;

  •
  making required filings with the applicable governmental entities under any applicable law (including all applicable foreign (including Bermuda), federal, state and local insurance laws and the Companies Act);

  •
  supplying any additional information and documentary material that may be requested pursuant to the applicable laws or by the applicable authorities; and

  •
  causing the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all consents, waivers and approvals under any other applicable laws or from the applicable authorities (subject to a burdensome condition exception, see "—Conditions to the Merger").

        Additionally, in the event that Tower determines that it is desirable to borrow money in connection with the merger and the other transactions contemplated by the merger agreement, at the reasonable request of Tower, CastlePoint will use commercially reasonable efforts to cooperate with Tower and to cause its respective officers, employees and other representatives to cooperate in connection with the arrangement of any such financing. However, CastlePoint is not required to cooperate if such cooperation would unreasonably interfere with the ongoing operations of CastlePoint or its subsidiaries. Tower will be solely responsible for all costs and expenses incurred by CastlePoint and its subsidiaries in connection with such cooperation.

Conditions to the Merger

        The respective obligations of CastlePoint, Tower and Ocean I to complete the merger are subject to the satisfaction of certain conditions.

         Conditions to Each Party's Obligation to Effect the Merger.    The obligations of CastlePoint, Tower and Ocean I to complete the merger are conditioned on the following conditions being fulfilled, unless waived by both Tower and CastlePoint:

  •
  Tower shall have obtained the required affirmative vote of its stockholders to the charter amendment and the share issuance at the Tower special meeting and CastlePoint shall have obtained the required affirmative vote of its shareholders to the merger agreement and merger at the CastlePoint special general meeting;

  •
  the shares of Tower common stock to be issued in the merger and the shares of Tower common stock that shall be issued upon the exercise of CastlePoint share options and the vesting of CastlePoint restricted shares shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  all requisite regulatory approvals or exemptions shall have been obtained and be in full force and effect and all requisite regulatory filings or notices shall have been made, including any approval or exemption from the New York State Department of Insurance, filing with or approval from the Florida Office of Insurance Regulation and notice to the Bermuda Monetary Authority under the Bermuda Insurance Act of 1978;

  •
  the registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

  •
  no injunction or other legal restraints or prohibitions preventing the consummation of the merger shall be in effect.

         Conditions to Obligation of Tower to Effect the Merger.    The obligation of Tower to effect the merger is subject to the satisfaction of the following further conditions, unless waived by Tower:

  •
  the representations and warranties of CastlePoint shall be true and correct, in all respects, except where the failure to be true and correct (without giving effect to any "materiality" or "material adverse effect" or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as described in "—Representations and Warranties of the Parties in the Merger Agreement" above) on CastlePoint (subject to certain exceptions provided in the merger agreement, which subject certain representations and warranties to a different standard);

  •
  CastlePoint shall have performed or complied with all agreements and covenants required to be performed by it that are qualified as to materiality or material adverse effect (as described in "—Conduct of Business Pending the Consummation of the Merger," "—Cooperation,: and "—Agreements to Use Commercially Reasonable Efforts" above) and shall have performed or complied in all material respects with all other obligations required to be performed by it;

  •
  CastlePoint will have delivered to Tower a certificate with respect to the satisfaction of the foregoing conditions relating to representations and warranties and the performance of obligations, as well as the condition described in the last bullet relating to the availability of $80,000,000 in cash at CastlePoint;

  •
  except as mutually agreed by Tower and CastlePoint, no governmental entity shall have imposed any term, condition, obligation or restriction upon Tower, the surviving company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect (as described in "—Representations and Warranties of the Parties in the Merger Agreement" above) on Tower after the effective time; and

  •
  no later than two business days prior to the closing date and as of the effective time of the merger, CastlePoint shall hold, as a result of distributions and/or dividends from CastlePoint Bermuda Holdings, Ltd. (including through distributions and/or dividends from CastlePoint Re), an amount in immediately available cash of not less than $80,000,000.

         Conditions to Obligation of CastlePoint to Effect the Merger.    The obligation of CastlePoint to effect the merger is subject to the satisfaction of the following further conditions, unless waived by CastlePoint:

  •
  the representations and warranties of Tower shall be true and correct in all respects, except where the failure to be true and correct (without giving effect to any "materiality" or "material adverse effect" or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as described in "—Representations and Warranties of the Parties in the Merger Agreement" above) on Tower (subject to certain exceptions provided in the merger agreement);

  •
  Tower shall have performed or complied with all agreements and covenants required to be performed by it that are qualified as to materiality or material adverse effect (as described in "—Conduct of Business Pending the Consummation of the Merger," "—Cooperation,: and "—Agreements to Use Commercially Reasonable Efforts" above) and shall have performed or complied in all material respects with all other obligations required to be performed by it;

  •
  Tower will have delivered to CastlePoint a certificate with respect to the satisfaction of the foregoing conditions relating to representations and warranties and the performance of obligations; and

  •
  except as mutually agreed by Tower and CastlePoint, no governmental entity shall have imposed any term, condition, obligation or restriction upon Tower, the surviving company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect (as described in "—Representations and Warranties of the Parties in the Merger Agreement" above) on Tower after the effective time.

No Change in Recommendation by the Special Committee or Board of Directors of Tower or CastlePoint

        Neither the special committee nor the board of directors of Tower or CastlePoint may withdraw, modify or qualify, in any manner adverse to the other party, its recommendations in connection with the merger or publicly propose, or publicly announce that it has resolved, to take such action, which we refer to as a "change in recommendation." However, at any time prior to the applicable stockholder/shareholder meeting, the special committee or board of directors of Tower or CastlePoint, as the case may be, may take such action if it has concluded in good faith, after consultation with its outside counsel and financial advisors, that such action is reasonably likely to be required in order for the relevant directors to comply with their fiduciary duties under applicable law and if such party has (1) not breached in any material respect its obligations with respect to changing its recommendation and (2) provided advance written notice of such change to the other party, and the other party does not, within three business days, agree to make adjustments in the terms and conditions of the merger agreement which obviate the need for the change in recommendation, as determined in good faith by the board of directors and/or the special committee of CastlePoint or Tower, as the case may be, after consultation with its outside legal counsel and financial advisors.

        Unless the Tower special committee or the Tower board of directors has changed its recommendation in accordance with the provisions of the merger agreement, Tower has agreed to vote all of the CastlePoint common shares owned of record or beneficially by it in favor of the bye-law amendments described herein, the merger agreement and the merger. As of September 23, 2008, Tower beneficially owned approximately 6.7% of the CastlePoint common shares outstanding on that date.

No Solicitation by Tower and CastlePoint

        The merger agreement precludes each of Tower and CastlePoint and their respective subsidiaries from directly or indirectly initiating, soliciting, encouraging or facilitating (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to a merger, amalgamation, reorganization, consolidation, business combination or any purchase or sale involving 10% or more of its consolidated assets (including, without limitation, stock of its subsidiaries), or 10% or more of its total voting power or the voting power of any of its subsidiaries, which we refer to as an "acquisition proposal." Additionally, except as described below, each of Tower and CastlePoint and their respective subsidiaries may not participate or otherwise engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an acquisition proposal; approve or recommend, or propose to approve or recommend, any acquisition proposal or submit an acquisition proposal to a vote of its stockholders/shareholders; or approve, recommend or propose to approve or recommend, or execute or enter into any letter of intent or agreement related to, any acquisition proposal.

        The merger agreement provides that these restrictions do not prohibit Tower or CastlePoint, as the case may be, from furnishing non-public information to or negotiating with a third party if those actions are in response to an unsolicited bona fide written acquisition proposal from a third party and (1) such party has not breached the no-solicitation obligations applicable to it under the merger agreement, (2) such party's special committee has received from such third party requesting the information an executed confidentiality agreement on terms no less restrictive on, and no more favorable to, such third party than those contained in the confidentiality agreement between

CastlePoint and Tower, (3) such party's special committee or board of directors, after consultation with its outside legal counsel and its financial advisors, has determined in good faith that such acquisition proposal constitutes, or could reasonably be expected to constitute, a proposal or offer with respect to the purchase or sale of all or substantially all of such party's consolidated assets (including, without limitation, stock of its subsidiaries) or 75% or more of such party's total voting power or the voting power of any of its subsidiaries that, among other things, is more favorable to such party's stockholders/shareholders from a financial point of view than the merger, which we refer to as a "superior proposal," and that such action is reasonably likely to be required in order for such directors to comply with their fiduciary duties under applicable law and (4) such party has notified the other party of such proposal.

        Each of Tower and CastlePoint must provide the other party with written notice within 24 hours of the receipt of any acquisition proposal from a third party, request for information, or request for discussions or negotiations, and must indicate the identity of the third party making such acquisition proposal or request and summarize its material terms and conditions and provide copies of any such acquisition proposal or request and any related documentation and correspondence. In addition, a party that receives an acquisition proposal or request must keep the other party reasonably informed on a reasonably current basis of the status and terms of any such acquisition proposal or request (including whether such acquisition proposal or request is withdrawn or rejected and any material changes to its terms) and will concurrently provide the other party with copies of any written information that it provides to such third party.

        If, prior to the required stockholder/shareholder vote of Tower or CastlePoint, the board of directors and/or special committee of Tower or CastlePoint, as the case may be, concludes that an unsolicited bona fide written acquisition proposal in respect of such party is a superior proposal, after giving effect to all adjustments to the merger agreement that may be offered by the other party, it may (1) approve or recommend, or propose publicly to approve or recommend, such superior proposal to its stockholders/shareholders (such approval or recommendation constituting a change in its recommendation in connection with the merger) and (2) approve or recommend, or propose to approve or recommend, and execute or enter into any letter of intent or agreement related to, such superior proposal, after providing notice to the other party of such superior proposal and allowing the other party three business days to make an offer that its board of directors and/or special committee, as the case may be, determines in good faith, after consultation with its outside counsel and financial advisors, results in the applicable acquisition proposal no longer being a superior proposal.

Termination of the Merger Agreement

         Termination.    The merger agreement may be terminated, at any time prior to the effective time:

  •
  by mutual consent of Tower, Ocean I and CastlePoint;

  •
  subject to certain limitations described in the merger agreement, by either Tower or CastlePoint, if:

  (1)
  a requisite regulatory approval has been denied or any governmental authority has taken any action permanently restraining or prohibiting the merger and such denial or action has become final and non-appealable;

  (2)
  the merger has not been consummated on or before March 31, 2009, as extended in accordance with the terms of the merger agreement;

  (3)
  the other party, its board of directors or its special committee has (1) changed its recommendation to its stockholders/shareholders, (2) failed to include such recommendation in this joint proxy statement/prospectus or (3) materially breached certain of the no-solicitation obligations applicable to it under the merger agreement, as described in "—No Solicitation by Tower and CastlePoint" above;

  (4)
  a party has received a superior proposal prior to the approval by its stockholders/shareholders described herein and complied with the notice and matching provisions described in "—No Solicitation by Tower and CastlePoint" above, and, as described in "—Effect of Termination; Remedies" below, has paid the termination fee to the other party and reimbursed the other party for its reasonable out-of-pocket transaction expenses, and in the case of such termination by Tower, extended or caused its subsidiaries to extend certain reinsurance agreements and service agreements with CastlePoint and/or its subsidiaries for two additional years;

  (5)
  the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the applicable cure period or is not capable of being so remedied; and

  (6)
  the Tower stockholders have not approved the charter amendment and the share issuance at the Tower special meeting or the CastlePoint shareholders have not approved and adopted the merger agreement and approved the merger at the CastlePoint special general meeting.

  •
  by CastlePoint, if:

  (1)
  the average Tower stock price is less than $17.50 and CastlePoint elects to exercise its walk-away right, unless Tower elects to increase the merger consideration to be received by CastlePoint shareholders so that the merger consideration equals or exceeds $11.23, as described in "—Merger Consideration" above.

  •
  by Tower, if:

  (1)
  the total number of CastlePoint common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the CastlePoint common shares outstanding on the business day immediately following the last day on which the CastlePoint shareholders may require appraisal of their CastlePoint common shares pursuant to Bermuda law.

         Effect of Termination; Remedies.    If the merger agreement is terminated as described in "—Termination" above, the merger agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the merger agreement except as to certain limited provisions set forth in the merger agreement, including the payment of termination fees and the reimbursement of reasonable out-of-pocket transaction expenses (including reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) in connection with a termination of the merger agreement, as described below, which shall survive the termination, and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of the merger agreement.

        If either party terminates the merger agreement because the other party has changed, or failed to include in this joint proxy statement/prospectus, its recommendation to its stockholders/shareholder or materially breached certain of the no-solicitation obligations applicable to it under the merger agreement, as described in "—Termination" above, it will be required to pay the other party a termination fee of $15,000,000 plus the other party's reasonable out-of-pocket transaction expenses up to a cap of $10,000,000 within three business days of such termination of the merger agreement.

        If either party terminates the merger agreement to accept a superior proposal, as described in "—Termination" above, it will be required to pay the other party a termination fee of $15,000,000 plus the other party's reasonable out-of-pocket transaction expenses up to a cap of $10,000,000 as a condition to such termination of the merger agreement becoming effective.

        If either party terminates the merger agreement because a required stockholder/shareholder vote has not been obtained, as described in "—Termination" above, then the party whose stockholders'/shareholders' approval was not obtained will be required to pay the other party's reasonable out-of-pocket transaction expenses up to a cap of $10,000,000 within three business days of such termination. In addition, if (1) an acquisition proposal for a majority or more of such party's consolidated assets (including, without limitation, stock of its subsidiaries) or a majority or more of such party's total voting power or the voting power of its subsidiaries had been publicly known at any time between the date of the merger agreement and such party's special meeting, and (2) the party whose stockholders'/shareholders' approval was not obtained consummates any acquisition proposal for a majority or more of its consolidated assets or total voting power within 18 months of the date of such termination of the merger agreement, such party will be required to pay the other party a termination fee of $15,000,000 on the date of the consummation of a competing proposal.

        If Tower terminates the merger agreement because appraisal rights were exercised with respect to more than 15% of the outstanding CastlePoint common shares, as described in "—Termination" above, it will be required to pay CastlePoint's reasonable out-of-pocket transaction expenses up to a cap of $10,000,000 within three business days of such termination.

        In addition, Tower and CastlePoint have agreed to extend and/or cause their subsidiaries to extend the terms of certain of the reinsurance agreements and service agreements for two additional years on the same terms and conditions as currently in effect, subject to fair market pricing adjustments of the reinsurance agreements at the beginning of each extension year pursuant to certain procedures (including a determination by an expert in certain circumstances) set forth in the merger agreement, if the merger agreement has been terminated under certain circumstances, including by:

  •
  CastlePoint, because the Tower special committee or board of directors changed its recommendation to its stockholders, failed to include such recommendation in this joint proxy statement/prospectus or materially breached certain of the no-solicitation obligations applicable to it under the merger agreement, as described in "—Termination" above;

  •
  Tower, in order to accept a superior proposal, as described in "—Termination" above;

  •
  Tower, because appraisal rights were exercised with respect to more than 15% of the outstanding CastlePoint common shares, as described in "—Termination" above;

  •
  CastlePoint, because the average Tower stock price was less than $17.50 and Tower did not increase the merger consideration to equal or exceed $11.23 per CastlePoint common share, as described in "—Termination" above; and

  •
  either Tower or CastlePoint, because the required Tower stockholder vote was not obtained, as described in "—Termination" above.

Expenses

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expense, except as otherwise described in this joint proxy statement/prospectus, and except that Tower and CastlePoint will share equally any expenses incurred in connection with (1) filing, printing and mailing this joint proxy statement/prospectus and (2) any expert determination in connection with identifying the fair market pricing for an extension of the Tower and CastlePoint reinsurance agreements (as described in "—Effect of Termination; Remedies" above).

Replacement Guarantees

        Pursuant to the merger agreement, Tower has agreed to execute and deliver guarantees to Wilmington Trust Company, the trustee of the statutory trusts formed by CastlePoint Management Corp., and to take other actions and do such other things that are necessary or desirable to cause Ocean I (or, if required by Wilmington Trust Company, Tower) to expressly assume, as of the effective time of the merger, the punctual payment of any and all obligations of CastlePoint under the guarantee agreements between CastlePoint and Wilmington Trust Company in respect of those statutory trusts, and the performance and observance of all the covenants and conditions thereunder required to be kept and performed by CastlePoint.

Employee Benefits

        From and after the closing of the merger, Tower will (or will cause its subsidiary to) continue to employ each person employed by CastlePoint and its subsidiaries as of the closing date (collectively, "CastlePoint employees"). Except as set forth in the following paragraphs, nothing contained in the merger agreement will restrict Tower in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment will continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to CastlePoint employees.

        For a period of not less than one year following the closing date, Tower will (or will cause its subsidiaries to) make available to CastlePoint employees either employee benefits and compensation opportunities substantially similar in the aggregate to the employee benefits and compensation opportunities in effect immediately prior to the closing of the merger, or Tower's employee benefit plans and compensation opportunities on the same terms as similarly-situated employees of Tower and its subsidiaries, or a combination of the two alternatives, in each case at the discretion of Tower after good faith consultation with certain of CastlePoint's existing officers.

        Tower and its subsidiaries will also ensure that Tower's employee benefits and compensation plans and programs grant full credit for all service or employment with, or recognized by, CastlePoint and its subsidiaries for purposes of eligibility, participation and vesting with respect to any Tower employee pension benefit plan, and for purposes of eligibility, participation and determining the amount of any benefit with respect to any Tower plan that is a vacation or other program that is affected by seniority and any Tower plan that is an employee welfare benefit plan.

        In addition, CastlePoint is permitted to pay, at the direction of the CastlePoint special committee, retention bonuses to the employees of CastlePoint or its subsidiaries in an aggregate amount of not to exceed $1,500,000, provided that Mr. Lee must consent to any such amounts in excess of $750,000. CastlePoint intends to pay retention bonuses to selected key employees, not including any executive officers of CastlePoint, in an aggregate amount of $300,000.

Amendments and Waiver of the Merger Agreement

         Amendments.    The merger agreement may be amended in writing by the parties by action taken or authorized by their respective special committees, at any time before or after the approval of the Tower stockholders and CastlePoint shareholders. However, following such approval, no amendment may be made which by law would require further approval of the Tower stockholders or CastlePoint shareholders, without obtaining such further approval.

         Waiver.    At any time prior to the effective time of the merger, the parties may, to the extent legally allowed:

  •
  extend the time of performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

        Any extension or waiver will be valid only if set forth in writing and signed by the party granting the same.

Directors' and Officers' Insurance and Indemnification

        Tower will continue to maintain for a period of six years following the merger an extended reporting period for the current directors' and officers' liability insurance policies maintained by CastlePoint, subject to certain limitations set forth in the merger agreement.

        The merger agreement provides that Tower and the surviving company of the merger will provide to any person who has served, currently is serving or will serve as a director or officer of CastlePoint or any of its subsidiaries at any time prior to the closing of the merger the right to indemnification and advancement of expenses provided for such persons in the constituent documents of, indemnification agreements with, or resolutions of, CastlePoint and its subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement, for acts and omissions occurring prior to the closing of the merger, including the transactions described in the merger agreement.

        See "Interest of Tower and CastlePoint Directors and Executive Officers in the Merger" above.

Charter Amendment

        In connection with the share issuance, Tower is proposing the charter amendment, which, if approved by the Tower stockholders, will amend its amended and restated certificate of incorporation in order to increase the maximum number of authorized shares of Tower common stock to 100,000,000, which is expected to be sufficient to deliver the shares of Tower common stock to CastlePoint shareholders as required under the merger agreement, as described in "—Merger Consideration" above. If the charter amendment is approved, Article IV of the amended and restated certificate of incorporation of Tower shall be amended to increase the maximum number of authorized shares to 102,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock entitled to vote thereon is required to approve the charter amendment.

REGULATORY MATTERS

        Subject to the terms and conditions of the merger agreement, CastlePoint and Tower have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under the merger agreement and applicable laws, rules and regulations to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, as discussed in "Description of the Merger Agreement-Agreement to Use Commercially Reasonable Efforts," above.

        Notwithstanding the foregoing, under the merger agreement, none of Tower, CastlePoint and their respective subsidiaries may, without the prior written consent of the other parties, consent to, take or agree or commit to take, nor will any party be required to consent to, take or agree or commit to take, any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries') business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a "material adverse effect" (as defined in the merger agreement) on Tower after the effective time of the merger.

Antitrust

        Under the HSR Act, Tower and CastlePoint cannot consummate the merger until Tower and CastlePoint have notified the DOJ and the FTC of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Tower and CastlePoint filed notification and report forms under the HSR Act with the DOJ and the FTC on September 16, 2008.

        At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Tower and CastlePoint. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Tower and CastlePoint. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Insurance Regulations

        The insurance laws and regulations of all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company's state of domicile. In addition, under the laws of certain states, an acquiror must obtain the approval of the state's insurance commissioner to acquire control of an insurance company that is commercially domiciled in that state.

        CastlePoint currently has one insurance company subsidiary domiciled in the United States, CastlePoint Insurance Company, which is domiciled in New York. In addition, CastlePoint has filed an application with the Florida Office of Insurance Regulation, which we refer to as "FOIR," in relation to CastlePoint Florida Insurance Company, its newly formed insurance company subsidiary, which will provide direct insurance in the State of Florida in a manner similar to how CastlePoint Insurance Company operates in other states. CastlePoint has confirmed with the New York State Insurance Department that no filing or approval is required in connection with Tower's acquisition of control of

CastlePoint Insurance Company pursuant to the merger. An additional filing with, or approval from, FOIR may be required in connection with the merger.

        Under the Bermuda Insurance Act of 1978 and pursuant to the merger agreement, CastlePoint Re will file a notification regarding the merger with the Bermuda Monetary Authority, which we refer to as the "BMA," within 45 days of the closing date. Following the merger, any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of the shares of CastlePoint Re must notify the BMA in writing within 45 days of becoming such a holder or 30 days after the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. Following the effectiveness of the merger, the BMA may require the holder to reduce their holding of shares of CastlePoint Re and direct, among other things, that voting rights attaching to those shares will not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

        Subject to the terms and conditions provided in the merger agreement, as promptly as practicable, each of Tower and CastlePoint has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to consummate the merger as soon as practicable, including obtaining the termination of any waiting period under the HSR Act and seeking the receipt of governmental consents (including the consents of insurance regulators).

        Although Tower and CastlePoint do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Tower and CastlePoint will obtain all required regulatory approvals.

        Other than the filings described above, neither Tower nor CastlePoint is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them.

WAIVER AGREEMENT

        On August 27, 2008, CastlePoint Re entered into a stock purchase agreement to purchase all of the issued and outstanding shares of the common stock of Hermitage. CastlePoint Re will pay $27,000,000 in cash plus the adjusted closing book value of Hermitage to Brookfield US Corporation, the seller and a subsidiary of Brookfield Asset Management Inc. The total cash consideration is expected to be approximately $135,000,000 as of the date of the closing of the Hermitage Acquisition, with no external financing required. The Hermitage Acquisition is expected to be completed in late December 2008, subject to the satisfaction of certain conditions. Historical financial statements and related notes of Hermitage for the period from January 1, 2005 to June 3, 2005, the period from June 3, 2005 to December 31, 2005, the years ended December 31, 2006 and 2007 and the six month periods ended June 30, 2007 and 2008 are attached to this joint proxy statement/prospectus as Annexes H and I. None of Hermitage, Brookfield US Corporation or any of their respective affiliates or subsidiaries assume any liability with respect to such historical financial statements and related notes of Hermitage.

        In addition, on August 26, 2008, CastlePoint Re entered into the Hermitage asset purchase agreement with the Hermitage Operating Asset Purchasers, which are subsidiaries of Tower, to sell certain operating assets of Hermitage to one or more of the Hermitage Operating Asset Purchasers. The Hermitage Operating Asset Purchasers will pay $16,000,000 in cash for certain of the operating assets of Hermitage, which include Hermitage's rights to policy renewals and producer appointments. The Hermitage Renewal Rights Transaction is also expected to be completed in late December 2008, subject to the satisfaction of certain conditions, including completion of the Hermitage Acquisition. However, Tower and CastlePoint do not expect to consummate the Hermitage Renewal Rights Transaction unless Tower's acquisition of CastlePoint is not consummated or is delayed beyond the closing date of the Hermitage Acquisition. If the Hermitage Renewal Rights Transaction were to close, Tower and CastlePoint have also agreed to extend all of the reinsurance and service agreements as well as certain other agreements as described in the Hermitage asset purchase agreement between the two companies or their respective subsidiaries for one additional year upon their expiration, which is scheduled for March 31, 2010 (without giving effect to any possible extension of such agreements under the terms of the merger agreement as described in "—Termination of the Merger Agreement—Effect of Termination; Remedies" above), at commission and management fee terms which have been set to current terms with some adjustment as described in the Hermitage asset purchase agreement, provided that, if the two year extension of these agreements pursuant to the merger agreement becomes effective, as described in "—Effect of Termination; Remedies," the Hermitage extension will be for six months.

        In connection with the Hermitage Acquisition and the potential Hermitage Renewal Rights Transaction, Tower and CastlePoint entered into a limited waiver agreement, dated as of August 26, 2008. Pursuant to the limited waiver agreement, Tower agreed to waive certain provisions of the merger agreement related to CastlePoint's conduct of its business pending the consummation of the merger to permit (1) CastlePoint Re to enter into and consummate the transactions contemplated by the stock purchase agreement related to the Hermitage Acquisition, (2) CastlePoint Re to enter into and consummate the transactions contemplated by the Hermitage asset purchase agreement related to the Hermitage Renewal Rights Transaction and (3) the provision of a guarantee by CastlePoint in favor of the Hermitage Operating Asset Purchasers, pursuant to which CastlePoint will guarantee the payment of all amounts due and payable under the Hermitage asset purchase agreement by CastlePoint Re. In addition, CastlePoint agreed to waive certain provisions of the merger agreement related to Tower's conduct of its business pending the consummation of the merger to permit (1) the Hermitage Operating Asset Purchasers to enter into and consummate the transactions contemplated by the Hermitage asset purchase agreement and (2) the provision of a guarantee by Tower in favor of CastlePoint Re, pursuant to which Tower will guarantee the payment of all amounts due and payable under the Hermitage asset purchase agreement by the Hermitage Operating Asset Purchasers. Except with respect to the foregoing specific waivers, Tower and CastlePoint agreed that the merger agreement will remain in full force and effect in accordance with its terms.

 THE VOTING AGREEMENTS

        The following is a summary of selected material provisions of the voting agreements between (1) Tower and Michael H. Lee and (2) CastlePoint and Mr. Lee. This summary is qualified in its entirety by reference to the voting agreements, which are incorporated by reference in their entirety and attached to this joint proxy statement/ prospectus as Annex B and Annex C, respectively. The provisions of the voting agreements are extensive and not easily summarized. You should read the voting agreements in their entirety because those documents, and not this joint proxy statement/prospectus, are the legal documents that govern the voting arrangements between Mr. Lee and each of Tower and CastlePoint in connection with the merger.

        Concurrently with the execution of the merger agreement, each of Tower and CastlePoint executed a separate voting agreement with Michael H. Lee, who is a stockholder/shareholder and the current chairman of the board of directors and chief executive officer of both companies, in order to facilitate the merger.

        Pursuant to the voting agreement with Tower, Mr. Lee has agreed to vote, and to provide Tower with an irrevocable proxy, if requested, to vote, all CastlePoint common shares beneficially owned by him in favor of the bye-law amendments described herein, the merger agreement and the merger and, among other things, against approval or adoption of any action or agreement that would materially impede or interfere with or reasonably be expected to discourage or delay the merger. As of the CastlePoint record date, Mr. Lee had beneficial ownership of approximately [    •    ]% of the common shares of CastlePoint outstanding on that date.

        Pursuant to the voting agreement with CastlePoint, Mr. Lee has agreed to vote, and to provide CastlePoint with an irrevocable proxy, if requested, to vote, all shares of Tower common stock beneficially owned by him in favor of the charter amendment and the share issuance and, among other things, against the approval or adoption of any action or agreement that would materially impede or interfere with or reasonably be expected to discourage or delay the merger. As of the Tower record date, Mr. Lee had beneficial ownership of approximately [    •    ]% of the shares of common stock of Tower outstanding on that date.

INFORMATION ABOUT THE COMPANIES

Tower

        Tower, a Delaware corporation with its headquarters in New York City, was incorporated in 1989. Through its subsidiaries, including TICNY, TNIC, Tower Risk Management Corp. and Preserver Group, Inc., which we refer to as "Preserver," and its insurance subsidiaries, Preserver Insurance Company, Mountain Valley Indemnity Company and North East Insurance Company, Tower offers a broad range of specialized property and casualty insurance products and services to small to mid-sized businesses and to individuals primarily in New York, New Jersey and other Northeast states. Tower provides coverage for many different market segments, including nonstandard risks that do not fit the underwriting criteria of standard risk carriers due to factors such as type of business, location and premium per policy. Tower provides commercial lines products comprised of commercial package, general liability, workers' compensation and commercial auto policies to businesses such as retail and wholesale stores, grocery stores, restaurants, artisan contractors and residential and commercial buildings. Tower also provides personal lines products that insure modestly valued homes and dwellings as well as personal automobiles. These products are distributed through approximately 944 active retail agents that are serviced through its seven branch offices. Tower also distributes products through approximately 103 wholesale and general agents.

        In an effort to expand its writings outside of New York as well as position its products in various market segments, Tower has expanded the licensing of both TNIC and TICNY, which are currently licensed as admitted carriers in 34 and 47 states, respectively. TNIC began writing business in New Jersey, Pennsylvania, Illinois and Massachusetts in addition to New York in 2006. TICNY is also authorized to write excess and surplus lines in two states. Tower completed the acquisition of Preserver, which offered products similar to Tower's in the Northeast, particularly in New Jersey, Maine and Massachusetts. Preserver contributed approximately $63,700,000 in direct written premium to Tower's operations in 2007 subsequent to the acquisition date.

        Tower common stock trades on the NASDAQ Global Select Market under the symbol "TWGP." Tower's principal executive offices are located at 120 Broadway, 31st Floor, New York, New York 10271 and its telephone number is (212) 655-2000.

        Ocean I, a Delaware corporation, is an indirect wholly-owned subsidiary of Tower that was formed solely for the purpose of effecting the merger. Ocean I has not conducted and will not conduct any business prior to the merger. Ocean I's principal executive offices are located at 120 Broadway, 31st Floor, New York, New York 10271 and its telephone number is (212) 655-2000.

        Important business and financial information about Tower is incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" below.

CastlePoint

        CastlePoint is a Bermuda exempted company, incorporated in November 2005, commencing operations in April 2006, and organized to provide, through its subsidiaries, property and casualty insurance and reinsurance solutions, products and services primarily to Tower and to small insurance companies and program underwriting managers in the United States. CastlePoint provides insurance and reinsurance business solutions to insurance companies and program underwriting managers to enable them to improve their ability to deliver and market their products and services.

        CastlePoint and/or its subsidiaries are parties to a master agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower and/or its subsidiaries. In addition, CastlePoint Re, its Bermuda reinsurance subsidiary, participates as a reinsurer on certain of Tower's excess of loss reinsurance agreements. Tower is CastlePoint's largest customer, generating approximately 75% of CastlePoint's total written premiums in 2007.

        CastlePoint's insurance company clients, including Tower, underwrite relatively small commercial and personal lines policies with low to moderate hazard risks that it believes produce consistently profitable underwriting results. Other than Tower, CastlePoint's insurance company clients generally have surpluses of less than $100,000,000. Many of these companies have encountered difficulty in growing their operations due to such factors as limited capital, lack of adequate ratings or limited licensing. CastlePoint believes that it can help these insurance companies in overcoming these limitations by entering into quota share reinsurance and insurance risk-sharing arrangements with them, thereby allowing them to access CastlePoint's surplus, higher rating, broad-based licensing and other capabilities.

        CastlePoint also focuses on program underwriting managers that write program business in various profitable market segments that it believes are underserved by other insurance companies. CastlePoint refers to program business as narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting managers on behalf of insurance companies. CastlePoint provides comprehensive business solutions, products and services to program underwriting managers that write program business. By providing these reinsurance and insurance solutions, products and services to these program underwriting managers, CastlePoint believes that it improves their ability to deliver and market their products and services, and that this, in turn, should allow CastlePoint access to established, profitable books of business, while leveraging their product knowledge and existing infrastructure.

        CastlePoint offers reinsurance products to insurance companies through CastlePoint Re. CastlePoint also offers primary insurance in the states of New York and New Jersey through CastlePoint Insurance Company, and is in the process of establishing a Florida domiciled company. CastlePoint may also acquire or capitalize one or more additional more broadly licensed U.S. insurance companies, subject to receipt of regulatory approvals. CastlePoint's U.S. licensed insurance companies have or may enter into insurance risk-sharing arrangements, thereby effectively sharing premiums, losses and expenses on certain business which they and other insurance companies write. In addition to entering into these insurance risk-sharing arrangements, CastlePoint writes traditional program business and specialty program business.

        On August 27, 2008, CastlePoint Re entered into a stock purchase agreement to purchase all of the issued and outstanding shares of the common stock of Hermitage. Hermitage is a specialty property and casualty insurance holding company with insurance company subsidiaries that offer both admitted and excess and surplus lines products to small commercial customers throughout the eastern United States and has two operating subsidiaries: Hermitage Insurance Company and Kodiak Insurance Company. The Hermitage Acquisition represents the acquisition of a profitable book of business and an excess and surplus lines platform covering 29 states and the District of Columbia. The Hermitage subsidiaries also have admitted licenses in 10 states. The Hermitage Acquisition will provide access to 150 new retail agents in the Southeast who have no overlap with CastlePoint's or Tower's existing producers.

        CastlePoint Re will pay $27,000,000 in cash plus the adjusted closing book value of Hermitage to Brookfield US Corporation, the seller and a subsidiary of Brookfield Asset Management Inc. The total cash consideration is expected to be approximately $135,000,000 with no external financing required. The Hermitage Acquisition is expected to be completed in late December 2008, subject to the satisfaction of certain conditions. Historical financial statements and related notes of Hermitage for the period from January 1, 2005 to June 3, 2005, the period from June 3, 2005 to December 31, 2005, the years ended December 31, 2006 and 2007 and the six month periods ended June 30, 2007 and 2008 are attached to this joint proxy statement/prospectus as Annexes H and I. None of Hermitage, Brookfield

US Corporation or any of their respective affiliates or subsidiaries assume any liability with respect to such historical financial statements and related notes of Hermitage.

        CastlePoint common shares trade on the NASDAQ Global Market under the symbol "CPHL." CastlePoint's principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and its telephone number is (441) 294-6409.

        Important business and financial information about CastlePoint is incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" below.

 TRANSACTIONS IN CASTLEPOINT COMMON SHARES

Prior Purchases

        None of Tower, CastlePoint and Ocean I have purchased any CastlePoint common shares in the past two years and no executive officer or director of Tower, CastlePoint or Ocean I has purchased any CastlePoint common shares in the past 60 days.

Prior Public Offerings

Date	Number of Shares Offered	Offering Price Per Share	Gross Proceeds(1)	Underwriters' Discount	Net Proceeds(2)
March 28, 2007	8.7 million	$14.50	$126.1 million	$8.5 million	$114 million

(1)
This amount reflects the gross proceeds received by CastlePoint from the offering, before deduction for underwriter discounts and costs incurred in connection with the offering.

(2)
This amount reflects the net proceeds received by CastlePoint from the offering, after deductions for underwriter discounts and costs incurred in connection with the offering.

 SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

Tower

        The following table sets forth certain information regarding the ownership of Tower's common stock as of September 23, 2008 by: (1) each person known to Tower to own beneficially more than 5% of the outstanding common stock; (2) each of Tower's directors and executive officers; and (3) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of the shares, or the right to acquire such power within 60 days after September 23, 2008 with respect to any shares.

Name(1)	Shares Beneficially Owned(2)	Percent Beneficially Owned
Michael H. Lee(3)	2,992,117	12.6%
Francis M. Colalucci(4)	40,963	*
Charles A. Bryan	11,906	*
William W. Fox, Jr.	3,524	*
Patrick J. Haveron	9,081	*
Gary S. Maier	27,300	*
Steven W. Schuster	8,673	*
Austin P. Young, III	9,906	*
Salvatore V. Abano	-0-	*
Christian K. Pechmann	16,853	*
Laurie Ranegar	8,501	*
Wasatch Advisors, Inc.(5)	1,392,866	5.9%
Total Directors and Executive Officers	3,128,824	13.2%

*
Less than 1%.

(1)
The named stockholders' business address is 120 Broadway, New York, New York 10271, except that the business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(2)
To Tower's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)
Includes 90,000 shares issuable upon the exercise of stock options held by Mrs. Helen Lee, Mr. Michael H. Lee's wife, and 56,700 shares issuable upon the exercise of stock options held by Mr. Lee. Mr. Lee has pledged 2,649,609 shares in connection with a loan agreement.

(4)
Includes 8,100 shares issuable upon the exercise of stock options.

(5)
According to the Schedule 13G filed in February 2008 with the SEC by Wasatch Advisors, Inc., it has sole voting power with respect to 1,392,866 shares of common stock of Tower acquired in the ordinary course of business.

CastlePoint

        The following table sets forth certain information regarding the ownership of CastlePoint common shares as of September 23, 2008 by: (1) each person known to CastlePoint to own beneficially more than 5% of the outstanding CastlePoint common shares; (2) each of CastlePoint's directors and executive officers; and (3) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of any shares, or the right to acquire such power within 60 days after September 23, 2008 with respect to any CastlePoint common shares.

Name(1)	Shares Beneficially Owned(2)	Percent Beneficially Owned
Tower	3,682,000	9.3%
Leon G. Cooperman(3)	2,500,700	6.5%
Bank of America Corporation(4)	2,364,000	6.17%
Michael H. Lee(5)	1,239,096	3.2%
Joel S. Weiner	139,410	*
Roger A. Brown	24,092	*
Joseph P. Beitz	47,821	*
Gregory T. Doyle	48,432	*
William A. Robbie	34,293	*
Robert S. Smith	26,293	*
Jan R. Van Gorder	14,529	*
Richard M. Barrow	3,000	*
Total Directors and Executive Officers	1,576,966	3.9%

*
Less than 1%.

(1)
The named CastlePoint shareholders' business address is Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda, except that the business address of Tower is 120 Broadway, New York, New York 10271, the business address of Leon G. Cooperman is 88 Pine Street, New York, New York 10005, and the business address of Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(2)
To CastlePoint's knowledge, the persons named in the table have sole voting and investment power with respect to all CastlePoint common shares shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)
Includes 883,300 CastlePoint common shares with shared voting authority. Includes CastlePoint common shares owned directly or indirectly by Omega Associates, LLC, of which Mr. Cooperman is the managing member. Omega Associates is in turn the general partner of Omega Capital Partners, L.P., Omega Capital Investors, L.P., and Omega Equity Investors, L.P. The figures also represent shares over which Omega Advisers, Inc. exercises, directly or indirectly, investment management discretion. Mr. Cooperman is the president and majority shareholder of Omega Advisers.

(4)
Includes 2,364,000 CastlePoint common shares with shared voting and shared dispositive power. Includes shares owned directly or indirectly by Bank of America, NA and NB Holdings Corporation.

(5)
Includes 6,207 shares with shared voting authority.

 TOWER MANAGEMENT

Executive Officers and Directors

        The table below sets forth the names, ages and positions of Tower's directors and executive officers. None of these persons has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our directors and officers are citizens of the U.S. and can be reached c/o Tower Group, Inc., 120 Broadway, 31st Floor, New York, New York 10271.

Name	Age	Position
Michael H. Lee(3)	50	Chairman of the Board, President and Chief Executive Officer
Francis M. Colalucci(1)	63	Senior Vice President, Chief Financial Officer, Treasurer and Director
Steven W. Schuster(3)	53	Director
Charles A. Bryan(1)	61	Director
William W. Fox, Jr.(3)	66	Director
Austin P. Young, III(2)	67	Director
Patrick J. Haveron	46	Senior Vice President and Chief Operating Officer
Salvatore V. Abano	45	Senior Vice President and Chief Information Officer
Gary S. Maier	43	Senior Vice President, Chief Underwriting Officer
Christian K. Pechmann	58	Senior Vice President, Marketing & Distribution
Laurie Ranegar	46	Senior Vice President, Operations

(1)
Denotes Class I Director with term to expire in 2010.

(2)
Denotes Class II Director with term to expire in 2009.

(3)
Denotes Class III Director with term to expire in 2011.

        Set forth below is certain biographical information on each of Tower's directors and executive officers.

Michael H. Lee
Chairman of the Board, President and Chief Executive Officer
Mr. Lee currently serves as Chairman of the Board of Directors, President and Chief Executive Officer and has held these positions at Tower since its formation in 1995 and at its subsidiaries since their formation. In addition, Mr. Lee is the chairman of the CastlePoint board of directors and chief executive officer of CastlePoint and a director of each of CastlePoint Management Corp. and CastlePoint Insurance Company. Before founding Tower's first insurance subsidiary, TICNY, in 1990, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries. Mr. Lee received a B.A. in Economics from Rutgers University in 1980 and a J.D. from Boston College Law School in 1983. He is admitted to practice law in New York and New Jersey. Mr. Lee has worked in the insurance industry for over 18 years with experience in insurance, finance, underwriting, sales and marketing, claims management and administration and law. Mr. Lee also serves as Chairman and Chief Executive Officer of CastlePoint.

Francis M. Colalucci, C.P.A.
Senior Vice President, Chief Financial Officer, Treasurer and Director
Mr. Colalucci joined Tower in February 2002 as Senior Vice President, Chief Financial Officer and Treasurer. He has been a director since March 2002. From 1996 until 2001, Mr. Colalucci was employed by the Empire Insurance Company, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer in addition to being a member of that company's Board of Directors. From 1974 to 1996, Mr. Colalucci was employed by the Continental Insurance Companies in various senior financial positions. From 1966 to 1974, Mr. Colalucci was employed by Deloitte & Touche, CPAs. Mr. Colalucci received a B.B.A. in Accounting from St. John's University in 1966 and is a New York State licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and Financial Executives International.

Steven W. Schuster
Director
Mr. Schuster has served on the Board of Directors of Tower since 1997. Mr. Schuster has been engaged in the practice of corporate law for over 25 years and is co-chair of McLaughlin & Stern LLP's corporate and securities department, where he has been a partner since 1995. Mr. Schuster received his B.A. from Harvard University in 1976 and his J.D. from New York University in 1980.

Charles A. Bryan, C.P.A., F.C.A.S.
Director
Mr. Bryan, a Director since 2004, has been the President of CAB Consulting, LLC, an insurance consulting firm that provides general management, merger and acquisition, actuarial and accounting services, since 2001. From 1998 to 2000, Mr. Bryan served as Senior Vice President and Chief Actuary for Nationwide Insurance Group. Mr. Bryan is a Fellow of the Casualty Actuarial Society, a Certified Public Accountant, and a Chartered Property and Casualty Underwriter. Mr. Bryan has served as a member of the Board of Directors of (1) Safe Auto Insurance Company, located at 3883 East Broad Street, Columbus, Ohio 43213, since 2004; (2) Medical Mutual of Ohio, located at 2060 East Ninth Street, Cleveland, Ohio 44115, since 2002; and (3) Ohio Bureau of Workers Compensation, located at 30 West Spring Street, Columbus, Ohio 43215-2256, since 2007. Mr. Bryan received an MBA in General Management from Golden Gate University in 1970, an M.S. in Mathematics from Purdue University in 1969 and a B.S. in Mathematics from John Carroll University in 1968.

William W. Fox, Jr.
Director
Mr. Fox, who became a director in April 2006, has over 40 years experience in the insurance and reinsurance industry. Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage division of Marsh & McLennan Companies, from 1962 through 1988, and again from 1992 through 1999. Mr. Fox had a number of positions at Balis & Co., Inc., and Guy Carpenter, including President of Balis from 1985 through 1988 and again from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter's Executive Committee and Board of Directors, and as a Managing Director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox was also the Chief Executive Officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company, as a joint venture with Providence Washington Insurance Company ("Providence") to underwrite reinsurance on behalf of Providence. Mr. Fox was a Senior Vice President of Providence from 1988 to 1989 and was responsible for selecting and overseeing reinsurance intermediaries. In 1989, the Baloise Insurance Group acquired Providence and appointed Mr. Fox President of the PW Group. Mr. Fox also served as a Director on the Boards of Insurance Services Offices, Legal Mutual Insurance Society of Maryland, Penn Mutual Insurance Group and Green Tree

Perpetual Insurance Company. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker's License.

Austin P. Young, III, C.P.A.
Director
Mr. Young, a Director since 2004, currently serves as a Director and the Chairman of the Audit Committee of Administaff, Inc and Amerisafe, Inc. Previously, he served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001, when he retired. Before joining CellStar Corporation, he served as Executive Vice President—Finance and Administration of Metamor Worldwide, Inc. from 1996 to 1999. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years. He was a partner in the Houston and New York offices of KPMG Peat Marwick where his career spanned 22 years before joining American General Corporation. He holds a B.B.A. from the University of Texas and is also a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants and Financial Executives International.

Patrick J. Haveron, C.P.A.
Senior Vice President and Chief Operating Officer
Mr. Haveron joined Tower in April 2007 when Tower acquired Preserver. He was President and Chief Executive Officer of Preserver from 2004 and served as its Chief Financial Officer and a variety of other financial and executive roles since he joined that company in 1988. Previously he worked for Coopers & Lybrand from 1983 until 1988. Mr. Haveron received a B.S. in Accounting from the University of Scranton and is a New Jersey licensed Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Haveron is actively involved in industry matters including the Property Casualty Insurers Association of America, of which he is member of that association's Board of Governors.

Salvatore V. Abano
Senior Vice President and Chief Information Officer
Mr. Abano joined Tower, in June 2008 as Senior Vice President and Chief Information Officer. From 2006 to 2008, he served as Vice President of Technology, Systems Development and Infrastructure for QBE the Americas. From 2004 to 2006, Mr. Abano was the Chief Technology Officer in the United States Army, under Operation Iraqi Freedom III, for the central region of Iraq. He was awarded the Bronze Star, Combat Action Badge, and other prestigious awards during his military reserves deployment. Mr. Abano is now a retired Lieutenant Colonel from the military reserves with 26 years of service. Prior to his overseas deployment, Mr. Abano held the position of Vice President and CIO for Kemper Insurance Companies Northeast Region, from 1999 - 2004; Assistant Vice President of Technology and Strategic Software Development for Munich re America (formerly American Reinsurance Corporation) from 1993-1999. Mr. Abano has held various positions within the insurance and financial services industry including, American International Group. He currently serves as Secretary for the New Jersey Chapter of the Society for Senior Information Managers, and was elected in 2006 to the Board of Education within his local community. Mr. Abano received an MBA in Business Management and Technology from Regis University in 2003, and is a graduate of Brooklyn College, The City University of New York, where he received a B.S. in Computer and Information Science in 1986.

Gary S. Maier
Senior Vice President, Chief Underwriting Officer
Mr. Maier joined Tower in June 2005. Before joining Tower, Mr. Maier served as Senior Vice President and Chief Underwriting Officer of OneBeacon Insurance Group in New York. In his role at OneBeacon Insurance Group, Mr. Maier managed the New York and New Jersey territories. Before that, Mr. Maier served as Senior Vice President and Chief Underwriting Officer of Commercial Lines for Chubb Insurance Group's Mid-Atlantic Region in which he managed a $400,000,000 middle-market commercial portfolio in seven states with six field offices and a regional small commercial underwriting center.

Christian K. Pechmann
Senior Vice President, Marketing & Distribution
Mr. Pechmann joined Tower in September 2003. Before that, Mr. Pechmann was employed in various roles at Kemper Insurance Companies for 32 years. His most recent position with that company was as Northeast Region President, responsible for management and profitability of seven operating branch offices. A 1971 graduate of Hartwick College, Mr. Pechmann received a B.A. in English.

Laurie Ranegar
Senior Vice President, Operations
Ms. Ranegar joined Tower in October 2003 as Vice President of Operations. She was promoted to Senior Vice President in January 2006. She currently manages underwriting operations, with responsibility for policy issuance service and delivery, billing and collections, premium audit, statistical reporting and process engineering. She has 23 years of insurance industry experience. Her most recent prior experience was with Kemper Insurance where she was Regional Operations Director, responsible for underwriting operations in seven branch offices located throughout the Northeast from 2002 until 2003. Before Kemper, Ms. Ranegar held management positions at Highlands Insurance Group, Inc. from 1996 until 2002 where she was Vice President, Claim Field Operations, responsible for technical claim handling and operations in the field claim offices and Vice President, Underwriting and Operations, responsible for a small business service center. She began her insurance career with Aetna Life and Casualty as a Liability Claim Representative in New York City. At Aetna, and subsequently Travelers, she held positions of increasing responsibility including Assistant Director responsible for the consolidation of Aetna and Travelers claim field offices. Ms. Ranegar graduated from the University of Pittsburgh with a B.A. in Economics.

 CASTLEPOINT MANAGEMENT

Executive Officers and Directors

        The table below sets forth the names, ages and positions of CastlePoint's directors and executive officers. None of these persons has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our directors and officers are citizens of the U.S. and can be reached c/o CastlePoint Holdings, Ltd., Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

Name	Age	Title
Michael H. Lee	50	Chairman of the Board and Chief Executive Officer of CastlePoint, Chief Executive Officer and Director of each of CastlePoint Management Corp. and CastlePoint Insurance Company, and Director of CastlePoint Re
Gregory T. Doyle	47	President and Director of each of CastlePoint, CastlePoint Management Corp. and CastlePoint Insurance Company, and Director of CastlePoint Re
William A. Robbie	57	Director
Robert S. Smith	49	Director
Jan R. Van Gorder	60	Director
Joel S. Weiner	58	Chief Financial Officer, Senior Vice President and Director of each of CastlePoint Re, CastlePoint Insurance Company and CastlePoint Management Corp.
Richard M. Barrow	54	Senior Vice President and Chief Accounting Officer of CastlePoint, CastlePoint Re, CastlePoint Management Corp. and CastlePoint Insurance Company and Director of each of CastlePoint Management Corp. and CastlePoint Insurance Company
Joseph P. Beitz	51	President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company
Roger A. Brown	59	Secretary and General Counsel of CastlePoint

        Set forth below is certain biographical information on each of CastlePoint's directors and executive officers.

Michael H. Lee
Chairman of the Board and Chief Executive Officer of CastlePoint, Chief Executive Officer and Director of each of CastlePoint Management Corp. and CastlePoint Insurance Company
Mr. Lee has been a director of CastlePoint since January 2006. He was Chairman of the Board, President and Chief Executive Officer between February 2006 and October 2006 when he relinquished the position of the President. Mr. Lee also became the Chief Executive Officer of CastlePoint Management Corp. in November 2006 and the Chief Executive Officer of CastlePoint Insurance Company in January 2007. He is also a director of CastlePoint Management Corp. and CastlePoint Insurance Company. In addition, Mr. Lee is the Chairman of the Board, President and Chief Executive Officer of Tower Group, Inc. and founder of its primary insurance company operation, Tower Insurance Company of New York, or TICNY, in 1989. Mr. Lee is responsible for the overall management of Tower and its subsidiary operations. Prior to founding TICNY, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries. Mr. Lee received a B.A. in Economics from Rutgers University in 1980 and a J.D. from Boston College Law School in 1983. He is admitted to practice law in New York and New Jersey. Mr. Lee has worked in the insurance industry for over 18 years with experience in insurance, finance, underwriting, sales and marketing, claims management and administration and law.

Gregory T. Doyle
President and Director of each of CastlePoint, CastlePoint Management Corp. and CastlePoint Insurance Company, and a Director of CastlePoint Re
Mr. Doyle has been a member of CastlePoint's Board of Directors since April 2006. Mr. Doyle became President and Chief Executive Officer and a director of CastlePoint Re in October 2006. He relinquished only the position of Chief Executive Officer of CastlePoint Re in December 2006. Mr. Doyle became a director of CastlePoint Insurance Company in December 2006 and he became its President, as well as the President and a director of CastlePoint Management Corp., in January 2007. Mr. Doyle previously served on the Board of Directors of Tower commencing in September 2004, and resigned from the Board of Directors of Tower when he joined CastlePoint's Board of Directors. Mr. Doyle served as the Executive Chairman of the reinsurance brokerage firm, BMS Vision Re, from June 2004 to October 2006. Prior to that, between January 2003 and May 2004, he was President and Chief Executive Officer of Presidential Re, a consulting firm Mr. Doyle founded. From November 2000 to January 2003, Mr. Doyle served as Executive Vice President for Guy Carpenter & Co., a reinsurance brokerage firm. From 1985 to 2000, Mr. Doyle held senior positions at American Re-Insurance Company, ultimately as Corporate Executive Vice President and President of Domestic Insurance Company Operations. He was also a member of American Re-Insurance's Board of Management and directed their largest division, with annual revenues in excess of $2 billion. Mr. Doyle is a Chartered Property and Casualty Underwriter and attended the Advanced Executive Education Program at the University of Pennsylvania's Wharton School of Business. Mr. Doyle received his B.A. from Hamilton College.

William A. Robbie
Director
Mr. Robbie has served as a member of CastlePoint's Board of Directors since January 2006. He has been the chairman of the Audit Committee since February 2006. Since December 2004, he has provided financial advisory services to the insurance industry through his own consulting firm. From November 2002 to November 2004, Mr. Robbie was Chief Financial Officer of Platinum Underwriters Reinsurance Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same position at St. Paul Reinsurance, a reinsurance operation of The St. Paul Companies, Inc. From September 1997 to August 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda-based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President—Global Services, Corporate Treasurer and Chief Financial Officer of XL Re, Ltd. Prior to that, he held a variety of central and senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, Chief Accounting Officer at Continental Insurance Companies, Treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. From 2005 to January 2008, Mr. Robbie was a director and chairman of the Audit Committee of American Safety Insurance Company. Mr. Robbie is a Certified Public Accountant. Mr. Robbie received his B.A. from St. Michael's College and his Master of Accounting and M.B.A. from Northeastern University.

Robert S. Smith
Director
Mr. Smith has served as a member of CastlePoint's Board of Directors since January 2006. He has been the chairman of the Compensation Committee since January 2006 and has served as the acting chairman of the Nominating and Corporate Governance committee when that position was vacant.

Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005 and a Managing Director of National Capital Merchant Banking, LLC, an investment firm that he joined in April 2008. He was previously Chief Operating Officer (from December 1999 to April 2004) and Executive Vice-president (from April 2004 to August 2004) of Friedman, Billings, Ramsey Group, Inc., where he was instrumental, among other things, in growing Friedman, Billings, Ramsey Group, Inc. from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish its 1997 initial public offering and the creation of an affiliated public company, FBR Asset Investment Corporation and the merger of the two companies in 2003. Before joining Friedman, Billings, Ramsey Group, Inc. as its General Counsel, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Mr. Smith currently serves on the Boards of Asset Capital Corporation and the Washington Performing Arts Society. Mr. Smith received his LL.B. and Dip L.P. (graduate Diploma in Legal Practice) from Edinburgh University, and his LL.M. from the University of Virginia.

Jan R. Van Gorder
Director
Mr. Van Gorder became a director of CastlePoint effective immediately after its IPO in March 2007. He became chairman of the Nominating and Corporate Governance Committee on May 1, 2007. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006. He held a variety of positions at that company, including his most recent position as Senior Executive Vice-president, Secretary and General Counsel from December 1990 through December 2006. He served as a consultant and acting Secretary and General Counsel at Erie Insurance Group during the period January 1, 2007 through May 12, 2007. Mr. Van Gorder served as a member of the board of directors of Erie Indemnity Company, Erie Pennsylvania, from 1990 to 2004. Mr. Van Gorder has also served as a Director and Chairman of the Insurance Federation of Pennsylvania. Mr. Van Gorder received a B.A in International Relations from the University of Pennsylvania in 1970 and a J.D. from Temple University School of Law in 1975.

Joel S. Weiner
Chief Financial Officer, Senior Vice President and Director of CastlePoint Re, CastlePoint Management Corp., and CastlePoint Insurance Company
Mr. Weiner has been CastlePoint's Vice President since January 2006 and was a director from January 2007 through March 28, 2007. He became Chief Financial Officer and Senior Vice President in February 2006. Mr. Weiner has also been Chief Financial Officer, Senior Vice President and director of CastlePoint Re since March 2006, and he has held the same positions at CastlePoint Management Corp. since May 2006. Prior to joining CastlePoint, Mr. Weiner served as Senior Vice President of Tower since January 2004. He resigned his position at Tower effective April 4, 2006. From January 2002 until December 2003, he was employed as Managing Director at GAB Robins Capital Partners, which provides outsourcing for claim operations. From October 1991 to December 2001, he was employed by the accounting firm PricewaterhouseCoopers LLP, where he led that company's U.S. middle market insurance consulting practice and advised many property and casualty insurers on strategic issues. He is an Associate member of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Weiner received his B.S. from Drexel University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Joseph P. Beitz
President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company
Mr. Beitz has served as a director of CastlePoint Re since March 2006. From February 2006 to May 2006, he served as the President and director of CastlePoint Management Corp. From May 2006 to October 2006, he served as the Executive Vice President and Acting President of CastlePoint Re. Since November 2006, he has served as President of CastlePoint Re, and since December 2006, he has served as a director of CastlePoint Insurance Company. Prior to joining CastlePoint, Mr. Beitz served as Tower's Managing Vice-President, Program Underwriting since joining that company in March 2005. He resigned his position at Tower effective April 4, 2006. Mr. Beitz's primary responsibilities at Tower were the production and management of new program opportunities. With 25 years of experience in the insurance and reinsurance industry, prior to joining Tower, Mr. Beitz served as President and Chief Operating Officer of NOVA Casualty Company, a property and casualty insurance company, in Buffalo, New York, from November 2001 to September 2004. In his role at NOVA Casualty Company, Mr. Beitz managed their program division through a subsidiary, NOVA Alternative Risk. Prior to that, Mr. Beitz served as Vice-president, Non-Traditional Treaty Underwriting with Odyssey America Reinsurance Corporation in its Stamford, Connecticut and New York City offices. He also has six years of property and casualty experience in the Bermuda market. Mr. Beitz received his B.A. from SUNY Buffalo.

Richard M. Barrow
Senior Vice President and Chief Accounting Officer of each of CastlePoint, CastlePoint Re, CastlePoint Management Corp. and CastlePoint Insurance Company, and a director of CastlePoint Management Corp. and CastlePoint Insurance Company
Mr. Barrow became an employee of CastlePoint Management Corp. on April 30, 2007. Following receipt of a Bermuda work permit in June, 2007 Mr. Barrow became the Senior Vice President and Chief Accounting Officer of each of CastlePoint, CastlePoint Bermuda Holdings Ltd. and CastlePoint Re. From June 1996 until April 2007, Mr. Barrow was Senior Vice-President, Treasurer and Chief Financial Officer for Gerling America Insurance Company, a U.S.-based subsidiary of the Talanx Group, a German company that writes property, casualty and ocean marine coverage. Mr. Barrow received his B.S. in Accounting from SUNY Albany.

Roger A. Brown
Secretary & General Counsel of each of CastlePoint, CastlePoint Management Corp. and CastlePoint Insurance Company, and a director of CastlePoint Insurance Company
Mr. Brown became an employee of CastlePoint Management Corp. in April 2006. He has served as chief legal officer of CastlePoint since April 1, 2006, and was elected Secretary of CastlePoint in July 2007. He has served as Secretary of CastlePoint Management Corp. and CastlePoint Insurance Company since April 1, 2006 and December 4, 2006, respectively. Before joining CastlePoint, Mr. Brown was employed by Tower from January 12, 2006 through March 31, 2006. Prior to joining Tower, he was senior vice president, general counsel, secretary and chief governance officer of the Harleysville Insurance Companies from April 1995 through July 2004, after which he was of counsel to Harleysville until July 2005. From 1986 to 1995, he was assistant general counsel at Harleysville. From 2002 to 2004, Mr. Brown was a director of Assurance Partners Bank, a federally chartered thrift institution sponsored by the National Association of Mutual Insurance Companies. Mr. Brown received his A.B. from Kenyon College and his J.D. from Emory University School of Law. He attended the Advanced Executive Education Program in insurance at the University of Pennsylvania Wharton School, co-sponsored by the American Institute of Chartered Property Casualty Underwriters. He is a member of the bars of Georgia, Delaware and Pennsylvania.

 CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

Tower and CastlePoint

Capitalization of CastlePoint

        As part of the sponsorship and capitalization of CastlePoint in April 2006, Tower invested $15,000,000 and received 2,555,000 common shares of CastlePoint, representing at the time of the issuance 100% of CastlePoint's outstanding common shares. CastlePoint also issued, effective April 6, 2006, warrants to Tower to purchase an additional 1,127,000 CastlePoint common shares at an exercise price of $10.00 per share. The CastlePoint common shares held by Tower, together with the CastlePoint common shares issuable upon exercise of the Tower warrants, represented 9.3% of CastlePoint's outstanding common shares on a fully-diluted basis as of December 31, 2007. All of Tower's warrants will expire in ten years from the date of issuance. To the extent Tower exercises all or part of its warrants, the CastlePoint common shares issued upon such exercise will be subject to "lock-up" restrictions preventing transfer by Tower of any such shares for three years from April 6, 2006, the date of issuance of such warrants. The warrants were issued to Tower in recognition of the full value received from Tower as CastlePoint's sponsor, which included the development of CastlePoint's business strategy, the development of the private offering to raise initial funds for CastlePoint's operations, and the transfer of certain executives to CastlePoint. Pursuant to the merger agreement, such warrants will automatically be cancelled and retired immediately prior to the completion of the merger.

        In December 2006, CastlePoint purchased $40,000,000 of non-cumulative convertible perpetual preferred stock of Tower and entered into a registration rights agreement with Tower, pursuant to which Tower granted CastlePoint Re registration rights with respect to both the non-cumulative convertible perpetual preferred stock and the Tower common stock into which the non-cumulative convertible perpetual preferred stock could be converted. The non-cumulative convertible perpetual preferred stock was redeemed by Tower in January 2007 for $40,000,000 plus accrued dividends.

Common Chairman of the Board and Chief Executive Officer

        CastlePoint and Tower share the services of Michael H. Lee, the chairman of the board of directors and chief executive officer of CastlePoint and the chief executive officer of each of CastlePoint Management and CastlePoint Insurance Company. Mr. Lee is also chairman of the board of directors, president and chief executive officer of Tower.

        CastlePoint Management employs Mrs. Helen H. Lee, the wife of Michael H. Lee, who is a licensed insurance agent, as a part-time employee in connection with the services that CastlePoint Management has agreed to provide under the program management agreement with Tower and certain of its subsidiaries. Mrs. Lee also is an employee of Tower.

Master Agreement Between Tower and CastlePoint

        In 2006, Tower entered into a master agreement with CastlePoint, which we refer to as the "master agreement." The master agreement provides that, subject to the receipt of any required regulatory approvals, CastlePoint will manage the traditional program business and the specialty program business, and Tower will manage the brokerage business. The program managers are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance to protect the net exposure of the participants. In purchasing the property catastrophe excess of loss reinsurance, the manager may retain risk equating to no more than 10% of the combined surplus of the Tower insurance companies and CastlePoint Insurance Company (referred to as the pooled catastrophe retention).

        The parties to the master agreement agreed to exercise good faith, and to cause their respective subsidiaries to exercise good faith, to carry out the intent of parties in the event the specific agreements contemplated by the master agreement must be revised to comply with regulatory requirements.

Reinsurance Agreements Between Tower and CastlePoint

        Tower's insurance subsidiaries are parties to three multi-year quota share reinsurance agreements with CastlePoint Re covering brokerage business, traditional program business and specialty program business.

        Under the brokerage business quota share reinsurance agreement, which covers business that Tower has historically written through its retail and wholesale agents, Tower's insurance subsidiaries cede between 25% and 50% of premiums and losses, such ceding percentage being subject to periodic adjustment by Tower. Tower's insurance subsidiaries ceded $209,600,000 of direct premium written and received commissions of $72,600,000 under this agreement in 2007. For the period April 1, 2007 through June 30, 2007, CastlePoint Insurance Company was added as a reinsurer under the brokerage business quota share reinsurance agreement and Tower ceded 9% of its premiums and losses to CastlePoint Insurance Company and 40% of its premiums and losses to CastlePoint Re.

        The traditional program business quota share reinsurance agreement covers program business historically written by Tower. Under this agreement, Tower's insurance subsidiaries cede 50% of Tower's net retention on the traditional program business to CastlePoint Re and share premium revenue and losses in proportion to the parties' respective quota share of participation. Ceding commissions, which are intended to approximate expenses, are deemed to be approximately 30% of business ceded. Under the specialty program business and insurance risk-sharing business quota share reinsurance agreement, which covers business not historically written by Tower, Tower's insurance subsidiaries cede 85% of Tower's net retention on specialty program business to CastlePoint Re and receive a provisional ceding commission of 30%, subject to a minimum of 30% and a maximum of 36%. Tower's insurance subsidiaries ceded $11,400,000 of direct premium written and received commissions of $3,400,000 under the traditional and specialty program and insurance risk-sharing business quota share reinsurance agreements in 2007.

        Effective April 1, 2007, under the brokerage business quota share reinsurance agreement, CastlePoint agreed to pay 30% of Tower's property catastrophe reinsurance premiums relating to the brokerage business managed by Tower and 30% of Tower's net retained property catastrophe losses. CastlePoint and Tower will participate proportionately in catastrophe reinsurance on the underlying brokerage business. The premium payment was $2,300,000 in 2007. CastlePoint Re also participated as a reinsurer on Tower's overall property catastrophe reinsurance program from July 1, 2006 to June 30, 2007, and Tower's excess of loss reinsurance program, effective May 1, 2006. Under the catastrophe reinsurance program, Tower ceded $1,200,000 to CastlePoint Re in 2007. Effective July 1, 2007 CastlePoint Re no longer participated as a reinsurer on Tower's catastrophe reinsurance program which now includes coverage for business written by CastlePoint Insurance Company and produced and managed by Tower Risk Management Corp. Under the excess of loss program, Tower ceded excess of loss reinsurance premiums of $3,200,000 to CastlePoint Re in 2007.

        In addition, Tower and CastlePoint entered into two aggregate excess of loss reinsurance agreements for the brokerage business effective October 1, 2007. The purpose of the two aggregate excess of loss reinsurance agreements is to equalize the loss ratios for the brokerage business written by CastlePoint Insurance Company and Tower. Under the first agreement, TICNY will reinsure approximately 85% (which percentage will be adjusted to equal Tower's actual percentage of the total brokerage business written by Tower and CastlePoint Insurance Company) of CastlePoint Insurance Company's brokerage business losses above a loss ratio of 52.5%. Under the second agreement, CastlePoint Insurance Company will reinsure approximately 15% (which percentage will be adjusted to equal CastlePoint's actual percentage of the total brokerage business written by Tower and CastlePoint Insurance Company) of Tower's brokerage business losses above a loss ratio 52.5%. Tower and CastlePoint Insurance Company each paid $800,000 to the other under these agreements for 2007.

Management Agreements Between Tower and CastlePoint

        Under the program management agreement, CastlePoint Management Corp. was appointed by TICNY to perform certain underwriting and claims services, effective January 1, 2007, with respect to the traditional and specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies. In circumstances where CastlePoint Management Corp. cannot fully perform these functions on its own, CastlePoint Management Corp. plans to delegate authority to the program underwriting agents or to purchase services from Tower under the service and expense sharing agreement. Tower paid $3,400,000 in expense reimbursements to CastlePoint Management Corp. in 2007 under this agreement.

        Tower Risk Management Corp. entered into a management agreement with CastlePoint Insurance Company effective July 1, 2007 to produce and manage brokerage business on behalf of CastlePoint Insurance Company. Under this agreement, Tower Risk Management Corp. receives a provisional management fee equal to 34.0% of the subject premium of the business produced by Tower Risk Management Corp. The amount of the fee is adjusted between 31.0% and 36.0% based on the loss ratio of the business produced. During 2007, Tower Risk Management Corp. produced $83,700,000 of premium and earned $26,800,000 in direct commission revenues from CastlePoint Insurance Company.

Service and Expense Sharing Agreements Between Tower and CastlePoint

        Under the service and expense sharing agreements, CastlePoint Management Corp. can purchase from TICNY, and TICNY can purchase from CastlePoint Management Corp., certain insurance company services, such as claims adjustment, policy administration, technology solutions, underwriting, and risk management services, at cost and market these services to program underwriting agents on an unbundled basis. CastlePoint Management Corp. shares with Tower 50% of the profits and losses generated from marketed services. Tower charged CastlePoint $1,400,000 for such services in 2007. There were no charges from CastlePoint for services in 2007.

        Effective May 2007, Tower Risk Management Corp. entered into a service agreement with CastlePoint Management Corp. pursuant to which Tower Risk Management Corp. provides to CastlePoint Management Corp. and CastlePoint Management Corp. may provide to Tower Risk Management Corp. insurance company services such as claim adjustment, policy administration, technology solutions, underwriting and risk management services. Under this agreement Tower Risk Management Corp. agreed to produce and manage, on behalf of CastlePoint Management Corp., CastlePoint Insurance Company's share of Tower's brokerage business. During 2007, Tower Risk Management Corp. produced $500,000 of premium and earned $200,000 in management fees from CastlePoint Insurance Company pursuant to this agreement. In addition, CastlePoint paid $300,000 in 2007 for claim adjustment services under this agreement. As discussed above, effective July 1, 2007, Tower Risk Management Corp. entered into a new agreement to produce and manage CastlePoint Insurance Company business.

Tower

Tower Related Party Policies

        In 2006, the Tower board of directors passed a resolution stating that independent directors shall not accept directly or indirectly any consulting, legal, advisory, or other compensatory fee from Tower or any of its subsidiaries, other than fees paid to such director in his or her capacity as a member of the board and its committees.

        On February 22, 2007, the Tower board of directors adopted a written policy that calls for the prior review and approval by the Tower audit committee of any proposed transaction (or series of transactions) between Tower and any related party, other than transactions involving a total amount less than $50,000. Under the policy, full disclosure of all facts and circumstances relating to the proposed transaction must be made to the Tower audit committee, which may only approve transactions that are in, or are not inconsistent with, the best interests of Tower and its stockholders. Related parties are defined as executive officers, 5% stockholders, directors, director nominees and any of their immediate family members (as those terms are defined under Item 404 of Regulation S-K promulgated under the Exchange Act).

CastlePoint

CastlePoint Related Party Policies

        CastlePoint does not engage in transactions with its directors or their affiliates if a transaction would cast into doubt the independence of a director, would present a conflict of interest, or is otherwise prohibited by law, rule or regulation. Such transactions include, but are not limited to, any extension, maintenance or renewal of an extension of credit to any director or executive officer of CastlePoint and significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. The CastlePoint board of directors and the CastlePoint audit committee review all related party transactions on an ongoing basis. CastlePoint's corporate governance guidelines require that related party transactions (including, without limitation, those with Tower and transactions with any subsidiary or affiliate of Tower) must be approved in advance by the CastlePoint audit committee. Compensation of the chief executive officer and other executive officers, if any, who are affiliated with Tower or any subsidiary or affiliate of Tower must be approved by the CastlePoint compensation committee. Non-employee directors of CastlePoint may not own any shares or other securities of Tower or its subsidiaries.

Registration Rights

        CastlePoint granted registration rights to Tower for the shares that Tower acquired in April 2006 at the time it funded CastlePoint (and to Friedman, Billings, Ramsey Group, Inc. for its benefit and the benefit of the investors in the private offering). In accordance with CastlePoint's obligations under the related registration rights agreement, CastlePoint filed with the SEC a shelf registration statement (File No. 333-134628) that provided for the resale of its common shares sold in the private offering. That shelf registration statement was declared effective August 6, 2007 (and subsequently terminated March 10, 2008).

DESCRIPTION OF TOWER CAPITAL STOCK

        The following summary of Tower capital stock is qualified in its entirety by the provisions of Tower's amended and restated certificate of incorporation and amended and restated by-laws, and the outstanding warrant to purchase shares of Tower common stock, which are incorporated by reference to Exhibit 3.1 to Tower's Registration Statement on Form S-1 (Amendment No. 2) filed on July 23, 2004; Exhibit 3.1 to Tower's Current Report on Form 8-K filed on October 26, 2007; and Exhibit 4.3 to Tower's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004, respectively. As of [    •    ], 2008, there were [    •    ] record holders of Tower common stock, [    •    ] record holders of options currently exercisable ([    •    ] of which are fully vested) and one record holder of a warrant currently exercisable for [    •    ] shares of Tower common stock.

Common Stock

        Tower is authorized to issue up to an aggregate of 40,000,000 shares of common stock, $0.01 par value per share, of which 23,707,710 shares of common stock were issued and outstanding as of September 23, 2008. Except as described below, Tower common stock has no preemptive rights or other rights to subscribe for additional common stock, and no rights of redemption, conversion or exchange. In the event of liquidation, dissolution or winding-up, the holders of Tower common stock are entitled to share equally in Tower's assets, if any remain after the payment of all its debts and liabilities and the liquidation preference of any outstanding preferred shares. Holders of Tower common stock are entitled to receive dividends as may be lawfully declared from time to time by Tower's board of directors. The rights, preferences and privileges of holders of Tower common stock are subject to the terms of any series of preferred stock which Tower may issue in the future.

Preferred Stock

        Under Tower's amended and restated certificate of incorporation, the Tower board of directors is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 2,000,000 shares of preferred stock, $0.01 par value per share, in one or more series and to fix or alter the designations, rights, preferences and any qualifications, limitations or restrictions of the shares of each of these series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control or decreasing the market price of Tower common stock and could adversely affect the voting and other rights of the holders of Tower common stock. On January 26, 2007, all issued and outstanding shares of Tower preferred stock were redeemed in full.

Warrants

        Friedman, Billings, Ramsey & Co., Inc. holds an outstanding warrant to purchase 46,133 shares of Tower common stock at $8.50 per share.

Issuance of Shares

        Subject to Tower's amended and restated by-laws and Delaware law, the board of directors has the power to issue any of Tower's unissued authorized shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Change of Control Related Provisions in Tower's Certificate of Incorporation and By-Laws, and Delaware Law

        A number of provisions in Tower's amended and restated certificate of incorporation and amended and restated by-laws and the laws of the State of Delaware deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of selected provisions of

Tower's amended and restated certificate of incorporation and amended and restated by-laws that might be deemed to have an anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt that is not approved by Tower's board of directors but which individual stockholders might consider favorable. The following description of selected provisions of Tower's amended and restated certificate of incorporation and amended and restated by-laws and selected provisions of the Delaware General Corporation Law are necessarily general and you are referred in each case to Tower's amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to Tower's registration statement of which this joint proxy statement/prospectus is a part, and to the provisions of those laws.

Classified Board of Directors; Removal of Directors; Filling of Vacancies

        Tower's board of directors is divided into three classes, as nearly equal in number as possible consisting of no fewer than five and no more than 13 directors. After their initial term, directors in each class will serve for a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. As a result, any effort to obtain control of Tower's board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.

        Tower's amended and restated by-laws provide that the stockholders may not remove directors except for cause by a vote of a majority of the voting power of the shares entitled to vote in an election of directors. This may have the effect of slowing or impeding a change in membership of Tower's board of directors that would effect a change of control. A director may be removed for cause by the stockholders or directors only at a meeting called for the purpose of removing him or her, and the meeting notice must state that the purpose or one of the purposes, of the meeting is the removal of directors.

        Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from the removal of a director for cause, may be filled by the vote of a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in Tower's board of directors or management.

        Tower's board of directors has the power to increase the number of directors up to a maximum of 13 directors and any vacancies created by such increase may be filled by the vote of a majority of the directors then in office, although less than a quorum. This provision may have the effect of limiting the ability of stockholders to effect a change in Tower's board of directors or management.

Power to Call Special Meetings of Stockholders; Advance Notice Provisions for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

        Tower's amended and restated by-laws provide that, unless otherwise required by law, special meetings of stockholders may be called at any time only by the chairman of the board of directors, the chief executive officer, the president or by the board of directors pursuant to a resolution passed by a majority of the entire board of directors. Stockholders are not entitled to call special meetings. This provision may have the effect of limiting the ability of stockholders to effect a change in Tower's board of directors or management or to accomplish transactions that stockholders may otherwise deem to be in their best interest.

        Tower's amended and restated by-laws require stockholders to provide timely notice in writing to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. In the case of an annual meeting, notice is timely in the following circumstances:

  •
  If Tower provided a notice of annual meeting of stockholders in the previous year, then a stockholder's notice must be delivered to or mailed to and received at Tower's principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the prior year's annual meeting and in any event at least 45 days prior to the first anniversary of the date on which Tower first mailed its proxy materials for the prior year's annual meeting.

  •
  If no proxy materials were mailed by Tower in connection with the preceding year's annual meeting, or if Tower has changed the date of the meeting to be more than 30 calendar days before or 70 calendar days after the anniversary of the date of the prior year's annual meeting, different notice provisions apply. In these instances, Tower must receive notice from a stockholder no later than 90 days before the annual meeting or within 10 days following the date on which notice of the date of the annual meeting is given to stockholders or made public, whichever occurs first, and not earlier than 120 days before the annual meeting.

        In the case of a special meeting of stockholders, the only business that may be brought before a special meeting is that set forth in the notice of the meeting given by the company. The amended and restated by-laws also specify the form and content of a stockholder's notice.

        In addition, under the provisions of Tower's amended and restated certificate of incorporation and amended and restated by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting.

        These provisions may make it more difficult for stockholders to place a proposal or nomination on the meeting agenda and therefore may reduce the likelihood that stockholders will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Supermajority Voting Requirement for Amendment of Certain Provisions of Tower's Certificate of Incorporation.

        Tower's amended and restated certificate of incorporation requires the affirmative vote of at least 75% of the total voting power of the outstanding shares entitled to vote at an election of directors to amend or repeal the provisions of the amended and restated certificate of incorporation with respect to:

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  the election of directors;

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  provisions relating to the liability of Tower's directors;

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  the provisions of Tower's amended and restated certificate of incorporation with respect to amendments to such certificate of incorporation; and

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  any provisions inconsistent with such provisions.

Delaware Corporate Law Anti-Takeover Provisions

        Pursuant to Section 203 of the Delaware General Corporation Law, with certain exceptions, a publicly-held Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder," as defined below, for a period of three years from the date that such person became an interested stockholder unless:

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  the transaction that results in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

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  upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

  •
  on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

        Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

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  the owner of 15% or more of the outstanding voting stock of the corporation; or

  •
  an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

        Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Tower's amended and restated certificate of incorporation and amended and restated by-laws do not exclude it from the restrictions imposed under Section 203.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 may encourage companies interested in acquiring Tower to negotiate in advance with Tower's board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Tower's board of directors or management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

Listing

        Tower common stock is listed on the NASDAQ Global Select Market under the symbol "TWGP."

Transfer Agent and Registrar

        The transfer agent and registrar for the Tower common stock is BNY Mellon Shareholder Services.

COMPARISON OF STOCKHOLDER/SHAREHOLDER RIGHTS

        The following is a summary of the material differences between the rights of Tower stockholders and the rights of CastlePoint shareholders. This summary does not address each difference between Delaware law and Bermuda law, but focuses on those differences which Tower and CastlePoint believe are most relevant to existing stockholders of Tower and shareholders of CastlePoint. This summary is not intended to be complete and is qualified by reference to the amended and restated certificate of incorporation and the amended and restated by-laws of Tower and the memorandum of association and amended and restated bye-laws of CastlePoint, as well as the laws of Delaware and Bermuda. The amendment to the amended and restated certificate of incorporation of Tower is attached to this joint proxy statement/prospectus as Annex F. The amended and restated certificate of incorporation and amended and restated by-laws of Tower are incorporated by reference (as Exhibit 3.1 to Tower's Registration Statement on Form S-1 (Amendment No. 2) filed on July 23, 2004 and Exhibit 3.1 to Tower's Current Report on Form 8-K filed on October 26, 2007, respectively). The memorandum of association and amended and restated bye-laws of CastlePoint are incorporated by reference (as Exhibit 3.1 to CastlePoint's Registration Statement on Form S-1 filed on June 1, 2006, and as Exhibit 3.2 to CastlePoint's Quarterly Report on Form10-Q filed on November 14, 2007, respectively).

        Stockholders of Tower and shareholders of CastlePoint may request copies of these documents as provided in "Where You Can Find More Information" below.

CASTLEPOINT	TOWER
Corporate Governance
The rights of CastlePoint shareholders are currently governed by CastlePoint's memorandum of association, its amended and restated bye-laws and Bermuda law.
Upon completion of the merger, the rights of Tower stockholders and CastlePoint shareholders, who will become Tower stockholders, will be governed by Tower's amended and restated certificate of incorporation and amended and restated by-laws and the Delaware General Corporation Law, which we refer to as the "DGCL."
Outstanding Share Capital
As of September 23, 2008, CastlePoint's outstanding share capital consisted of 38,305,735 common shares, par value $0.01 per share. CastlePoint common shares trade on the NASDAQ Global Market.	As of September 23, 2008, Tower's issued and outstanding share capital consisted of 23,707,710 shares of common stock, par value $0.01 per share. Tower shares trade on the NASDAQ Global Select Market.
Authorized Share Capital
CastlePoint has an authorized share capital of $1,000,000 divided into 100,000,000 shares, par value $0.01 per share.	Tower's authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

CASTLEPOINT	TOWER
Limitations on Voting Rights

Under the CastlePoint amended and restated bye-laws, any shareholder owning, directly, indirectly or, in the case of any U.S. person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at a general meeting of CastlePoint (a "9.5% Shareholder") will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group."	Neither Tower's amended and restated certificate of incorporation nor its amended and restated by-laws contain limitations on voting rights with respect to Tower common stock.

A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.
"Controlled shares" means all shares that a person is deemed to own directly, beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. person, indirectly (within the meaning of Section 958(a) of the Code) or constructively (within the meaning of Section 958(b) of the Code).

A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control or management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.
The limitation on voting rights applies to Tower.

CASTLEPOINT	TOWER
Ownership Limitation

Except with respect to the CastlePoint common shares held by Tower or any of its affiliates, CastlePoint's directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be (1) that any person would become or continue to be a 9.5% Shareholder (as defined above) or (2) that any person would become or continue to be a U.S. 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to CastlePoint's ability to issue, redeem or repurchase shares.	Neither Tower's amended and restated certificate of incorporation nor its amended and restated by-laws contain ownership limitations on Tower common stock.

"U.S. 25% Shareholder" means a U.S. person who owns, directly or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, 25% or more of either (1) the total combined voting rights attaching to the issued common shares and the issued shares of any other class of CastlePoint or (2) the total combined value of the issued common shares and any other issued shares of CastlePoint, in each case determined pursuant to Section 957 of the Code.

CastlePoint directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose CastlePoint, any of its subsidiaries, any shareholder or any person ceding insurance to CastlePoint or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, CastlePoint's directors will decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer will have been obtained.

CASTLEPOINT	TOWER
CastlePoint is authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on CastlePoint's shareholders register.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. CastlePoint's amended and restated bye-laws also provide that its board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.
Dividends

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company is, or would, after the payment is made be, unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, CastlePoint's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon shares of its capital stock, or to its members if the corporation is a nonstock corporation, either:

(1) out of its surplus, as defined in the DGCL, or

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation, computed in accordance with the DGCL, will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such

CASTLEPOINT	TOWER

Under CastlePoint's amended and restated bye-laws, CastlePoint shareholders are entitled to receive dividends, when and as declared by the board of directors, out of any funds of CastlePoint legally available for the payment of such dividends, subject to any preferred dividend right of the holders of any preference shares.

net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.
Nothing in the relevant subsection of the DGCL shall invalidate or otherwise affect a note, debenture or other obligation of Tower paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time such note, debenture or obligation was delivered by Tower, Tower had either surplus or net profits as provided in (1) or (2) above from which the dividend could lawfully have been paid. Tower's amended and restated certificate of incorporation does not restrict dividend payments beyond the requirements of the DGCL.
Under Tower's amended and restated by-laws, subject to all of the rights of preferred stock, holders of Tower common stock are entitled to receive dividends, when and as declared by the board of directors, out of any funds of Tower legally available for the payment of such dividends.

Right to Call Special General Meeting

Under Bermuda Law, a special general meeting of shareholders may be convened by the board of directors and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.
Under the DGCL, a special meeting of the stockholders may be called for any purpose by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Under Tower's amended and restated certificate of incorporation and amended and restated by-laws, a special meeting of the shareholders may be called at any time only by the chairman of the board of directors, the chief executive officer, the president or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

CASTLEPOINT	TOWER
CastlePoint's amended and restated bye-laws provide that the president, chairman of the board of directors, or any two directors or any director and the secretary or the board of directors may call a special general meeting of the CastlePoint shareholders whenever they judge it necessary, upon not less than five days notice. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a special general meeting of shareholders is two or more persons present in person and representing in person or by proxy in excess of 50% of all outstanding common shares throughout the special general meeting. In addition, the board of directors must call a special general meeting upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings.
Shareholder Action by Written Consent

Subject to CastlePoint's amended and restated bye-laws, Bermuda law permits action by written consent of shareholders and, with the exception of a resolution to remove an auditor or director before the expiration of his or her term of office, the resolutions contained therein are passed when the written consent is signed by shareholders representing the required number of votes as would be required if the resolution had been voted on at a meeting of the shareholders or if signed by all of the shareholders or such number of the shareholders as may be provided for in the company's bye-laws.
Under CastlePoint's amended and restated bye-laws, with the exception of a resolution to remove an auditor or director before the expiration of his or her term of office, anything that may be done by resolution of the company in general meeting or by resolution of a meeting of any class of shareholders, may, without a meeting and without any previous notice, be done by resolution in writing signed by, or, on behalf of, all shareholders who, at the date of the resolution would be entitled to attend the meeting and vote on the resolution.
Under Section 228 of the DGCL, stockholders are generally entitled to act by written consent unless otherwise provided in the certificate of incorporation. Tower's amended and restated certificate of incorporation and amended and restated by-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders of Tower may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, and may not be taken by written consent of the stockholders pursuant to the DCGL.

CASTLEPOINT	TOWER
Notice of Shareholder Proposals and Nomination of Director Candidates by Shareholders

Under Bermuda law, shareholders may, as set forth below, at their own expense (unless the company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates or not less than 100 shareholders.
Under Tower's amended and restated by-laws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Tower and such business must be a proper matter for stockholder action under the DGCL.

Under CastlePoint's amended and restated bye-laws, nominations of persons to the board of directors, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice to the secretary of CastlePoint. To be "timely," such shareholder's notice must be delivered to or mailed and received not less than 60 days prior to such meeting. Such notice must set forth (1) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of such person, (iii) the class and number of common shares that are beneficially owned by such person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A of the Exchange Act, and (v) the consent of each nominee to serve as a director, if so elected; and (2) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class and number of shares of common shares that are beneficially owned by the shareholder. CastlePoint may require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee to serve as a director.
To be timely, a stockholder's notice must be delivered to the secretary of Tower at the principal executive offices of Tower not fewer than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting and in any event at least 45 days prior to the first anniversary of the date on which Tower first mailed its proxy materials for the prior year's annual meeting of stockholders; provided that, if no proxy materials were mailed by Tower in connection with the preceding year's annual meeting, or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event will the adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above.

CASTLEPOINT	TOWER

Such stockholder's notice must set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, or any successor provisions, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Tower's books, and of such beneficial owner and (ii) the class and number of shares of Tower common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Tower's notice of meeting by any stockholder of record of Tower, subject to the requirements contained in the foregoing paragraph and the following paragraph.

Nominations by stockholders of persons for election to the board of directors may be made at such a special meeting of stockholders if the stockholder's notice is delivered to the secretary at the principal executive offices of Tower not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

CASTLEPOINT	TOWER
Classification of Board of Directors

Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a company. Such provisions, however, may validly be provided for in the company's bye-laws governing the affairs of such company.

CastlePoint's amended and restated bye-laws provide for a staggered board, which means that members of only one of three classes of CastlePoint's directors are elected each year.
The DGCL permits a classified board of directors if provided for by a company's certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. Under Tower's amended and restated certificate of incorporation and amended and restated by-laws the board is divided into three classes, which means that members of only one of three classes of Tower's directors are elected each year.
Number of Directors

Under Bermuda law, the minimum number of directors on the board of directors of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors is usually fixed by the shareholders in general meeting. Only the shareholders may increase or decrease the number of directors' seats last approved by the shareholders.

CastlePoint's amended and restated bye-laws provide that the board of directors will consist of such number of directors that the board of directors may determine at the annual general meeting or at any special general meeting called for such purpose.
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom shall be a natural person. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation specifies the number.

Under Tower's amended and restated certificate of incorporation and amended and restated by-laws, the board of directors will consist of no fewer than five or more than 13 directors, the exact number to be determined from time to time by resolution duly adopted by the board of directors.

If the merger is completed, CastlePoint's three independent board members will join Tower's Board, so that Tower's Board will consist of seven independent and two executive members.
Removal of Directors

Under Bermuda law, subject to a company's bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.
Under the DGCL, stockholders holding a majority of shares entitled to vote at an election of directors may remove any director or the entire board of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may only remove a director for cause.

CASTLEPOINT	TOWER
CastlePoint's amended and restated bye-laws provide that any director may be removed for cause by an affirmative vote of shareholders at any annual general meeting or any special general meeting convened and properly held; provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting.	Under Tower's amended and restated certificate of incorporation and amended and restated by-laws, subject to the DGCL, any of the directors may be removed for cause by the affirmative vote of a majority of the entire board of directors then in office if there were no vacancies or by a majority of the combined voting power of the then outstanding shares of stock of the corporation entitled to vote at an election of directors. A director may be removed for cause by the stockholders or directors only at a meeting called for the purpose of removing him or her, and the meeting notice must state that the purpose or one of the purposes of the meeting is the removal of directors.
Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.
Under the DGCL, unless a Delaware corporation's certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Under CastlePoint's amended and restated bye-laws, the board of directors has the power at any time to appoint any person as a director to fill a vacancy on the board of directors occurring as the result of the death, disability, disqualification or resignation of any director or if such director's office is otherwise vacated. A director so appointed by the board of directors will hold office in the same class of directors as the director whose vacant position he is filling until the next annual general meeting or until such director's office is otherwise vacated.
Under Tower's amended and restated certificate of incorporation and amended and restated by-laws and subject to the rights of preferred stockholders to elect directors, if the office of any director becomes vacant for any reason, including, but not limited to, newly created directorships resulting from any increase in the number of directors, or a vacancy resulting from the removal of a director for cause, the remaining directors in office, though less than a quorum, by a majority vote may appoint any qualified person to fill such vacancy.

In addition, CastlePoint shareholders may fill a vacancy on the board of directors where a director has been removed for cause only at the same meeting during which such shareholders voted to remove such director.

CASTLEPOINT	TOWER
Under CastlePoint's amended and restated bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws, or such greater number as may have been determined by CastlePoint shareholders, as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act only for the purpose of (1) summoning a general meeting of CastlePoint or (2) preserving the assets of CastlePoint.
Duties of Directors and Director Liability

CastlePoint's amended and restated bye-laws provide that its business is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•  a duty to act in good faith in the best interests of the company;

•  a duty not to make a personal profit from opportunities that arise from the office of director;

•  a duty to avoid conflicts of interest; and

•  a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•  to act honestly and in good faith with a view to the best interests of the company; and

• to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

•  breaching the duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

•  any transaction from which the director derived an improper personal benefit; or

•  paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under Tower's amended and restated certificate of incorporation, to the fullest extent permitted by Delaware law, a director of Tower will not be liable to Tower or its stockholders for monetary damages for breach of fiduciary duty as a director.
In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

CASTLEPOINT	TOWER
The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

CastlePoint's amended and restated bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of CastlePoint, against any director or officer of it for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.
Interested Directors

Bermuda law provides that, if a director has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors.

CastlePoint's amended and restated bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.
Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation's directors or officers are directors or officers or have a financial interest shall be void or voidable solely for that reason if (1) the material facts as to such interested director's relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the shareholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

CASTLEPOINT	TOWER
Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of shareholders are regulated by the company's bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of CastlePoint two or more persons present in person and representing in person or by proxy in excess of 50% of the total outstanding common shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in CastlePoint amended and restated bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Any individual who is a CastlePoint shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. CastlePoint's amended and restated bye-laws also permit attendance at general meetings by proxy. Each holder of common shares is entitled to one vote per common share held.
Unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share or stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders, unless otherwise provided in the certificate of incorporation or bylaws (provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote). In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

The affirmative vote of at least 75% of the voting power of the then outstanding shares of the capital stock is required to amend or change the provisions in the certificate of the incorporation regarding the board of directors, removal of directors, stockholder action by written consent, special meetings of stockholders, indemnification, limitation of director liability, amendment of bylaws or amendment of the certificate of incorporation.
The affirmative vote of at least two-thirds of the stockholders is required for the stockholders to effect an amendment to the bylaws

CASTLEPOINT	TOWER
Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

CastlePoint's amended and restated bye-laws indemnify its directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to CastlePoint other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act.

Under CastlePoint's amended and restated bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against CastlePoint or any of its officers or directors on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for CastlePoint.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that such officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful; provided, however, that in the case of an action or suit brought by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable unless and only to the extent that a court declares otherwise.

The DGCL generally permits advancement of expenses incurred by officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding before final disposition of such action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The DGCL also allows advancement to former directors and officers or other employees or agents upon such terms and conditions, if any, as the corporation deems appropriate.

CASTLEPOINT	TOWER

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not the company may otherwise indemnify such officer or director. CastlePoint has purchased and maintains a directors' and officers' liability policy for such a purpose.
Under Tower's amended and restated certificate of incorporation, Tower will indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Tower or is or was serving at the request of Tower as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, in any capacity. Tower's amended and restated by-laws provide indemnification and advancement for directors and officers.
Amendment of Memorandum of Association/Certificate of Incorporation

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Under the DGCL, a Delaware corporation's certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company's share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.	Tower's amended and restated certificate of incorporation provides that the affirmative vote of at least 75% of the voting power of all of the then outstanding shares of capital stock of Tower is required to adopt any provisions in the certificate of incorporation or the by-laws that amends or contradicts those sections in the certificate of incorporation pertaining to, among other things, the election of directors, the liability of Tower's directors and the amendment of the certificate of incorporation.

CASTLEPOINT	TOWER
Amendment of Bye-laws/By-laws
Consistent with Bermuda law, CastlePoint's amended and restated bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.
Tower's amended and restated certificate of incorporation provides that the board of directors has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws, upon the affirmative vote of a majority of the total number of directors of Tower if there were no vacancies. In addition, the stockholders of Tower may adopt, amend, alter or repeal any provision of the by-laws upon the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of Tower entitled to vote generally in the election of directors, voting together as a single class.
Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.
Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

For purposes of Section 203, the term "business combination" is defined broadly to include (1) mergers with or caused by the interested stockholder; (2) sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; (3) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder; or (4) receipt by the interested stockholder (except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

CASTLEPOINT	TOWER
The three-year moratorium imposed on business combinations by Section 203 does not apply under the following situations: (1) prior to the date on which such stockholder becomes an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the person becoming an interested stockholder; (2) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder; or (3) on or after the date such person becomes an interested stockholder, the business combination is approved by the board of directors and is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws, which amendment in each case must be approved by the affirmative vote of a majority of the shares entitled to vote (in addition to any other vote required by law), and any such bylaw amendment may not be further amended by the board of directors. Tower has a class of stock listed on the NASDAQ Global Select Market and has not opted out of being governed by Section 203.
Approval of Certain Transactions

The Companies Act is silent on whether a company's shareholders are required to approve a sale, lease or exchange of all or substantially all of a company's property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Stockholder approval of business combinations: Under Delaware law, there is no statutory restriction on a Delaware corporation's ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. Tower's amended and restated certificate of incorporation does not provide otherwise.

CASTLEPOINT	TOWER

Takeovers: Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Amalgamations: Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company's bye-laws. For purposes of approval of an amalgamation, all shares whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may, within one month of receiving the company's notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.
Absence of required vote for certain mergers: Under Delaware law, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if: (1) the agreement of merger does not amend the charter of the corporation; (2) each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and (3) the number of shares of common stock of the corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately prior to the merger.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect CastlePoint's public documents available at the office of the Registrar of Companies in Bermuda, which will include CastlePoint's memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of CastlePoint's authorized capital.

CastlePoint shareholders have the additional right to inspect its bye-laws, minutes of general meetings and its audited financial statements, which must be presented to the annual general meeting of shareholders. CastlePoint's register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). CastlePoint is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge.

Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Under the DGCL, any stockholder may inspect Tower's books and records for a proper purpose. Under Section 219 of the DGCL, the officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of registered shares in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (1) on a reasonably accessible network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during normal business hours, at the principal place of business of the corporation.

Under Tower's amended and restated by-laws, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order showing the address of each such stockholder and the number of shares registered in such stockholder's name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during normal business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stockholders list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any stockholder who is present. Under the DGCL, this list is the only evidence as to who are the stockholders entitled by this section to examine the list or to vote in person or by proxy at any stockholder meeting.

CASTLEPOINT	TOWER
Appraisal Rights/Dissenters' Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters' rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company. Bermuda law additionally provides a right of appraisal in respect of the situations discussed under "Required Purchase and Sale of Shares; Short-Form Merger" below.
Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger under Section 251(f) of the DGCL. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the above, appraisal rights will be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

•  shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

• shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or
• any combination of the items listed above.

CASTLEPOINT	TOWER
Shareholder's and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in CastlePoint's name to remedy a wrong done to CastlePoint where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action.
The DGCL requires that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. Furthermore, a stockholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

CastlePoint's amended and restated bye-laws provide that shareholders waive all claims or rights of action that they might have, both individually or in the right of CastlePoint, against any of its directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer.

CASTLEPOINT	TOWER
Preemptive Rights; Stock Designations

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

CastlePoint's amended and restated bye-laws are silent with respect to preemptive rights for CastlePoint shareholders.
Under the DGCL, no security holders of a corporation shall have preemptive rights unless, and except to the extent that, such rights are provided in the corporation's certificate of incorporation.

 Common Stock: Tower's amended and restated certificate of incorporation is silent with respect to preemptive rights for holders of Tower common stock.

Preferred Stock: Tower's amended and restated certificate of incorporation permits the board of directors to determine the powers, preferences and rights and qualifications, limitations or restrictions granted or imposed on any wholly-unissued series of preferred stock.
Required Purchase and Sale of Shares; Short Form Merger

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

· By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement;

CASTLEPOINT	TOWER
· If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Court (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise; or

· Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent's board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation's stockholders and without the approval of the subsidiary's board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction; provided, further, that if the parent corporation is not the surviving corporation, the resolution of the parent corporation's board approving the merger and setting forth the terms thereof shall be approved by the stockholders of the parent corporation.

When completing a short form merger under Delaware law, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware's appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholders' right to seek appraisal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) whose CastlePoint common shares are converted into the right to receive shares of Tower common stock and cash in the merger and of the material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of Tower common stock received pursuant to the merger. For purposes of this discussion, the term "U.S. holder" is used to mean a beneficial owner of CastlePoint common shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        A "non-U.S. holder" is a beneficial owner of CastlePoint common shares (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds CastlePoint common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding CastlePoint common shares should consult the partner's tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

        This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to CastlePoint's shareholders. This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold CastlePoint common shares as capital assets, and does not apply to CastlePoint common shares received in connection with the exercise of employee share options or otherwise as compensation, shareholders who validly exercise their rights under Bermuda law to seek the determination of the fair value of their CastlePoint common shares in Bermuda courts, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, shareholders who hold CastlePoint common shares as part of a hedge, straddle, a constructive sale or conversion transaction and shareholders who will own, directly or through attribution, more than 5% of Tower common stock). This discussion does not address any matters relating to equity compensation or benefit plans (including CastlePoint's 401(k) plan, the receipt of Tower restricted stock in connection with the cancellation of CastlePoint restricted shares, and the receipt of options to purchase Tower common stock in connection with the cancellation of options to purchase CastlePoint common shares). This discussion does not address any aspect of state, local or foreign tax laws.

U.S. Holders

        The exchange of CastlePoint common shares for shares of Tower common stock and cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Except as discussed below, a U.S. holder whose CastlePoint common shares are converted into the right to receive shares of Tower common stock and cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the sum of (1) fair market value of the shares of Tower common stock received by such holder in the merger, and (2) the amount of cash received by such holder in the merger, and the U.S. holder's adjusted tax basis in such CastlePoint common shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such CastlePoint common shares. Gain or loss will be determined separately for each block of CastlePoint common shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. holder's holding period for such CastlePoint common shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation, if such gains are recognized in taxable years beginning before January 1, 2011. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources with the U.S. for foreign tax credit limitation purposes.

        Some or all of the gain recognized by a U.S. holder on the disposition of CastlePoint common shares in the merger might be treated as dividend income under the special rules regarding related person insurance income, which we refer to as "RPII." The RPII rules provide that if a U.S. holder disposes of shares in a non-U.S. insurance corporation that has RPII and in which U.S. holders, in the aggregate, own 25% or more of the shares in such corporation, any gain from the disposition of such shares will generally be treated as dividend income to the extent of the U.S. holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the U.S. holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such U.S. holder will be required to comply with reporting requirements, regardless of the amount of shares owned by the U.S. holder. Although U.S. holders may own, in the aggregate, 25% or more of CastlePoint common shares pursuant to the merger and CastlePoint Re may have earned RPII, CastlePoint believes the rules requiring a portion of the gain from the disposition of CastlePoint common shares to be treated as dividend income should not apply to dispositions of CastlePoint common shares pursuant to the merger because CastlePoint is not itself directly engaged in the insurance business. However, the Internal Revenue Service may take a different view and may require U.S. holders to treat all or a portion of the gain recognized upon the disposition of CastlePoint common shares pursuant to the merger as a dividend to the extent discussed above.

        If CastlePoint were considered to be a "passive foreign investment company" for U.S. tax purposes, gain recognized by U.S. holders upon the disposition of CastlePoint common shares in the merger could be characterized as ordinary income and U.S. holders may owe an interest charge with respect to such gain. A passive foreign investment company is a non-U.S. corporation 75% or more of whose annual gross income is "passive income" or 50% or more of whose assets are held for the production of passive income. The PFIC provisions contain an exception for income derived in the active conduct of an insurance business. CastlePoint believes it is not, and has not been, a passive foreign investment company, but there are no regulations regarding the application of the insurance business exception and hence no assurance can be given that the passive foreign investment company rules do not apply to the disposition of CastlePoint common shares pursuant to the merger.

Non-U.S. Holders

        The exchange of CastlePoint common shares for shares of Tower common stock and cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U. S. permanent establishment of the non-U.S. holder); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the net gain derived from the merger at regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a "United States person" as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        Distributions, if any, made on Tower common stock will constitute dividends for U.S. federal income tax purposes to the extent they are paid out of Tower's accumulated or current earnings and profits, as determined for U.S. federal income tax purposes. Tower or a withholding agent will withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (1) an applicable income tax treaty reduces such tax, and a non-U.S. holder claiming the benefit of such treaty provides to Tower or such agent proper Internal Revenue Service documentation or (2) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to Tower or such agent proper Internal Revenue Service documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided by an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax on effectively connected dividend income at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        The U.S. federal income tax consequences of a sale, exchange or other disposition of Tower common stock by a non-U.S. holder are generally the same as those discussed above concerning a non-U.S. holder's disposition of CastlePoint common shares pursuant to the merger.

        Tower common stock owned, or treated as owned, by an individual who is a non-U.S. holder (as specifically defined for estate tax purposes) at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Backup withholding of tax (currently at a rate of 28%) may apply to the receipt of cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of CastlePoint's U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

        Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger by a non-U.S. holder, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a "United States person" as defined under the Code) or such non-U.S. holder otherwise establishes an exemption.

        Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to distributions made by Tower or its paying agent to a non-U.S. holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if Tower or its paying agent has actual knowledge or reason to know that the payee is a U.S. person.

        Payments of the proceeds of the sale of Tower common stock to or through a foreign office of U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of Tower common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger or the holding and disposing of Tower common stock. Because individual circumstances may differ, each shareholder should consult the shareholder's tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of Tower common stock in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this joint proxy statement/prospectus relating to the equity compensation and benefit plans.

 TOWER PROPOSAL 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TOWER

        Approval of the amendment to the amended and restated certificate of incorporation of Tower to increase the total number of shares of Tower common stock that Tower can issue.

        On August 4, 2008, the Tower special committee and the Tower board of directors authorized and approved an amendment to the amended and restated certificate of incorporation of Tower, in the form attached hereto as Annex F, to increase the maximum number of authorized shares of Tower common stock from 40,000,000 shares to 100,000,000 shares. The proposed increase in the maximum number of authorized shares of Tower common stock will alter the total authorized capital of Tower as summarized below:

Existing Authorized Capital

Common Stock:	40,000,000
Preferred Stock:	2,000,000
Total:	42,000,000
Proposed Authorized Capital
Common Stock:	100,000,000
Preferred Stock:	2,000,000
Total:	102,000,000

        The share issuance and the merger cannot be completed unless the Tower stockholders approve this proposed amendment to Tower's amended and restated certificate of incorporation. The share issuance will become effective only if the charter amendment and the share issuance are approved by the Tower stockholders and all of the other conditions to the merger are satisfied or waived.

        The affirmative vote of the holders of the majority of the outstanding shares of Tower common stock entitled to vote on this proposed amendment to the Tower amended and restated certificate of incorporation is required to approve this proposal.

THE TOWER SPECIAL COMMITTEE AND THE TOWER BOARD OF DIRECTORS
RECOMMEND A VOTE "FOR" THIS TOWER PROPOSAL 1.

 TOWER PROPOSAL 2: ISSUANCE OF TOWER COMMON STOCK

        Approval of the issuance of shares of Tower common stock, par value $0.01 per share, pursuant to the merger agreement by and among Tower, Ocean I and CastlePoint.

        On August 4, 2008, subject to receipt of the approval of the Tower stockholders at the Tower special meeting, the special committee and board of directors of Tower authorized and approved the issuance of shares of Tower common stock pursuant to the merger agreement.

        Under the terms of the merger agreement, CastlePoint shareholders (including CastlePoint shareholders that do not vote in favor of the merger, but excluding Tower or any wholly-owned subsidiary of Tower, holders of restricted shares and holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock equal to the exchange ratio and cash consideration of $1.83 for each CastlePoint common share. The exchange ratio is determined by reference to the average Tower stock price, and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83. The merger cannot be completed unless the Tower stockholders approve the issuance of the Tower common stock.

        The "Marketplace Rules" for companies listed on the NASDAQ Global Select Market, on which Tower common stock is listed, require stockholder approval in connection with the issuance of common stock in an acquisition of stock of another company if the present or potential issuance of common stock may exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis. Pursuant to the Marketplace Rules, the affirmative vote of the holders of a majority of the outstanding shares of common stock cast on the issuance of the shares of Tower common stock in connection with the merger is required to approve this proposal. However, the share issuance is also conditioned upon approval of the charter amendment.

        Set forth below is an estimate of the number of shares of Tower common stock expected to be issued in connection with the merger:

Average Tower Stock Price(1)	Exchange Ratio(1)		Number of Tower shares to be issued(2)
Less than $17.50	0.5371		19,201,720	(3)
$18.50(3)	0.5081	(4)	18,164,948
$20.00 to $26.00	0.47		16,802,845
$30.00(4)	0.4073	(5)	14,561,274

    (1)
    The exchange ratio is subject to adjustment based on the average Tower stock price.

    (2)
    Does not include shares of Tower common stock that may be issued upon the exercise of the Tower stock options into which outstanding CastlePoint share options will be converted in connection with the merger.

    (3)
    The number of shares to be issued may be greater than 20,947,456 in the event that, pursuant to the merger agreement, (i) CastlePoint delivers a notice of termination of the agreement because the average Tower stock price is less than $17.50, and (ii) Tower exercises its right to add additional shares of Tower common stock to provide CastlePoint shareholders with a value per CastlePoint common share of at least $11.23.

    (4)
    This figure is included in the table solely for illustrative purposes. If the average Tower stock price during such period referenced in Note (1) to this table is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share).

    (5)
    This figure is included in the table solely for illustrative purposes. If the average Tower stock price during such period referenced in Note (1) to this table is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share).

THE TOWER SPECIAL COMMITTEE AND THE TOWER BOARD OF DIRECTORS
RECOMMEND A VOTE "FOR" THIS TOWER PROPOSAL 2.

TOWER PROPOSAL 3: GRANT OF AUTHORITY REGARDING
ADJOURNMENT OF THE TOWER SPECIAL MEETING

        Approval of the adjournment of the Tower special meeting for the solicitation of additional proxies, if necessary.

        Tower's board of directors is soliciting proxies to authorize Tower to adjourn the special meeting on one or more occasions, if necessary, (a) to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the charter amendment (Proposal 1), and/or (b) to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the share issuance (Proposal 2).

        A vote for the adjournment proposal is a vote to grant Tower the authority to adjourn the special meeting, if necessary, under the circumstances described above. An adjournment of the special meeting may allow the approval of the amendment to the amended and restated certificate of incorporation and the approval of the issuance of the Tower common stock when such approvals otherwise would have been defeated. In light of this significant effect, Tower's board of directors has concluded that its stockholders should vote on granting Tower the authority to adjourn the special meeting.

        The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Tower special meeting is required to approve the authorization of Tower to adjourn the special meeting.

THE TOWER BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS TOWER PROPOSAL 3.

CASTLEPOINT PROPOSAL 1: AMENDMENT TO CASTLEPOINT BYE-LAWS
TO PERMIT IRREVOCABLE PROXIES

        Approval and adoption of the amendment to the amended and restated bye-laws of CastlePoint permitting a shareholder of CastlePoint to irrevocably appoint a proxy.

        On August 4, 2008, the board of directors of CastlePoint adopted a resolution to amend the amended and restated bye-laws of CastlePoint to permit a shareholder of CastlePoint to irrevocably appoint a proxy. At the CastlePoint special general meeting, shareholders of CastlePoint will be asked to consider and vote upon a proposal to approve and adopt such bye-law amendment. The relevant resolution for CastlePoint Proposal 1 will be in substantially the following form:

        RESOLVED that a new bye-law number 47A be added to the amended and restated bye-laws of CastlePoint to provide as follows:

        Any Member may irrevocably appoint a proxy and in such case: (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy holder and the Company shall give to the holder of such proxy notice of all meetings of shareholders of the Company; (iii) the holder of such proxy shall be the only person entitled to vote the relevant shares at any meeting at which such holder is present; and (iv) the Company shall be obliged to recognize the holder of such proxy until such time as such holder shall notify the Company in writing that such proxy is no longer in force.

        The affirmative vote of a majority of the votes cast on this proposal at the CastlePoint special general meeting is required to approve and adopt the amendment to the amended and restated bye-laws of CastlePoint to permit a shareholder of CastlePoint to irrevocably appoint a proxy.

THE CASTLEPOINT BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THIS CASTLEPOINT PROPOSAL 1.

CASTLEPOINT PROPOSAL 2: AMENDMENT TO CASTLEPOINT BYE-LAWS TO PERMIT APPROVAL OF AMALGAMATION WITH A FOREIGN COMPANY BY AFFIRMATIVE VOTE OF A MAJORITY OF VOTES CAST THEREON AT A GENERAL MEETING

        Approval and adoption of the amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders.

        On August 4, 2008, the board of directors of CastlePoint adopted a resolution to amend the amended and restated bye-laws of CastlePoint to permit the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders of CastlePoint. At the CastlePoint special general meeting, shareholders of CastlePoint will be asked to consider and vote upon a proposal to approve and adopt such bye-law amendment. The relevant resolution for CastlePoint Proposal 2 will be in substantially the following form:

        RESOLVED that a new bye-law number 42(3) be added to the amended and restated bye-laws of CastlePoint to provide as follows:

        An amalgamation of the Company with a foreign company proposed for consideration of the Members shall be decided by the affirmative vote of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of equality of votes the resolution shall fail.

        If this proposed bye-law amendment is not approved and adopted by the shareholders of CastlePoint, pursuant to the Companies Act, a supermajority vote of three-fourths of the votes cast on the relevant proposal at a general meeting of shareholders of CastlePoint will be required to approve an amalgamation of CastlePoint with any other company or corporation.

        The affirmative vote of a majority of the votes cast on this proposal at the CastlePoint special general meeting is required to approve and adopt the amendment to the amended and restated bye-laws of CastlePoint permitting the shareholders of CastlePoint to approve an amalgamation of CastlePoint with a foreign company by a majority vote.

THE CASTLEPOINT BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THIS CASTLEPOINT PROPOSAL 2.

CASTLEPOINT PROPOSAL 3: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT
AND APPROVAL OF THE MERGER

        Approval and adoption of the merger agreement and approval of the merger of CastlePoint with and into Ocean I, an indirect wholly-owned subsidiary of Tower, in exchange for cash and a fraction of a share of Tower common stock, determined pursuant to the exchange ratio.

        On August 4, 2008, the CastlePoint special committee and the CastlePoint board of directors adopted the merger agreement and authorized and approved the merger of CastlePoint with and into Ocean I, an indirect wholly-owned subsidiary of Tower. At the CastlePoint special general meeting, shareholders of CastlePoint will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger. The relevant resolution for CastlePoint Proposal 3 will be in substantially the following form:

        RESOLVED that the merger agreement be and is hereby approved and adopted in all respects and that the merger be and is hereby approved.

        Under the terms of the merger agreement, CastlePoint shareholders (including CastlePoint shareholders that do not vote in favor of the merger, but excluding Tower or any wholly-owned subsidiary of Tower, holders of restricted shares and holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive, subject to adjustment as set forth in the merger agreement, a fraction of a share of Tower common stock equal to the exchange ratio and cash consideration of $1.83 for each CastlePoint common share. The exchange ratio is determined by reference to the average Tower stock price, and will be fixed at 0.47 if the average Tower stock price is equal to or greater than $20.00 and equal to or less than $26.00. If the average Tower stock price is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average Tower stock price is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if the average Tower stock price falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the merger agreement, unless Tower elects to add additional shares of Tower common stock or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share), except that the exchange rate may not be less than 0.5371 and the per share cash consideration may not be less than $1.83. The merger cannot be completed unless CastlePoint shareholders approve and adopt the merger agreement and approve the merger.

        If CastlePoint shareholders approve and adopt the proposed bye-law amendment permitting shareholders of CastlePoint to approve an amalgamation with a foreign company by a majority vote, then the affirmative vote of a majority of the votes cast on this proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger. If such bye-law amendment is not approved and adopted, then a supermajority of three-fourths of the votes cast on this proposal at the CastlePoint special general meeting will be required to approve and adopt the merger agreement and approve the merger.

THE CASTLEPOINT SPECIAL COMMITTEE AND THE CASTLEPOINT BOARD OF DIRECTORS
RECOMMEND A VOTE "FOR" THIS CASTLEPOINT PROPOSAL 3.

CASTLEPOINT PROPOSAL 4: GRANT OF AUTHORITY REGARDING POSTPONEMENT OR
ADJOURNMENT OF THE CASTLEPOINT SPECIAL GENERAL MEETING

        Approval of the postponement or adjournment of the CastlePoint special general meeting for the solicitation of additional proxies in favor of the CastlePoint Proposal, if necessary.

        CastlePoint's board of directors is soliciting proxies to authorize CastlePoint to postpone or adjourn the CastlePoint special general meeting on one or more occasions, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CastlePoint special general meeting (a) to approve and adopt the bye-law amendments and/or (b) to approve and adopt the merger agreement and approve the merger.

        A vote for the adjournment proposal is a vote to grant CastlePoint the authority to postpone or adjourn the CastlePoint special general meeting, if necessary, under the circumstances described above. A postponement or adjournment of the CastlePoint special general meeting may allow the approval and adoption of the bye-law amendments and the approval and adoption of the merger agreement and approval of the merger when such proposals otherwise would have been defeated. In light of this significant effect, the CastlePoint board of directors has concluded that its shareholders should vote on granting CastlePoint the authority to postpone or adjourn the CastlePoint special general meeting.

        The affirmative vote of a majority of the votes cast on this proposal at the CastlePoint special general meeting is required to postpone or adjourn the CastlePoint special general meeting.

THE CASTLEPOINT BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" THIS CASTLEPOINT PROPOSAL 4.

LEGAL MATTERS

        The validity of the Tower common stock issued in connection with the merger will be passed upon for Tower by Dewey & LeBoeuf LLP.

EXPERTS

        The consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Tower and its subsidiaries incorporated by reference in this joint proxy statement/prospectus have been audited by Johnson Lambert & Co. LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and financial statement schedules of CastlePoint incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The historical consolidated financial statements of Hermitage Insurance Company and subsidiary attached to this joint proxy statement/prospectus as Annex H have been audited by Amper, Politziner & Mattia, LLP, an independent auditing firm, to the extent and for the periods set forth in their report included in Annex H to this joint proxy statement/prospectus, and are attached to this joint proxy statement/prospectus in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

 PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

        No provision has been made in connection with the merger to grant unaffiliated stockholders or shareholders access to corporate files of Tower, CastlePoint, any other party to the merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Tower or CastlePoint for any other such party or affiliate.

FUTURE STOCKHOLDER/SHAREHOLDER PROPOSALS

Tower

        Tower held its 2008 annual meeting of stockholders on May 15, 2008. Any stockholder proposal intended to be presented at the 2009 annual meeting must be received at Tower's principal executive office by December 12, 2008 for consideration of inclusion in the proxy statement and form of proxy related to that meeting. To be eligible for inclusion in the proxy statement for Tower's 2009 annual meeting, the proposal must comply in all respects with the procedures prescribed in Rule 14a-8 of the Exchange Act. A stockholder proposal submitted after February 26, 2009 will be considered untimely.

CastlePoint

        CastlePoint held its 2008 annual general meeting of shareholders on June 23, 3008. If the merger agreement is approved and adopted and the merger is approved by the requisite vote at the CastlePoint special general meeting and the merger is completed, CastlePoint will be merged and amalgamated with and into Ocean I, and the surviving company will be an indirect wholly-owned subsidiary of Tower and, consequently, CastlePoint will not hold an annual general meeting of its shareholders in 2009. CastlePoint shareholders that receive Tower common stock will be entitled to participate, as stockholders of Tower, in the 2009 annual meeting of stockholders of Tower. If the merger agreement is not approved and adopted and the merger is not approved by the requisite vote of the CastlePoint shareholders or if the merger is not completed for any reason, CastlePoint will hold an annual general meeting of its shareholders in 2009.

        If the merger is not completed for any reason, CastlePoint expects to hold a 2009 annual general meeting of its shareholders, which we refer to as the "2009 Annual Meeting," and an eligible shareholder who wants to have a proposal considered for inclusion in the proxy statement for the 2009 Annual Meeting, must notify the registered office of CastlePoint. The proposal must be received at CastlePoint's registered offices no later than December 30, 2008. CastlePoint plans to hold its 2009 Annual Meeting in the spring of 2009. CastlePoint shareholders may require CastlePoint to give notice of any resolution that the CastlePoint shareholders can properly propose at the 2009 Annual Meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at 2009 Annual Meeting. The number of CastlePoint shareholders necessary for such a request is either the number of CastlePoint shareholders representing not less than one-twentieth of the total voting rights of all of the CastlePoint shareholders having at the date of the request a right to vote at the meeting to which the request relates or not less than one hundred CastlePoint shareholders. CastlePoint shall not be bound to give notice of any resolution or to circulate any statement unless (a) a copy of the requisition signed by the requisitionists, or two or more copies which between them contain the signatures of all the requisitionists, is deposited at the registered office of CastlePoint (i) in the case of a requisition requiring notice of a resolution, not less than six weeks before the 2009 Annual Meeting and (ii) in the case of any other requisition, not less than one week before the 2009 Annual Meeting; and (b) there is deposited or tendered with the requisition a sum reasonably sufficient to meet CastlePoint's expenses in giving effect thereto.

 OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Tower board of directors nor the CastlePoint board of directors knows of any matter that will be presented for consideration at the Tower special meeting or the CastlePoint special general meeting, respectively, other than as set forth in this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Tower has filed a registration statement on Form S-4 to register with the SEC the Tower common stock to be issued to CastlePoint shareholders in the merger, if approved. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Tower in addition to being a joint proxy statement of Tower and CastlePoint. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the annexes to the registration statement. Tower and CastlePoint file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Tower and CastlePoint file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Tower and CastlePoint may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

        If you are a Tower stockholder or a CastlePoint shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Tower or CastlePoint, the SEC or the SEC's Internet web site as described above. Documents filed with the SEC are available from Tower or CastlePoint without charge, excluding all exhibits, except that, if CastlePoint and Tower have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge.

        You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

TOWER GROUP, INC.
120 Broadway, 31st Floor
New York, New York 10271
(212) 655-2000
Attention: Francis M. Colalucci

CASTLEPOINT HOLDINGS, LTD.
Victoria Hall
11 Victoria Street
Hamilton, HM 11, Bermuda
(441) 294-6409
Attention: Joel S. Weiner

        If you would like to request documents, please do so by [    •    ], 2008 in order to receive them before your special meeting.

        You can also get more information by visiting Tower's website at http://www.twrgrp.com and CastlePoint's website at http://www.castlepoint.bm.

        Materials from these websites and other websites mentioned in this joint proxy statement/prospectus are not incorporated by reference in this joint proxy statement/prospectus. If you are viewing this joint proxy statement/prospectus in electronic format, each of the URLs mentioned in this joint proxy statement/prospectus is an active textual reference only.

        The SEC allows Tower and CastlePoint to "incorporate by reference" information in this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

        The documents listed below that Tower and CastlePoint have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about the companies:

Tower Filings
(File No. 000-50990)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2007
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2008 and June 30, 2008
Current Reports on Form 8-K	Filed on: March 6, 2008; March 18, 2008; May 6, 2008; May 19, 2008; May 29, 2008; June 19, 2008; August 5, 2008; August 6, 2008; August 7, 2008; August 27, 2008 and September 4, 2008 (other than the portions of those documents not deemed to be filed)
Proxy Statement (Annual Stockholders Meeting)	Filed on April 11, 2008
The description of Tower common stock contained in its registration statements on Form S-1, including any amendment or report filed for the purpose of updating the description.	Filed on May 7, 2004 and August 19, 2005

CastlePoint Filings
(File No. 001-33374)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2007
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2008 and June 30, 2008
Current Reports on Form 8-K	Filed on: March 6, 2008; April 2, 2008; May 6, 2008; August 5, 2008; August 6, 2008; August 7, 2008; August 27, 2008; September 2, 2008 and September 4, 2008 (other than the portions of those documents not deemed to be filed)
Proxy Statement (Annual Shareholders Meeting)	Filed on April 29, 2008
The description of CastlePoint common shares contained in its registration statement on Form S-1, including any amendment or report filed for the purpose of updating the description.	Filed on January 11, 2007

        Each of Tower and CastlePoint also incorporates by reference into this joint proxy statement/prospectus each document filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus, but before the date of each company's special meeting. To the extent, however, required by the rules and regulations of the SEC, each of Tower and CastlePoint will amend this joint proxy statement/prospectus to include information filed after the date of this joint proxy statement/prospectus. Similarly, to the extent required by the SEC's rules and regulations, each of Tower and CastlePoint will amend the Schedule 13E-3 filed by such parties to include information filed subsequent to the date hereof.

        Tower has supplied all of the information contained or incorporated by reference in this joint proxy statement/prospectus relating to Tower, as well as all pro forma financial information, and CastlePoint has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to CastlePoint. This document constitutes the prospectus of Tower and a joint proxy statement of Tower and CastlePoint.

WHAT INFORMATION YOU SHOULD RELY ON

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Tower and CastlePoint have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

        Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated [    •    ], 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Tower stockholders and CastlePoint shareholders nor the issuance of Tower common stock in connection with the merger creates any implication to the contrary.

 ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of August 4, 2008
among
TOWER GROUP, INC.,
OCEAN I CORPORATION
and
CASTLEPOINT HOLDINGS, LTD.

A-i

5.15.	Employee Benefits	A-39
ARTICLE VI CONDITIONS PRECEDENT
6.1.	Conditions to Each Party's Obligation to Effect the Merger	A-40
6.2.	Conditions to Obligation of Parent	A-40
6.3.	Conditions to Obligation of Company	A-41
ARTICLE VII TERMINATION AND AMENDMENT
7.1.	Termination	A-42
7.2.	Effect of Termination	A-43
7.3.	Amendment	A-45
7.4.	Extension; Waiver	A-45
7.5.	Expert	A-45
ARTICLE VIII GENERAL PROVISIONS
8.1.	Non-Survival of Representations, Warranties and Agreements	A-46
8.2.	Notices	A-46
8.3.	Interpretation	A-47
8.4.	Counterparts	A-47
8.5.	Entire Agreement; No Third Party Beneficiaries	A-47
8.6.	Governing Law	A-48
8.7.	Severability	A-48
8.8.	Assignment	A-48
8.9.	Enforcement	A-48
8.10.	Submission to Jurisdiction	A-48
8.11.	Waiver of Jury Trial	A-48
8.12.	Defined Terms	A-49

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2008 (this "Agreement"), among Tower Group, Inc., a Delaware corporation ("Parent"), Ocean I Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and CastlePoint Holdings, Ltd., a Bermuda exempted company ("Company").

        WHEREAS, Michael H. Lee, the Chairman and Chief Executive Officer of Company, is also the Chairman of the Board, President and Chief Executive Officer of Parent, and beneficially owns approximately 2.4% of the outstanding share capital of Company and 12.7% of the outstanding capital stock of Parent, and Parent beneficially owns approximately 6.7% of the outstanding share capital of Company;

        WHEREAS, each of Company and Parent has established a Special Committee of its Board of Directors (each, a "Special Committee") comprised of independent, non-conflicted directors to review, evaluate and consider a possible transaction between Company and Parent;

        WHEREAS, the Special Committee of Company and the Board of Directors of Company have adopted this Agreement, authorized and approved the merger and amalgamation of Company with and into Merger Sub upon the terms and subject to the conditions set forth herein (the "Merger"), and deem it fair to, advisable to and in the best interests of Company to consummate this Agreement, the Merger and the other transactions contemplated hereby;

        WHEREAS, the Special Committee of Parent and the Board of Directors of Parent have approved and adopted this Agreement, authorized and approved the issuance of shares of Parent Common Stock in the Merger (the "Share Issuance"), and deem it fair to, advisable and in the best interests of Parent to consummate this Agreement and the Share Issuance;

        WHEREAS, the Board of Directors of Merger Sub has adopted this Agreement, authorized and approved the Merger, and deems it advisable and in the best interests of Merger Sub to consummate this Agreement, the Merger and the other transactions contemplated hereby;

        WHEREAS, this Agreement is being entered into in accordance with S.105 of the Bermuda Companies Act of 1981 (the "Companies Act"); and

        WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger; Effective Time.    Subject to the provisions of this Agreement, Merger Sub and Company will cause (a) a certificate of merger (the "Certificate of Merger") to be duly prepared, executed and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the General Corporation Law of the State of Delaware, as amended ("DGCL") on the Closing Date, and (b) a notice of amalgamation to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the "Registrar") as provided under S.104C of the Companies Act prior to the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as may be mutually agreed by Parent and Company and specified in the Certificate of Merger (the "Effective Time"); provided that the Certificate of Merger shall be filed by the Surviving Company with the Registrar within 30 days after the date of issue thereof in accordance with S.104C of the Companies Act. Under the Companies Act, this Agreement shall be deemed to have been adopted when it has been approved by the stockholders of each of Company and Merger Sub.

        1.2.    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the sixth trading day after the satisfaction or waiver (subject to applicable law) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), but under no circumstances before December 2, 2008, unless another time or date is agreed to in writing by the parties; provided that Parent and Merger Sub shall not be required to effect the Closing prior to the third business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law. The Closing shall be held at the offices of Debevoise & Plimpton LLP, in New York, New York, unless another place is agreed to in writing by the parties.

        1.3.    Effects of the Merger.    At the Effective Time, subject to the terms and conditions of this Agreement, Company shall be merged, and amalgamated, with and into Merger Sub and the separate existence of Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, "Surviving Company" shall mean Merger Sub, at and after the Effective Time, as the surviving corporation in the Merger. The parties acknowledge and agree that for purposes of Bermuda law (i) the Merger shall be effected so as to constitute an "amalgamation" in accordance with S.104B of the Companies Act, and (ii) the Surviving Company shall be deemed to be an "amalgamated company" and "amalgamated corporation" as such term is defined under the Companies Act.

        1.4.    Certificate of Incorporation; By-laws.

        (a)   At the Effective Time, the certificate of incorporation of Merger Sub, in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by the DGCL.

        (b)   At the Effective Time, the by-laws of Merger Sub, in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, until thereafter amended as provided therein, or by the certificate of incorporation of the Surviving Company or the DGCL.

        1.5.    Directors and Officers of the Surviving Company.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The names and addresses of such directors are set forth in Section 1.5 of the Parent Disclosure Letter. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II
CONVERSION OF COMPANY SECURITIES;
EXCHANGE OF CERTIFICATES

        2.1.    Effect on Share Capital.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares in the share capital of Company, each having a par value of $0.01 (each, a "Company Common Share"), as evidenced by way of entry in the register of shareholders of Company (the "Company Share Register") or by share certificates registered in the name of the bearer (each, a "Company Certificate"):

        (a)    Conversion of Company Common Shares.    Each Company Common Share, issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares and Dissenting Shares) shall be cancelled and converted into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio, as determined in accordance with this Section 2.1(a), and an amount in cash equal to $1.83, subject to any adjustment pursuant to

Section 7.1(h) (the "Cash Consideration" and together with the Exchange Ratio and any cash paid in lieu of fractional shares in accordance with Section 2.2(e), the "Merger Consideration"). The "Exchange Ratio" shall equal:

          (i)    0.47, if the Average Parent Stock Price is greater than or equal to $20.00 and less than or equal to $26.00;

          (ii)   if the Average Parent Stock Price is greater than $26.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $12.22 by the Average Parent Stock Price;

          (iii)  if the Average Parent Stock Price is greater than or equal to $17.50 and less than $20.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $9.40 by the Average Parent Stock Price;

          (iv)  0.5371, if the Average Parent Stock Price is less than $17.50; or

          (v)   if Parent shall have given a Top-Up Notice pursuant to Section 7.1(h), the Exchange Ratio shall be as set forth in such notice pursuant to Section 7.1(h).

        "Average Parent Stock Price" means the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date ("Reference Period"). The Average Parent Stock Price shall be calculated to the nearest one-hundredth of one cent. Upon such conversion, each Company Common Share shall be cancelled and each holder of such shares registered in the Company Share Register or holding a valid Company Certificate immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Merger Consideration. The Exchange Ratio and the Cash Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Shares having a record date on or after the date hereof and prior to the Effective Time.

        (b)    Cancellation of Parent-Owned Securities.    Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are owned by Parent or by any wholly-owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

        (c)    Shares of Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Common Shares held by a person who did not vote in favor of the Merger and who complies with all the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda law (such shareholder, a "Dissenting Shareholder", and such shares, "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Company Common Shares shall be deemed to be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share, without interest. Company shall give Parent (i) prompt notice of (A) any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by Company and (B) to the extent that Company has actual knowledge, any attempted applications to the Supreme Court of

Bermuda for appraisal of the fair value of the Dissenting Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        (d)    Effect of Amalgamation under Companies Act.    Under the Companies Act, as from the Effective Time: (i) the Merger of Company and Merger Sub and their continuance as one company shall become effective; (ii) the property of each of Company and Merger Sub shall become the property of Surviving Company; (iii) Surviving Company shall continue to be liable for the obligations and liabilities of Company and Merger Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Company or Merger Sub may be continued to be prosecuted by or against Surviving Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, Company or Merger Sub may be enforced by or against Surviving Company.

        2.2.    Exchange of Certificates.

        (a)    Exchange Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to Company (the "Exchange Agent") for the purpose of exchanging Company Common Shares held by the shareholders of Company. At or as promptly as practicable (and, in any event, within two business days) after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article II, separate and apart from the Exchange Agent's other funds, certificates, or at Parent's option, shares in book entry form representing the shares of Parent Common Stock to be exchanged in the Merger, cash in an amount sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(a) and any cash payable in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions to which the shareholders of Company may be entitled pursuant to Section 2.2(c). Such Merger Consideration and cash so deposited, together with any dividends or distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 2.2(c), are hereinafter referred to as the "Exchange Fund." No interest shall be paid or accrued for the benefit of holders of the Company Certificates on cash amounts payable upon the surrender of such certificates pursuant to this Section 2.2.

        (b)    Exchange Procedures.    As promptly as practicable following the Effective Time, the Surviving Company shall cause the Exchange Agent to mail, to each shareholder of Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Shares shall pass, upon delivery of the Company Certificates, to the extent available and in issue, to the Exchange Agent, and which shall be in such form and have such other provisions as the parties may reasonably specify) and, where applicable, (ii) instructions for use in effecting the surrender of the Company Certificates, to the extent available and in issue, in exchange for the Merger Consideration. After the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of Company in accordance with this Section 2.2, together with such letter of transmittal duly executed, and such other documents as the Exchange Agent may reasonably require, such shareholder shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, the Cash Consideration and any cash in lieu of fractional shares, which such shareholder has the right to receive in respect of the surrender of title to the Company Common Shares pursuant to the provisions of this Article II, and any Company Certificate surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

        (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any shareholder of Company holding any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, nor shall the Cash Consideration or cash payment in lieu of fractional shares be paid to any such shareholder pursuant to Section 2.2(e), until a shareholder of Company holding any Company Certificate shall surrender such Company Certificate in accordance with the procedures set forth in this Article II. Subject to the effect of applicable laws, following the surrender of any such Company Certificate in accordance with the procedures set forth in this Article II, a shareholder of Company holding such Company Certificate shall be entitled to receive, in addition to the consideration set forth in Section 2.1, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock which a shareholder of Company holding such Company Certificate is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock which a shareholder of Company holding such Company Certificate is entitled to receive hereunder.

        (d)    No Further Rights in Company Common Shares.    All Merger Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article II, except as otherwise provided by law.

        (e)    No Fractional Shares.    Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof any shareholder of Company who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of title to Company Common Shares for exchange, shall be paid upon such surrender (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash (without interest) in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Average Parent Stock Price.

        (f)    Lost, Stolen or Destroyed Certificates.    In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the Company Common Shares represented by such lost, stolen or destroyed certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment, as applicable, of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

        (h)    No Liability.    None of Parent, Merger Sub, Surviving Company or the Exchange Agent shall be liable to any shareholder of Company for any Merger Consideration or any dividends or distributions with respect to Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (i)    Withholding.    The Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate with each other for purposes of determining whether any taxes are required to be withheld with respect to the Merger.

        2.3.    Company Options and Other Company Share Awards.

        (a)   Subject to the terms and conditions of this Agreement, at the Effective Time, each unexercised and outstanding option to purchase Company Common Shares (a "Company Share Option"), issued pursuant to any Company Share Plan, whether vested or unvested, shall be assumed by Parent, shall cease to represent a right to acquire Company Common Shares and shall automatically be converted into an option to acquire a number of shares of Parent Common Stock determined by multiplying the number of Company Common Shares subject to such option immediately prior to the Effective Time by the Option Exchange Ratio (rounded down, if necessary, to the nearest whole share), with an exercise price per share of Parent Common Stock (rounded up, if necessary, to the nearest whole cent) equal to (x) the per share exercise price of the Company Share Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided that, notwithstanding the foregoing, the exercise price and number of shares of Parent Common Stock for which each Company Share Option is exercisable shall (i) in the case of any Company Share Option which is intended to be an "incentive stock option" under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (ii) in the case of any Company Share Option which is not intended to be an "incentive stock option", be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that such options will otherwise have the same terms and conditions (including vesting dates, expiration date and exercise periods) as were in effect with respect to the corresponding Company Share Options immediately prior to the Effective Time. "Option Exchange Ratio" means a fraction, the numerator of which is the per share cash value of the Merger Consideration (valuing the stock portion of such consideration based on the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 5 consecutive trading days immediately preceding the Closing Date) and the denominator of which is the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 5 consecutive trading days immediately preceding the Closing Date.

        (b)   Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Common Share granted pursuant to any Company Share Plan that is subject to vesting or other restrictions immediately prior to the Effective Time ("Company Restricted Shares") shall be assumed by

Parent and shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be converted into Parent Common Stock at the Option Exchange Ratio (rounded down, if necessary, to the nearest whole share); provided that such converted shares of Parent Common Stock shall remain subject to the same restrictions that applied to the Company Restricted Shares immediately prior to the Effective Time and shall otherwise have the same terms and conditions (including vesting dates) as were in effect with respect to the corresponding Company Restricted Shares immediately prior to the Effective Time.

        (c)   All amounts payable pursuant to this Section 2.3 shall be reduced by any required withholding of taxes in accordance with Section 2.2(i) and shall be paid without interest.

        (d)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Share Options and vesting of Company Restricted Shares in accordance with this Section 2.3. At or prior to the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to Parent Common Stock subject to the Company Share Options and Company Restricted Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus required thereunder) for so long as any Company Share Plan remains in effect and such registration of the shares of Parent Common Stock issuable thereunder continues to be required.

        (e)   As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Share Options and Company Restricted Shares appropriate notices setting forth such holders' rights pursuant to any Company Share Plan and agreements evidencing the grants of such Company Share Options and Company Restricted Shares, and stating that the Company Share Plans and such Company Share Options and Company Restricted Shares and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Company Share Plans).

        2.4.    Cancellation of Warrants.    At the Effective Time, all warrants held by Parent or any of its subsidiaries to purchase Company Common Shares immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

        2.5.    Qualified Stock Purchase.    The parties intend that all of the outstanding shares of CastlePoint Bermuda Holdings, Ltd., a Bermuda company and a direct wholly-owned subsidiary of Company ("CP Bermuda"), will be transferred to Merger Sub by virtue of the Merger and that such transfer will constitute a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1.    Representations and Warranties of Company.    Except as (i) set forth in the correspondingly identified subsection of the disclosure letter delivered by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being understood by the parties that information disclosed in one section or subsection of the Company Disclosure Letter shall be deemed to be included in each other section or subsection of the Company Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof) or (ii) disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2007 and prior to the date of this

Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Company represents and warrants to Parent and Merger Sub as follows:

        (a)    Organization, Standing and Power.

        (i)    Each of Company and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        "Material Adverse Effect" means, with respect to any party, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) except with respect to the representations and warranties set forth in Section 3.1(c) or Section 3.2(d), the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which such party operates or in U.S. or global financial markets, (iii) changes, circumstances or events generally affecting the insurance and reinsurance industries in which such party operates, (iv) changes in any law, ordinance or regulation (or any interpretation thereof)), (v) changes in generally accepted accounting principles or in statutory accounting principles ("GAAP" and "SAP", respectively), including accounting pronouncements by the Securities and Exchange Commission (the "SEC"), the National Association of Insurance Commissioners ("NAIC") and the Financial Accounting Standards Board, (vi) a change in the trading prices or volume of such party's capital stock (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a change described in this clause (vi) has resulted in, or contributed to, a Material Adverse Effect), (vii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement, but not excluding any underlying cause of such failure, (viii) the commencement, occurrence or continuation of any war or armed hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (ix) any action or omission to act required to be taken by a party pursuant to the terms of this Agreement (other than Section 4.1(a) and, with respect to Section 4.1(a), 4.1(m), or Section 4.2(a) and, with respect to Section 4.2(a), Section 4.2(l), as applicable) or taken by a party with the written consent or at the written request of the other party (including any amendments to the Reinsurance Agreements or any other agreements between Company and Parent and/or any of their respective subsidiaries, or the entrance into any new agreements between Company and Parent and/or any of their respective subsidiaries), except in the case of the foregoing clauses (ii), (iii), (iv), (v) and (viii) to the extent those changes or events have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other Bermuda property and casualty reinsurance companies, in the case of Company, and other property and casualty insurance companies operating primarily in the Northeastern United States, in the case of Parent, and/or (B) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        (ii)   The copies of the memorandum of association and bye-laws of Company incorporated by reference in the Form 10-K of Company for the year ended December 31, 2007, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified, except as they may be or have been amended or otherwise modified pursuant to the Bye-Law Amendments.

        (b)    Capital Structure of Company.

        (i)    The authorized share capital of Company consists of 100,000,000 of Company Common Shares. As of the close of business on August 1, 2008, 38,305,735 Company Common Shares were issued and outstanding, of which 23,415 were Company Restricted Shares, and 3,245,301 Company Common Shares were reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity-related awards (such stock option and restricted share plans and programs, collectively, the "Company Share Plans"). There are no Company Common Shares held by Company or by its subsidiaries. From March 31, 2008 to the date hereof, Company has not issued or permitted to be issued any Company Common Shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in the share capital of Company or any of its subsidiaries, other than pursuant to and as required by the terms of the Company Share Plans and, from March 31, 2008 to the date hereof, Company has not issued any share options or other awards under the Company Share Plans. All outstanding Company Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

        (ii)   No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Company or any subsidiary of Company are issued or outstanding.

        (iii)  Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Letter, and for options, units or awards issued or to be issued under the Company Share Plans, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Company or any subsidiary of Company is a party or by which it or any such subsidiary is bound (A) obligating Company or any subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of Company, or of any subsidiary of Company, (B) obligating Company or any subsidiary of Company to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (C) which provide the economic equivalent of an equity ownership interest in Company or any subsidiary of Company. Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Letter, none of Company or any subsidiary of Company is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of Company or any subsidiary of Company or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Company or any subsidiary of Company. There are no outstanding contractual obligations of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of Company or any of its subsidiaries.

        (iv)  Except as set forth in Section 3.1(b)(iv) of the Company Disclosure Letter, since June 30, 2008 through the date of this Agreement, Company has not declared, set aside, made or paid to the shareholders of Company dividends or other distributions on the outstanding shares in the share capital of Company.

        (c)    Authority.

        (i)    Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the Required Company Vote. This Agreement has been duly executed and delivered by Company and (assuming the due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

        (ii)   Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (A) violate any provision of the memorandum of association or bye-laws of Company (as they may be or have been amended or otherwise modified pursuant to the Bye-Law Amendments) or the memorandum of association, bye-laws or equivalent organizational documents of any subsidiary of Company or (B) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below are duly obtained or made, (x) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any subsidiary of Company or any of their respective properties or assets or (y) except as set forth in Section 3.1(c)(ii) of the Company Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Company or any subsidiary of Company under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation or instrument to which Company or any subsidiary of Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the foregoing clause (B) above for such violations, conflicts, breaches, losses, defaults, terminations, rights, accelerations, and encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or self-regulatory organization (each, a "Governmental Entity"), is required to be made or obtained by Company or any subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby (including any distributions and/or dividends by CP Re and CP Bermuda), except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Joint Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the notice of amalgamation and related attachments with the Registrar, (C) such applications, filings, authorizations, orders and approvals as may be required under the Insurance Laws of any state or foreign jurisdiction (including Bermuda), and any approvals thereof (collectively, the "Insurance Approvals"), which are set forth in Section 3.1(c)(iii)(C) of the Company Disclosure Letter, (D) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (E) compliance with any applicable requirements of NASDAQ, and (F) any such consent, approval, order or authorization of, or registration, declaration or filing, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        (d)    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

        (i)    Company and its subsidiaries have timely filed all required reports, schedules, registration statements and other documents with the SEC since March 22, 2007 (the "Company SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company and its subsidiaries included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Company and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.

        (ii)   Except for (A) those liabilities that are reflected or reserved for in the consolidated financial statements of Company included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2007 in the ordinary course of business and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and its subsidiaries do not have, and since December 31, 2007, Company and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company's financial statements in accordance with GAAP).

        (e)    Compliance with Applicable Laws and Reporting Requirements.

        (i)    Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are material to the operation of the businesses of Company and its subsidiaries, taken as a whole (the "Company Permits"), and Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable laws and regulations, except where the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The businesses of Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance or regulation of any Governmental Entity (including but not limited to the USA PATRIOT Act of 2001, as amended (the "PATRIOT Act"), the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended ("FCPA") (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for violations which do not have, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on Company.

        (ii)   Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting Company's principal executive officer and principal financial officer to material information required to be included in Company's periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. Company and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of Company and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company's system of internal accounting controls. Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Company's auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Company has made available to Parent a summary of any such disclosure made by management to Company's auditors and audit committee since March 22, 2007.

        (iii)  There are no outstanding loans or other extensions of credit made by Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, as amended ("SOX"), taken any action prohibited by Section 402 of SOX.

        (iv)  Since March 23, 2007, Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

        (f)    Legal Proceedings.    Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and except for litigation arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company, there are no claims, suits, actions or proceedings (whether judicial, arbitral or administrative) ("Legal Proceedings") pending or, to the knowledge of Company, threatened, against Company or any subsidiary of Company, that would, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, reasonably be expected to have a Material Adverse Effect on Company, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon Company or any subsidiary of Company or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        (g)    Taxes.

        (i)    All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Company or any of its subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are true, correct and complete.

        (ii)   There are no liens for any Taxes upon the assets of Company or any of its subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on Company's financial statements in accordance with GAAP and SAP.

        (iii)  Company and each of its subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or have established in accordance with GAAP and SAP an adequate accrual for all such Taxes.

        (iv)  There is no claim, audit, action, suit, proceeding or investigation now pending or, to Company's knowledge, threatened against or with respect to Company or its subsidiaries in respect of any Tax or Tax Asset.

        (v)   Company and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Company and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under law.

        (vi)  Neither Company nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Company or any of its subsidiaries of any Tax of another person after the Closing Date.

        (vii) Neither Company nor any of its subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (viii)  Neither Company nor any of its subsidiaries (A) has filed any extension of time within which to file any material Tax Returns that have not been filed, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (C) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes or (D) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending.

        (ix)  No subsidiary of the Company is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (x)   Neither Company nor any of its subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

        (xi)  Neither Company nor any of its subsidiaries has elected to be a pass-through entity for U. S. federal income tax purposes.

        (xii) Neither Company nor any of its subsidiaries organized outside the United States has ever been engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has ever had a permanent establishment in the United States within the meaning of the tax treaty between the United States and Bermuda.

        (xiii)  Company and each of its subsidiaries organized under Bermuda law are not subject to any income, corporate or profit tax or withholding tax, capital gains tax or capital transfer tax in Bermuda and have received an assurance from the Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Company or any of its Bermuda subsidiaries or any of their respective operations, shares, debentures or other obligations until March 28, 2016.

        "Tax" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

        "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

        "Taxing Authority" means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

        "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Parent, Company or any subsidiaries thereof.

        (h)    Subsidiaries.    Company owns all of the issued and outstanding shares in the share capital of CP Bermuda. CP Bermuda owns all of the issued and outstanding shares in the share capital of CastlePoint Reinsurance Company, Ltd., a Bermuda company and a direct wholly-owned subsidiary of CP Bermuda ("CP Re"). All of the issued and outstanding shares in the share capital of each of the subsidiaries of Company are owned beneficially and of record by Company or by another wholly-owned subsidiary of Company and are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance, other than restrictions on transfer imposed by Insurance Laws.

        (i)    Absence of Certain Changes or Events.    Since December 31, 2007, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Company and (ii) Company has not taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.1(a), Section 4.1(b), Section 4.1(e), Section 4.1(g) or, with respect to any of the foregoing, Section 4.1(m), had such sections been in effect since December 31, 2007.

        (j)    Special Committee and Board Approval.    The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined that amendments to Company's bye-laws to insert new bye-laws permitting (A) a shareholder of Company to irrevocably appoint a proxy and (B) the shareholders of Company to approve an amalgamation of Company with any other company by the affirmative vote of a majority of the votes cast at a general meeting of the shareholders of Company (collectively, the "Bye-Law Amendments") are advisable to and in the best interests of Company, (ii) adopted the Bye-Law Amendments, and (iii) recommended that the shareholders of Company vote in favor of the Bye-Law Amendments (the "Bye-Law Recommendation") and determined to submit the Bye-Law Amendments for consideration by the shareholders of Company at a general meeting of the shareholders of Company. The Special Committee of the Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, have (A) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable to and in the best interests of Company, (B) adopted this Agreement and authorized and approved the Merger and the other transactions contemplated by this Agreement, and (C) recommended that the Board of Directors adopt this Agreement and authorize and approve the Merger and the other transactions contemplated hereby and submit this Agreement for consideration by the shareholders of Company at a general meeting of the shareholders of Company, and (D) recommended that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger (the "Company Committee Recommendation"). The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held, have (x) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable to and in the best interests of Company, (y) adopted this Agreement and authorized and approved the Merger and the other transactions contemplated by this Agreement, and (z) recommended that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger (together with the Company Committee Recommendation, the "Company Recommendation") and determined to submit this Agreement for consideration by the shareholders of Company at a general meeting of the shareholders of Company.

        (k)    Vote Required.    The affirmative vote of a majority of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company to approve the Bye-Law Amendments is the only vote necessary to approve the Bye-Law Amendments (the "Bye-Law Vote"). The affirmative vote of (i) if the Bye-Law Amendment described in Section 3.1(j)(i)(B) is adopted by the shareholders of Company, a majority of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company or (ii) if the Bye-Law Amendment described in Section 3.1(j)(i)(B) is not adopted by the shareholders of Company, a supermajority vote of three-fourths of the votes cast at a general meeting of the shareholders of Company at which a quorum is present in accordance with the bye-laws of Company, in each case to adopt this Agreement and to approve of the Merger (the "Required Company Vote"), is the only vote of the holders of any class or series of Company share capital necessary to approve this Agreement and the transactions contemplated hereby (including the Merger, but excluding the Bye-Law Amendments).

        (l)    Agreements with Regulators.    Neither Company nor any subsidiary of Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business or its risk management policies, nor has Company been advised by any Governmental Entity that it is contemplating any such undertakings.

        (m)    Insurance Reports.    Each of Company's subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company (collectively, the "Company Insurance Entities") is listed in Section 3.1(m) of the Company Disclosure Letter. Since January 1, 2007, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "Company SAP Statements"), except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company has delivered or made available to Parent, to the extent permitted by applicable laws, true and complete copies of all annual Company SAP Statements for each Company Insurance Entity for the periods beginning January 1, 2007 and through the date hereof and the quarterly Company SAP Statements for each Company Insurance Entity for the quarterly periods ended September 30, 2007, March 31, 2008 and, once duly and timely filed, June 30, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Company on or after January 1, 2007 and through the date hereof relating to Company Insurance Entities. Financial statements included in Company SAP Statements were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly in all material respects the statutory financial position of the relevant Company Insurance Entity as at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any Company SAP Statements. The statutory balance sheets and income statements included in the annual Company SAP Statements have been audited by Company's independent auditors, and Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007.

        (n)    Benefit Plans.    Except as set forth in Section 3.1(n) of the Company Disclosure Letter, all Company Benefit Plans are administered by Parent or its affiliates.

        (o)    Brokers or Finders.    Other than Goldman, Sachs & Co. ("Goldman") and Friedman, Billings, Ramsey, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its subsidiaries.

        (p)    Opinion of Company Financial Advisor.    The Special Committee and the Board of Directors of Company have received the opinion of the Special Committee's financial advisor, Goldman, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid to the shareholders of Company pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent).

        (q)    Takeover Laws.    No "fair price," "moratorium," "control share acquisition," "interested stockholder" or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Company being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.

        (r)    Affiliate Transactions.    There are no transactions, agreements, arrangements or understandings between (i) Company and its subsidiaries, on the one hand, and (ii) any directors, officers or shareholders of Company (other than Parent), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than the indemnification agreements entered into by Company with the members of Company's Special Committee.

        3.2.    Representations and Warranties of Parent and Merger Sub.    Except as (i) set forth in the correspondingly identified subsection of the disclosure letter delivered by Parent to Company prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being understood by the parties that information disclosed in one section or subsection of the Parent Disclosure Letter shall be deemed to be included in each other section or subsection of the Parent Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof) or (ii) disclosed in the Parent SEC Documents filed with the SEC on or after December 31, 2007 and prior to the date of this Agreement

(excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Parent and Merger Sub represent and warrant to Company as follows:

        (a)    Organization, Standing and Power.

        (i)    Each of Parent and its subsidiaries is a corporation duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (ii)   The copies of the certificate of incorporation and by-laws of Parent incorporated by reference in the Form 10-K of Parent for the year ended December 31, 2007, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. True and complete copies of the certificate of incorporation and by-laws of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Company.

        (b)    Capital Structure of Parent.

        (i)    The authorized capital stock of Parent consists of forty million (40,000,000) shares of Parent Common Stock, $0.01 par value per share ("Parent Common Stock"), and two million (2,000,000) shares of Series A Perpetual Preferred Stock ("Parent Series A Preferred Stock"). As of the close of business on August 1, 2008, 23,379,981 shares of Parent Common Stock were issued and outstanding (including shares held in treasury), of which 261,635 were shares of Parent Common Stock subject to vesting or other restrictions and 309,887 shares of Parent Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options or other equity related awards (such stock option and restricted share plans and programs, collectively, the "Parent Stock Plans"), and 63,148 shares of Parent Common Stock were held by Parent in its treasury or by its subsidiaries. As of August 1, 2008, none of the shares of Parent Series A Preferred Stock were issued and no shares of Parent Series A Preferred Stock were held by Parent in its treasury or by its subsidiaries. From March 31, 2008 to the date hereof, Parent has not issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its subsidiaries, other than pursuant to and as required by the terms of the Parent Stock Plans and, from March 31, 2008 to the date hereof, Parent has not issued any stock options or other awards under the Parent Stock Plans. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated by this Agreement, will be, when so issued, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.

        (ii)   No Voting Debt of Parent is issued or outstanding.

        (iii)  Except for options, units or awards issued or to be issued under the Parent Stock Plans, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Parent is a party or by which it is bound (A) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or other equity rights of Parent, (B) obligating Parent to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (C) which provide the economic equivalent of an equity ownership interest in Parent. Parent is not a party to any stockholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of Parent or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Parent. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

        (iv)  Since June 30, 2008 through the date of this Agreement, Parent has not declared, set aside, made or paid to the holders of Parent Common Stock dividends or other distributions on the outstanding shares of Parent Common Stock.

        (c)    Capital Structure of Merger Sub.    The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. One of Parent's wholly-owned subsidiaries is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed by a subsidiary of Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

        (d)    Authority.

        (i)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject in the case of Parent to the Required Parent Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of Parent to the Required Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

        (ii)   Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or by-laws (as they may be amended or otherwise modified pursuant to Sections 5.3(d) and 5.8(a)) of Parent or the certificate of incorporation or by-laws of Merger Sub or (B) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below are duly obtained or made, (x) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation or instrument to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the foregoing clause (B) above for such violations, conflicts, breaches, losses, defaults, terminations, rights, accelerations, and encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including (x) the Joint Proxy Statement/Prospectus, and (y) the Form S-4, and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of an amendment to Parent's certificate of incorporation in the form attached hereto as Exhibit A, providing for an increase in the number of authorized shares of Parent Common Stock that is, at a minimum, sufficient to deliver the shares of Parent Common Stock required under ARTICLE II (the "Charter Amendment") with the Delaware Secretary of State, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the notice of amalgamation and related attachments with the Registrar, (D) the Insurance Approvals, which are set forth in Section 3.2(d)(iii)(D) of the Parent Disclosure Letter, (E) notices or filings under the HSR Act, (F) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or foreign jurisdictions in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (G) compliance with any applicable requirements of NASDAQ and (H) any such consent, approval, order or authorization of, or registration, declaration or filing, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (e)    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

        (i)    Parent has timely filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2005 (the "Parent SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent and its subsidiaries included in the Parent SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents.

        (ii)   Except for (A) those liabilities that are reflected or reserved for in the consolidated financial statements of Parent included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2007 in the ordinary course of business and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent does not have, and since December 31, 2007, Parent has not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Parent's financial statements in accordance with GAAP).

        (f)    Compliance with Applicable Laws and Reporting Requirements.

        (i)    Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are material to the operation of the businesses of Parent and its subsidiaries, taken as a whole (the "Parent Permits"), and Parent and its subsidiaries are in compliance with the terms of the Parent Permits and all applicable laws and regulations, except where the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries are not being conducted in violation of any applicable law, ordinance or regulation of any Governmental Entity (including but not limited to the PATRIOT Act, FCPA (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for violations which do not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (ii)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Parent SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. Parent and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of Parent and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent's system of internal accounting controls. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent's auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to Company a summary of any such disclosure made by management to Parent's auditors and audit committee since January 1, 2007.

        (iii)  There are no outstanding loans or other extensions of credit made by Parent or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of SOX, taken any action prohibited by Section 402 of SOX.

        (iv)  Since October 21, 2004, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

        (g)    Legal Proceedings.    Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and except for litigation arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent, that would, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, reasonably be expected to have a Material Adverse Effect on Parent, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon Parent or any subsidiary of Parent or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (h)    Taxes.

        (i)    All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are true, correct and complete.

        (ii)   There are no liens for any Taxes upon the assets of Parent or any of its subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on Parent's financial statements in accordance with GAAP and SAP.

        (iii)  Parent and each of its subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or have established in accordance with GAAP and SAP an adequate accrual for all such Taxes.

        (iv)  There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent's knowledge, threatened against or with respect to Parent or its subsidiaries in respect of any Tax or Tax Asset.

        (v)   Parent and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under law.

        (vi)  Neither Parent nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Parent or any of its subsidiaries of any Tax of another person after the Closing Date.

        (vii) Neither Parent nor any of its subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (viii)  Neither Parent nor any of its subsidiaries (A) has filed any extension of time within which to file any material Tax Returns that have not been filed, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (C) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes or (D) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending.

        (ix)  Neither Parent nor any of its subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

        (i)    Absence of Certain Changes or Events.    Since December 31, 2007, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent and (ii) Parent has not taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.2(a), Section 4.2(b), Section 4.2(e), Section 4.2(g) or, with respect to any of the foregoing, Section 4.2(l), had such sections been in effect since December 31, 2007.

        (j)    Special Committee and Board Approval; Merger Sub Stockholder Approval.    Parent's Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined that this Agreement, the Share Issuance and the Charter Amendment are fair to, advisable and in the best interests of, Parent, and that the Share Issuance and the Charter Amendment are advisable and in the best interests of Parent's stockholders, (ii) approved and adopted this Agreement and authorized and approved the Share Issuance and the Charter Amendment and (iii) recommended that the Board of Directors of Parent approve and adopt this Agreement, authorize and approve the Share Issuance and the Charter Amendment and submit the Share Issuance and the Charter Amendment to Parent's stockholders for approval, and (iv) recommended that the stockholders of Parent approve each of the matters constituting the Required Parent Vote (the "Parent Committee Recommendation"). The Board of Directors of Parent, subsequent to the recommendation of Parent's Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (A) determined that this Agreement, the Share Issuance and the Charter Amendment are fair to, advisable and in the best interests of Parent, and that the Share Issuance and the Charter Amendment are advisable and in the best interests of Parent's stockholders, (B) approved and adopted this Agreement and authorized and approved the Share Issuance and the Charter Amendment and (C) recommended that stockholders of Parent approve each of the matters constituting the Required Parent Vote (together with the Parent Committee Recommendation, the "Parent Recommendation") and directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting. The Board of Directors of Merger Sub, by unanimous written consent without a meeting, has (x) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholders, (y) approved and adopted this Agreement and authorized and approved the Merger and (z) recommended that the stockholders of Merger Sub approve such matters. The sole stockholder of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby.

        (k)    Vote Required.    The affirmative votes of (i) the holders of a majority of the outstanding shares of Parent Common Stock to approve the Charter Amendment and (ii) the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of stockholders of Parent called to approve the Share Issuance and entitled to vote thereon (the "Required Parent Vote" and, together with the Required Company Vote, the "Required Stockholder Votes") are the only votes of the holders of any class or series of Parent capital stock necessary to approve the transactions contemplated hereby (including the Merger).

        (l)    Agreements with Regulators.    Neither Parent nor any subsidiary of Parent is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business or its risk management policies, nor has Parent been advised by any Governmental Entity that it is contemplating any such undertakings.

        (m)    Insurance Reports.    Each of Parent's subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company (collectively, the "Parent Insurance Entities") is listed in Section 3.2(m) of the Parent Disclosure Letter. Since January 1, 2007, each of the Parent Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "Parent SAP Statements"), except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered or made available to Company, to the extent permitted by applicable laws, true and complete copies of all annual Parent SAP Statements for each Parent Insurance Entity for the periods beginning January 1, 2007 and through the date hereof and the quarterly Parent SAP Statements for each Parent Insurance Entity for the quarterly periods ended September 30, 2007, March 31, 2008 and, once duly and timely filed, June 30, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Parent on or after January 1, 2007 and through the date hereof relating to Parent Insurance Entities. Financial statements included in Parent SAP Statements were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly in all material respects the statutory financial position of the relevant Parent Insurance Entity as at the respective dates thereof and the results of operations of such Parent Insurance Entity for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any Parent SAP Statements. The statutory balance sheets and income statements included in the annual Parent SAP Statements have been audited by Parent's independent auditors, and Parent has delivered or made available to Company true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007.

        (n)    Brokers or Finders.    Other than Lazard Frères & Co. LLC ("Lazard") and Swainbrook Capital LLC, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

        (o)    Opinion of Parent Financial Advisor.    Parent's Special Committee and the Board of Directors of Parent have received the opinion of Parent's Special Committee's financial advisor, Lazard, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid by Parent to the shareholder of Company pursuant to Section 2.1(a) is fair, from a financial point of view, to Parent.

        (p)    Takeover Laws.    No "fair price," "moratorium," "control share acquisition," "interested stockholder" or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.

        (q)    Affiliate Transactions.    There are no transactions, agreements, arrangements or understandings between (i) Parent and its subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        (r)    Sufficient Funds.    As of the Effective Time, assuming satisfaction of the condition in Section 6.2(e), Parent and Merger Sub will have all of the funds that are necessary to consummate the Merger and the other transactions contemplated by this Agreement and to perform their respective obligations hereunder.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1.    Covenants of Company.    During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing:

        (a)    Ordinary Course.    Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use all commercially reasonable efforts to preserve intact their present business organizations, maintain the Company Permits and preserve their relationships with employees, customers and others having business dealings with them.

        (b)    Dividends; Changes in Stock.    Company shall not, nor shall it permit any of its subsidiaries to, (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary of Company to Company or its subsidiaries (including any distributions and/or dividends by CP Re and CP Bermuda) and (B) ordinary course quarterly dividends on its common shares with record and payment dates consistent with past practice; provided that any such dividend shall be at a rate equal to the rate paid by Company during the fiscal quarter immediately preceding the date hereof, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital.

        (c)    Issuance of Securities.    Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Company Share Plans as in effect on the date hereof and (ii) issuances by a wholly-owned subsidiary of its share capital or capital stock, as the case may be, to its parent or to another wholly-owned subsidiary of Company.

        (d)    Governing Documents.    Company shall not amend or propose to amend its memorandum of association or bye-laws (except in accordance with the Bye-Law Amendments) or permit any of its subsidiaries to amend its memorandum of association, bye-laws or equivalent organizational documents.

        (e)    No Acquisitions or Dispositions.    Other than in connection with investment portfolio transactions, Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties. Other than activities in the ordinary course of business and other than the creation or incurrence of a Permitted Encumbrance, Company shall not, and shall not permit any of its subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by Company and its subsidiaries).

        "Permitted Encumbrance" means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (iii) restrictions on transfer imposed by law or regulation, (iv) assets pledged or transferred to secure reinsurance or retrocession obligations, (v) ordinary-course securities lending and short-sale transactions, (vi) investment securities held in the name of a nominee, custodian or other record owner, (vii) statutory deposits, or (viii) any failure to hold good title which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or Parent, as applicable.

        (f)    Other Actions.    Company shall not, and shall not permit any of its subsidiaries to, take any action with the actual knowledge that it would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement such that the conditions in Sections 6.2(a) and 6.2(b) would not be satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).

        (g)    Accounting Methods; Tax Elections.    Except as disclosed in any Company SEC Document filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or SAP as concurred to by Company's independent auditors. Company shall not, and shall not permit any of its subsidiaries to, make, change or revoke any material Tax election or change its method of tax accounting, except as required by changes in applicable law, ordinance or regulation (or any interpretation thereof), in each case, if such action would have the effect of increasing a Tax liability of Company by an amount that is material.

        (h)    No Liquidation.    Company shall not, and shall not permit any of its subsidiaries to, adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization.

        (i)    Litigation.    Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for such matters by Company in the latest audited balance sheet included in the Company SEC Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $500,000 and such settlement or compromise only involves monetary relief or (ii) arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Company.

        (j)    No Restrictions on Business.    Company shall not, and shall not permit any of its subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that expressly restricts or limits, in any material respect, the ability of Parent, Surviving Company or any of the subsidiaries or affiliates of Parent (including Company's subsidiaries) from conducting, from and after the Effective Time, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding imposed or required by a Governmental Entity (provided that this exception shall not limit or otherwise effect the restrictions set forth in Section 5.3(b)) or terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Company or a subsidiary thereof without the incurrence of any material liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

        (k)    Compensation and Benefit Plans.    Company agrees as to itself and its subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A or an exemption therefrom) or terminate any Company Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Company or a subsidiary of Company and one or more of its employees, directors or officers other than in the ordinary course of business, (ii) except as required by any Company Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

        "Company Benefit Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37) ("Multiemployer Plans")) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, maintained or contributed to by Company or any of its subsidiaries for the benefit of any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Company or any of its subsidiaries.

        (l)    Indebtedness.    Company shall not, and shall not permit any of its subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to Company, guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Company or any of its subsidiaries or guarantee any debt securities of others, other than in replacement of existing or maturing debt.

        (m)    Other Agreements.    Company shall not, and shall not permit any of its subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1 or that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

        4.2.    Covenants of Parent.    During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.2 of the Parent Disclosure Letter or to the extent that Company shall otherwise consent in writing:

        (a)    Ordinary Course.    Parent and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use all commercially reasonable efforts to preserve intact their present business organizations, maintain the Parent Permits and preserve their relationships with employees, customers and others having business dealings with them.

        (b)    Dividends; Changes in Stock.    Parent shall not (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary of Parent and (B) ordinary course quarterly dividends on its common stock with record and payment dates consistent with past practice; provided that any such dividend shall be at a rate equal to the rate paid by Parent during the fiscal quarter immediately preceding the date hereof, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

        (c)    Issuance of Securities.    Parent shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) issuances in connection with the transactions contemplated hereby, (ii) the issuance of Parent Common Stock required to be issued upon the exercise or settlement of stock options or other equity related awards outstanding on the date hereof under the Parent Stock Plans as in effect on the date hereof and (iii) issuances by a wholly-owned subsidiary of its capital stock to its parent or to another wholly-owned subsidiary of Parent.

        (d)    Governing Documents.    Parent shall not amend or propose to amend its certificate of incorporation and by-laws (except in accordance with Sections 5.3(d) and 5.8(a)) or permit any of its subsidiaries to amend its certificate of incorporation, by-laws or equivalent organizational documents.

        (e)    No Acquisitions or Dispositions.    Other than in connection with investment portfolio transactions, Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties. Other than activities in the ordinary course of business and other than the creation or incurrence of a Permitted Encumbrance, Parent shall not, and shall not permit any of its subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by Parent and its subsidiaries).

        (f)    Other Actions.    Parent shall not, and shall not permit any of its subsidiaries to, take any action with the actual knowledge that it would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement such that the conditions in Sections 6.2(a) and 6.2(b) would not be satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).

        (g)    Accounting Methods.    Except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, Parent shall not change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or SAP as concurred to by Parent's independent auditors.

        (h)    No Liquidation.    Parent shall not, and shall not permit any of its subsidiaries to, adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization.

        (i)    Litigation.    Parent shall not, and shall not permit any of its subsidiaries to, settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for such matters by Parent in the latest audited balance sheet included in the Parent SEC Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $500,000 and such settlement or compromise only involves monetary relief or (ii) arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by a subsidiary of Parent.

        (j)    NASDAQ Listing.    Parent shall cause the shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise of the Company Share Options and vesting of the Company Restricted Shares to have been authorized for listing on NASDAQ, subject to official notice of issuance.

        (k)    Compensation and Benefit Plans.    Parent agrees as to itself and its subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A or an exemption therefrom) or terminate any Parent Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Parent or a subsidiary of Parent and one or more of its employees, directors or officers other than in the ordinary course of business, (ii) except as required by any Parent Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Parent Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Parent Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

        "Parent Benefit Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA, including Multiemployer Plans) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, maintained or contributed to by Parent or any of its subsidiaries for the benefit of any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Parent or any of its subsidiaries.

        (l)    Other Agreements.    Parent shall not, and shall not permit any of its subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2 or that would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        4.3.    Financing.    In the event that Parent determines that it is desirable to borrow money ("Financing") in connection with the Merger and the other transactions contemplated hereby, at the reasonable request of Parent, Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to cooperate with Parent and to cause its respective directors, officers, employees, agents and representatives to cooperate, in connection with the arrangement of any Financing; provided that (a) such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its subsidiaries, (b) none of Company or any of its subsidiaries shall be required to incur any liability under the Financing prior to the Effective Time, and (c) Parent shall be solely responsible for all costs and expenses incurred by Company or its subsidiaries in connection with such cooperation of Company and its subsidiaries. For the avoidance of doubt, nothing herein shall require Parent to obtain any Financing.

        4.4.    Advice of Changes; Government Filings.    Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and, subject to Section 5.1, shall deliver to the other party copies of all such reports promptly after the same are filed. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that to the extent practicable it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

        4.5.    Bermuda Required Actions.    Prior to the Closing, (a) Company shall (i) procure that the statutory declaration required by S.104B(2)(a) of the Companies Act is duly sworn by one of its officers, (ii) procure that the irrevocable deed poll (in the agreed form) as required pursuant to S.104B(2)(b) of the Companies Act is executed by it and its directors and (iii) deliver to Parent a copy of the advertisement (in the agreed form) placed by it in The Royal Gazette in Bermuda as required by S.104B(2)(e)(i) of the Companies Act and (b) Parent shall procure that Merger Sub will deliver to Company a copy of the advertisement (in the agreed form) placed by Merger Sub in The Wall Street Journal as required by S.104B(2)(e)(ii) of the Companies Act. Prior to the Closing Date, Company and Parent shall deliver to the Registrar a notice of amalgamation (in the agreed form) for the purpose of, and in accordance with, S.104C(1) of the Companies Act, together with any documents required to be enclosed with that notice. The Surviving Company shall, within 30 days after the date of issue of the Certificate of Merger, file with the Registrar a certified copy of the Certificate of Merger as filed with the Secretary of State of the State of Delaware.

        4.6.    Control of Other Party's Business.    Nothing contained in this Agreement (including, without limitation, Section 4.4) shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1.    Preparation of Proxy Statement; Stockholders Meetings.

        (a)   As promptly as reasonably practicable following the date hereof, Parent and Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the shareholders of Company at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Parent shall prepare, together with Company, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Each of Parent and Company shall:

        (i)    use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Parent and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC;

        (ii)   cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. None of the information supplied or to be supplied by Company or Parent for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, in each case of (A) and (B), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein;

        (iii)  cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. Parent and Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder;

        (iv)  use commercially reasonable efforts to take any action required to be taken under any applicable state or foreign securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action;

        (v)   advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4; and

        (vi)  promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy

Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.

        (b)   Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the "Company Stockholders Meeting") for the purpose of obtaining the Bye-Law Vote and the Required Company Vote and, subject to Section 5.4, (i) Company shall use commercially reasonable efforts to solicit and secure the Bye-Law Vote and the Required Company Vote in accordance with applicable legal requirements and (ii) the Special Committee and Board of Directors of Company shall include the Bye-Law Recommendation and the Company Recommendation in the Joint Proxy Statement/Prospectus.

        (c)   Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the "Parent Stockholders Meeting") for the purpose of obtaining the Required Parent Vote and, subject to Section 5.4, (i) Parent shall use commercially reasonable efforts to solicit and secure the Required Parent Vote in accordance with applicable legal requirements and (ii) the Special Committee and Board of Directors of Parent shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus.

        (d)   Company and Parent shall each use their commercially reasonable efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date.

        (e)   Unless Parent's Special Committee or the Board of Directors of Parent makes a Change of Parent Recommendation, Parent shall, and shall cause its subsidiaries to, Vote all Company Common Shares held by it or its subsidiaries as follows:

        (i)    in favor of approval and adoption of the Bye-Law Amendments and this Agreement and the transactions contemplated hereby, including the Merger,

        (ii)   in favor of any other matter intended to facilitate the timely consummation of the Merger,

        (iii)  against any action or agreement (including any merger, amalgamation, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Company or its subsidiaries (except for the Merger)) that would compete with, or impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, in each case, in any material respect, and

        (iv)  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Company under this Agreement.

        In furtherance of the foregoing, Parent shall not, and shall cause its subsidiaries not to (A) deposit any of its Company Common Shares in a Voting trust or subject any of its Company Common Shares to any arrangement with respect to the Voting of such Company Common Shares other than agreements entered into with Company, (B) directly or indirectly transfer, sell, assign, convey, offer, exchange, pledge or otherwise dispose of or encumber any of its Company Common Shares or any interest therein, (C) exercise any warrants held by it or its subsidiaries to purchase Company Common Shares, or transfer, sell, assign, convey, offer, exchange, pledge or otherwise dispose of or encumber such warrants.

        "Vote" means voting in person or by proxy in favor of or against any action, or otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with S.77A of the Companies Act). "Voting" shall have a correlative meaning.

        5.2.    Access to Information; Confidentiality.

        (a)   Upon reasonable notice, each of Company and Parent shall (and shall cause each of its subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Company and Parent shall (and shall cause each of their respective subsidiaries to) make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal, state or foreign securities laws, or the HSR Act, state or foreign Insurance Laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law). Notwithstanding the foregoing, neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege applicable to such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with the HSR Act, and, if necessary, restricting review of certain sensitive material to the receiving party's financial advisors or outside legal counsel.

        (b)   The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements, dated February 29, 2008 and November 14, 2007, respectively, between Company and Parent (the "Confidentiality Agreements"), which Confidentiality Agreements will remain in full force and effect as provided under Section 8.5.

        5.3.    Commercially Reasonable Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party agrees (i) to make, as promptly as practicable, to the extent it has not already done so, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 30 business days of the date hereof) and (B) required filings with the applicable Governmental Entities under any applicable laws (including all applicable foreign (including Bermuda), federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the "Insurance Laws") and the Companies Act) which filings shall be made in any event within the time periods specified thereunder and (ii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable laws or by such authorities and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under such other applicable laws or from such authorities as soon as practicable. Each of Company and Parent will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

        (b)   Notwithstanding the foregoing or anything in this Agreement to the contrary, none of Parent (and its subsidiaries) or Company (and its subsidiaries) may, without the prior written consent of the other party, consent to, take or agree or commit to take, nor shall either such party be required to consent to, take or agree or commit to take, any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries') business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent after the Effective Time.

        (c)   In connection with and without limiting the foregoing, Company and Parent shall (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        (d)   Subject to receipt of the Required Parent Vote, Parent shall take such actions as are necessary to amend its certificate of incorporation to provide for an increase in the number of authorized shares of Parent Common Stock sufficient to deliver the shares of Parent Common Stock required under ARTICLE II.

        (e)   Subject to receipt of the Bye-Law Vote, Company shall take such actions as are necessary to amend its bye-laws to reflect the Bye-Law Amendments.

        (f)    Company and Parent shall use commercially reasonable efforts to coordinate the declaration, setting of record dates and payment dates of dividends on the Company Common Shares and the Parent Common Stock so that the holders of the Company Common Shares do not receive dividends on both the Company Common Shares and the Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either the Company Common Shares or the Parent Common Stock received in the Merger in respect of any calendar quarter.

        5.4.    No Change in Recommendation.

        (a)   The Board of Directors and Special Committee of Company shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement / Prospectus), in any manner adverse to Parent, the Bye-Law Recommendation (in the case of the Board of Directors of Company) or the Company Recommendation (in the case of the Board of Directors and/or Special Committee of Company), or publicly propose to, or publicly announce that its Board of Directors and/or its Special Committee has resolved to take any such action (any of the foregoing, with respect to the Bye-Law Recommendation and/or the Company Recommendation, a "Change in Company Recommendation"); it being understood that, if the Special Committee of Company recommends, or proposes publicly to recommend that the shareholders of Company vote against any of the Bye-Law Amendments, such recommendation shall constitute a Change in Company Recommendation. The

Board of Directors and Special Committee of Parent shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement / Prospectus), in any manner adverse to Company, the Parent Recommendation, or publicly propose to, or publicly announce that its Board of Directors and/or its Special Committee has resolved to take any such action (any of the foregoing, with respect to the Parent Recommendation, a "Change in Parent Recommendation").

        (b)   Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent, the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may withhold, withdraw, qualify or modify the Company Recommendation, in the case of Company, or the Parent Recommendation, in the case of Parent, if the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside counsel and financial advisors, concludes in good faith that such action is reasonably likely to be required in order for the relevant directors to comply with such directors' fiduciary duties under applicable law; provided that no Change in Company Recommendation or Change in Parent Recommendation, as the case may be, may be made unless the party seeking to make such Change in Company Recommendation or Change in Parent Recommendation, as the case may be, (i) has not breached in any material respect its obligations under this Section 5.4, and (ii) has provided a written notice to the other party advising it of its intention to make a Change in Company Recommendation or a Change in Parent Recommendation, as the case may be, and such other party does not, within three business days following its receipt of such notice, agree to make adjustments in the terms and conditions of this Agreement which obviate the need for the Change in Company Recommendation or the Change in Parent Recommendation, as the case may be, as determined in good faith by the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside legal counsel and financial advisors (provided that, during such three business day period, the party seeking to make such Change in Company Recommendation or Change in Parent Recommendation, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with the other party (to the extent such party desires to negotiate) with respect to any proposed adjustments to the terms and conditions of this Agreement).

        5.5.    Acquisition Proposals.

        (a)   Each of Company and Parent agrees that, except as expressly permitted by this Section 5.5, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall use commercially reasonable efforts to instruct and cause its and its subsidiaries' employees, agents, representatives and advisors (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly:

        (i)    initiate, solicit, encourage or facilitate (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to, or a transaction to effect, a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries (other than any such transaction permitted by Section 4.1(e) or Section 4.2(e), as the case may be) or any purchase or sale of 10% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an "Acquisition Proposal");

        (ii)   have, continue, participate or otherwise engage in any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal;

        (iii)  approve or recommend, or propose to approve or recommend, any Acquisition Proposal or submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement; or

        (iv)  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.

        (b)   Each of Company and Parent agrees that (i) it shall, and shall cause its subsidiaries and its and their respective officers, directors, employees, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of Company and Parent agrees that it shall use commercially reasonable efforts to promptly inform its and its subsidiaries' respective directors, officers, employees, agents, representatives and advisors of the obligations undertaken in this Section 5.5.

        (c)   Notwithstanding anything in this Agreement to the contrary, if at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent, Company or Parent, as the case may be, receives an unsolicited bona fide written Acquisition Proposal, Company, its Board of Directors and its Special Committee or Parent, its Board of Directors and its Special Committee, as the case may be, shall be permitted to engage in discussions or negotiations with, and to provide any confidential information or data to, such person in response to such Acquisition Proposal, if and only to the extent that, (i) Company or Parent, as the case may be, has not breached its obligations under this Section 5.5, (ii) the Special Committee of Company or Parent, as the case may be, has received from the person so requesting such information an executed confidentiality agreement on terms no less restrictive on and no more favorable to such person than those contained in the applicable Confidentiality Agreement (except that the confidentiality agreement with such person shall not be required to contain the standstill provision in the ninth paragraph of such Confidentiality Agreement), (iii) the Board of Directors or Special Committee of the Company or Parent, as the case may be, after consultation with its outside legal counsel and its financial advisors, concludes in good faith that (A) such Acquisition Proposal constitutes, or could reasonably be expected to constitute, a Superior Proposal and (B) such action is reasonably likely to be required in order for the relevant directors to comply with such directors' fiduciary duties under applicable law and (iv) Company or Parent, as the case may be, has notified the other party of such Acquisition Proposal pursuant to and in accordance with this Section 5.5.

        (d)   Each of Company or Parent shall promptly notify the other party of any Acquisition Proposal or any request for information that could reasonably be expected to be related to an Acquisition Proposal received by, or any request that could reasonably be expected to be related to an Acquisition Proposal for discussions with or negotiations by, it, any of its subsidiaries or any of their respective directors, officers, employees, agents, representatives or advisors (including any investment bankers, attorneys or accountants), indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof (including a copy thereof and any related available documentation and correspondence), and in any event Company or Parent, as the case may be, shall provide written notice to the other party of any Acquisition Proposal, request for information or request for such discussions or negotiations within 24 hours of such event. Company or Parent, as the case may be, will keep the other party reasonably informed on a reasonably current basis of the status and terms of any such Acquisition Proposal or request (including whether such Acquisition Proposal or request is withdrawn or rejected and any material change to the terms thereof) and concurrently will provide the other party with copies of any written information that it provides to the person making an Acquisition Proposal or any such request.

        (e)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Company Vote, in the case of Company, or the Required Parent Vote, in the case of Parent (in each case, after the expiration of the Notice Period), the Board of Directors and/or Special Committee of Company or Parent, as the case may be, concludes that an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.5 constitutes a Superior Proposal (after giving effect to all of the adjustments to this Agreement which may be offered by the other party prior to or during the Notice Period), the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may (i) approve or recommend, or propose publicly to approve or recommend, such Superior Proposal to its shareholders or stockholders (it being understood that any such approval or recommendation shall constitute a Change in Company Recommendation or a Change in Parent Recommendation, as the case may be) and (ii) approve or recommend, or propose to approve or recommend, and execute or enter into any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to such Superior Proposal; provided that the Board of Directors and/or Special Committee of Company or Parent, as the case may be, may not take any of the actions set forth in the foregoing clause (i) or (ii) unless (A) the party seeking to take such actions has provided a written notice to the other party (a "Notice of Superior Proposal") advising such other party that it has received a Superior Proposal and specifying the identity of the person making such Superior Proposal and the material terms thereof (including a copy thereof and any related available documentation and correspondence) and (B) such other party does not, within three business days following its receipt of the Notice of Superior Proposal (the "Notice Period"), make an offer that, as determined in good faith by the Board of Directors and/or Special Committee of Company or Parent, as the case may be, after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Company or Parent, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with the other party (to the extent such other party desires to negotiate) with respect to any proposal from such other party). The parties understand and agree that to comply with this Section 5.5(e) any material revisions to the terms of such Superior Proposal shall require the party seeking to take any of the actions set forth in the foregoing clause (i) or (ii) of this Section 5.5(e) to deliver to the other party a new Notice of Superior Proposal and the commencement of a new Notice Period.

        (f)    Nothing contained in this Section 5.5 shall prohibit Company or Parent, as the case may be, from (i) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act to the extent applicable with regard to an Acquisition Proposal (provided that, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, any failure by Company or Parent, as the case may be, its Board of Directors or its Special Committee to recommend that the stockholders of Company or Parent, as the case may be, reject such offer within the time period specified in Rule 14e-2(a) shall be deemed to be a Change in Company Recommendation or Change in Parent Recommendation, as the case may be), or making any legally required disclosure to its stockholders with regard to an Acquisition Proposal (provided that any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change in Company Recommendation, or Change in Parent Recommendation, as the case may be, unless the Board of Directors or Special Committee of Company or Parent, as the case may be, expressly reaffirms its recommendation to its stockholders in favor of approval of this Agreement and the transactions contemplated hereby) or (ii) informing any person of the existence of the provisions contained in this Section 5.5.

        (g)   "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal from any person (other than the other party or its subsidiaries) that did not result from a breach by Company or Parent, as the case may be, of this Section 5.5, which the Board of Directors and/or Special Committee of Company or Parent, as the case may be, concludes in good faith, after consultation with its outside legal counsel and its financial advisors, taking into account the legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to such party's stockholders from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to all adjustments to this Agreement which may be offered by the other party under Section 5.5(e) in response to such Acquisition Proposal), (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed and (iii) approval or recommendation of which would be reasonably likely to be required in order to comply with its directors' fiduciary duties under applicable law; provided that, for purposes of this definition of "Superior Proposal," the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.5(a), except that the reference to "10% or more of its voting power or the voting power of any of its subsidiaries" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "75% or more of its total voting power or the voting power of any of its subsidiaries" and the reference to "10% or more of the consolidated assets" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "all or substantially all of the consolidated assets."

        5.6.    Section 16 Matters.    Prior to the Effective Time, each of Company and Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Shares or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each director or officer of Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company.

        5.7.    Fees and Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein, and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and Company.

        5.8.    Governance.

        (a)   Parent shall take such actions as are necessary to amend its by-laws to cause the number of members of the Board of Directors of Parent to be nine persons effective immediately after the Effective Time so that immediately after the Effective Time the Board of Directors of Parent shall be comprised of (i) all the members of the Board of Directors of Parent as constituted on the date of this Agreement designated by Parent and (ii) all members of the Board of Directors of Company as constituted on the date of this Agreement who are qualified as independent directors pursuant to the NASDAQ Marketplace Rules in effect on the Closing Date, in each case to serve from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        5.9.    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's memorandum of association, bye-laws and indemnification agreements and resolutions, if any, in existence on the date hereof with any directors or officers of Company and its subsidiaries.

        (b)   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect an extended reporting period for the existing directors' and officers' liability insurance maintained by Company with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance ("Company's Current Premium"), and if such premiums for such insurance would at any time exceed 200% of Company's Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent's good faith determination, provide the maximum coverage available at an annual premium not in excess of 200% of Company's Current Premium. Parent may satisfy in full its obligations under this Section 5.9(b) by acquiring a tail directors' and officers' liability insurance policy (i) that covers each person currently covered by Company's current directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (ii) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period. At the request of Parent, Company shall cooperate with Parent to obtain such a tail policy effective as of the Effective Time.

        (c)   In the event that Parent or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume and honor the obligations set forth in this Section 5.9.

        (d)   The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        5.10.    Public Announcements.    The initial press release regarding the Merger shall be a joint press release and thereafter each of Company and Parent shall, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or by request of any Governmental Entity, consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Company shall provide Parent with its stockholder lists and allow and facilitate Parent's contact with its stockholders and prospective investors and following a Change in Company Recommendation, such contacts may be made by Parent and its representatives without regard to the foregoing limitations of this Section 5.10.

        5.11.    Additional Agreements.    In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, permits, authorizations, immunities and franchises of Company and its subsidiaries, the parties shall use commercially reasonable efforts to cause their respective officers and directors to take all such necessary action. In case the Two-Year Extension becomes effective upon termination of this Agreement as contemplated by Section 7.2, the parties shall, and shall cause each of their respective subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other party and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Two-Year Extension.

        5.12.    Stockholder Litigation.    Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against Company or its directors or officers relating to this Agreement and the transactions contemplated hereby, and Parent shall give Company the reasonable opportunity to participate in the defense of any stockholder litigation against Parent or its directors or officers relating to this Agreement and the transactions contemplated hereby.

        5.13.    Inter-Company Distributions.    Company shall use commercially reasonable efforts such that, no later than two business days prior to the Closing Date and as of the Effective Time, Company shall hold, as a result of distributions and/or dividends from CP Bermuda (including through distributions and/or dividends from CP Re), an amount in immediately available cash not less than $80,000,000.

        5.14.    Replacement Guarantees.    Parent shall execute and deliver guarantees, in a form satisfactory to Wilmington Trust Company, and shall take such other actions and do such other things as are necessary or desirable to cause Merger Sub (or, if required by Wilmington Trust Company, Parent) to expressly assume, as of the Effective Time, (a) the due and punctual payment of any and all obligations of Company under the Parent Guarantee Agreement, dated as of December 1, 2006, between Company and Wilmington Trust Company and the Parent Guarantee Agreement, dated as of December 14, 2006, between Company and Wilmington Trust Company, and (b) the performance and observance of all the covenants and conditions thereunder required to be kept and performed by Company.

        5.15.    Employee Benefits.

        (a)   From and after the Closing, Parent shall, or shall cause its subsidiary to, continue to employ each person employed by Company and its subsidiaries as of the Closing Date (such employees, collectively, the "Company Employees"). Except as expressly provided below, nothing contained herein shall restrict the Parent in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to Company Employees.

        (b)   For a period of not less than one year following the Closing Date, Parent shall (or shall cause its subsidiaries to) make available to Company Employees either (i) employee benefits and compensation opportunities (including salary, wages and bonus opportunity) substantially similar in the aggregate to the employee benefits and compensation opportunities in effect immediately prior to the Closing, (ii) Parent's employee benefit plans and compensation opportunities on the same terms as similarly-situated employees of Parent and its subsidiaries or (iii) a combination of (i) and (ii), in each case in the discretion of Parent after good faith consultation with the officers of Company set forth in Section 8.3 of the Company Disclosure Letter and, without limitations based upon pre-existing conditions (and the amount of deductibles and out-of-pocket expenses incurred by Company Employees prior to the Closing Date under the Company Benefit Plans shall be credited toward satisfaction of deductibles and out-of-pocket expenses under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Parent or its subsidiaries (the "Parent Plans")). Parent and its subsidiaries shall ensure that Parent Plans grant full credit for all service or employment with, or recognized by, Company and its subsidiaries for purposes of eligibility, participation and vesting with respect to any Parent Plan that is an "employee pension benefit plan," as defined in Section 3.2 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, for purposes of eligibility, participation and determining the amount of any benefit with respect to any Parent Plan that is a vacation or other program that is affected by seniority and any Parent Plan that is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, without limitation, any severance plan or sick plan to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under the corresponding Company Benefit Plan, except for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in duplication of accrual of benefits.

        (c)   From and after the Closing, Parent shall (or shall cause its subsidiary to) honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided that nothing herein shall limit the right of Company or Parent to amend or terminate such plans, arrangements and agreements in accordance with their terms.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions, unless waived by both Parent and Company:

        (a)    Stockholder Approval.    Company shall have obtained the Required Company Vote, and Parent shall have obtained the Required Parent Vote.

        (b)    NASDAQ Listing.    The shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise or vesting of the Company Share Options or Company Restricted Shares shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

        (c)    Requisite Regulatory Approvals.    The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(c) of the Company Disclosure Letter or Section 6.1(c) of the Parent Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

        (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

        6.2.    Conditions to Obligation of Parent.    The obligation of Parent to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent:

        (a)    Representations and Warranties.

        (i)    The representations and warranties of Company set forth in Section 3.1(b), Section 3.1(c)(i), Section 3.1(j), Section 3.1(k) and Section 3.1(o) shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).

        (ii)   The representation and warranty of Company set forth in Section 3.1(i) (other than Section 3.1(i)(ii) to the extent it relates to Section 4.1(a) and, with respect to 4.1(a), 4.1(m)) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date).

        (iii)  Each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date subject to this clause (iii)), except where the failure of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company.

        (b)    Performance of Obligations of Company.    Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)    Certification.    Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.

        (d)    Burdensome Regulatory Condition.    Except for such actions as are mutually agreed by Company and Parent pursuant to Section 5.3(b), there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, which imposes any term, condition, obligation or restriction upon Parent, the Surviving Company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after the Effective Time.

        (e)    Inter Company Distributions.    No later than two business days prior to the Closing Date and as of the Effective Time, Company shall hold, as a result of distributions and/or dividends from CP Bermuda (including through distributions and/or dividends from CP Re), an amount in immediately available cash not less than $80,000,000.

        6.3.    Conditions to Obligation of Company.    The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:

        (a)    Representations and Warranties.

        (i)    The representations and warranties of Parent set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d)(i), Section 3.2(j), Section 3.2(k) and Section 3.2(n) shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).

        (ii)   The representation and warranty of Parent set forth in Section 3.2(i) (other than Section 3.2(i)(ii) to the extent it relates to Section 4.2(a) and, with respect to 4.2(a), 4.2(l)) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date).

        (iii)  Each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date subject to this clause (iii)), except where the failure of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" or similar qualifier set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

        (b)    Performance of Obligations of Parent.    Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)    Certification.    Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

        (d)    Burdensome Regulatory Condition.    Except for such actions as are mutually agreed by Company and Parent pursuant to Section 5.3(b), there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, which imposes any term, condition, obligation or restriction upon Parent, the Surviving Company or their respective subsidiaries that would, individually or the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after the Effective Time.

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1.    Termination.    This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the Special Committee of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

        (a)   by mutual consent of Parent, Merger Sub and Company in a written instrument;

        (b)   by either Parent or Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply in any material respect with Section 5.3 or any other provision of this Agreement has been the direct cause of, or resulted directly in, such action;

        (c)   by either Parent or Company, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2009 as extended to the third business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law, if required; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Effective Time to occur on or before such date;

        (d)   by Parent or Company, upon written notice to the other party, if the other party, its Board of Directors or its Special Committee shall have (i) effected a Change in Company Recommendation or Change in Parent Recommendation, as the case may be (including by amending or supplementing the Joint Proxy Statement/Prospectus to effect a Change in Company Recommendation or Change in

Parent Recommendation, as the case may be), (ii) failed to include the Company Recommendation, the Bye-Law Recommendation or Parent Recommendation, as the case may be, in the Joint Proxy Statement/Prospectus in accordance with Section 5.1(b) or 5.1(c), or (iii) materially breached its obligations under Section 5.5(a)(iii) or Section 5.5(a)(iv);

        (e)   by Parent or Company, upon written notice to the other party, if the terminating party shall have received a Superior Proposal and complied with the terms of Section 5.5(e) in respect of such Superior Proposal; provided that, in order for the termination of this Agreement pursuant to this Section 7.1(e) to be effective, the terminating party shall have paid the Termination Fee and Expenses of the other party to such other party in accordance with Section 7.2(c) in advance of, or concurrently with, such termination and, in the case of termination by Parent, the Two-Year Extension shall have become effective upon such termination of this Agreement;

        (f)    by either Parent or Company if such party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

        (g)   by either Parent or Company, if the Required Parent Vote or Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken; or

        (h)   by Company, if (i) the Average Parent Stock Price is less than $17.50 and (ii) Company shall have delivered to Parent, by 5:00 p.m. on the second trading day following the last day of the Reference Period, written notice of Company's election to terminate this Agreement pursuant to this Section 7.1(h) (the "Walk-Away Notice"), which election shall be irrevocable (unless Parent shall have otherwise consented in writing) and effective at 5:00 p.m. on the second trading day following Parent's receipt of the Walk-Away Notice, unless during such two trading day period, Parent shall have elected by written notice to Company (a "Top-Up Notice") to adjust the Exchange Ratio and/or the Cash Consideration such that the sum of (A) the product of the Exchange Ratio multiplied by the Average Parent Stock Price and (B) the Cash Consideration, equals or exceeds $11.23; provided that any such Top-Up Notice shall provide for an Exchange Ratio of not less than 0.5371 and Cash Consideration of not less than $1.83; provided further that, following a Top-Up Notice, the Exchange Ratio and the Cash Consideration shall, for all purposes of this Agreement, be deemed to be as set forth in such Top-Up Notice.

        (i)    by Parent if the total number of Dissenting Shares exceeds 15% of the issued and outstanding Company Common Shares on the business day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares pursuant to Bermuda law.

        7.2.    Effect of Termination.

        (a)   In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers or directors under or arising from this Agreement, except with respect to Section 5.2(b) (Confidentiality), Section 5.7 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

        (b)   If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(d), then (i) the non-terminating party shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to the terminating party, by wire transfer of immediately available funds, the sum of (A) $15 million (the "Termination Fee"), and (B) an amount equal to all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the relevant party or its affiliates in connection with or related to this Agreement and the transactions contemplated hereby, up to a maximum amount of $10 million (with respect to the party under this Agreement to which this applies, such party's "Expenses"), and (ii) in the case of termination by Company, the term of each agreement set forth in Section 7.2(b)(1) of the Company Disclosure Letter (collectively, "Reinsurance Agreements") and each agreement set forth in Section 7.2(b)(2) of the Company Disclosure Letter (collectively, "Service Agreements") shall automatically be extended, without any further action by Parent or Company or any of their respective subsidiaries, upon the termination of this Agreement for two consecutive one-year periods, the first of which to begin on the date that is the first day following the expiration of the term of each such agreement as in effect on the date of termination of this Agreement; provided that (A) each such renewed Service Agreement shall be on the same terms and conditions as in effect immediately prior to such extension and (B) each such renewed Reinsurance Agreement shall be on the same terms and conditions as in effect immediately prior to such extension, except that the applicable pricing terms shall be on arm's-length, fair market terms to be mutually agreed between Company and Parent not later than 90 days prior to the commencement of each such one-year period or, upon written notice by either party to the other party, as determined by the Expert in accordance with Section 7.5 (the "Two-Year Extension").

        (c)   If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(e), then (i) the terminating party shall pay to the other party, by wire transfer of immediately available funds, prior to or contemporaneously with, and as a condition to, such termination becoming effective, the sum of the Termination Fee and such other party's Expenses, and (ii) in the case of termination by Parent, the Two-Year Extension shall become effective upon such termination of this Agreement.

        (d)   If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(g) because the Required Company Vote shall not have been obtained, then Company shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Parent, by wire transfer of immediately available funds, Parent's Expenses; provided that, if (i) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of Company or Company's Board of Directors or Special Committee, and (ii) within 18 months of the date of such termination of this Agreement, Company or any of its subsidiaries consummates any Acquisition Proposal, then Company shall pay the Termination Fee to Parent upon the date of such consummation.

        (e)   If Parent or Company, as the case may be, terminates this Agreement pursuant to Section 7.1(g) because the Required Parent Vote shall not have been obtained, then (i) Parent shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Company, by wire transfer of immediately available funds, Company's Expenses and (ii) the Two-Year Extension shall become effective upon such termination of this Agreement; provided that, if (A) at any time after the date of this Agreement and at or before the date of the Parent Stockholders Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of Parent or Parent's Board of Directors or Special Committee, and (B) within 18 months of the date of such termination of this Agreement, Parent or any of its subsidiaries consummates such Acquisition Proposal, then Parent shall pay the Termination Fee to Company upon the date of such consummation.

        (f)    If Company delivers to Parent a Walk-Away Notice pursuant to Section 7.1(h), and Parent does not, within the relevant two trading day period, elect by a Top-Up Notice to adjust the Exchange Ratio and/or Cash Consideration in accordance with Section 7.1(h), such that this Agreement terminates, the Two-Year Extension shall become effective upon such termination of this Agreement.

        (g)   If Parent terminates this Agreement pursuant to Section 7.1(i), then Parent shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to Company, by wire transfer of immediately available funds, Company's Expenses and the Two-Year Extension shall become effective upon such termination of this Agreement.

        For purposes of Sections 7.2(d) and 7.2(e), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.5(a) except that the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority". If Company or Parent, as the case may be, fails to pay all amounts due to the other party on the dates specified in this Section 7.2, then the party obliged to pay such amounts shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing on the date such payment was due, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party. If Parent or any of its subsidiaries challenges or contests the validity of the Two-Year Extension, then Parent shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Company in connection with any action or proceeding (including the filing of any lawsuit) taken to enforce the Two-Year Extension or any of the terms of the Reinsurance Agreements or Service Agreements; provided that Parent shall not be responsible for any costs or expenses incurred by Company in connection with any good faith dispute or disagreement as to any matter other than the validity of the Two-Year Extension, including any such disagreement or dispute as to the terms and conditions of the Two-Year Extension.

        7.3.    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Special Committees, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        7.4.    Extension; Waiver.    At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

        7.5.    Expert.    In the event that Company or Parent elects to appoint Towers, Perrin, Forster & Crosby, Inc. or such other nationally recognized reinsurance brokerage firm upon whom Parent and Company mutually agree (the "Expert") to determine the arm's-length, fair market pricing terms of the Reinsurance Agreements with respect to a one-year period during the Two-Year Extension, such party shall do so by written notice to the other party no later than 90 days prior to the commencement of such one-year period. The Expert, acting as expert, will, in its sole and absolute discretion, utilizing such methodologies and processes as it shall determine appropriate, give written notice to Company and Parent of its determination with respect to arm's-length, fair market pricing terms and conditions of the Reinsurance Agreements for the one-year period in question. The determination by the Expert shall be final, binding and conclusive on both Company and Parent. Company and Parent shall each pay the fees and disbursements of their respective internal personnel and independent advisors incurred in connection with the procedures contemplated by this Section 7.5. All fees and expenses relating to the work, if any, to be performed by the Expert pursuant to this Section 7.5 shall be borne 50% percent by Company, on the one hand, and 50% percent by Parent, on the other hand. The parties shall instruct the Expert to render its determination as soon as reasonably possible (which the parties hereto agree should be not later than 45 days following the day on which the Expert is appointed).

ARTICLE VIII
GENERAL PROVISIONS

        8.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

        8.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

        (a)   if to Parent, to

  Tower Group, Inc.
  120 Broadway (31st Floor)
  New York, New York 10271
  United States

  Attention: Chief Financial Officer
  Facsimile: (212) 655-2199

  with a copy to (which shall not constitute notice):

  Debevoise & Plimpton LLP
  919 Third Avenue
  New York, New York 10022

  Attention: Michael W. Blair, Esq.
  Facsimile: (212) 909-6836

        (b)   If to Company, to

  CastlePoint Holdings, Ltd.
  Victoria Hall
  11 Victoria Street
  Hamilton HM 11
  Bermuda

  Attention: General Counsel
  Facsimile: (212) 847-9549/(302) 655-6359

  with a copy to (which shall not constitute notice):

  Sullivan & Cromwell LLP
  125 Broad Street
  New York, New York 10004

  Attention: John Evangelakos, Esq.
      Stephen M. Kotran, Esq.
  Facsimile: (212) 558-3588

        8.3.    Interpretation.    When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement mean Parent, Merger Sub and/or Company, as the case may be. References to "person" in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to "subsidiary" in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests is directly or indirectly owned by such person. References to "affiliate" in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, the terms "stockholder" and "capital stock" in respect of Company shall mean "shareholder" and "share capital," respectively. As used in this Agreement, "knowledge" means the actual knowledge, without due inquiry, of the officers of Company set forth in Section 8.3 of the Company Disclosure Letter or the officers of Parent set forth in Section 8.3 of the Parent Disclosure Letter, as the case may be. References to "US dollar," "dollars," "US$" or "$" in this Agreement are to the lawful currency of the United States of America. As used in this Agreement, "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by law or executive order to be closed.

        8.4.    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

        8.5.    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement (other than the seventh paragraph thereof (contact with third parties) and the ninth paragraph thereof (standstill), which paragraphs shall terminate and cease to have any effect as of the date hereof) and (b) except as provided in Section 5.9(d), is not intended to confer upon any person other than the parties any rights or remedies hereunder.

        8.6.    Governing Law.    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction, except to the extent that, in the case of Company, Bermuda law is applicable.

        8.7.    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        8.9.    Enforcement.    The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.10.    Submission to Jurisdiction.    Each party irrevocably submits to the jurisdiction of (a) the U.S. District Court for the District of Delaware or (b) the courts of the State of Delaware (the "Chosen Courts"), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the U.S. District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        8.11.    Waiver of Jury Trial.    EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        8.12.    Defined Terms.    Each of the following terms is defined in the provision listed opposite such term:

Section
Acquisition Proposal	5.5(a)(i)
affiliate	8.3
Agreement	Introduction
Average Parent Stock Price	2.1(a)
business day	8.3
Bye-Law Amendments	3.1(j)
Bye-Law Recommendation	3.1(j)
Bye-Law Vote	3.1(k)
Cash Consideration	2.1(a)
Certificate of Merger	1.1
Change in Company Recommendation	5.4(a)
Change in Parent Recommendation	5.4(a)
Charter Amendment	3.2(d)(iii)
Chosen Courts	8.10
Closing	1.2
Closing Date	1.2
Code	2.2(i)
Companies Act	Recitals
Company	Introduction
Company Benefit Plan	4.1(k)
Company Certificate	2.1
Company Committee Recommendation	3.1(j)
Company Common Share	2.1
Company Disclosure Letter	3.1
Company Employees	5.15(a)
Company Insurance Entities	3.1(m)
Company Permits	3.1(e)(i)
Company Recommendation	3.1(j)
Company Restricted Shares	2.3(b)
Company SAP Statements	3.1(m)
Company SEC Documents	3.1(d)(i)
Company Share Option	2.3(a)
Company Share Plans	3.1(b)(i)
Company Share Register	2.1
Company Stockholders Meeting	5.1(b)
Company's Current Premium	5.9(b)
Confidentiality Agreements	5.2(b)
control	8.3
CP Bermuda	2.5
CP Re	3.1(h)

Section
DGCL	1.1
Dissenting Shareholder	2.1(c)
Dissenting Shares	2.1(c)
Effective Time	1.1
ERISA	5.15(b)
Exchange Act	3.1(d)(i)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Expenses	7.2(b)
Expert	7.5
FCPA	3.1(e)(i)
Financing	4.3
Form S-4	5.1(a)
GAAP	3.1(a)(i)
Goldman	3.1(o)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
Indemnified Parties	5.9(a)
Insurance Approvals	3.1(c)(iii)
Insurance Laws	5.3(a)
Joint Proxy Statement/Prospectus	5.1(a)
knowledge	8.3
Lazard	3.2(n)
Legal Proceedings	3.1(f)
Material Adverse Effect	3.1(a)(i)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Introduction
Multiemployer Plans	4.1(k)
NAIC	3.1(a)(i)
Notice of Superior Proposal	5.5(e)
Notice Period	5.5(e)
Option Exchange Ratio	2.3(a)
Parent	Introduction
Parent Benefit Plan	4.2(k)
Parent Committee Recommendation	3.1(j)
Parent Common Stock	3.2(b)(i)
Parent Disclosure Letter	3.2
Parent Insurance Entities	3.2(m)
Parent Permits	3.2(f)(i)
Parent Plans	5.15(b)

Section
Parent Recommendation	3.2(j)
Parent SAP Statements	3.2(m)
Parent SEC Documents	3.2(e)(i)
Parent Series A Preferred Stock	3.2(b)(i)
Parent Stock Plans	3.2(b)(i)
Parent Stockholders Meeting	5.1(c)
party; parties	8.3
PATRIOT Act	3.1(e)(i)
Permitted Encumbrance	4.1(e)
person	8.3
Reference Period	2.1(a)
Registrar	1.1
Reinsurance Agreements	7.2(b)
Required Company Vote	3.1(k)
Required Parent Vote	3.2(k)
Required Stockholder Votes	3.2(k)
Requisite Regulatory Approvals	6.1(c)
SAP	3.1(a)(i)
SEC	3.1(a)(i)
Securities Act	3.1(d)(i)
Service Agreements	7.2(b)
Share Issuance	Recitals
SOX	3.1(e)(iii)
Special Committee	Recitals
subsidiary	8.3
Superior Proposal	5.5(g)
Surviving Company	1.3
Tax	3.1(g)
Tax Asset	3.1(g)
Tax Return	3.1(g)
Taxing Authority	3.1(g)
Termination Fee	7.2(b)
Top-Up Notice	7.1(h)
Two-Year Extension	7.2(b)
Vote; Voting	5.1(e)
Voting Debt	3.1(b)(ii)
Walk-Away Notice	7.1(h)

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

TOWER GROUP, INC.
By:	/s/ FRANCIS M. COLALUCCI
	Name: Title:	Francis M. Colalucci Chief Financial Officer and Treasurer
OCEAN I CORPORATION
By:	/s/ FRANCIS M. COLALUCCI
	Name: Title:	Francis M. Colalucci Treasurer
CASTLEPOINT HOLDINGS, LTD.
By:	/s/ JOEL S. WEINER
	Name: Title:	Joel S. Weiner Senior Vice President and Chief Financial Officer

 Exhibit A

Form of Charter Amendment

 CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TOWER GROUP, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Tower Group, Inc. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST:    That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation (this "Amendment") and declaring this Amendment to be advisable:

        Article IV of the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4.1(a) of the Certificate of Incorporation shall now read:

        "(a)    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

        SECOND:    That this Amendment was duly adopted, in accordance with the DGCL and the Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on [                        ], 200 [    ].

        THIRD:    That this Amendment was duly adopted pursuant to the applicable provisions of sections 141, 216 and 242 of the DGCL.

[The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on this [    ] day of [                        ], 200[    ].

By
Name:
Title:

 ANNEX B

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of August 4, 2008, between Tower Group, Inc., a Delaware corporation ("Tower"), and Michael H. Lee, a shareholder (the "Shareholder") of CastlePoint Holdings, Ltd., a Bermuda exempted company ("CastlePoint"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger (as defined below).

        WHEREAS, contemporaneously with the execution of this Agreement, CastlePoint, Tower and Ocean I Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tower, have entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of the date hereof, providing for, among other things, the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the "Merger");

        WHEREAS, in order to induce Tower to enter into the Agreement and Plan of Merger, the Shareholder wishes to enter into this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Representations of the Shareholder

        The Shareholder represents and warrants to Tower that:

        (a)   the Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or of record: (i) the common shares, par value $0.01 per share (the "CastlePoint Common Stock"), of CastlePoint set forth opposite the Shareholder's name on Exhibit A hereto (the Shareholder's "CastlePoint Common Shares"), and (ii) the options, warrants or other rights exercisable for or convertible into CastlePoint Common Stock set forth opposite the Shareholder's name on Exhibit A hereto (the Shareholder's "CastlePoint Options" and, together with the Shareholder's CastlePoint Common Shares, the Shareholder's "CastlePoint Shares"), in each case free and clear of all encumbrances and, except for this Agreement and the Agreement and Plan of Merger, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or Voting (as defined in Section 2 hereof) of any shares in the share capital of CastlePoint and there are no Voting trusts or Voting agreements with respect to such CastlePoint Shares,

        (b)   the Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any CastlePoint Common Stock other than such CastlePoint Common Shares, and does not have any options, warrants or other rights to acquire any additional shares in the share capital of CastlePoint or any security exercisable for or convertible into shares in the share capital of CastlePoint, other than such CastlePoint Options,

        (c)   the Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder's obligations hereunder,

        (d)   this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms,

        (e)   other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Shareholder, and

        (f)    the execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the transactions contemplated hereby will not (whether after the giving of notice or the passage of time or both), result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, modification or acceleration under any contract, agreement, arrangement or commitment to which the Shareholder is a party or which is binding on him or his assets and will not result in the creation of any encumbrance on, or security interest in, any of the assets or properties of the Shareholder.

        2.    Agreement to Deliver Proxy

        The Shareholder agrees to deliver to Tower, or any nominee of Tower, promptly upon Tower's request an irrevocable proxy substantially in the form attached hereto as Exhibit B (a "CastlePoint Proxy") to Vote the CastlePoint Shares:

        (a)   in favor of (i) a proposal to amend CastlePoint's Bye-laws to permit the shareholders to approve an amalgamation by the affirmative vote of a majority of the votes cast at any general meeting of CastlePoint, and (ii) a proposal to amend CastlePoint's Bye-laws to permit a shareholder to irrevocably appoint a proxy,

        (b)   in favor of approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger,

        (c)   in favor of any other matter intended to facilitate the timely consummation of the Merger,

        (d)   against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger,

        (e)   against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of CastlePoint under the Agreement and Plan of Merger, and

        (f)    except for the Merger, against any merger, amalgamation, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of CastlePoint or its subsidiaries.

        The CastlePoint Proxy delivered by the Shareholder pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the maximum extent permitted under Bermuda law. For purposes of this Agreement, "Vote" includes voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with Section 77A of the Bermuda Companies Act of 1981) or taking other action in favor of or against any action. "Voting" shall have a correlative meaning. The CastlePoint Proxy delivered by the Shareholder pursuant to this Section 2 shall apply to any Vote (i) at any meeting of the shareholders of CastlePoint, and any adjournment or postponement thereof, at which the matters described above are considered, including the Company Stockholders Meeting of CastlePoint to be held as soon as practicable after the date hereof or (ii) in connection with any unanimous written resolution of shareholders of CastlePoint.

        If Tower, or any nominee of Tower, does not request a CastlePoint proxy from the Shareholder as provided above in this Section 2, the Shareholder shall Vote the CastlePoint shares in the manner set forth in Section 2(a)—2(f), inclusive.

        3.    No Voting Trusts

        The Shareholder agrees that he will not, nor will he permit any entity under his control to, deposit any of his CastlePoint Shares or New CastlePoint Shares (as defined in Section 6 hereof) in a Voting trust or subject any of his CastlePoint Shares or New CastlePoint Shares to any arrangement with respect to the Voting of such CastlePoint Shares or New CastlePoint Shares other than agreements entered into with Tower.

        4.    No Proxy Solicitations

        The Shareholder agrees that he will not, nor will he permit any entity under the Shareholder's Control (as defined in Rule 12b-2 under the Exchange Act), to:

        (a)   solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Agreement and Plan of Merger,

        (b)   directly or indirectly encourage, initiate or cooperate in a shareholders' Vote or action by unanimous written resolution of CastlePoint's shareholders in opposition to or in competition with the consummation of the Merger, or

        (c)   become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of CastlePoint for the purpose of opposing or competing with the consummation of the Merger.

        5.    Transfer and Encumbrance

        On or after the date hereof and during the term of this Agreement, the Shareholder agrees not to directly or indirectly transfer, sell, convey, offer, exchange, pledge or otherwise dispose of or encumber any of his CastlePoint Shares, New CastlePoint Shares or any interest therein.

        6.    Additional Purchases

        The Shareholder agrees that he will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any CastlePoint Common Stock after the execution of this Agreement ("New CastlePoint Shares"), nor will he voluntarily acquire the right to Vote or share in the Voting of any CastlePoint Common Stock other than the CastlePoint Shares, unless he agrees to deliver to Tower immediately after such purchase or acquisition a CastlePoint Proxy with respect to such New CastlePoint Shares. The Shareholder also agrees that any New CastlePoint Shares acquired or purchased by him shall be subject to the terms of this Agreement to the same extent as if they constituted CastlePoint Shares.

        7.    Specific Performance

        The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 7 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

        8.    Entire Agreement; Amendment; Waiver

        This Agreement (including the Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Tower and the Shareholder, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        9.    Notices

        All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email (provided that the telecopy or email is promptly confirmed by telephone confirmation thereof), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

        To Tower:

  120 Broadway (31st Floor)
  New York, NY 10271
  Telephone: 212-655-2000
  Telecopy: 212-655-2199
  Attention: Steven W. Schuster, Chairman of the Special Committee

        With a copy to:

  Debevoise & Plimpton LLP
  919 Third Avenue
  New York, NY10022
  Telephone: 212-909-6775
  Telecopy: 212-521-7775
  Attention: Michael W. Blair, Esq.

        To the Shareholder:

  120 Broadway (14th Floor)
  New York, NY 10271
  Telephone: 212-655-2000
  Telecopy: 212-655-2199
  Attention: Michael H. Lee

        10.    Miscellaneous.

        (a)   Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT BERMUDA LAW IS APPLICABLE.

        (b)   Venue; WAIVER OF JURY TRIAL.    Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the U.S. District Court for the District of Delaware or any Delaware State court (the "Chosen Courts"), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9 of this Agreement. Each party hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        (c)   Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        (d)   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        (e)   Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the termination of the Agreement and Plan of Merger in accordance with its terms, or (iii) the withdrawal by the Special Committee of the Board of Directors of Tower of its recommendation in favor of the adoption of the Agreement and Plan of Merger.

        (f)    Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        (g)   Headings.    The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

        (h)   THIRD PARTY BENEFICIARIES.    NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN TOWER, THE SHAREHOLDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

TOWER GROUP, INC.
By:	/s/ FRANCIS M. COLALUCCI
	Name: Title:	Francis M. Colalucci Chief Financial Officer and Treasurer
THE SHAREHOLDER:
By:	/s/ MICHAEL H. LEE
	Name:	Michael H. Lee

 (EXHIBIT A)

CastlePoint Holdings, Ltd.

NAME	NUMBER OF SHARES	NUMBER OF OPTIONS
Michael H. Lee	924,138	457,639

 (EXHIBIT B)

FORM OF PROXY

        The undersigned, for consideration received, hereby appoints Steven W. Schuster, Austin Young III, Charles Bryan and William W. Fox, Jr., or any person designated by them individually or as a group and each of them my proxies, with full power of substitution and resubstitution, to Vote (as defined below) all Common Shares, par value $0.01 per share, of CastlePoint Holdings, Ltd., a Bermuda exempted company ("CastlePoint"), owned by the undersigned (the "Shares") as of the date hereof as follows:

        (a)   FOR approval and adoption of (i) an amendment to CastlePoint's Bye-laws to permit shareholders to approve an amalgamation by the affirmative vote of a majority of the votes cast at any general meeting of CastlePoint, (ii) an amendment to CastlePoint's Bye-laws to permit a shareholder to irrevocably appoint a proxy, (iii) the Agreement and Plan of Merger, dated as of August 4, 2008 (the "Agreement and Plan of Merger"), by and among CastlePoint, Tower Group, Inc. ("Tower") and Ocean I Corporation, a Delaware corporation and indirect wholly owned subsidiary of Tower ("Merger Sub"), (iv) the transactions contemplated thereby, including the approval of the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the "Merger"), and (v) any other matter intended to facilitate the timely consummation of the Merger, and

        (b)   AGAINST (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of CastlePoint under the Agreement and Plan of Merger, or (iii) except for the Merger, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of CastlePoint or its subsidiaries.

        "Vote" means voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with Section 77A of the Bermuda Companies Act of 1981) or taking other action in favor of or against any action. This proxy applies to any Vote (i) at any meeting of the shareholders of CastlePoint, and any adjournment or postponement thereof, at which the matters described above are considered, including the Company Stockholders Meeting of CastlePoint to be held as soon as practicable after the date hereof or (ii) in connection with any unanimous written resolution of shareholders of CastlePoint.

        This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned in respect of the Shares and is irrevocable until such time as the Voting Agreement (the "Voting Agreement"), dated as of August 4, 2008, between the undersigned, and Tower, terminates in accordance with its terms, at which time this proxy shall expire.

        Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated [•], 2008
(Signature of the Shareholder)

 ANNEX C

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of August 4, 2008, between CastlePoint Holdings, Ltd., a Bermuda exempted company ("CastlePoint"), and Michael H. Lee, a shareholder (the "Shareholder") of Tower Group, Inc., a Delaware corporation ("Tower"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger (as defined below).

        WHEREAS, contemporaneously with the execution of this Agreement, CastlePoint, Tower and Ocean I Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tower (together with Tower, the "Buyer") have entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of the date hereof, providing for, among other things, the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the "Merger");

        WHEREAS, in order to induce CastlePoint to enter into the Agreement and Plan of Merger, the Shareholder wishes to enter into this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        Representations of the Shareholder. The Shareholder represents and warrants to CastlePoint that:

        the Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or of record: (i) the shares of common stock, par value $0.01 per share (the "Tower Common Stock"), of Tower set forth opposite the Shareholder's name on Exhibit A hereto (the Shareholder's "Tower Common Shares"), and (ii) the options, warrants or other rights exercisable for or convertible into Tower Common Stock set forth opposite the Shareholder's name on Exhibit A hereto (the Shareholder's "Tower Options" and, together with the Shareholder's Tower Common Shares, the Shareholder's "Tower Shares"), in each case free and clear of all encumbrances and, except for this Agreement and the Agreement and Plan of Merger, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or Voting (as defined in Section 2 hereof) of any shares of capital stock of Tower and there are no Voting trusts or Voting agreements with respect to such Tower Shares, the Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any Tower Common Stock other than such Tower Common Shares, and does not have any options, warrants or other rights to acquire any additional shares of capital stock of Tower or any security exercisable for or convertible into shares of capital stock of Tower, other than such Tower Options, the Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder's obligations hereunder,

        this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms,

        other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Shareholder, and the execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the transactions contemplated hereby will not (whether after the giving of notice or the passage of time or both), result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, modification or acceleration under any contract, agreement, arrangement or commitment to which the Shareholder is a party or which is binding on him or his assets and will not result in the creation of any encumbrance on, or security interest in, any of the assets or properties of the Shareholder.

        Agreement to Deliver Proxy. The Shareholder agrees to deliver to CastlePoint, or any nominee of CastlePoint, promptly upon CastlePoint's request an irrevocable proxy substantially in the form attached hereto as Exhibit B (a "Tower Proxy") to Vote the Tower Shares:

        in favor of approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger,

        in favor of approval of the Charter Amendment and the Share Issuance,

        in favor of any other matter intended to facilitate the timely consummation of the Merger,

        against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Buyer under the Agreement and Plan of Merger, and except for the Merger, against any merger, amalgamation, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Tower or its subsidiaries.

        The Tower Proxy delivered by the Shareholder pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the maximum extent permitted under Delaware law. For purposes of this Agreement, "Vote" includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, but not limited to, consenting in accordance with Section 228 of the Delaware General Corporation Law) or taking other action in favor of or against any action. "Voting" shall have a correlative meaning. The Tower Proxy delivered by the Shareholder pursuant to this Section 2 shall apply to any Vote (i) at any meeting of the stockholders of Tower, and any adjournment or postponement thereof, at which the matters described above are considered, including the Parent Stockholders Meeting of Tower to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of stockholders of Tower.

        If CastlePoint, or any nominee of CastlePoint, does not request a Tower Proxy from the Shareholder as provided above in this Section 2, the Shareholder shall Vote the Tower Shares in the manner set forth in Section 2(a)-2(f), inclusive.

        No Voting Trusts. The Shareholder agrees that he will not, nor will he permit any entity under his control to, deposit any of his Tower Shares or New Tower Shares (as defined in Section 6 hereof) in a Voting trust or subject any of his Tower Shares or New Tower Shares to any arrangement with respect to the Voting of such Tower Shares or New Tower Shares other than agreements entered into with CastlePoint.

        No Proxy Solicitations. The Shareholder agrees that he will not, nor will he permit any entity under the Shareholder's Control (as defined in Rule 12b-2 under the Exchange Act), to:

        solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Agreement and Plan of Merger, directly or indirectly encourage, initiate or cooperate in a shareholders' Vote or action by consent of Tower's stockholders in opposition to or in competition with the consummation of the Merger, or become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Tower for the purpose of opposing or competing with the consummation of the Merger.

        Transfer and Encumbrance. On or after the date hereof and during the term of this Agreement, the Shareholder agrees not to directly or indirectly transfer, sell, convey, offer, exchange, pledge or otherwise dispose of or encumber any of his Tower Shares, New Tower Shares or any interest therein.

        Additional Purchases. The Shareholder agrees that he will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any Tower Common Stock, after the execution of this Agreement ("New Tower Shares"), nor will he voluntarily acquire the right to Vote or share in the Voting of any Tower Common Stock other than the Tower Shares, unless he agrees to deliver to CastlePoint immediately after such purchase or acquisition a Tower Proxy with respect to such New Tower Shares. The Shareholder also agrees that any New Tower Shares acquired or purchased by him shall be subject to the terms of this Agreement to the same extent as if they constituted Tower Shares.

        Specific Performance. The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 7 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

        Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CastlePoint and the Shareholder, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email (provided that the telecopy or email is promptly confirmed by telephone confirmation thereof), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    To CastlePoint:

      Victoria Hall, 11 Victoria Street
      Hamilton HM 11, Bermuda
      Telephone: 441-294-6409
      Telecopy: 441-296-9715
      Attention: Jan R. Van Gorder, Chairman of the Special Committee

    With a copy to:

      Sullivan & Cromwell LLP
      125 Broad Street
      New York, NY 10004
      Telephone: 212-558-4260
      Telecopy: 212-558-3588
      Attention: John Evangelakos
                         Stephen M. Kotran

    To the Shareholder:

      120 Broadway (14th Floor)
      New York, NY 10271
      Telephone: 212-655-2000
      Telecopy: 212-655-2199
      Attention: Michael H. Lee

        Miscellaneous.

         Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         Venue; WAIVER OF JURY TRIAL.    Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the U.S. District Court for the District of Delaware or any Delaware State court (the "Chosen Courts"), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9 of this Agreement. Each party hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

         Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the termination of the Agreement and Plan of Merger in accordance with its terms, or (iii) the withdrawal by the Special Committee of the Board of Directors of CastlePoint of its recommendation in favor of the adoption of the Agreement and Plan of Merger.

         Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         Headings.    The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

         THIRD PARTY BENEFICIARIES.    NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN CASTLEPOINT, THE SHAREHOLDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CASTLEPOINT HOLDINGS, LTD.
By:	/s/ JOEL S. WEINER
Name:	Joel S. Weiner
Title:	Sr. V-P and CFO Committee
THE SHAREHOLDER:
By:	/s/ MICHAEL H. LEE
Name:	Michael H. Lee

 (EXHIBIT A)

Tower Group, Inc.

NAME	NUMBER OF SHARES	NUMBER OF OPTIONS
Michael H. Lee	2,825,189	146,700

 (EXHIBIT B)

FORM OF PROXY

        The undersigned, for consideration received, hereby appoints Jan R. Van Gorder, Robert S. Smith or William A. Robbie, or any person designated by them individually or as a group and each of them my proxies, with full power of substitution and resubstitution, to Vote (as defined below) all shares of Common Stock, par value $0.01 per share, of Tower Group, Inc., a Delaware corporation, owned by the undersigned (the "Shares") as of the date hereof as follows:

        (a)   FOR approval and adoption of (i) the Agreement and Plan of Merger, dated as of August 4, 2008 (the "Agreement and Plan of Merger"), by and among CastlePoint Holdings, Ltd., a Bermuda corporation ("CastlePoint"), Tower and Ocean I Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Tower ("Merger Sub", and together with Tower, the "Buyer"), (ii) the transactions contemplated thereby, including the approval of the merger of CastlePoint and Merger Sub contemplated by the Agreement and Plan of Merger (the "Merger"), (iii) the Charter Amendment and the Share Issuance, and (iv) any other matter intended to facilitate the timely consummation of the Merger, and

        (b)   AGAINST (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger or inhibit the timely consummation of the Merger, (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Buyer under the Agreement and Plan of Merger, or (iii) except for the Merger, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Tower or its subsidiaries.

        "Vote" means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, but not limited to, consenting in accordance with Section 228 of the Delaware General Corporation Law) or taking other action in favor of or against any action. This proxy applies to any Vote (i) at any meeting of the stockholders of Tower, and any adjournment or postponement thereof, at which the matters described above are considered, including the Parent Stockholders Meeting of Tower to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of stockholders of Tower.

        This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned in respect of the Shares and is irrevocable until such time as the Voting Agreement (the "Voting Agreement"), dated as of August 4, 2008, between the undersigned, and CastlePoint, terminates in accordance with its terms, at which time this proxy shall expire.

        Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated August 4, 2008
/s/ MICHAEL H. LEE (Signature of the Shareholder) Michael H. Lee

 ANNEX D

LAZARD	LAZARD FRÈRES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com
August 4, 2008

Special Committee of the Board of Directors
Tower Group, Inc.
120 Broadway, 31st Floor
New York, NY 10271

Dear Members of the Special Committee:

        We understand that Tower Group, Inc., a Delaware corporation ("Parent"), Ocean I Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and CastlePoint Holdings, Ltd., a Bermuda exempted company ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of August 4, 2008 (the "Agreement"), pursuant to which Parent will acquire Company (the "Merger"). Pursuant to the Merger, Company will be merged, and amalgamated, with and into Merger Sub and each outstanding share of the common stock, par value $0.01 per share, of Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent or by any wholly-owned subsidiary of Parent, which will be cancelled and retired without any conversion thereof, shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock and shares of Company Common Stock granted pursuant to any stock option or restricted share plan or program maintained by Company that are subject to vesting or other restrictions immediately prior to the effective time of the Merger, will be converted into the right to receive (i) a fraction of a share of the common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Stock Consideration") and (ii) an amount in cash equal to $1.83 (the "Cash Consideration" and, together with the Stock Consideration and any cash paid in lieu of fractional shares, the "Merger Consideration"), subject to adjustment at the option of Parent as set forth in Section 7.1(h) of the Agreement (as to which we express no opinion). The "Exchange Ratio" is equal to (w) 0.47, if the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, by another authoritative source mutually agreed by Parent, Merger Sub and Company) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the closing of the Merger (the "Average Parent Stock Price") is greater than or equal to $20.00 and less than or equal to $26.00; (x) if the Average Parent Stock Price is greater than $26.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $12.22 by the Average Parent Stock Price; (y) if the Average Parent Stock Price is greater than or equal to $17.50 and less than $20.00, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $9.40 by the Average Parent Stock Price; or (z) 0.5371, if the Average Parent Stock Price is less than $17.50. All warrants held by Parent or any of its subsidiaries to purchase Company Common Stock will be cancelled and retired without any conversion thereof. The terms and conditions of the Merger are more fully set forth in the Agreement.

PARIS  LONDON  NEW  YORK   AMSTERDAM  ATLANTA  BERLIN  BOMBAY    CHICAGO    FRANKFURT    HAMBURG    HONG  KONG     HOUSTON        LOS  ANGELES

MADRID    MILAN    MONTREAL    NEW  DELHI    ROME     SAN  FRANCISCO    SEOUL    SINGAPORE    STOCKHOLM    SYDNEY    TOKYO    TORONTO

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Parent of the Merger Consideration to be paid by Parent in the Merger.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain historical business and financial information relating to Company and Parent;

  (iii)
  Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company and financial forecasts and other data provided to us by Parent relating to the business of Parent;

  (iv)
  Held discussions with members of the senior managements of Company and Parent with respect to the businesses and prospects of Company and Parent, respectively;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Company and Parent, respectively;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Company and Parent, respectively;

  (vii)
  Reviewed historical stock prices and trading volumes of Company Common Stock and Parent Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or Parent or concerning the solvency or fair value of Company or Parent, including, without limitation, any actuarial analyses. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of the Special Committee of the Board of Directors of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Company and Parent as to the future financial performance of Company and Parent, respectively. In addition, we have assumed, with the consent of the Special Committee of the Board of Directors of Parent, that such financial forecasts will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Parent Common Stock or Company Common Stock may trade at any time subsequent to the announcement of the Merger.

        In rendering our opinion, we have assumed, with your consent, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by Parent or Company, including, without limitation, that the Cash Consideration will be funded by Company. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Merger will not have an adverse effect on Parent, Company or the Merger. We further have assumed that the representations and warranties of Parent and Company contained in the Agreement are true and complete. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory, actuarial or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or otherwise contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

        Lazard Frères & Co. LLC is acting as financial advisor to the Special Committee of the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the closing of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Parent and/or the securities of Company and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Lazard Frères & Co. LLC.

        Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of Parent and our opinion is rendered to the Special Committee of the Board of Directors of Parent in connection with its evaluation of the Merger. Our opinion does not address the merits of the underlying decision by Parent to engage in the Merger or the relative merits of the Merger as compared to any other transaction or business strategy in which Parent might engage. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

Very truly yours,
LAZARD FRERES & CO. LLC
By	/s/ GARY W. PARR Gary W. Parr Deputy Chairman

ANNEX E

Goldman, Sachs & Co. -- 85 Broad Street -- New York, New York 10004 Tel: 212-902-1000 -- Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 4, 2008

Special Committee of the Board of Directors and
Board of Directors
CastlePoint Holdings, Ltd.
120 Broadway
New York, NY 10271-1699

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Tower Group, Inc. ("Tower") or any wholly owned subsidiary of Tower) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of CastlePoint Holdings, Ltd. (the "Company") of the Consideration (as defined below), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 4, 2008 (the "Agreement"), by and among Tower, Ocean I Corporation, a wholly owned subsidiary of Tower ("Acquisition Sub"), and the Company. The Agreement provides that the Company will be merged, and amalgamated, with and into Acquisition Sub and each outstanding Share will be converted into $1.83 in cash (the "Cash Consideration") and a fraction of a share of common stock, par value $0.01 per share, of Tower (the "Tower Common Stock") based upon the volume weighted average price per share of Tower Common Stock reported by NASDAQ during the Reference Period (as defined in the Agreement) as more fully set forth in the Agreement (the "Stock Consideration", and together with the Cash Consideration, the "Consideration").

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Tower and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking and other financial services to the Company, Tower and their respective affiliates in the future. In connection with any such services we may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual report to members and Annual Report on Form 10-K of the Company for the year ended December 31, 2007; annual reports to stockholders and Annual Reports on Form 10-K of Tower for the four fiscal years ended December 31, 2007; certain interim reports to members or stockholders, as applicable, and Quarterly Reports on Form 10-Q of the Company and Tower; statutory statements filed by certain insurance subsidiaries of the Company with the insurance departments of the states under the laws of which they are organized for the year ended December 31, 2007, and the quarterly period ended March 31, 2008; statutory statements filed by Tower's subsidiaries with the insurance departments of the states under the laws of which they are organized for the five fiscal years ending December 31, 2007; certain other communications from the Company and Tower to their members or stockholders, as applicable; certain publicly available research analyst reports for the Company and Tower; and certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for Tower prepared by its management, as reviewed by the management of the Company, in each case as approved for our use by the management of the Company and the Special Committee (the "Forecasts"), including certain cost savings and operating synergies projected by the managements of the Company and Tower to result from the Transaction (the "Synergies"). We also have held discussions with members of the senior managements of the Company and Tower regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Tower. In addition, we have reviewed the reported price and trading activity for the Shares and shares of Tower Common Stock, compared certain financial and stock market information for the Company and Tower with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the property and casualty insurance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, and that the Synergies will be realized. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Tower or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Tower or on the expected benefits of the Transaction in any way meaningful to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company and Tower.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the holders (other than Tower or any wholly owned subsidiary of Tower) of the Shares, as of the date hereof, of the Consideration, taken in the aggregate, to be received by such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Tower; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Tower, or class of such persons in connection with the Transaction, whether relative to the Consideration, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Tower Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration, taken in the aggregate, to be received by the holders (other than Tower and any wholly owned subsidiary of Tower) of Shares pursuant to the Agreement, is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

 ANNEX F

FORM OF

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TOWER GROUP, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Tower Group, Inc. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation (this "Amendment") and declaring this Amendment to be advisable:

  Article IV of the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4.1(a) of the Certificate of Incorporation shall now read:

          "(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

        SECOND: That this Amendment was duly adopted, in accordance with the DGCL and the Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on [                        ], 200[    ].

        THIRD: That this Amendment was duly adopted pursuant to the applicable provisions of sections 141, 216 and 242 of the DGCL.

[The remainder of this page has been intentionally left blank.]

F-1

        IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on this [        ] day of [                        ], 200[    ].

By
Name: Title:

F-2

ANNEX H

Hermitage Insurance Company and Subsidiary

Consolidated Financial Statements

Years Ended December 31, 2007 and 2006 and
Periods from June 3, 2005 to December 31, 2005 (Successor)
and January 1, 2005 to June 2, 2005 (Predecessor)

Hermitage Insurance Company and Subsidiary

Contents

Independent Auditors' Report

To the Board of Directors of
Hermitage Insurance Company and Subsidiary

        We have audited the consolidated balance sheets of Hermitage Insurance Company and Subsidiary (the "Company") as of December 31, 2007, 2006, and 2005 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 (successor). We have also audited the accompanying consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity and cash flows for the periods January 1, 2005 through June 2, 2005 (predecessor) and June 3, 2005 through December 31, 2005 (successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hermitage Insurance Company and Subsidiary as of December 31, 2007, 2006 and 2005 and the results of operations and cash flows for the years ended December 31, 2007 and 2006 (successor) and for the periods January 1, 2005 through June 2, 2005 (predecessor) and June 3, 2005 through December 31, 2005 (successor) in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 6 to the consolidated financial statements, the Company's loss and loss adjustment expense reserves have been actuarially determined to be within an acceptable range. However, there is a significant potential for material deviation therein, as a result of a change implemented during 2007 in the Company's reserve estimation methodology, when combined with the relatively small volume of reserves, and the frequency and severity of loss within two of its lines of businesses.

/s/ AMPER, POLITZINER & MATTIA, LLP
September 15, 2008
Edison, New Jersey

Hermitage Insurance Company and Subsidiary

Consolidated Balance Sheets

(000's omitted, except share and per share data)

December 31,	2007	2006	2005
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost: 2007—$140,085; 2006—$136,116; 2005—$121,154)	$142,166	$136,114	$120,313
Common stock, available-for-sale, at fair value (cost $3,094—2007, 2006 and 2005)	3,812	3,688	3,250
Short-term investments, at cost, which approximates fair value	4,765	1,442	22

Total investments	150,743	141,244	123,585
Cash and cash equivalents	14,509	7,481	9,210
Accrued investment income	1,431	1,441	1,325
Premiums receivable (net of allowance: 2007—$2,100; 2006—$1,100; 2005—$1,100)	9,946	6,342	5,909
Reinsurance recoverable on:
Paid losses and loss expenses	490	1,311	(56)
Unpaid losses and loss expenses	12,557	28,870	29,374
Deferred policy acquisition costs	9,847	6,273	5,178
Prepaid reinsurance premiums	4,246	2,663	3,479
Deferred tax asset, net	910	2,762	3,665
Intangible assets, net	1,050	1,190	1,330
Fixed assets, net	1,298	714	111
Other assets	158	188	244

Total assets	$207,185	$200,479	$183,354

Liabilities and Stockholders' Equity
Liabilities:
Unpaid losses and loss expenses	$69,814	$104,946	$104,127
Unearned premiums	33,233	23,229	20,379
Commissions payable	1,236	3,036	2,640
Accounts payable and accrued expenses	2,918	2,283	2,778
Income taxes payable	411	411	393
Reinsurance payable	8,781	5,136	2,754
Other liabilities	1,032	1,494	587

Total liabilities	117,425	140,535	133,658

Commitments and contingencies
Stockholders' equity:
Common stock, par value $2,832 per share: authorized, issued and outstanding—1,095 shares	3,101	3,101	3,101
Preferred stock, par value $7,792 per share: authorized, issued and outstanding—385 shares	3,000	3,000	3,000
Additional paid-in capital	66,948	55,913	53,056
Accumulated other comprehensive income (loss)	1,281	(154)	(983)
Retained earnings (deficit)	15,430	(1,916)	(8,478)

Total stockholders' equity	89,760	59,944	49,696

	$207,185	$200,479	$183,354

See accompanying notes to consolidated financial statements.

Hermitage Insurance Company and Subsidiary

Consolidated Statements of Operations and Comprehensive Income (Loss)

(000's omitted, except share and per share data)

			Period from June 3, 2005 to December 31, 2005 (successor)	Period from January 1, 2005 to June 2, 2005 (predecessor)
	Year ended December 31,
	2007	2006
Revenues:
Net earned premiums	$53,172	$44,268	$23,275	$17,074
Net investment income	7,444	6,136	2,603	1,635
Realized (losses) gains on sales of investments	(893)	(484)	(15)	736
Other revenues	—	61	137	90

Total revenues	59,723	49,981	26,000	19,535

Losses and expenses:
Losses and loss expenses	3,202	21,667	21,221	1,645
Commissions	11,118	10,907	5,670	4,041
Operating expenses	10,870	7,493	5,966	1,843

Total losses and expenses	25,190	40,067	32,857	7,529

Income (loss) before provision (benefit) for Federal income taxes	34,533	9,914	(6,857)	12,006
Provision (benefit) for Federal income taxes	12,115	3,352	(2,609)	3,673

Net income (loss)	22,418	6,562	(4,248)	8,333

Comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities available-for-sale	856	351	(987)	(1,086)
Reclassification adjustment for losses (gains) included in earnings	579	478	4	474

Comprehensive income (loss)	$23,853	$7,391	$(5,231)	$7,721

See accompanying notes to consolidated financial statements.

Hermitage Insurance Company and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

(000's omitted, except share and per share data)

Years ended December 31, 2007 and 2006 and
periods from June 3, 2005 to December 31, 2005 (successor)
and January 1, 2005 to June 2, 2005 (predecessor)

	Common stock		Preferred stock
						Accumulated other comprehensive income (loss)
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital		Retained earnings (deficit)	Total
Predecessor company
Balance, January 1, 2005	1,095	$3,101	385	$3,000	$10,454	$1,151	$23,915	$41,621
Other comprehensive loss	—	—	—	—	—	(612)	—	(612)
Net income	—	—	—	—	—	—	8,333	8,333

Balance, June 2, 2005	1,095	3,101	385	3,000	10,454	539	32,248	49,342

Successor company
Balance, June 3, 2005	1,095	3,101	385	3,000	10,454	539	32,248	49,342
Paid-in capital—change in ownership	—	—	—	—	34,187	(539)	(32,248)	1,400
Deferred tax related to intangible assets	—	—	—	—	—	—	(490)	(490)
Additional contribution	—	—	—	—	7,000	—	—	7,000
Deemed contribution	—	—	—	—	1,415	—	—	1,415
Other comprehensive loss	—	—	—	—	—	(983)	—	(983)
Net loss	—	—	—	—	—	—	(4,248)	(4,248)
Prior period tax adjustment	—	—	—	—	—	—	(3,740)	(3,740)

Balance, December 31, 2005	1,095	3,101	385	3,000	53,056	(983)	(8,478)	49,696
Other comprehensive income	—	—	—	—	—	829	—	829
Deemed contribution	—	—	—	—	2,857	—	—	2,857
Net income	—	—	—	—	—	—	6,562	6,562

Balance, December 31, 2006	1,095	3,101	385	3,000	55,913	(154)	(1,916)	59,944
Other comprehensive income	—	—	—	—	—	1,435	—	1,435
Deemed contribution	—	—	—	—	11,035	—	—	11,035
Net income	—	—	—	—	—	—	22,418	22,418
Dividends	—	—	—	—	—	—	(5,072)	(5,072)

Balance, December 31, 2007	1,095	$3,101	385	$3,000	$66,948	$1,281	$15,430	$89,760

See accompanying notes to consolidated financial statements.

Hermitage Insurance Company and Subsidiary

Consolidated Statements of Cash Flows

(000's omitted, except share and per share data)

	Year ended December 31,
			Period from June 3, 2005 to December 31, 2005 (successor)	Period from January 1, 2005 to June 2, 2005 (predecessor)
	2007	2006
Cash flows from operating activities:
Net income (loss)	$22,418	$6,562	$(4,248)	$8,333
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of bond discount	149	499	434	394
Amortization of intangible assets	140	140	70	—
Depreciation of fixed assets	374	164	55	58
Loss on disposal of fixed assets	—	6	4	4
Realized (losses) gains on sales of investments	893	484	15	(736)
Income taxes incurred but not paid	12,115	3,352	(2,609)	3,673
Change in assets and liabilities:
Accrued interest income	10	(116)	(101)	(207)
Premiums receivable	(3,604)	(433)	968	(300)
Reinsurance recoverable	17,134	(863)	(6,063)	1,691
Deferred policy acquisition costs	(3,574)	(1,095)	263	154
Prepaid reinsurance premium	(1,583)	816	(232)	840
Other assets	30	56	(23)	105
Unpaid losses and loss expenses	(35,132)	819	19,125	(7,115)
Unearned premiums	10,004	2,850	(294)	(2,121)
Commissions payable	(1,800)	396	379	(281)
Accounts payable and accrued expenses	635	(495)	2,337	(708)
Reinsurance payable	3,645	2,382	(802)	502
Other liabilities	(462)	907	(265)	274
Miscellaneous	12	(14)	(251)	82

Net cash provided by operating activities	21,404	16,417	8,762	4,642

Cash flows from investing activities:
Sale of fixed maturity securities	20,414	65,085	17,877	4,156
Sale of equity securities	—	—	—	4,192
Purchase of fixed maturity securities	(25,437)	(81,038)	(32,029)	(9,772)
Purchase of equity securities	—	—	—	(3,094)
Net (purchases) sales of short -term investments	(3,323)	(1,420)	118	(120)
Purchase of fixed assets	(958)	(773)	(21)	(16)

Net cash used in investing activities	(9,304)	(18,146)	(14,055)	(4,654)

Cash flows from financing activities:
Dividends paid	(5,072)	—	—	—
Capital contribution	—	—	7,000	—

Net cash (used in) provided by financing activities	(5,072)	—	7,000	—

Net increase (decrease) in cash and cash equivalents	7,028	(1,729)	1,707	(12)
Cash and cash equivalents, beginning of period	7,481	9,210	7,503	7,515

Cash and cash equivalents, end of period	$14,509	$7,481	$9,210	$7,503

Supplemental disclosures of noncash information:
Cash paid during the period for:
Effect of pushed down accounting related to capital contribution of intangible assets	—	—	$1,400	—

See accompanying notes to consolidated financial statements.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements

(000's omitted, except share and per share data)

1. Nature of Operations

        The consolidated financial statements of Hermitage Insurance Company (the "Company") include its accounts and those of its wholly-owned insurance subsidiary company, Kodiak Insurance Company ("Kodiak").

        The Company was incorporated in the State of New York in 1984, to underwrite commercial property and liability risks. Business is received from a number of excess and surplus lines wholesale producers. The Company is domiciled in New York, is admitted in New York, Georgia, New Jersey, Pennsylvania, and Rhode Island and qualifies as an approved non-admitted insurer in thirty-one additional states.

        Pursuant to a transaction that closed on June 3, 2005, the Company was purchased by 2005662 Ontario Limited ("Ontario Limited"), a wholly-owned subsidiary of Brookfield Asset Management, each of which are incorporated in the Province of Ontario, Canada. As part of the transaction, Brookfield Asset Management, formerly Brascan Corporation, acquired the Company and its subsidiaries, Kodiak and Vantage Data Corporation ("Vantage Data"). The acquisition was approved by the State of New York Insurance Department on March 18, 2005 and the State of New Jersey Department of Banking and Insurance on April 7, 2005.

        On December 21, 2005, the Company was conveyed from Ontario Limited to Brookfield Asset Management. On December 22, 2005, the Company was transferred from Brookfield Asset Management to Brascan US Holdings, Inc., a wholly-owned subsidiary of Brookfield Asset Management incorporated in the Province of Ontario, Canada. On December 31, 2005, the Company was transferred from Brascan US Holdings, Inc. to Brookfield US Corporation, a wholly-owned subsidiary of Brookfield Asset Management incorporated in the State of Delaware.

        In 1997, the Company purchased 100% of the outstanding stock of Kodiak for $2,500 and subsequently contributed additional capital in the form of cash and investments with a cost of $3,113. The acquisition was approved by the State of New Jersey Department of Banking and Insurance on November 24, 1997. On December 31, 2007, the Company accrued a surplus contribution to Kodiak in the amount of $5,100. This transaction was submitted to the New York State Insurance Department for approval and was ultimately settled on February 5, 2008. Kodiak is domiciled in the State of New Jersey and is licensed to write certain property and casualty lines in New Jersey.

2. Acquisition

        As a result of Ontario Limited's acquisition of ownership interest of the Company, the Company adopted the "push down" method of accounting effective June 3, 2005. Under this method, and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", the assets and liabilities of the Company were revalued to reflect Ontario Limited's cost basis, which is based on the fair values of such assets and liabilities on the date Ontario Limited's ownership interests were acquired. In accordance with SFAS No. 141, the cost of the acquisition was allocated to assets acquired and liabilities assumed based on the fair values as of the close of acquisition. As a result, the Company recorded intangible assets in the amount of $1,400. No other

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

2. Acquisition (Continued)

adjustments were made to the carrying value of other assets or liabilities. The effect of the use of the push down accounting as a result of Ontario Limited's acquisition of common stock is as follows:

Assets:
Investments	$111,374
Cash	7,503
Accounts receivable, net	6,877
Reinsurance recoverable	23,256
Deferred policy acquisition costs	5,441
Prepaid insurance premiums	3,247
Deferred tax asset	3,690
Intangible assets	1,400
Fixed assets, net	149
Other assets	1,445

Total assets	164,382

Liabilities:
Unpaid losses and loss expenses	85,002
Unearned premiums	20,673
Other liabilities	7,965

Total liabilities	113,640

Total purchase price	$50,742

        The effect of the new basis of accounting and acquisition of common stock on the Company's equity was recorded through additional paid-in capital. For purposes of identification and description, the Company is referred to as "Predecessor" for the period from January 1, 2005 to June 2, 2005 and as "Successor" for the period from June 3, 2005 to December 31, 2005.

3. Summary of Significant Accounting Policies

(a) Principles of Consolidation

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect the consolidated accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

(b) Basis of Presentation

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

(c) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future, as more information becomes known which could impact the amounts reported and disclosed herein.

(d) Investments

        All of the Company's fixed maturity and equity securities are classified as available-for-sale securities, and are stated at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of applicable deferred taxes.

        The Company does not invest in, hold or issue any derivative financial instruments.

        Premium and discount amounts are amortized into income based on the stated contractual lives of the securities. The Company recognizes income for the mortgage-backed and asset-backed bond portion of its fixed maturity securities portfolio using the constant effective yield method.

        Net investment income, consisting of interest and dividends, net of investment expense, is recognized when earned. Realized gains and losses on investments are recognized when investments are sold or redeemed on a specific identification basis.

(e) Cash and Cash Equivalents

        Cash and cash equivalents are carried at cost, which approximates their fair values. Investments having an original maturity of less than one year at the date of acquisition are classified as short-term investments. Securities having maturities of less than three months are classified as cash equivalents.

(f) Insurance Premiums

        Premiums including amounts related to ceded reinsurance are earned pro rata over the terms of the policies. The reserve for unearned premiums is determined on a daily pro-rata basis.

(g) Deferred Policy Acquisition Costs

        Deferred policy acquisition costs are costs that vary with and are primarily related to the production of new and renewal business. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs which are deferred when incurred and amortized to expense as the related written premiums are earned.

(h) Losses and Loss Expenses

        The Company's reserves for loss and loss adjustment expenses include a) estimates for claims reported prior to the close of the accounting period, b) estimates for claims incurred but not reported as of the close of the accounting period, c) development of claims paid and/or reported prior to the

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

close of the accounting period and d) deductions for anticipated reinsurance recoverables related to these items.

        Losses and loss adjustment expenses represent the estimated ultimate net cost of all reported and unreported amounts incurred through December 31 of each period presented. The Company does not discount loss and loss adjustment expense reserves. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency, and were based on the best data available to the Company; however, due to the size of the Company and its limited spread of risk, those estimates are subject to a significant degree of inherent variability. Those estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. Although management believes that the estimates of the reserves for unpaid losses and loss adjustment expenses at December 31, 2007, 2006, and 2005 are reasonable in the circumstances, it is possible that the Company's actual incurred losses and loss adjustment expenses not conform to the assumptions inherent in the determination of the reserves; accordingly, the ultimate settlement of losses and loss adjustment expenses may vary significantly from the estimates included in the Company's financial statements. The Company does not reserve for salvage and subrogation recoveries.

(i) Reinsurance

        Reinsurance premiums ceded are charged against income ratably over the life of the contract. Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid losses and loss adjustment expenses associated with the reinsured policies. Reserves for losses and loss adjustment expenses and unearned premiums ceded to reinsurers have been reported as assets in the consolidated balance sheets. Amounts shown in the accompanying consolidated statements of operations and comprehensive income (loss) for earned premiums, losses and loss adjustment expenses, commissions and operating expenses include both direct and assumed business and are presented net of reinsurance ceded.

(j) Fixed Assets

        Depreciation on leasehold improvements is computed using the straight-line method over the lease term. Depreciation on furniture and equipment, computer hardware and software is computed using the straight-line method over the estimated useful lives of three years.

        Expenditures for major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to income as incurred. When fixed assets are retired, or otherwise disposed of, the cost thereof and related accumulated depreciation are eliminated from the accounts. Any gain or loss on disposal is credited or charged to operations.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

(k) Income Taxes

        The Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply in the years in which the differences are expected to reverse.

(l) Intangibles

        The Company's acquisition by Ontario Limited in June 2005 resulted in additional intangibles of $1,400. The Company recorded the intangibles and additional paid-in capital for this amount in accordance with SFAS No. 141. The intangibles consist of the following:

		Useful lives
Distribution network	$300	5 years
Trade names	400	Indefinite
Software	400	5 years
State licenses	300	Indefinite

	$1,400

December 31,	2007	2006	2005 (successor)
Intangible assets	$1,400	$1,400	$1,400
Accumulated amortization	(350)	(210)	(70)

Net	$1,050	$1,190	$1,330

        The Company recorded amortization expense of $140 in 2007 and 2006 and $70 during the period from June 3, 2005 to December 31, 2005.

        The Company performs an annual impairment analysis to identify potential impairment related to indefinite life intangible assets and measures the amount of impairment loss, if any, to be recognized. This annual test is performed on December 31 of each year or more frequently if events or circumstances change that require the Company to perform the impairment analysis on an interim basis.

(m) Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consists of net unrealized investment gains or losses on available-for-sale securities and is presented separately in Note 4. These amounts are reported net of deferred income taxes.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

(n) Fair Value of Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, premium receivables and accounts payable approximate those assets and liabilities fair values due to the short-term nature of the instruments. The fair value of investments is addressed in Note 4.

(o) New Accounting Pronouncements

        In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statements No. 133 and 140. SFAS No. 155 requires that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or hybrid instruments that contain an embedded derivative requiring bifurcation and permits entities to fair value any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement (new basis) event occurring after the beginning of an entity's fiscal year that begins after September 15, 2006. In January 2007, the FASB released Statement 133 Implementation Issue No. B40, "Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets" ("B40"). Implementation Issue No. B40 provides a limited scope exception from paragraph 13(b) of SFAS No. 133 for securitized interests that contain only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets if certain criteria are met. Implementation Issue No. B40 is effective upon the adoption of SFAS No. 155 with certain exceptions. The Company adopted SFAS No. 155 effective January 1, 2007 and it did not have a material impact on its financial condition or results of operations.

        In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)" ("FIN 48") to be effective for fiscal years beginning after December 15, 2007. FIN 48 sets forth criteria for recognition and measurement of tax positions taken or expected to be taken in a tax return. FIN 48 requires that companies recognize the impact of a tax position if that position is "more likely than not" of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest, penalties, accounting in interim periods and disclosure. The Company does not believe the adoption will have a material impact on its financial condition and results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe the adoption will have a material impact on its financial condition or results of operations.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", which provides reporting entities an option to report selected financial assets, including investment securities designated as available-for-sale, and liabilities, including most insurance contracts, at fair value. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

types of assets and liabilities. The standard also requires additional information to aid financial statement users' understanding of a reporting entity's choice to use fair value on its earnings and also requires entities to display on the face of the balance sheet the fair value of those assets and liabilities which the reporting entity has chosen to measure at fair value. SFAS No. 159 is effective as of the beginning of a reporting entity's first fiscal year beginning after November 15, 2007. The Company has elected not to apply the provisions of SFAS No. 159 to its eligible financial assets and financial liabilities on the date of the adoption. Accordingly, the initial application of SFAS No. 159 has no effect on the Company.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations". SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree and recognizes and measures the goodwill acquired in any business combination or a gain from any bargain purchase. SFAS No. 141(R) also sets forth the disclosures required to be made in the financial statements to evaluate the nature and financial effects of any business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, SFAS No. 141(R) will be applied by the Company to business combinations occurring on or after January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51". SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented. The Company does not have any noncontrolling interests and, therefore, does not believe the adoption will have a material impact on its financial condition or results of operations.

        In September 2006, the Securities and Exchange Commission (the "SEC") released SEC Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements", which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

3. Summary of Significant Accounting Policies (Continued)

statements. SAB No. 108 requires registrants to consider the effect of all carry-over and reversing effects of prior year misstatements when quantifying errors in current year financial statements. SAB No. 108 does not change the SEC staff's previous guidance on evaluation of the materiality of errors. It allows registrants to record the effects of adopting the guidance as a cumulative effect adjustment to retained earnings. This adjustment must be reported as of the beginning of the first fiscal year ending after November 15, 2007 (January 1, 2006 for calendar year-end companies in either the 2006 year-end Form 10-K or third quarter Form 10-Q). The adoption of SAB No. 108 did not have a material impact on the financial condition or results of operations of the Company.

        Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts" ("SOP 05-1"), became effective January 1, 2007. SOP 05-1 provides guidance on accounting for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments". SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverage that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. The adoption of SOP 05-1 did not have a material impact on the financial condition or results of operations of the Company.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

4. Investments

        The amortized cost and fair value of investments are as follows:

December 31, 2007	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturity securities:
U.S. Government securities	$6,563	$328	$—	$6,891
Mortgage and asset-backed securities	57,209	949	(345)	57,813
Corporate securities	73,051	1,486	(340)	74,197
Agency securities	2,751	3	(5)	2,749
Municipal securities	511	5	—	516

Total fixed maturity securities	140,085	2,771	(690)	142,166
Equity securities	3,094	718	—	3,812

Total	$143,179	$3,489	$(690)	$145,978

December 31, 2006	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturity securities:
U.S. Government securities	$7,233	$54	$(44)	$7,243
Mortgage and asset-backed securities	53,130	479	(525)	53,084
Corporate securities	69,265	612	(473)	69,404
Agency securities	5,946	—	(115)	5,831
Municipal securities	542	10	—	552

Total fixed maturity securities	136,116	1,155	(1,157)	136,114
Equity securities	3,094	594	—	3,688

Total	$139,210	$1,749	$(1,157)	$139,802

December 31, 2005	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturity securities:
U.S. Government securities	$10,478	$10	$(168)	$10,320
Mortgage and asset-backed securities	24,851	73	(491)	24,433
Corporate securities	85,825	468	(733)	85,560

Total fixed maturity securities	121,154	551	(1,392)	120,313
Equity securities	3,094	167	(11)	3,250

Total	$124,248	$718	$(1,403)	$123,563

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

4. Investments (Continued)

        The amortized cost and fair value of investments in fixed maturity securities at December 31, 2007, by contractual maturity, are as follows:

	Amortized cost	Fair value
Due in one year or less	$9,375	$9,352
Due after one year through five years	40,292	40,829
Due after five years through ten years	27,869	28,654
Due after ten years	5,340	5,518
Mortgage and asset-backed securities	57,209	57,813

Total	$140,085	$142,166

        The above maturity table includes maturities which may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

        Proceeds from the sale of available-for-sale fixed maturity securities for the years ended December 31, 2007 and 2006 were $20,414 and $65,085, respectively, and for the periods from June 3, 2005 to December 31, 2005 and January 1, 2005 to June 2, 2005 were $17,877 and $4,156, respectively.

        Net investment income by category of investment consisted of the following:

	Year ended December 31,			Period from January 1, 2005 to June 2, 2005 (predecessor)
			Period from June 3, 2005 to December 31, 2005 (successor)
	2007	2006
Fixed maturity securities	$7,229	$5,964	$2,648	$1,734
Equity securities	74	70	42	20
Cash and short-term investments	634	510	179	66
Other investments	1	2	15	—

Total investment income	7,938	6,546	2,884	1,820
Investment expenses	(494)	(410)	(281)	(185)

Net investment income	$7,444	$6,136	$2,603	$1,635

        At December 31, 2007, 2006, and 2005, fixed maturity securities of $2,378, $2,290 and $2,267, respectively, were on deposit with the various states where the insurance companies conduct business.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

4. Investments (Continued)

        The change in net unrealized gains (losses) on investments, and related tax effect, is as follows:

	December 31,
			December 31, 2005 (successor)	June 2, 2005 (predecessor)
	2007	2006
Unrealized holding gains/(losses) on fixed maturity securities	$2,081	$(2)	$(841)	$777
Unrealized holding gains on equity securities	718	594	156	51

	2,799	592	(685)	828
Tax effect	(978)	(206)	242	(288)

Net of tax	1,821	$386	$(443)	$540

Change in unrealized gains/(losses) on securities, net of tax	$1,435	$829	$(983)	$(612)

        The Company has reviewed its mortgage-backed security portfolio and determined that the majority of these investments are in pools that are backed by loans made to well qualified borrowers or in tranches that have minimal default risk. Predominately, all of the Company's mortgage-backed securities that were issued by financial institutions participating in subprime lending activities are of investment grade quality. However, the estimated fair values of these investments are subject to fluctuation and unrealized holding gains and losses are generally recorded in other comprehensive income. However, if a decline in fair value is determined to be other-than-temporary, the cost basis is written down to estimated fair value through earnings. During the year ended December 31, 2007, the Company recognized $967 in other-than-temporary impairment losses on certain of its asset-backed fixed maturity securities that it does not have the intent to hold into a period where recovery may occur.

        The table below summarizes the gross unrealized losses of fixed maturity securities as of December 31, 2007, 2006 and 2005 based on the duration that the security has remained in an unrealized loss position:

	Less than 12 months		12 months or longer		Total
December 31, 2007	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Mortgage and asset-backed securities	$4,182	$(155)	$16,919	$(190)	$21,101	$(345)
Corporate securities	11,361	(247)	12,359	(93)	23,720	(340)
Agency securities	—	—	895	(5)	895	(5)

Total fixed maturity securities	$15,543	$(402)	$30,173	$(288)	$45,716	$(690)

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

4. Investments (Continued)

	Less than 12 months		12 months or longer		Total
December 31, 2006	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Government securities	$2,647	$(13)	$1,865	$(31)	$4,512	$(44)
Mortgage and asset-backed securities	4,732	(19)	19,437	(506)	24,169	(525)
Corporate securities	13,922	(64)	16,919	(409)	30,841	(473)
Agency securities	—	—	5,831	(115)	5,831	(115)

Total fixed maturity securities	$21,301	$(96)	$44,052	$(1,061)	$65,353	$(1,157)

	Less than 12 months		12 months or longer		Total
December 31, 2005	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Government securities	$10,320	$(168)	$—	$—	$10,320	$(168)
Mortgage and asset-backed securities	24,433	(491)	—	—	24,433	(491)
Corporate securities	85,560	(733)	—	—	85,560	(733)

Total fixed maturity securities	$120,313	$(1,392)	$—	$—	$120,313	$(1,392)

        The fixed maturity securities with continuous unrealized losses for less than 12 months were primarily due to the impact of higher market interest rates rather than a decline in credit quality.

5. Fixed Assets, net

        Fixed assets, net of accumulated depreciation, consist of the following:

December 31,	2007	2006	2005
Leasehold improvements	$110	$110	$97
Furniture and equipment	347	283	288
Computer hardware and software	1,893	999	386

	2,350	1,392	771
Less: Accumulated depreciation	1,052	678	660

Fixed assets, net	$1,298	$714	$111

        Depreciation expense was $374 and $164 for the years ended December 31, 2007 and 2006, respectively, and $55 and $58 for the periods from June 3, 2005 to December 31, 2005 and January 1, 2005 to June 2, 2005, respectively.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

6. Unpaid Losses and Loss Expenses

        The following table provides a reconciliation of the beginning and ending balances for unpaid losses and loss adjustment expenses for 2007, 2006, and 2005:

	2007	2006	2005
Balance, January 1,	$104,946	$104,127	$92,116
Less: reinsurance recoverables	28,870	29,374	24,087

Net balance, January 1,	76,076	74,753	68,029

Incurred losses and loss expenses:
Provision for current year claims	27,361	25,428	28,862
Decrease in provision for prior years' claims	(24,159)	(3,761)	(5,996)

Total incurred losses and loss expenses	3,202	21,667	22,866

Payment for losses and loss expenses:
Payment on current year claims	(5,159)	(3,493)	(5,317)
Payment on prior years' claims	(16,862)	(16,851)	(10,825)

Total payments for losses and loss expenses	(22,021)	(20,344)	(16,142)

Net balance, December 31,	57,257	76,076	74,753
Plus: Reinsurance recoverables	12,557	28,870	29,374

Balance, December 31,	$69,814	$104,946	$104,127

        The provision for incurred losses and loss adjustment expenses of prior years decreased in 2006 and 2005 primarily as a result of the re-estimation of unpaid loss and loss adjustment expenses principally in the "other liability" line of business.

        In 2007, the provision for incurred losses and loss adjustment expenses of prior years decreased as a result of the Company's newly implemented enhanced reserve estimation methodology, principally in the commercial multi-peril, other liability and products liability lines of business. While within an acceptable range, there is a significant potential for material deviation in the Company's loss and loss adjustment expense reserves. The effect on loss and loss adjustment expense reserves caused by the change in estimate was $24,159.

7. Reinsurance

        Certain premiums and claims are assumed from and ceded to other insurance companies under various reinsurance agreements. Reinsurance contracts do not relieve the Company from its obligations to policyholders and failure of reinsurers to honor their obligations could result in losses to the Company.

        In the ordinary course of business, the Company reinsures a significant portion of its policies with reinsurance companies through excess of loss agreements. Such agreements serve to limit the Company's potential loss from any one risk or total losses in the aggregate. The Company ceded losses in excess of $150 from January 1, 1999 through June 30, 2000, in excess of $175 from July 1, 2000 through December 31, 2000, in excess of $200 during 2001 and 2002, in excess of $225 during 2003 and 2004, in excess of $250 during 2005 and 2006 and in excess of $350 during 2007.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

7. Reinsurance (Continued)

        On December 20, 2007, the Company entered into a 100% Quota Share Reinsurance Agreement with American Resources Insurance Company ("ARIC"). In accordance with the agreement, the Company assumes all policies written by ARIC, excluding those issued in the Auto Warranty line of business, with an effective date on or after October 1, 2007. As of December 31, 2007, the Company had an assumed premium receivable of $2,294 and assumed reinsurance payable on paid losses and loss adjustment expenses of $7 related to this treaty. Subsequent to December 31, 2007, this agreement was terminated, effective January 1, 2008.

        The Company continually evaluates the financial condition of their reinsurers and monitor concentrations of credit risk arising from activities or economic characteristics of the reinsurers to minimize their exposure to significant losses from future reinsurer insolvencies.

        The effect of reinsurance on premiums written and earned is as follows:

	2007		2006
Year ended December 31,	Written	Earned	Written	Earned
Direct	$68,838	$62,304	$54,000	$51,097
Assumed	3,959	489	138	189
Ceded	(11,204)	(9,621)	(6,202)	(7,018)

Net	$61,593	$53,172	$47,936	$44,268

	Period from June 3, 2005 to December 31, 2005 (successor)		Period from January 1, 2005 to June 2, 2005 (predecessor)
	Written	Earned	Written	Earned
Direct	$27,848	$28,122	$18,650	$20,755
Assumed	269	289	57	65
Ceded	(5,369)	(5,136)	(2,913)	(3,746)

Net	$22,748	$23,275	$15,794	$17,074

        The reinsurance ceded is as follows:

	2007	2006	2005
Unpaid losses and loss adjustment expenses	$12,557	$28,870	$29,374
Prepaid premiums	4,246	2,663	3,479
Losses and loss adjustment expenses incurred	(9,182)	6,831	8,244

        Losses and loss adjustment expenses ceded for the periods from June 3, 2005 to December 31, 2005 and January 1, 2005 to June 2, 2005 were $8,609 and $(365), respectively.

8. Income Taxes

        The Company's Federal income tax return is consolidated with Brascan (US) Corporation and, on a consolidated basis, had no Federal income tax liability. The Company is not a party to any tax allocation or tax sharing agreement at this time. In accordance with SFAS No. 109, the financial

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

8. Income Taxes (Continued)

statements include a provision for Federal income taxes incurred even though payment of this item was not contractually required. Due to the absence of a tax allocation or tax sharing agreement, an offsetting amount was reported through stockholders' equity and deemed as a capital contribution.

        Significant components of the provision (benefit) for income taxes are as follows:

	Year ended December 31,			Period from January 1, 2005 to June 2, 2005 (predecessor)
			Period from June 3, 2005 to December 31, 2005 (successor)
	2007	2006
Total current provision (benefit)	$10,988	$2,848	$(1,761)	$3,254
Total deferred provision (benefit)	1,127	504	(848)	419

Total provision (benefit)	$12,115	$3,352	$(2,609)	$3,673

        The reconciliation of income tax computed at the Company's U.S. Federal statutory rate of 35% to the reported income tax provision (benefit) is as follows:

	Year ended December 31,			Period from January 1, 2005 to June 2, 2005 (predecessor)
			Period from June 3, 2005 to December 31, 2005 (successor)
	2007	2006
Income tax provision (benefit) at prevailing corporate income tax rates applied to pretax income	$12,087	$3,470	$(2,400)	$4,202
Increase (decrease) in:
Nontaxable investment income	(8)	(199)	(272)	(158)
Other	36	81	63	(371)

Net income tax provision (benefit)	$12,115	$3,352	$(2,609)	$3,673

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

8. Income Taxes (Continued)

        Significant components of the Company's net deferred tax assets as of December 31, 2007, 2006, and 2005 are as follows:

December 31,	2007	2006	2005
Deferred tax assets:
Unearned premium reserves	$2,027	$1,440	$1,149
Unpaid loss reserves	2,603	3,757	3,806
Allowance for doubtful accounts	735	385	385
Deferred compensation	—	—	363
Impairment related losses	338	—	—

Total deferred tax assets	5,703	5,582	5,703

Deferred tax liabilities:
Deferred policy acquisition costs	3,446	2,197	1,811
Intangible assets	368	417	466
Unrealized gains (losses) on securities	979	206	(239)

Total deferred tax liabilities	4,793	2,820	2,038

Net deferred tax asset	$910	$2,762	$3,665

        At December 31, 2007, the Company had no unused operating loss carryforwards or alternative minimum tax credit carryforwards to offset against future taxable income.

        Management periodically evaluates the reliability of its net deferred tax asset and adjusts the level of the valuation allowance if it is deemed more likely than not that all or a portion of the asset is not realizable.

9. Statutory Financial Statements

        The insurance companies prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the respective Departments of Insurance in which they are domiciled ("SAP").

        Prescribed SAP includes a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted SAP encompass all other accounting policies allowed by various departments of insurance.

        The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with GAAP, which differ in certain respects from SAP.

        The principal differences relate to (1) acquisition costs incurred in connection with acquiring new and renewal business are charged to expense under SAP but under GAAP are deferred and amortized as the related premiums are earned; (2) limitations on net deferred tax assets created by the tax effects of temporary differences; (3) loss and loss adjustment expense and unearned premium reserves are presented gross of reinsurance with a corresponding asset recorded; and (4) fixed maturity securities that qualify as available-for-sale are carried at fair value and changes in fair value are reflected directly in stockholders' equity, net of related deferred taxes.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

9. Statutory Financial Statements (Continued)

        Statutory basis surplus and statutory basis net income of the Company are as follows:

As of and for the year ended December 31, 2007	Statutory surplus	GAAP equity	Statutory net income	GAAP net income
Company	$76,871	$89,760	$30,876	$22,418

As of and for the year ended December 31, 2006	Statutory surplus	GAAP equity	Statutory net income	GAAP net income
Company	$50,724	$59,944	$7,401	$6,562

As of and for the period from June 3, 2005 to December 31, 2005	Statutory surplus	GAAP equity	Statutory net income	GAAP net income
Company	see note	$49,696	see note	$(4,248)

As of and for the period from January 1, 2005 to June 2, 2005	Statutory surplus	GAAP equity	Statutory net income	GAAP net income
Company	see note	$49,342	see note	$8,333

        The Company's statutory basis surplus and net income for the twelve months ended December 31,2005 were $41,847 and $8,286, respectively.

10. Preferred Stock

        The preferred stock consists of 385 shares at a par value of $7.7 92 with the following terms. The annual dividend rate of the preferred stock is 4%. The liquidation value of the preferred stock is $7.792 per share plus unpaid cumulative preferred dividends.

        Each convertible preferred shareholder shall have the right at any time and from time to time to convert all or any part of the convertible preferred shares held by such shareholder into common shares on the basis of one (1) common share for each convertible preferred share converted into a common share, all such common shares issued to the holder of convertible preferred shares on such conversion to be fully paid and non-assessable shares.

11. Dividend Restrictions

        Insurance companies are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk- based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2007, and to the extent that statutorily defined surplus is available, $7,687 would be available for distribution without prior approval. Distribution by the Insurance Companies of the excess of GAAP stockholders' equity over statutory capital and surplus to the Company is prohibited by law.

        The Company declared and paid dividends on common stock of $5,072 during the year ended December 31, 2007. The Company did not declare or pay any dividends on common stock during the years ended December 31, 2006 and 2005.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

12. Risk-Based Capital

        Insurance companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined based on the various risk factors related to it. At December 31, 2007, 2006, and 2005, each of the insurance companies met or exceeded its minimum RBC requirements.

13. Retirement Benefit Plan

        The Company maintains a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code for all employees. The Company matches an amount equal to one hundred percent of each participating employee's pretax contribution to a maximum of 4% of annual gross salary. The Company's contributions to the plan for 2007 and 2006 were $128 and $136, respectively, and for the periods from June 3, 2005 to December 31, 2005 and January 1, 2005 to June 2, 2005 were $80 and $54, respectively.

14. Lease Obligations

        The Company and its subsidiary lease office space suitable to conduct its operations, including its home office in White Plains, New York, and office facilities in Atlanta, Georgia and Glastonbury, Connecticut under varying terms and expiration dates. These leases are considered operating leases for financial reporting purposes. Some of these leases have options to extend the length of the leases and contain clauses for cost of living, operating expense and real estate tax adjustments. Rental expense was $436 and $408 in 2007 and 2006, respectively, and $220 and $146 for the periods from June 3, 2005 to December 31, 2005 and January 1, 2005 to June 2, 2005, respectively.

        At December 31, 2007, future minimum lease payments under non-cancelable real estate leases (without provisions for sublease income) are as follows:

Year ending December 31,
2008	$440
2009	441
2010	443
2011	118

        Certain rental commitments have renewal options extending through the year 2011. Some of these renewals are subject to adjustments in future periods.

15. Related Party Transactions

        For the years ended December 31, 2007, 2006 and 2005, written premiums of $1,859, $1,661 and $1,157, respectively, with related commissions of $409, $366 and $257, respectively, were produced by an entity for which one of its principals is on the Company's Board of Directors. At December 31, 2007, 2006, and 2005, amounts included in premiums receivable from this entity were $174, $219 and $72, respectively.

Hermitage Insurance Company and Subsidiary

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

16. Contingencies

        The Company is involved in litigation in the claims settlement process in the normal course of business. However, the Company is not subject to any current or pending legal proceedings that management believes are likely to have a material adverse effect on the accompanying financial statements.

17. Subsequent Events

        On February 8, 2008, Kodiak entered into a 100% Quota Share Reinsurance Agreement with ARIC. In accordance with the agreement, the Company assumes all policies written by ARIC, excluding those issued in the Auto Warranty line of business, with an effective date on or after January 1, 2008.

        On July 31, 2008, Kodiak entered into an additional 100% Quota Share Reinsurance Agreement with ARIC. In accordance with the agreement, Kodiak assumed the unearned premium on all policies in force at October 1, 2007, excluding those issued in the Auto Warranty line of business, and also assumes the losses arising under such policies occurring on or after October 1, 2007. This agreement was approved by the New Jersey Department of Banking and Insurance on July 17, 2008 and the State of Alabama Insurance Department on July 28, 2008.

        On March 18, 2008, the Company was transferred from Brookfield US Corporation to Brookfield Insurance Holdings, Inc., a wholly-owned subsidiary incorporated in the State of Delaware. On March 31, 2008, Brookfield Insurance Holdings, Inc. changed its name to HIG, Inc. ("HIG").

        On August 27, 2008, Tower Group, Inc. ("Tower") and CastlePoint Holdings, Ltd. ("CastlePoint") announced that CastlePoint Reinsurance Company, Ltd., a Bermuda-based subsidiary of CastlePoint, entered into a definitive agreement to acquire HIG. Under the terms of the agreement, CastlePoint will pay Brookfield US Corporation $27,000 in cash plus the adjusted closing book value of HIG.

        On August 5, 2008, Tower announced that it had entered into a definitive agreement to acquire CastlePoint. As a result of the purchase of HIG, Tower and CastlePoint entered into a separate agreement pursuant to which, following CastlePoint's acquisition of HIG, Tower agreed to buy HIG's operating assets including rights to policy renewals and producer appointments. Tower and CastlePoint do not expect to consummate this renewal rights transaction unless Tower's acquisition of CastlePoint is not consummated or is delayed. If this renewal rights transaction were to close, Tower and CastlePoint have agreed to extend all of the reinsurance, management and service agreements between themselves or their respective subsidiaries for one additional year upon their expiration, currently scheduled for March 31, 2010, at commission and management fee terms which have been set to approximate current market terms, provided that, under certain limited circumstances, the extension will be for 6 months.

        Upon the sale of the operating assets to Tower, CastlePoint will retain HIG's financial assets including capital in the operating insurance companies, insurance licenses, loss and loss adjustment expense reserves and unearned premium reserves. In addition, Tower's managing general agency, Tower Risk Management, will manage HIG's operating insurance companies on behalf of CastlePoint based upon the terms of existing management and service agreements between Tower and CastlePoint.

        The transactions between HIG and CastlePoint and those between Tower and CastlePoint, including any ancillary agreements, are subject to customary regulatory approvals.

ANNEX I

HIG, Inc.

Consolidated Financial Statements (unaudited)

for the six month periods ended June 30, 2008 and 2007

(unaudited)

HIG, Inc.

Contents

HIG, Inc.

Consolidated Balance Sheets

(000's omitted, except share and per share data)

(unaudited)

June 30,	2008	2007
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost: 2008—$142,987 and 2007—$140,380)	$143,098	$138,686
Common stock, available-for-sale, at fair value (cost $3,094—2008 and 2007)	3,327	3,915
Short-term investments, at cost, which approximates fair value	4,728	1,389

Total investments	151,153	143,990
Cash and cash equivalents	22,298	10,875
Accrued investment income	1,489	1,462
Premiums receivable (net of allowance: 2008—$2,100; 2007—$1,100)	23,330	9,964
Reinsurance recoverable on:
Paid losses and loss expenses	3,131	—
Unpaid losses and loss expenses	14,988	27,688
Deferred policy acquisition costs	12,935	8,062
Prepaid reinsurance premiums	5,407	3,177
Deferred tax asset	1,772	4,002
Intangible assets, net	980	1,120
Fixed assets, net	1,798	982
Other assets	96	704

Total assets	$239,377	$212,026

Liabilities and Stockholders' Equity
Liabilities:
Unpaid losses and loss expenses	$80,862	$106,386
Unearned premiums	44,504	28,951
Commissions payable	1,062	1,472
Accounts payable and accrued expenses	2,322	947
Income taxes payable	—	411
Reinsurance payable	10,026	5,652
Other liabilities	2,048	961

Total liabilities	140,824	144,780

Commitments and contingencies
Stockholders' equity:
Common stock, par value $.01 per share: authorized—1,000 shares, issued and outstanding—200 shares	2	2
Additional paid-in capital	76,320	65,372
Accumulated other comprehensive loss	(314)	(1,105)
Retained earnings	22,545	2,977

Total stockholders' equity	98,553	67,246

	$239,377	$212,026

See accompanying notes to consolidated financial statements.

HIG, Inc.

Consolidated Statements of Operations and Comprehensive Income

(000's omitted, except share and per share data)

(unaudited)

Six months ended June 30,	2008	2007
Revenues:
Net earned premiums	$43,180	$25,117
Net investment income	3,806	3,632
Realized gains on sales of investments	143	83
Other revenues	18	—

Total revenues	47,147	28,832

Losses and expenses:
Insurance losses and loss expenses incurred	22,592	13,375
Commissions	8,757	4,518
Operating expenses	5,824	3,413

Total losses and expenses	37,173	21,306

Income before provision for Federal income taxes	9,974	7,526
Provision for Federal income taxes	2,859	2,633

Net income	7,115	4,893
Comprehensive income, net of tax:
Unrealized holding losses on securities available-for sale	(1,502)	(897)
Reclassification adjustment for gains included in earnings	(93)	(54)

Comprehensive income	$5,520	$3,942

See accompanying notes to consolidated financial statements.

HIG, Inc.

Consolidated Statements of Changes in Stockholders' Equity

(000's omitted, except share and per share data)

(unaudited)

	Common stock
				Accumulated other comprehensive income (loss)	Retained earnings (accumulated deficit)
	Number of shares	Amount	Additional paid-in capital			Total
Balance December 31, 2006	200	$2	$62,012	$(154)	$(1,916)	$59,944
Other comprehensive loss	—	—		(951)	—	(951)
Deemed contribution	—	—	3,360	—	—	3,360
Net income	—	—	—	—	4,893	4,893

Balance, June 30, 2007(*)	200	$2	$65,372	$(1,105)	$2,977	$67,246

	Common stock
				Accumulated other comprehensive income (loss)
	Number of shares	Amount	Additional paid-in capital		Retained earnings	Total
Balance, December 31, 2007	200	$2	$73,047	$1,281	$15,430	$89,760
Other comprehensive loss	—	—	—	(1,595)	—	(1,595)
Deemed contribution	—	—	3,273	—	—	3,273
Net income	—	—	—	—	7,115	7,115

Balance, June 30, 2008(*)	200	$2	$76,320	$(314)	$22,545	$98,553

(*)
See note 1 to these consolidated financial statements regarding the transfer of equity ownership in the Company

See accompanying notes to consolidated financial statements.

HIG, Inc.

Consolidated Statements of Cash Flows

(000's omitted, except share and per share data)

(unaudited)

Six months ended June 30,	2008	2007
Cash flows from operating activities:
Net income	$7,115	$4,893
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of bond discount	(3)	100
Amortization of intangible assets	70	70
Depreciation of fixed assets	216	166
Realized investment gains	(143)	(83)
Income taxes incurred but not paid	2,859	2,633
Change in assets and liabilities:
Accrued investment income	(58)	(21)
Premiums receivable	(13,384)	(3,622)
Reinsurance recoverable	(5,072)	2,493
Deferred policy acquisition costs	(3,088)	(1,789)
Prepaid reinsurance premiums	(1,161)	(514)
Other assets	62	(516)
Unpaid losses and loss expenses	11,048	1,440
Unearned premiums	11,271	5,722
Commissions payable	(174)	(1,564)
Accounts payable and accrued expenses	(596)	(1,336)
Reinsurance payable	1,245	516
Other liabilities	1,016	(533)
Miscellaneous	3	(2)

Net cash provided by operating activities	11,226	8,053

Cash flows used in investing activities:
Sale of fixed maturity securities	19,168	9,682
Purchase of fixed maturity securities	(21,926)	(13,960)
Net sales of short-term investments	37	53
Purchase of fixed assets	(716)	(434)

Net cash used in investing activities	(3,437)	(4,659)

Net increase in cash and cash equivalents	7,789	3,394
Cash and cash equivalents, beginning of period	14,509	7,481

Cash and cash equivalents, end of period	$22,298	$10,875

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	—	—
Income tax refund	—	—

See accompanying notes to consolidated financial statements.

HIG, Inc.

Notes to Consolidated Financial Statements

(000's omitted, except share and per share data)

(unaudited)

1. Basis of Reporting

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial statements and, therefore, do not include all of the information and footnotes required by GAAP for complete financial statements. These interim statements should be read in conjunction with the financial statements and notes thereto included in the Hermitage Insurance Company and Subsidiary ("Hermitage") financial statements as of and for the year ended December 31, 2007.

        These interim consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim period and all such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative, if annualized, of those to be expected for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        A detailed description of the Company's significant accounting policies and management judgments is located in the audited consolidated financial statements for the year ended December 31, 2007. All significant inter-company transactions and accounts have been eliminated in the consolidated financial statements.

        On March 18, 2008, ownership of Hermitage was transferred from Brookfield US Corporation ("BUSC") to Brookfield Insurance Holdings, Inc., a wholly-owned subsidiary of BUSC incorporated in the State of Delaware. As this transfer was between entities under common control, no adjustment to net book value was required. On March 31, 2008, Brookfield Insurance Holdings, Inc. changed its name to HIG, Inc. ("HIG"). The financial statements contained herein have been adjusted to reflect this transfer as though Hermitage was owned by HIG for all periods presented. Accordingly, the common stock and additional paid-in capital amounts that are present reflect HIG's capital structure.

        In the first quarter of 2008, American Resources Insurance Consultants, LLC was incorporated, as a wholly-owned subsidiary of HIG, in the State of Alabama.

2. Recent Accounting Pronouncements

        With the exception of those pronouncements discussed below, there have been no recent accounting pronouncements or changes in existing accounting pronouncements during the six months ended June 30, 2008, as compared to the recent accounting pronouncements described in the consolidated financial statements for the fiscal year ended December 31, 2007, that are of significance, or potential significance, to the Company.

        In June 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") Emerging Issues Task Force ("EITF") No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP 03-6-1"). FSP 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method described in Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This FSP is effective for financial

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

2. Recent Accounting Pronouncements (Continued)

statements issued for fiscal years beginning after December 15, 2008 and requires all presented prior period earnings per share data to be adjusted retrospectively. The Company does not believe the adoption will have a material impact on its financial condition or results of operations.

        In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts", an interpretation of SFAS No. 60. SFAS No. 163 requires that insurance enterprises recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS No. 163 also clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. SFAS No. 163 also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that SFAS No. 163 will have on its consolidated financial statements.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". This statement supersedes the existing hierarchy contained in the U.S. financial accounting standards. The existing hierarchy was carried over to SFAS No. 162 essentially unchanged. The statement becomes effective 60 days following the Securities and Exchange Commission's (the "SEC") approval of the Public Company Accounting Oversight Board amendments to the auditing literature. The new hierarchy is not expected to change current accounting practice in any area.

        In April 2008, the FASB issued FSP No. 142-3, "Determination of the Useful Life of Intangible Assets". FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other intangible Assets". This standard is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date.

        In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities". SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS No. 161 will have on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". Under SFAS No. 159, companies may elect to measure certain financial

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

2. Recent Accounting Pronouncements (Continued)

instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 was effective beginning in the first quarter of fiscal 2008. The Company chose not to elect the fair value option. Therefore, the adoption of SFAS No. 159 in the first quarter of fiscal 2008 did not impact its consolidated financial position, results of operations or cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP 157-2 which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, the Company adopted SFAS No. 157 for financial assets and liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. See Note 5, "Fair Value of Financial Instruments" for information and related disclosures regarding its fair value measurements.

3. Investments

        The amortized cost and fair value of investments are as follows:

June 30, 2008	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturities:
U.S. Government securities	$8,091	$340	$(42)	$8,389
Mortgage and asset-backed securities	49,520	542	(664)	49,398
Corporate securities	60,590	333	(1,223)	59,700
Agency securities	24,275	851	(3)	25,123
Municipal securities	511	—	(23)	488

Total fixed maturities	142,987	2,066	(1,955)	143,098
Common stock	3,094	253	(20)	3,327

Total	$146,081	$2,319	$(1,975)	$146,425

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

3. Investments (Continued)

June 30, 2007	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturities:
U.S. Government securities	$7,566	$17	$(66)	$7,517
Mortgage and asset-backed securities	60,154	86	(915)	59,325
Corporate securities	66,236	162	(874)	65,524
Agency securities	5,912	—	(110)	5,802
Municipal securities	512	6	—	518

Total fixed maturities	140,380	271	(1,965)	138,686
Common stock	3,094	821	—	3,915

Total	$143,474	$1,092	$(1,965)	$142,601

        The amortized cost and fair value of investments in fixed maturity securities at June 30, 2008, by contractual maturity, are as follows:

	Amortized cost	Fair value
Due in one year or less	$4,685	$4,696
Due after one year through five years	46,864	47,244
Due after five years through ten years	36,061	35,877
Due after ten years	5,857	5,883
Mortgage and asset-backed securities	49,520	49,398

Total	$142,987	$143,098

        The above maturity table includes maturities which may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

        Proceeds from the sale of available-for-sale fixed maturity securities for the six months ended June 30, 2008 and 2007 were $19,168 and $9,682, respectively.

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

3. Investments (Continued)

        Net investment income by category of investment consisted of the following:

Six months ended June 30,	2008	2007
Fixed maturity securities	$3,735	$3,586
Equity securities	35	34
Cash and short-term investments	237	165
Other investments	67	59

Total investment income	4,074	3,844
Investment expenses	(268)	(212)

Net investment income	$3,806	$3,632

        The change in net unrealized gains (losses) on investments and related tax effect, is as follows:

Six months ended June 30,	2008	2007
Unrealized holding losses on fixed maturity securities	$111	$(1,694)
Unrealized holding gains on equity securities	233	821

	344	(873)
Tax effect	(120)	305

Net of tax	$224	$(568)

Change in unrealized losses on securities, net of tax	$(1,595)	$(951)

        The Company has reviewed its mortgage-backed security portfolio and determined that the majority of these investments are in pools that are backed by loans made to well qualified borrowers or in tranches that have minimal default risk. Predominately, all of the Company's mortgage-backed securities that were issued by financial institutions participating in subprime lending activities are of investment grade quality. However, the estimated fair values of these investments are subject to fluctuation and unrealized holding gains and losses are generally recorded in other comprehensive income. However, if a decline in fair value is determined to be other-than-temporary, the cost basis is written down to estimated fair value through earnings. During the year ended December 31, 2007, the Company recognized $967 in other-than-temporary impairment losses on certain of its asset-backed fixed maturity securities that it does not have the intent to hold into a period where recovery may occur. None of the other securities were deemed to have any issues that would lead the Company to believe they were other than temporarily impaired.

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

3. Investments (Continued)

        The tables below summarize the gross unrealized losses of fixed maturity securities as of June 30, 2008 and 2007 based on the duration that the security has remained in an unrealized loss position:

	Less than 12 months		12 months or longer		Total
June 30, 2008	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Fixed maturity securities:
U.S. Government securities	$1,748	$(42)	$—	$—	$1,748	$(42)
Mortgage and asset-backed securities	8,333	(116)	15,681	(548)	24,014	(664)
Corporate securities	25,750	(617)	8,828	(606)	34,578	(1,223)
Agency securities	2,001	(3)	—	—	2,001	(3)
Municipal Securities	418	(23)	—	—	418	(23)

Total fixed maturity securities	38,250	(801)	24,509	(1,154)	62,759	(1,955)
Common stock	290	(20)	—	—	290	(20)

Total	$38,540	$(821)	$24,509	$(1,154)	$63,049	$(1,975)

	Less than 12 months		12 months or longer		Total
June 30, 2007	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Fixed maturity securities:
U.S. Government securities	$2,951	$(44)	$1,869	$(22)	$4,820	$(66)
Mortgage and asset-backed securities	22,825	(241)	19,595	(674)	42,420	(915)
Corporate securities	17,524	(429)	22,400	(445)	39,924	(874)
Agency securities	—	—	5,802	(110)	5,802	(110)

Total fixed maturity securities	$43,300	$(714)	$49,666	$(1,251)	$92,966	$(1,965)

        The fixed maturity securities with continuous unrealized losses for less than 12 months were primarily due to the impact of higher market interest rates rather than a decline in credit quality.

4. Fair Value of Financial Instruments

        The Company's estimates of fair value for financial assets and financial liabilities are based on the framework established in SFAS No. 157. The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the SFAS No. 157 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

4. Fair Value of Financial Instruments (Continued)

prices in active markets and the lowest priority to unobservable inputs that reflect the Company's significant market assumptions. The three levels of the hierarchy are as follows:

Level 1

        Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2

        Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

Level 3

        Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company's own assumptions about the assumptions that market participants would use.

        In accordance with SFAS No. 157, the Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following section describes the valuation methodologies used by the Company to measure assets and liabilities at fair value, including an indication of the level within the fair value hierarchy in which each asset or liability is generally classified.

Investments Available-for-Sale.

        Investments available-for-sale are recorded at fair value on a recurring basis and include fixed maturity and equity securities. Fair value of investments is measured based upon quoted prices in active markets, if available. If quoted prices in active markets are not available, fair values are measured by an independent pricing service that utilizes valuation techniques based upon observable market data. Level 1 investments include those traded on an active exchange, such as the NASDAQ. Since fixed maturity securities other than U.S. treasury securities generally do not trade on a daily basis, the independent pricing service prepares estimates of fair value measurements for these securities using its proprietary pricing applications which include available relevant market information.

        These investments are classified as Level 2 investments and include obligations of U.S. government agencies, municipal bonds, corporate debt securities and other mortgage backed securities.

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

4. Fair Value of Financial Instruments (Continued)

        The following table presents the level within the fair value hierarchy at which the Company's financial assets and financial liabilities are measured on a recurring basis as of June 30, 2008:

	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale fixed maturity securities	$143,098	$8,389	$134,709	—
Equity securities	3,327	3,327	—	—

Total	$146,425	$11,716	$134,709	—

6. Unpaid Losses and Loss Expenses

        The following table provides a reconciliation of the beginning and ending balances for unpaid losses and loss adjustment expenses for the six month periods ended June 30, 2008 and 2007:

	June 30, 2008	June 30, 2007
Balance, January 1,	$69,814	$104,946
Less: reinsurance recoverables	12,557	28,870

Net balance, January 1,	57,257	76,076

Incurred losses and loss expenses:
Provision for current year claims	24,410	14,045
Decrease in provision for prior years' claims	(1,818)	(670)

Total incurred losses and loss expenses	22,592	13,375

Payment for losses and loss expenses:
Payment on current year claims	(4,312)	(2,018)
Payment on prior years' claims	(9,664)	(8,735)

Total payments for losses and loss expenses	(13,976)	(10,753)

Net balance, December 31,	65,873	78,698
Plus: Reinsurance recoverables	14,988	27,688

Balance, December 31,	$80,862	$106,386

        The provision for incurred losses and loss adjustment expenses of prior years decreased in the six month periods ended June 30, 2008 and 2007 primarily as a result of the re-estimation of unpaid loss and loss adjustment expenses principally in the "other liability" line of business.

        In 2007, the provision for incurred losses and loss adjustment expenses of prior years decreased as a result of the Company's newly implemented enhanced reserve estimation methodology, principally in the commercial multi-peril, other liability and products liability lines of business. While within an acceptable range, there is a significant potential for material deviation in the Company's loss and loss

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

6. Unpaid Losses and Loss Expenses (Continued)

adjustment expense reserves. The effect on loss and loss adjustment expense reserves caused by the change in estimate was $24,159.

6. Reinsurance

        On February 8, 2008, Kodiak Insurance Company ("Kodiak"), a wholly-owned insurance subsidiary company, entered into a 100% Quota Share Reinsurance Agreement with American Resources Insurance Company ("ARIC"). In accordance with the agreement, the Company assumes all policies written by ARIC, excluding those issued in the Auto Warranty line of business, with an effective date on or after January 1, 2008.

        On July 31, 2008, Kodiak entered into an additional 100% Quota Share Reinsurance Agreement with ARIC. In accordance with the agreement, Kodiak assumed the unearned premium on all policies in force at October 1, 2007, excluding those issued in the Auto Warranty line of business, and also assumes the losses arising under such policies occurring on or after October 1, 2007. This agreement was approved by the New Jersey Department of Banking and Insurance on July 17, 2008 and the State of Alabama Insurance Department on July 28, 2008.

7. Income Taxes

        The Company's Federal income tax return is consolidated with Brascan (US) Corporation and, on a consolidated basis, had no Federal income tax liability. The Company is not a party to any tax allocation or tax sharing agreement at this time. In accordance with SFAS No. 109, the financial statements include a provision for Federal income taxes incurred even though payment of this item was not contractually required. Due to the absence of a tax allocation or tax sharing agreement, an offsetting amount was reported through shareholders' equity and deemed as a capital contribution.

        Significant components of the provision (benefit) for income taxes are as follows:

Six months ended June 30,	2008	2007
Total current provision	$3,273	$3,360
Total deferred benefit	(414)	(727)

Total provision	$2,859	$2,633

        At June 30, 2008, the Company had no unused operating loss carryforwards or alternative minimum tax credit carryforwards to offset against future taxable income.

        Management periodically evaluates the reliability of its net deferred tax asset and adjusts the level of the valuation allowance if it is deemed more likely than not that all or a portion of the asset is not realizable.

8. Lease Obligations

        The Company and its subsidiary lease office space suitable to conduct its operations, including its home office in White Plains, New York, and office facilities in Atlanta, Georgia and Glastonbury,

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

8. Lease Obligations (Continued)

Connecticut under varying terms and expiration dates. These leases are considered operating leases for financial reporting purposes. Some of these leases have options to extend the length of the leases and contain clauses for cost of living, operating expense and real estate tax adjustments. Rental expense was $286 and $216 for the six months ended June 30, 2008 and 2007, respectively.

9. Related Party Transactions

        For the six months ended June 30, 2008 and 2007, written premiums of $905 and $850, respectively, with related commissions of $199 and $187, respectively, were produced by an entity for which one of its principals is on the Company's Board of Directors. At June 30, 2008 and 2007, amounts included in premiums receivable from this entity were $167 and $162, respectively.

10. Contingencies

        The Company is involved in litigation in the claims settlement process in the normal course of business. However, the Company is not subject to any current or pending legal proceedings that management believes are likely to have a material adverse effect on the accompanying financial statements.

11. Subsequent Events

        On July 31, 2008, Kodiak entered into an additional 100% Quota Share Reinsurance Agreement with ARIC. In accordance with the agreement, Kodiak assumed the unearned premium on all policies in force at October 1, 2007, excluding those issued in the Auto Warranty line of business, and also assumes the losses arising under such policies occurring on or after October 1, 2007. This agreement was approved by the New Jersey Department of Banking and Insurance on July 17, 2008 and the State of Alabama Insurance Department on July 28, 2008.

        On August 27, 2008, Tower Group, Inc. ("Tower") and CastlePoint Holdings, Ltd. ("CastlePoint") announced that CastlePoint Reinsurance Company, Ltd., a Bermuda-based subsidiary of CastlePoint, entered into a definitive agreement to acquire HIG, Inc. ("HIG"). Under the terms of the agreement, CastlePoint will pay Brookfield US Corporation $27,000 in cash plus the adjusted closing book value of HIG.

        On August 5, 2008, Tower announced that it had entered into a definitive agreement to acquire CastlePoint. As a result of the purchase of HIG, Tower and CastlePoint entered into a separate agreement pursuant to which, following CastlePoint's acquisition of HIG, Tower agreed to buy HIG's operating assets including rights to policy renewals and producer appointments. Tower and CastlePoint do not expect to consummate this renewal rights transaction unless Tower's acquisition of CastlePoint is not consummated or is delayed. If this renewal rights transaction were to close, Tower and CastlePoint have agreed to extend all of the reinsurance, management and service agreements between themselves or their respective subsidiaries for one additional year upon their expiration, currently scheduled for March 31, 2010, at commission and management fee terms which have been set to approximate current market terms, provided that, under certain limited circumstances, the extension will be for 6 months.

HIG, Inc.

Notes to Consolidated Financial Statements (Continued)

(000's omitted, except share and per share data)

(unaudited)

11. Subsequent Events (Continued)

        Upon the sale of the operating assets to Tower, CastlePoint will retain HIG's financial assets including capital in the operating insurance companies, insurance licenses, loss and loss adjustment expense reserves and unearned premium reserves. In addition, Tower's managing general agency, Tower Risk Management, will manage HIG's operating insurance companies on behalf of CastlePoint based upon the terms of existing management and service agreements between Tower and CastlePoint.

        The transactions between HIG and CastlePoint and those between Tower and CastlePoint, including any ancillary agreements, are subject to customary regulatory approvals.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Under Tower's amended and restated certificate of incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (the "DGCL"), Tower will indemnify any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of Tower to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of Tower, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of Tower, and, in criminal actions or proceedings, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the action is settled or otherwise disposed of or the person is adjudged to be liable to Tower, only if and to the extent the court in which such action was brought or, if none, a court of competent jurisdiction determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

        Tower's amended and restated certificate of incorporation provides that Tower will indemnify any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Tower or is or was serving at the request of the Tower as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, in any capacity. No director of Tower will be personally liable to Tower or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director will be liable to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to Tower or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which such director derived an improper personal benefit.

        In addition, Tower may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Tower or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Tower would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. Tower maintains insurance for the benefit of Tower's officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tower pursuant to the foregoing provisions, Tower has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of CastlePoint and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

Item 21.    Exhibits and Financial Statement Schedules.

a)    Exhibits

Exhibit Number	Description
2.1*

Agreement and Plan of Merger, dated August 4, 2008, by and among Ocean I, Tower and CastlePoint (included as Annex A to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 2.1 to the current report on Form 8-K/A, filed with the SEC on August 6, 2008).

3.1*	Amended and Restated Certificate of Incorporation of Tower, incorporated by reference to Exhibit 3.1 to Tower's Registration Statement on Form S-1 (Amendment No. 2) filed on July 23, 2004.
3.2*	Amended and Restated By-laws of Tower as amended October 24, 2007, incorporated by reference to Exhibit 3.1 to Tower's Current Report on Form 8-K filed on October 26, 2007.
4.1*

Warrant issued to Friedman, Billings, Ramsey & Co., Inc., incorporated by reference to Exhibit 4.3 to Tower's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004.

5.1	Opinion of Dewey & LeBoeuf LLP regarding legality of Tower common stock.
9.1*

Voting Agreement, dated August 4, 2008, between Tower and Michael H. Lee (included as Annex B to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on August 5, 2008).

10.1*

Employment Agreement, dated as of August 1, 2004, by and between Tower and Michael H. Lee, incorporated by reference to Exhibit 10.1 to Tower's Registration Statement on Form S-1 (Amendment No. 3) filed on August 25, 2004.

10.2*

Employment Agreement, dated as of August 1, 2004, by and between Tower and Francis M. Colalucci, incorporated by reference to Exhibit 10.3 to Tower's Registration Statement on Form S-1 (Amendment No. 3) filed on August 25, 2004.

10.3*

Employment Agreement, dated as of August 1, 2004, by and between Tower and Christian K. Pechmann, incorporated by reference to Exhibit 10.5 to Tower's Registration Statement on Form S-1 (Amendment No. 3) filed on August 25, 2004.

10.4*	2004 Long Term Equity Compensation Plan, incorporated by reference to Exhibit 10.7 to Tower's Registration Statement on Form S-1 (Amendment No. 6) filed on September 30, 2004.
10.5*	2001 Stock Award Plan, incorporated by reference to Exhibit 10.8 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.
10.6*	2000 Deferred Compensation Plan, incorporated by reference to Exhibit 10.9 to Tower's Registration Statement on Form S-1 (Amendment No. 6) filed on September 30, 2004.
10.7*

Amended & Restated Declaration of Trust, dated as of May 15, 2003, by and between Tower, Tower Statutory Trust I and U.S. Bank National Association, incorporated by reference to Exhibit 10.10 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.8*

Indenture, dated as of May 15, 2003, by and between Tower and U.S. Bank National Association, incorporated by reference to Exhibit 10.11 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

Exhibit Number	Description
10.9*

Guarantee Agreement, dated as of May 15, 2003, by and between Tower and U.S. Bank National Association, incorporated by reference to Exhibit 10.12 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.10*

Amended and Restated Trust Agreement, dated as of September 30, 2003, by and between Tower, JPMorgan Chase Bank, Chase Manhattan Bank USA, National Association and Michael H. Lee, Steven G. Fauth and Francis M. Colalucci as Administrative Trustees of Tower Group Statutory Trust II, incorporated by reference to Exhibit 10.13 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.11*

Junior Subordinated Indenture, dated as of September 30, 2003, by and between Tower and JPMorgan Chase Bank, incorporated by reference to Exhibit 10.14 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.12*

Guarantee Agreement, dated as of September 30, 2003, by and between Tower and JPMorgan Chase Bank, incorporated by reference to Exhibit 10.15 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.13*

Service and Expense Sharing Agreement, dated as of December 28, 1995, by and between Tower Insurance Company of New York and Tower Risk Management Corp., incorporated by reference to Exhibit 10.16 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.14*

Real Estate Lease and amendments thereto, by and between Broadpine Realty Holding Company, Inc. and Tower Insurance Company of New York, incorporated by reference to Exhibit 10.17 to Tower's Registration Statement on Form S-1 (Amendment No. 1) filed on June 24, 2004.

10.15*

Third Amendment to Lease between Tower Insurance Company of New York and 120 Broadway Holdings, LLC executed September 1, 2005, incorporated by reference to Exhibit 10.01 to Tower's Current Report on Form 8-K filed on August 26, 2005.

10.16*

License and Services Agreement, dated as of June 11, 2002, by and between AgencyPort Insurance Services, Inc. and Tower Insurance Company of New York, incorporated by reference to Exhibit 10.18 to Tower's Registration Statement on Form S-1 (Amendment No. 3) filed on August 25, 2004.

10.17*

Agreement, dated as of April 17, 1996, between Morstan General Agency, Inc. and Tower Risk Management Corp., incorporated by reference to Exhibit 10.19 to Tower's Registration Statement on Form S-1 filed on May 7, 2004.

10.18*

Managing General Agency Agreement, dated January 1, 2002, by and between Virginia Surety Company and Tower Risk Management Corp., incorporated by reference to Exhibit 10.20 to Tower's Registration Statement on Form S-1 (Amendment No. 1) filed on June 24, 2004.

10.19*

General Agency Agreement by and among State National Insurance Company, Inc., Tower Insurance Company of New York and Tower Risk Management Corp., incorporated by reference to Exhibit 10.21 to Tower's Registration Statement on Form S-1 (Amendment No. 1) filed on June 24, 2004.

10.20*

Commercial Renewal Rights Agreement, dated as of September 13, 2004, by and among OneBeacon Insurance Group LLC, each of the insurance Company subsidiaries of OneBeacon Insurance Group LLC listed therein and Tower, incorporated by reference to Exhibit 10.30 to Tower's Registration Statement on Form S-1 (Amendment No. 5) filed on September 15, 2004.

Exhibit Number	Description
10.21*

Addendum No. 1 to the Quota Share Reinsurance Agreement, effective January 1, 2004, by and between Tower Insurance Company of New York, Tokio Millenium Re Ltd. and Hannover Reinsurance (Ireland) Ltd. and E+S Reinsurance (Ireland) Ltd., incorporated by reference to Exhibit 10.32 to Tower's Registration Statement on Form S-1 (Amendment No. 6) filed on September 30, 2004.

10.22*

Quota Share Reinsurance Agreement, effective January 1, 2005, by and among Tower Insurance Company of New York, Hannover Reinsurance (Ireland) Ltd., E+S Reinsurance (Ireland) Ltd. and Tokio Millennium Re Ltd.), incorporated by reference to Exhibit 10.38 to Tower's Annual Report on Form 10-K filed on March 22, 2005.

10.23*

Amended and Restated Declaration of Trust, dated December 15, 2004, by and among Wilmington Trust Company, as Institutional Trustee; Wilmington Trust Company, as Delaware Trustee; Tower, as Sponsor; and the Trust Administrators Michael H. Lee, Francis M. Colalucci and Steve G. Fauth, incorporated by reference to Exhibit 10.04 to Tower's Current Report on Form 8-K filed on December 20, 2004.

10.24*	Indenture between Tower and Wilmington Trust Company, as Trustee, dated December 15, 2004, incorporated by reference to Exhibit 10.03 to Tower's Current Report on Form 8-K filed on December 20, 2004.
10.25*

Guarantee Agreement dated December 15, 2004, by and between Tower and Wilmington Trust Company, incorporated by reference to Exhibit 10.02 to Tower's Current Report on Form 8-K filed on December 20, 2004.

10.26*

Amended and Restated Declaration of Trust, dated December 21, 2004, by and among JPMorgan Chase Bank, National Association, as Institutional Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee; Tower, as Sponsor; and the Trust Administrators Michael H. Lee, Francis M. Colalucci and Steve G. Fauth, incorporated by reference to Exhibit 10.04 to Tower's Current Report on Form 8-K filed on December 23, 2004.

10.27*

Indenture between Tower and JPMorgan Chase Bank, National Association, as Trustee, dated December 21, 2004, incorporated by reference to Exhibit 10.03 to Tower's Current Report on Form 8-K filed on December 23, 2004.

10.28*

Guarantee Agreement dated December 21, 2004, by and between Tower and JPMorgan Change Bank, National Association, incorporated by reference to Exhibit 10.02 to Tower's Current Report on Form 8-K filed on December 23, 2004.

10.29*

Amended and Restated Declaration of Trust, dated March 31, 2006, by and among Wells Fargo Bank, National Association, as Institutional Trustee; Wells Fargo Delaware Trust Company, as Delaware Trustee; Tower, as Sponsor; and the Trust Administrators Francis M. Colalucci and Steve G. Fauth, incorporated by reference to Exhibit 10.04 to Tower's Current Report on Form 8-K filed on April 6, 2006.

10.30*

Indenture between Tower and Wells Fargo Bank, National Association, as Trustee, dated March 31, 2006, incorporated by reference to Exhibit 10.03 to Tower's Current Report on Form 8-K filed on April 6, 2006.

10.31*

Guarantee Agreement dated March 31, 2006, by and between Tower and Wells Fargo Delaware Trust Company, incorporated by reference to Exhibit 10.02 to Tower's Current Report on Form 8-K filed on April 6, 2006.

Exhibit Number	Description
10.32*	PXRE Commutation and Novation Agreement executed June 29, 2006 incorporated by reference to Tower's Current Report on Form 8-K filed on July 7, 2006.
10.33*

Stock Purchase Agreement by and among Tower and Preserver Group, Inc. dated November 13, 2006, incorporated by reference to Exhibit 10.1 to Tower's Current Report on Form 8-K filed on November 17, 2006.

10.34*	Exchange Agreement by and among Tower and CastlePoint Management Corp. dated January 11, 2007 incorporated by reference to Exhibit 10.1 to Tower's Current Report on Form 8-K filed on January 12, 2007.
10.35*

Master Agreement dated April 4, 2006 by and among Tower, Tower Insurance Company of New York, Tower National Insurance Company, CastlePoint and CastlePoint Management Corp. incorporated by reference to Exhibit 10.1 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.36*	Addendum No. 1 to the Master Agreement by and among Tower and CastlePoint incorporated by reference to Exhibit 10.2 to Tower's Current Report on Form 8-K filed on January 22, 2007.
10.37*

Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated August 31, 2006 and effective as of April 1, 2006 by and among Tower, Tower Insurance Company of New York. Tower National Insurance Company and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.3 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.38*

Amended and Restated Traditional Business Quota Share Reinsurance Agreement, dated August 31, 2006 and effective as of April 1, 2006 by and among Tower, Tower Insurance Company of New York. Tower National Insurance Company and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.4 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.39*

Amended and Restated Specialty Business Quota Share Reinsurance Agreement, dated August 31, 2006 and effective as of April 1, 2006 by and among Tower, Tower Insurance Company of New York. Tower National Insurance Company and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.5 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.40*

Amendment No. 1 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated January 11, 2007 by and among Tower, Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.6 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.41*

Amendment No. 1 to Amended and Restated Traditional Business Quota Share Reinsurance Agreement, dated January 11, 2007 by and among Tower, Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.7 to Tower's Current Report on Form 8-K filed on January 22, 2007.

10.42*

Amendment No. 1 to Amended and Restated Specialty Business Quota Share Reinsurance Agreement, dated January 11, 2007 by and among Tower, Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd. incorporated by reference to Exhibit 10.8 to Tower's Current Report on Form 8-K filed on January 22, 2007.

Exhibit Number	Description
10.43*

Amended and Restated Declaration of Trust, dated January 25, 2007, by and among Wilmington Trust, as Institutional Trustee and as Delaware Trustee; Tower, as Sponsor; and the Trust Administrators Michael H. Lee, Francis M. Colalucci and Stephen L. Kibblehouse, incorporated by reference to Exhibit 10.02 to Tower's Current Report on Form 8-K filed on January 6, 2007.

10.44*	Indenture between Tower and Wilmington Trust Company, as Trustee, dated January 25, 2007, incorporated by reference to Exhibit 4.01 to Tower's Current Report on Form 8-K filed on January 26, 2007.
10.45*

Guarantee Agreement dated January 25, 2007, by and between Tower and Wilmington Trust Company, incorporated by reference to Exhibit 10.01 to Tower's Current Report on Form 8-K filed on January 26, 2007.

10.46*

Management Agreement, dated July 1, 2007, by and between CastlePoint Insurance Company and Tower Risk Management Corp., incorporated by reference to Exhibit 10.1 to Tower's Quarterly Report on Form 10-Q filed on November 9, 2007.

10.47*

Employment Agreement, dated as of July 23, 2007, by and between Tower Group Inc. and Gary S. Maier, incorporated by reference to Exhibit 10.2 to Tower's Quarterly Report on Form 10-Q filed on November 9, 2007.

10.48*

Fourth Amendment to Lease between Tower Insurance Company of New York and 120 Broadway Holdings, LLC dated July 25, 2006, incorporated by reference to Exhibit 10.49 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.49*

Fifth Amendment to Lease between Tower Insurance Company of New York and 120 Broadway Holdings, LLC dated December 20, 2006, incorporated by reference to Exhibit 10.50 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.50*

Employment Agreement, dated as of November 12, 2006, by and between Tower Group Inc. and Patrick J. Haveron, incorporated by reference to Exhibit 10.1 to Tower's Current Report on Form 8-K filed on April 12, 2007.

10.51*	Separation Agreement, dated as of June 30, 2007, by and between Tower and Steven G. Fauth, incorporated by reference to Exhibit 10.1 to Tower's Current Report on Form 8-K filed on June 7, 2007.
10.52*	Consulting Agreement, dated as of July 1, 2007, by and between Tower and Steven G. Fauth, incorporated by reference to Exhibit 10.2 to Tower's Current Report on Form 8-K filed on June 7, 2007.
10.53*

Amendment No. 2 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated July 1, 2006 by and among Tower, Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd., incorporated by reference to Exhibit 10.54 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.54*

Amendment No. 3 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated April 1, 2007 by and among Tower, Tower Insurance Company of New York, and CastlePoint Insurance Company and CastlePoint Reinsurance Company, Ltd., incorporated by reference to Exhibit 10.55 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

Exhibit Number	Description
10.55*

Amendment No. 4 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated July 1, 2007 by and among Tower, Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd., incorporated by reference to Exhibit 10.56 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.56*

Aggregate Excess of Loss Reinsurance Agreement dated October 1, 2007 by and among Tower Insurance Company of New York, Tower National Insurance Company, Preserver Insurance Company, Mountain Valley Indemnity Company and North East Insurance Company, and CastlePoint Insurance Company., incorporated by reference to Exhibit 10.57 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.57*

Aggregate Excess of Loss Reinsurance Agreement dated October 1, 2007 by and among Tower Insurance Company of New York and CastlePoint Insurance Company, incorporated by reference to Exhibit 10.58 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.58*

Service Agreement dated May 1, 2007 by and among Tower Risk Management Corp. and CastlePoint Management Corp., incorporated by reference to Exhibit 10.59 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.59*

Property Catastrophe Reinsurance Agreement dated July 1, 2007 by and among Tower and various reinsurers, incorporated by reference to Exhibit 10.60 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.60*

Form of Tower 2004 Long Term Equity Compensation Plan, as amended and restated effective May 15, 2008, Restricted Stock Units Award Agreement, incorporated by reference to Exhibit 10.63 to Tower's Annual Statement on Form 10-K filed on March 14, 2008.

10.61*

Stock Purchase Agreement dated August 27, 2008 between CastlePoint Reinsurance Company, Ltd., HIG, Inc. and Brookfield US Corporation, incorporated by reference to Exhibit 2.1 to CastlePoint's Current Report on Form 8-K filed on September 2, 2008.

10.62*

Asset Purchase Agreement, dated as of August 26, 2008, by and among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York, Tower National Insurance Company, Preserver Insurance Company, Mountain Valley Insurance Company, North East Insurance Company and Tower Risk Management Corp., incorporated by reference to Exhibit 2.1 to Tower's Current Report on Form 8-K filed on August 27, 2008.

10.63*

Limited Waiver Agreement, dated as of August 26, 2008, by and among Tower, Ocean I Corporation and CastlePoint, incorporated by reference to Exhibit 2.2 to Tower's Current Report on Form 8-K filed on August 27, 2008.

13.1*	Annual Report to Tower stockholders for the year ended December 31, 2007, filed with the SEC on March 14, 2008.
21.1*	Subsidiaries of Tower, incorporated by reference to Exhibit 21 to the annual report on Form 10-K of Tower for the year ended December 31, 2007 filed with the SEC on March 14, 2008.
23.1	Consent of Dewey & LeBoeuf LLP (see Exhibit 5.1).
23.2	Consent of Johnson Lambert & Co. LLP, Independent Registered Public Accounting Firm.
23.3	Consent of PricewaterhouseCoopers (Bermuda), Independent Registered Public Accounting Firm.

Exhibit Number	Description
23.4	Consent of Amper, Politziner & Mattia, LLP.
24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).
99.1	Form of Tower Proxy Card.
99.2	Form of CastlePoint Proxy Card.
99.3	Consent of Lazard Frères & Co. LLC.
99.4	Consent of Goldman, Sachs & Co.
99.5	Consent of William A. Robbie.
99.6	Consent of Robert S. Smith.
99.7	Consent of Jan R. Van Gorder.

*
Filed previously

b)    Financial Statement Schedules

Index to Financial Statement Schedules

Schedules		Pages
I	Summary of Investments—Other Than Investments in Related Parties	II-9
II	Condensed Financial Information of the Registrant as of and for the years ended December 31, 2007, 2006 and 2005	II-10
III	Supplementary Insurance Information for the years ended December 31, 2007, 2006 and 2005	II-13
IV	Reinsurance for the years ended December 31, 2007, 2006 and 2005	II-14
V	Valuation and Qualifying Accounts for the years ended December 31, 2007, 2006 and 2005	II-15
VI	Supplemental Information Concerning Insurance Operations for the years ended December 31, 2007, 2006 and 2005	II-16

 Tower Group, Inc.

Schedule I—Summary of Investments—Other Than Investments in Related Parties

($ in thousands)

	December 31, 2007
($ in thousands)	Cost	Fair Value	Amount Reflected on Balance Sheet
Fixed maturities:
Available for sale:
U.S. Treasury securities and obligations of U.S. Government agencies	$45,546	$46,535	$46,535
Corporate securities	201,501	198,739	198,739
Mortgage-backed securities	214,414	204,853	204,853
Municipal securities	155,296	156,361	156,361
Total fixed maturities	616,757	606,488	606,488
Preferred Stocks	5,551	3,702	3,702
Common Stock	8,878	8,878	8,878
Total equities	14,429	12,580	12,580
Total investments	$631,186	$619,068	$619,068

Tower Group, Inc.

Schedule II—Condensed Financial Information of the Registrant

Condensed Balance Sheets

($ in thousands)

	December 31,
($ in thousands)	2007	2006
Assets
Cash and cash equivalents	24,020	5,089
Investment in subsidiaries	336,911	253,141
Federal and state taxes recoverable	3,851	2,295
Intangible assets	—	1,000
Fixed assets, net of accumulated depreciation	12,019	10,294
Investment in unconsolidated affiliate	32,615	27,944
Investment in statutory business trusts, equity method	2,664	2,045
Due from affiliate	510	382
Other assets	1,286	4,056
Total assets	$413,876	$306,246
Liabilities
Accounts payable and accrued expenses	$2,169	$3,530
Deferred rent liability	6,791	5,959
Deferred income taxes	6,865	4,792
Subordinated debentures	88,664	68,045
Total liabilities	104,489	82,326
Stockholders' equity	309,387	223,920
Total liabilities and stockholders' equity	$413,876	$306,246

Tower Group, Inc.

Schedule II—Condensed Financial Information of the Registrant

Condensed Statements of Income and Comprehensive Income

	Year Ended December 31,
($ in thousands)	2007	2006	2005
Revenues
Investment income	$1,893	$233	$1,084
Equity in net earnings of subsidiaries	46,557	32,942	22,963
Total revenues	48,450	33,175	24,047
Expenses
Other operating expenses	1,594	2,182	959
Interest expense	7,359	5,271	3,513
Total expenses	8,954	7,453	4,472
Other Income
Equity income in unconsolidated affiliate	2,438	914	—
Gain from issuance of common stock by unconsolidated affiliate	2,705	7,883	—
Warrant received from unconsolidated affiliate	—	4,605	—
Income before income taxes	44,640	39,124	19,575
Provision/(benefit) for income taxes	(442)	2,360	(1,179)
Net income	$45,082	$36,764	$20,754
Comprehensive Income
Net income	45,082	36,764	20,754
Other comprehensive income:
Gross unrealized investment holding gains (losses) arising during period	(29,424)	4,443	(6,664)
Equity in net unrealized gains in investment in unconsolidated affiliate's investment portfolio	(218)	143	—
Less: reclassification adjustment for (gains) losses included in net income	17,511	(12)	(122)
Comprehensive income	$37,197	$39,679	$16,350

Tower Group, Inc.

Schedule II—Condensed Financial Information of the Registrant

Condensed Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2007	2006	2005
Cash flows provided by (used in) operating activities:
Net income	$45,082	$36,764	$20,754
Adjustments to reconcile net income to net cash provided by (used in) operations:
Gain on issuance of common shares of unconsolidated affiliate	(2,705)	(7,883)	—
Dividends received from consolidated subsidiaries	8,500	5,300	3,800
Equity in undistributed net income of subsidiaries	(46,557)	(32,942)	(22,963)
Warrant received from unconsolidated affiliate	—	(4,605)	—
Depreciation and amortization	1,815	2,160	1,948
Amortization of restricted stock	1,919	860	618
Deferred income tax	1,517	4,830	—
(Increase) decrease in assets:
Federal and state income tax recoverable	(1,556)	(2,190)	(270)
Equity pick-up in unconsolidated affiliate	(2,438)	(914)	—
Excess tax benefits from share-based payment arrangements	(1,105)	(891)	—
Other assets	2,582	(1,350)	(409)
(Increase) decrease in liabilities:
Accounts payable and accrued expenses	3,583	(251)	(1,805)
Deferred rent	832	5,959	—
Other-net	321	292	(533)
Net cash flows provided by operations	11,789	5,139	1,140
Cash flows provided by (used in) investing activities:
Acquisition of Preserver Group, Inc.	(48,286)	—	—
Preserver transaction costs	(4,729)	—	—
Purchase of fixed assets	(2,540)	(10,514)	—
Investments in unconsolidated affiliate	—	(14,400)	—
Purchase—fixed-maturity securities	—	—	(20,921)
Purchase—equity securities	—	—	(7,064)
Sale—fixed-maturity securities	—	6,513	15,658
Sale—equity securities	—	8,513	—
Investment in subsidiary	(4,759)	(52,263)	(11,480)
Net cash flows used in investing activities	(60,314)	(62,151)	(23,807)
Cash flows provided by (used in) financing activities:
Equity offering and over allotment, net of issuance costs	89,366	—	—
Issuance of preferred stock	—	39,600
Repayment of redeemable preferred stock	(40,000)	—	—
Proceeds from issuance of subordinated debentures	20,619	20,619	—
Purchase of common trust securities—statutory business trusts	(619)	(619)	—
Exercise of stock options and warrants	1,166	1,243	367
Excess tax benefits form share-based payment arrangements	1,105	891	—
Stock repurchase	(439)	(97)	—
Dividends paid	(3,743)	(2,187)	(1,959)
Net cash flows provided by (used in) financing activities	67,455	59,450	(1,592)
Increase (decrease) in cash and cash equivalents	18,931	2,438	(24,259)
Cash and cash equivalents, beginning of year	5,089	2,651	26,910
Cash and cash equivalents, end of year	$24,020	$5,089	$2,651

Tower Group, Inc.

Schedule III—Supplementary Insurance Information

($ in thousands)

($ in thousands)	Deferred Acquisition Cost, Net of Deferred Ceding Commission Revenue	Gross Future Policy Benefit, Losses and Loss Expenses	Gross Unearned Premiums	Net Earned Premiums	Benefits, Losses and Loss Expenses	Amortization of DAC	Operating Expenses	Net Premiums Written
2007
Segments:
Insurance	$38,887	$490,425	$272,224	$280,294	$155,426	$(79,943)	$66,919	$258,460
Reinsurance	384	10,758	550	5,812	2,480	(2,793)	711	723
Total	$39,271	$501,183	$272,774	$286,106	$157,906	$(82,736)	$67,630	$259,183
2006
Segments:
Insurance	$33,633	$284,389	$221,337	$204,679	$117,982	$(54,893)	$45,680	$220,825
Reinsurance	2,178	18,152	5,680	19,309	17,143	(3,454)	1,058	24,245
Total	$35,811	$302,541	$227,017	$223,988	$135,125	$(58,347)	$46,738	$245,070
2005
Segments:
Insurance	$29,184	$196,737	$156,201	$162,911	$95,700	$(45,224)	$35,263	$210,395
Reinsurance	8	1,987	1,578	1,525	914	(423)	173	1,387
Total	$29,192	$198,724	$157,779	$164,436	$96,614	$(45,647)	$35,436	$211,782

Tower Group, Inc.

Schedule IV—Reinsurance

($ in thousands)

($ in thousands)	Direct Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2007
Premiums
Property and casualty insurance	$520,421	$264,832	$3,593	$259,182	1.39%
Accident and health insurance	—	—	—	—	0.0%
Total premiums	$520,421	$264,832	$3,593	$259,182	1.39%
Year ended December 31, 2006
Premiums
Property and casualty insurance	$408,352	$187,593	$24,311	$245,070	9.92%
Accident and health insurance	—	—	—	—	0.0%
Total premiums	$408,352	$187,593	$24,311	$245,070	9.92%

Tower Group, Inc.

Schedule V—Valuation and Qualifying Accounts

($ in thousands)

	December 31,
($ in thousands)	2007	2006	2005
Balance, January 1	$248	$170	$123
Additions	157	115	73
Deletions	(201)	(37)	(26)
Balance, December 31	$204	$248	$170

Tower Group, Inc.

Schedule VI—Supplemental Information Concerning Insurance Operations

($ in thousands)

							Claims and Claims Adjustment Expenses Incurred and Related to
		Reserves for Unpaid Claims and Claim Adjustment Expenses
										Paid Claims and Claim Adjustment Expenses
($ in thousands)	Deferred Acquisition Cost		Discount Reserves	Unearned Premium	Earned Premium	Net Investment Income	Current Year	Prior Year* Includes PXRE Commutation	Amortization of DAC		Net Premiums Written
2007	$39,271	$501,183	$—	$272,774	$286,106	$36,699	$159,512	$(1,606)	$(82,736)	$123,804	$259,183
2006	$35,811	$302,541	$—	$227,017	$223,988	$23,026	$135,863	$(738)	$(58,347)	$44,372	$245,070
2005	$29,192	$198,724	$—	$157,779	$164,436	$14,983	$97,006	$(392)	$(45,647)	$31,817	$211,782

(1)
This schedule excludes information related to CastlePoint Holdings, Ltd., which is filed separately in their Annual Report on Form 10-K.

Item 22.   Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 24th day of September, 2008.

TOWER GROUP, INC.
By:	/s/ MICHAEL H. LEE Name: Michael H. Lee Title: Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of MICHAEL H. LEE and FRANCIS M. COLALUCCI, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ MICHAEL H. LEE Michael H. Lee	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	September 24, 2008
/s/ FRANCIS M. COLALUCCI Francis M. Colalucci	Senior Vice President, Chief Financial Officer, Treasurer and Director (principal financial and accounting officer)	September 24, 2008
/s/ STEVEN W. SCHUSTER Steven W. Schuster	Director	September 24, 2008
/s/ CHARLES A. BRYAN Charles A. Bryan	Director	September 24, 2008

Name	Title	Date

/s/ WILLIAM W. FOX, JR. William W. Fox, Jr.	Director	September 24, 2008
/s/ AUSTIN P. YOUNG, III Austin P. Young, III	Director	September 24, 2008